UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14C INFORMATION

(Amendment No. 1)

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

FIDELITY & GUARANTY LIFE

(Name of Registrant as Specified in Its Charter)

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	1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Fidelity & Guaranty Life

Two Ruan Center

601 Locust Street, 14th Floor

Des Moines, Iowa 50309

NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO

SEND US A PROXY.

To our Stockholders:

This notice of written consent and appraisal rights and information statement is being furnished to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of Fidelity & Guaranty Life (the “Company”) in connection with the Agreement and Plan of Merger, dated as of May 24, 2017 and amended as of June 30, 2017 (the “Merger Agreement”), a copy of which, and the amendment thereto, is attached as Annex A-1 and Annex A-2, respectively, to this information statement, by and among CF Corporation, a Cayman Islands exempted company (“CF Corp”), FGL US Holdings Inc., a Delaware corporation and a wholly owned indirect subsidiary of CF Corp (“Parent”), FGL Merger Sub Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”) and the Company. Upon the completion of the merger of Merger Sub with and into the Company (the “Merger”), each share of Company Common Stock, issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be canceled and converted automatically into the right to receive $31.10 in cash, without interest and less any required withholding taxes (the “Merger Consideration”). However, the Merger Consideration will not be paid in respect of (a) any shares of Company Common Stock owned by the Company or by any subsidiary of the Company as treasury stock or by CF Corp, Parent, Merger Sub or any other subsidiary of CF Corp (which will be canceled and retired and cease to exist and no payment or distribution will be made thereto) and (b) those shares of Company Common Stock with respect to which appraisal rights under Delaware law are properly exercised and not withdrawn.

On May 24, 2017, the board of directors of the Company (the “Board”): (a) determined that the Merger Agreement, the Merger and the other transactions contemplated thereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its stockholders; and (b) adopted resolutions approving the Merger Agreement, the Merger and the other transactions contemplated thereby, declaring its advisability and recommending its adoption by the Company stockholders.

The adoption of the Merger Agreement by the Company stockholders required the affirmative vote or written consent of stockholders holding in the aggregate a majority of the outstanding shares of Company Common Stock. On May 24, 2017, FS Holdco II Ltd. (“FS Holdco”), a wholly owned subsidiary of HRG Group, Inc. and direct holder of 47,000,000 shares of Company Common Stock representing approximately 80.4% of the outstanding shares of Company Common Stock, delivered a written consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Written Consent”), which further provides that the Written Consent shall be of no further force or effect following termination of the Merger Agreement in accordance with its terms. As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement, and the Company will not be soliciting your vote to approve the adoption of the Merger Agreement and will not call a stockholders meeting for purposes of voting on the adoption of the Merger Agreement. This notice and the accompanying information statement shall constitute notice to you from the Company of the Written Consent contemplated by Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”).

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO

SEND US A PROXY. NO ACTION IN CONNECTION WITH THIS INFORMATION

STATEMENT IS REQUIRED BY YOU.

Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Company Common Stock, other than FS Holdco, will have the right to seek an appraisal for, and be paid the “fair value” of, their shares of Company Common Stock (as determined by the Court of Chancery of the State of Delaware) instead of receiving the Merger Consideration. To exercise your appraisal rights, you must submit a written demand for an appraisal no later than twenty (20) days after the mailing of this information statement, or [●], 2017, and comply precisely with other procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. The summary of Section 262 of the DGCL set forth in this information statement is qualified in its entirety by reference to the full text of Section 262 of the DGCL. You are encouraged to read the entirety of Section 262 of the DGCL, a copy of which is attached to the accompanying information statement as Annex D. This notice and the accompanying information statement shall constitute notice to you from the Company of the availability of appraisal rights under Section 262 of the DGCL.

We urge you to read the entire information statement carefully. Please do not send in your Company Common Stock certificates at this time. If the Merger is completed, you will receive instructions regarding the surrender of your Company Common Stock certificates and payment for your shares of Company Common Stock.

BY ORDER OF THE BOARD OF DIRECTORS,

Christopher J. Littlefield

President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

This information statement is dated [●], 2017 and is first being mailed to stockholders on or about [●], 2017.

i

LIST OF ANNEXES

ii

SUMMARY

This summary highlights selected information from this information statement and may not contain all of the information that is important to you. To understand the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of May 24, 2017 and amended as of June 30, 2017 (the “Merger Agreement”), by and among CF Corporation (“CF Corp”), FGL US Holdings Inc. (“Parent”), FGL Merger Sub Inc. (“Merger Sub”) and Fidelity & Guaranty Life fully, and for a more complete description of the legal terms of the Merger, you should carefully read this entire information statement, the annexes attached to this information statement and the documents referred to or incorporated by reference in this information statement. Any document or agreement referred to in this information statement is qualified in its entirety by reference to the full text of such document or agreement. In this information statement, the terms “Fidelity & Guaranty Life,” “Company,” “we,” “us” and “our” refer to Fidelity & Guaranty Life. All references in this information statement to terms defined in the notice to which this information statement is attached have the meanings provided in that notice. All references to capitalized terms not defined herein or in the notice to which this information statement is attached have the meanings ascribed to them in the Merger Agreement, a copy of which is attached as Annex A-1 and Annex A-2 to this information statement.

The Parties to the Merger Agreement (page 15)

The Company. The Company, a Delaware corporation, helps middle-income Americans prepare and manage for retirement. Through its subsidiaries, the Company offers fixed annuity and life insurance products distributed by independent agents through an established network of independent marketing organizations. The Company’s principal executive offices are located at Two Ruan Center 601 Locust Street, 14th Floor, Des Moines, Iowa and its telephone number is (800) 445-6758. The Company’s website is http://www.fglife.com. The material located on such website is not a part of, or otherwise incorporated into, this information statement. Additional information about the Company is included in documents incorporated by reference into this information statement and our filings with the U.S. Securities and Exchange Commission (the “SEC”), copies of which may be obtained without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 86.

CF Corp. CF Corp is a Cayman Islands exempted company and special purpose acquisition company organized for the purpose of making an acquisition of one or more businesses. CF Corp has raised $690 million dollars from blue chip long-term investors to be used to acquire an operating company. In addition, CF Corp has received an aggregate of approximately $1.9 billion in equity commitments and back up equity commitments to fund the purchase price for the Merger. CF Corp is listed on the Nasdaq exchange and is an SEC reporting company. CF Corp.’s current shareholders are Mr. Chinh E. Chu, Mr. William P. Foley, II, CF Capital Growth, LLC (“CF Capital”), certain “anchor investors” (including BilCar, LLC (“BilCar”), CC Capital Management, LLC (“CC Capital”) and CFS Holdings (Cayman), L.P. (“CFS Holdings”)) who have agreed to purchase additional shares of CF Corp pursuant to forward purchase agreements with CF Corp in order to finance an acquisition by CF Corp, certain directors of CF Corp, and members of the public. CF Corp’s principal executive offices are located at 1701 Village Center Circle, Las Vegas, Nevada 89134 and its telephone number is (702) 323-7331.

Parent. Parent is a Delaware corporation that is an indirect wholly owned subsidiary of CF Corp. Parent was formed on May 19, 2017 expressly for the Merger and conducts no other business. After the Closing, Parent will be the immediate parent company of the Company. Parent’s principal executive offices are located at 1701 Village Center Circle, Las Vegas, Nevada 89134 and its telephone number is (702) 323-7331.

Merger Sub. Merger Sub is a Delaware corporation that is a wholly owned subsidiary of Parent. Merger Sub was formed on May 19, 2017 expressly for the Merger and conducts no other business. At the Closing, Merger Sub will be merged with and into the Company, with the Company surviving. Merger Sub’s principal executive offices are located at 1701 Village Center Circle, Las Vegas, Nevada 89134 and its telephone number is (702) 323-7331.

The Merger (page 17)

On May 24, 2017, the Company entered into the Merger Agreement with CF Corp, Parent and Merger Sub. Upon the terms and subject to the conditions provided in the Merger Agreement, and in accordance with Delaware law, at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. As a result, the Company will become a direct, wholly owned subsidiary of Parent and an indirect, wholly owned subsidiary of CF Corp following the Effective Time. Because the Merger Consideration will be paid in cash, you will receive no equity interest in CF Corp, and after the Effective Time you will have no equity interest in the Company.

Consideration to be Received in the Merger (page 52)

Upon consummation of the Merger, each share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), issued and outstanding immediately prior to the consummation of the Merger, other than appraisal shares, shares held in treasury and shares owned by CF Corp, Parent or Merger Sub, will automatically be converted into the right to receive $31.10 in cash, without interest and less any required withholding taxes, upon surrender of each respective share certificate and automatically in the case of Book-Entry shares.

We encourage you to read the Merger Agreement, which is attached as Annex A-1 and Annex A-2 to this information statement, as it is the legal document that governs the Merger.

Reasons for the Merger (page 25)

After consideration of various factors as discussed in the section entitled “The Merger — Reasons for the Merger” beginning on page 25, the board of directors of the Company (the “Board”), after consultation with its legal advisor and financial advisors, determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, taken together, were at a price and on terms that were fair to, advisable and in the best interests of the Company and its stockholders and adopted and approved the Merger Agreement, the Merger and the other transactions contemplated thereby.

Required Stockholder Approval for the Merger

The adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent of stockholders of the Company holding in the aggregate at least a majority of the outstanding shares of Company Common Stock. On May 24, 2017, following the execution of the Merger Agreement, FS Holdco II Ltd. (“FS Holdco”), a wholly owned subsidiary of HRG Group, Inc. (“HRG”), which holds 80.4% of the Company’s outstanding shares of Company Common Stock, delivered a written consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Written Consent”), which further provides that the Written Consent will be of no further force or effect following termination of the Merger Agreement in accordance with its terms. No further action by any other Company stockholder is required under applicable law or the Merger Agreement (or otherwise) in connection with the adoption of the Merger Agreement. As a result, the Company is not soliciting your vote for the adoption of the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action to those stockholders who did not consent in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This information statement and the notice attached hereto constitute notice to you of action by written consent as required by Delaware law.

Opinion of Credit Suisse (page 27 and Annex B)

The Company retained Credit Suisse Securities (USA) LLC (“Credit Suisse”) to act as its financial advisor in connection with the Merger. In connection with Credit Suisse’s engagement, the Board requested that Credit Suisse evaluate the fairness to the holders of Company Common Stock (other than FS Holdco, HRG, any other affiliate of HRG that may hold shares of Company Common Stock, and CF Corp and its affiliates, which we refer to collectively as the “excluded persons”), from a financial point of view, of the Merger Consideration to be received by such stockholders pursuant to the terms of the Merger Agreement. On May 23, 2017, at a meeting of the Board held to evaluate the Merger, Credit Suisse rendered to the Board an oral opinion, confirmed by delivery of a written opinion dated May 23, 2017, to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Credit Suisse’s written opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than the excluded persons) in the Merger pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to such stockholders.

The full text of Credit Suisse’s written opinion, dated May 23, 2017, to the Board, which sets forth, among other things, the assumptions, procedures, factors, qualifications and limitations on the review undertaken by Credit Suisse in connection with such opinion, is attached to this information statement as Annex B. The description of Credit Suisse’s opinion set forth in this information statement is qualified in its entirety by reference to the full text of Credit Suisse’s opinion. Credit Suisse’s opinion was provided to the Board for its information in connection with its evaluation of the fairness, from a financial point of view, to the holders of Company Common Stock (other than the excluded persons) of the Merger Consideration to be received by such stockholders in the Merger pursuant to the terms of the Merger Agreement and did not address any other aspect of the Merger, including the merits of the Merger as compared to alternative transactions or strategies that may be available to the Company or the underlying decision of the Company to proceed with the Merger. Credit Suisse’s opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger or otherwise.

Opinion of Rothschild (page 33 and Annex C)

The Company retained Rothschild Inc. (“Rothschild”) to act as its financial advisor in connection with the Merger. In connection with Rothschild’s engagement, the Board requested that Rothschild evaluate the fairness to the holders of Company Common Stock (other than FS Holdco and CF Corp (and its Merger equity funding sources) and their respective affiliates (collectively, the “Excluded Persons”)), from a financial point of view, of the Merger Consideration to be received by such stockholders pursuant to the terms of the Merger Agreement. On May 23, 2017, at a meeting of the Board held to evaluate the Merger, Rothschild rendered to the Board an oral opinion, confirmed by delivery of a written opinion dated May 23, 2017, to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Rothschild’s written opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than the Excluded Persons) in the Merger pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to such stockholders.

The full text of Rothschild’s written opinion, dated May 23, 2017, to the Board, which sets forth, among other things, the assumptions, procedures, factors, qualifications and limitations on the review undertaken by Rothschild in connection with such opinion, is attached to this information statement as Annex C. The description of Rothschild’s opinion set forth in this information statement is qualified in its entirety by reference to the full text of Rothschild’s opinion. Rothschild’s opinion was provided to the Board for its information in connection with its evaluation of the Merger Consideration from a financial point of view to holders of Company Common Stock (other than the Excluded Persons) and did not address any other aspect of the Merger, including the relative merits of the Merger as compared to any alternative transaction, including any alternative transaction that the Board has considered and elected not to pursue. Rothschild’s opinion does not constitute a recommendation to the Board as to whether to approve the Merger or a recommendation as to whether or not any holder of Company Common Stock should vote or otherwise act with respect to the Merger or any other matter.

The Merger Agreement (page 52 and Annex A-1 and Annex A-2)

Conditions to Consummation of the Merger (page 73)

The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver on or prior to the date of closing of the following conditions:

•	this information statement will have been cleared by the SEC and will have been sent to stockholders of the Company at least twenty (20) days prior to the Closing Date;

•	the required vote of CF Corp will have been obtained;

•	the absence of any applicable law or any order, writ, judgment, injunction, decree, stipulation, determination or award (whether temporary, preliminary or permanent) enacted, issued or enforced by any court or governmental authority and that prevents or prohibits consummation of the Merger; and

•	approvals from the Iowa Insurance Division, the New York State Department of Financial Services and the Vermont Department of Financial Regulation will have been obtained and will remain in full force and effect, and the applicable waiting periods, together with any extensions, under the Hart-Scott-Rodino Act will have expired or been terminated.

The obligations of CF Corp, Parent and Merger Sub to effect the Merger are also subject to satisfaction or waiver on or prior to the closing of the Merger of the following additional conditions:

•	the Company’s representation and warranty that, since September 30, 2016, no Company Material Adverse Effect (as defined in the section entitled “The Merger Agreement – Representations and Warranties” beginning on page 54 and in the Merger Agreement) has occurred is true and correct as of the date of the Merger Agreement and at and as of the Closing Date;

•	other than the representations and warranties mentioned in the bullet directly above, all of the Company’s other representations and warranties are true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers) at and as of the date of the Merger Agreement and at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where such failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

•	the Company having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Merger Agreement on or prior to the Effective Time; and

•	the Company having delivered to CF Corp a certificate, signed by an officer of the Company, to the effect that each of the conditions specified above has been satisfied.

The obligations of the Company to effect the Merger are also subject to satisfaction or waiver on or prior to the closing of the Merger of, among other things, the following additional conditions:

•	CF Corp, Parent and Merger Sub’s representation and warranty that, during the period from December 31, 2016 through the date of the Merger Agreement, no CF Corp Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties” beginning on page 54 and in the Merger Agreement) has occurred is true and correct as of the date of the Merger Agreement and at and as of the Closing Date;

•	other than the representations and warranties mentioned in the bullet directly above, all of CF Corp, Parent and Merger Sub’s other representations and warranties are true and correct (without giving effect to any materiality or CF Corp Material Adverse Effect qualifiers) at and as of the date of the Merger Agreement and at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where such failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a CF Corp Material Adverse Effect;

•	CF Corp, Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by them under the Merger Agreement on or prior to the Effective Time; and

•	CF Corp having delivered to the Company a certificate, signed by an officer of CF Corp, to the effect that each of the conditions specified above has been satisfied.

Takeover Proposals (page 62)

The Merger Agreement provides that (i) the Company and its directors and officers will not, (ii) the Company’s subsidiaries and its subsidiaries’ directors and officers will not and (iii) the Company will use reasonable best efforts to ensure that its and its subsidiaries’ other representatives will not, directly or indirectly:

•	solicit, initiate or knowingly encourage any inquiries regarding or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal (as defined in the section entitled “The Merger Agreement — Takeover Proposals” beginning on page 62 and in the Merger Agreement);

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any confidential information with respect to, any Takeover Proposal;

•	enter into any agreement or agreement in principle requiring, directly or indirectly, the Company to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement; or

•	publicly propose or agree to do any of the foregoing.

Notwithstanding the foregoing, prior to CF Corp’s receipt of the Written Consent, in response to a bona fide Takeover Proposal, if the Board determines that such Takeover Proposal constitutes or is reasonably expected to lead to a superior proposal and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, the Company may furnish information to participate in discussions and negotiations with the party making such Takeover Proposal.

If the Board determines at any time prior to CF Corp’s receipt of the Written Consent, after consultation with its financial advisors and outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, the Board may cause or permit the Company to terminate the Merger Agreement in order to enter into a definitive agreement regarding a superior proposal, subject to certain notice provisions and CF Corp’s right to renegotiate the terms of the Merger Agreement such that the Takeover Proposal would no longer constitute a superior proposal and subject to the Company’s substantially concurrent payment to CF Corp of the Company Termination Fee described below.

As a result of the execution and delivery of the Written Consent on May 24, 2017, the requisite stockholder approval has been obtained and, as of such date, the provisions discussed above that permit the Board to change its recommendation or to terminate the Merger Agreement (including to terminate the Merger Agreement to accept a superior proposal) are no longer applicable.

A more detailed description of the foregoing circumstances and other circumstances under which the Company or CF Corp may terminate the Merger Agreement is provided in the section entitled “The Merger Agreement — Takeover Proposals” beginning on page 62.

Termination of the Merger Agreement (page 74)

The Merger Agreement may be terminated at any time prior to the consummation of the Merger by the mutual written consent of the Company and CF Corp, provided that such termination will have been approved by their respective boards of directors.

In addition, the Merger Agreement may be terminated by either CF Corp or the Company if:

•	any governmental authority has issued a final and nonappealable order or there exists any law, in each case, permanently preventing or prohibiting the Merger;

•	the Merger is not consummated prior to January 24, 2018; but if the only conditions not satisfied as of January 24, 2018, are that the Requisite Regulatory Approvals have not been obtained, CF Corp or the Company may unilaterally extend the outside termination date by up to two (2) months (the “Outside Termination Date”); provided that the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date;

•	the Company required vote is not obtained at the Company stockholders meeting. This provision is no longer applicable following Parent’s receipt of the Written Consent on May 24, 2017 (as described in the section entitled “The Merger Agreement — Written Consent” beginning on page 61); or

•	the CF Corp required vote is not obtained at the CF Corp shareholders meeting.

The Merger Agreement also may be terminated by CF Corp if:

•	the Written Consent has not been executed and delivered to Parent within 48 hours after the execution of the Merger Agreement. This provision is no longer applicable following Parent’s receipt of the Written Consent on May 24, 2017 (as described in the section entitled “The Merger Agreement — Written Consent” beginning on page 61);

•	there has been a breach by the Company of (i) any representation, warranty, covenant or agreement contained in the Merger Agreement that would, individually or in the aggregate, result in a failure by the Company to satisfy the “Company Stockholder Approval” condition or “No Order” condition, respectively, if such failure was continuing on the Closing Date, and (ii) such breach has not been cured (or is not capable of being cured) before the Outside Termination Date; or

•	(i) the Board makes an Adverse Recommendation Change, (ii) the Board materially breaches the no solicitation provision or (iii) the Company enters into, or publicly announces its intention to enter into, any Takeover Proposal documentation with respect to a Superior Proposal. This provision is no longer applicable following Parent’s receipt of the Written Consent on May 24, 2017 (as described in the section entitled “The Merger Agreement — Written Consent” beginning on page 61).

The Merger Agreement also may be terminated by the Company if:

•	there has been a breach by CF Corp, Parent or Merger Sub of (i) any representation, warranty, covenant or agreement contained in the Merger Agreement that would, individually or in the aggregate, result in a failure of a condition to the consummation of the Merger, if such failure was continuing on the Closing Date, and (ii) such breach has not been cured (or is not capable of being cured) before the Outside Termination Date; or

•	if (i) the conditions of CF Corp, Parent and Merger Sub to effect the Merger are satisfied or waived and (ii) the Closing has not occurred on or prior to the second (2nd) business day after the satisfaction or waiver of those conditions.

Termination Fees and Expenses (page 75)

The Company will pay CF Corp the Company Termination Fee if the Merger Agreement is terminated:

•	by CF Corp if the Written Consent has not been executed and delivered within 48 hours after the execution of the Merger Agreement. This provision is no longer applicable following CF Corp’s receipt of the Written Consent on May 24, 2017 (as described in the section entitled “The Merger Agreement — Written Consent” beginning on page 61);

•	by CF Corp if, (i) the Board makes an Adverse Recommendation Change, (ii) the Board recommends to the Company stockholders that they approve or accept a Superior Proposal or (iii) the Board enters into or publicly announces its intention to enter into, any Takeover Documentation with respect to a Takeover Proposal. This provision is no longer applicable following Parent’s receipt of the Written Consent on May 24, 2017 (as described in the section entitled “The Merger Agreement — Written Consent” beginning on page 61);

•	by CF Corp or the Company if, at the Company Stockholders Meeting, the Company Required Vote is not obtained. This provision is no longer applicable following Parent’s receipt of the Written Consent on May 24, 2017 (as described in the section entitled “The Merger Agreement — Written Consent” beginning on page 61); or

•	by CF Corp if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in the Merger Agreement that would, individually or in the aggregate, result in a failure of a condition to the consummation of the Merger, if such failure was continuing on the Closing Date, and (ii) such breach has not been cured (or is not capable of being cured) before the Outside Termination Date;

and with respect to the immediately preceding bullet (i) at any time after the date of execution of the Merger Agreement and prior to such termination, a Takeover Proposal will have been publicly announced or publicly made known to the Board or the stockholders of the Company, and (ii) within twelve (12) months of such termination, the Company will have entered into a definitive agreement to consummate such Takeover Proposal and thereafter consummates such Takeover Proposal.

For a more detailed discussion of the Company Termination Fee, see the section entitled “The Merger — Termination Fee and Expenses” beginning on page 75.

Interests of Our Directors and Executive Officers in the Merger (page 40)

You should be aware that the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Company stockholders generally. These interests are described in more detail in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 40. The Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement. These interests may include the following, among others:

•	the accelerated vesting, cancellation and cash-out of outstanding equity and equity-based awards;

•	the payment of enhanced severance benefits under existing employment agreements or the Company’s severance plan upon a qualifying termination of employment occurring during a specified period before or following the completion of the Merger;

•	the payment of cash transaction bonuses upon the completion of the Merger;

•	the payment of cash retention awards upon the first anniversary of the completion of the Merger or an earlier qualifying termination of employment;

•	the accelerated vesting of cash-based incentive awards on a qualifying termination of employment;

•	the entitlement to receive certain other cash bonuses; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the surviving corporation.

Treatment of Equity and Equity-Based Awards (page 64)

Accelerated Vesting, Cancellation and Cash-Out of Equity and Equity-Based Awards Granted by the Company

The Merger Agreement provides that at the Effective Time:

•	Each option to purchase shares of Company Common Stock (a “Company Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will fully vest and be canceled in exchange for an amount in cash equal to the product of (i) the total number of shares of Company Common Stock underlying such Company Stock Option multiplied by (ii) the excess, if any, of $31.10 over the exercise price per share of such Company Stock Option, without interest and less applicable taxes.

•	Each Company Performance RSU that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be canceled in exchange for an amount in cash equal to the product of (i) the number of shares of Company Common Stock subject to such Company Performance RSU multiplied by (ii) $31.10, without interest and less applicable taxes; provided, that for purposes of clause (i), the number of shares of Company Common Stock subject to such Company Performance RSU immediately prior to the Effective Time will be deemed to be (x) the actual number of shares of Company Common Stock earned with respect to any full plan year of employment completed by the holder of such Company Performance RSU in the applicable performance period, as determined by the Board or a committee thereof, plus (y) the target number of shares of Company Common Stock subject to any incomplete and remaining plan year in the applicable performance period.

•	Each time-based restricted stock award of the Company (a “Company Restricted Stock Right”) that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be canceled in exchange for an amount in cash equal to the product of (i) the number of shares of Company Common Stock underlying such Company Restricted Stock Right multiplied by (ii) $31.10, without interest and less applicable taxes.

Accelerated Vesting, Cancellation and Cash-Out of Equity and Equity-Based Awards Granted by Fidelity & Guaranty Life Holdings, Inc.

The Merger Agreement provides that at the Effective Time:

•	Each option to purchase shares of Fidelity & Guaranty Life Holdings, Inc. (“FGLH”) common stock (a “Subsidiary Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will fully vest and be canceled in exchange for an amount in cash equal to the product of (i) the total number of FGLH shares underlying such Subsidiary Stock Option multiplied by (ii) the excess, if any, of $176.32 over the exercise price per share of such Subsidiary Stock Option, without interest and less applicable taxes.

•	Each time-based restricted stock unit award relating to FGLH common stock (a “Subsidiary RSU”) that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be canceled in exchange for an amount in cash equal to the product of (i) the number of FGLH shares underlying such Subsidiary RSU multiplied by (ii) $176.32, without interest and less applicable taxes.

•	Each dividend equivalent award relating to FGLH common stock (a “Subsidiary Dividend Equivalent”) that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be canceled in exchange for an amount in cash equal to the applicable amount accrued with respect to such Subsidiary Dividend Equivalent, without interest and less applicable taxes.

U.S. Federal Income Tax Consequences of the Merger (page 49)

The exchange of shares of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder (as defined below) of Company Common Stock generally will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in its shares of common stock. See the section entitled “U.S. Federal Income Tax Consequences of the Merger” beginning on page 49 for further details. You should consult your own tax advisor about the particular tax consequences of exchanging your shares of Company Common Stock for cash pursuant to the Merger.

Regulatory Approvals (page 50)

The insurance laws and regulations of the states of Iowa, New York and Vermont, where the insurance company subsidiaries of the Company are domiciled, require that, prior to the acquisition of control of an insurance company domiciled in those jurisdictions, the acquiring company must obtain the approval of the insurance regulators of those jurisdictions.

While we believe that the Company and CF Corp will receive the requisite approvals and clearances for the Merger, the Company and CF Corp may not obtain the regulatory approvals necessary to consummate the merger. Should the Iowa Insurance Division, the New York State Department of Financial Services, the Vermont Department of Financial Regulation or any other governmental authority raise objections to the Merger, the Company and CF Corp have agreed to use reasonable best efforts to resolve such objections.

Exchange Procedures (page 54)

Shortly after the Effective Time, a Paying Agent will mail a letter of transmittal and instructions to you and the other Company stockholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the Merger Consideration. Holders of uncertificated shares of Company Common Stock (i.e., holders whose shares are held in book-entry form) will automatically receive the Merger Consideration, without interest and less any required withholding taxes, as promptly as practicable after the Effective Time without any further action required on the part of those holders.

Specific Performance (page 76)

The parties to the Merger Agreement are entitled to injunctive or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in any state court in the state of Delaware or any federal court sitting in the state of Delaware.

Appraisal Rights (page 81 and Annex D)

Pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), our stockholders (other than FS Holdco) have the right to dissent from the Merger and receive a cash payment for the judicially determined fair value of their shares of Company Common Stock. The judicially determined fair value under Section 262 could be greater than, equal to or less than the $31.10 per share that our stockholders are entitled to receive in the Merger. To qualify for these rights, you must make a written demand for appraisal on or prior to [●], 2017, which is the date that is the 20th day following the mailing of this information statement, and otherwise comply precisely with the procedures set forth in Section 262 of the DGCL for exercising appraisal rights. If you validly exercise (and do not withdraw or fail to perfect) appraisal rights, the ultimate amount that you may be entitled to receive in an appraisal proceeding may be less than, equal to or more than the amount of Merger Consideration that you would have received under the Merger Agreement. For a summary of these procedures, see the section entitled “Appraisal Rights” beginning on page 81. The foregoing and the summary of Section 262 of the DGCL set forth in this information statement is qualified in its entirety by reference to the full text of Section 262 of the DGCL. You are encouraged to read the entirety of Section 262 of the DGCL, a copy of which is attached to the accompanying information statement as Annex D.

Market Price of Our Stock (page 80)

Company Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “FGL”. The closing sale price of Company Common Stock on the NYSE on May 23, 2017, which was the last trading day before we announced the Merger, was $28.70. On [●], 2017, the last practicable trading day before the date of this information statement, the closing price of Company Common Stock on the NYSE was $[●].

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the section entitled “Summary” beginning on page 1 and the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain information incorporated by reference in this information statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 86.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by CF Corp pursuant to the Merger Agreement. Once the closing conditions under the Merger Agreement have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement, Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the Merger and will become a wholly owned, indirect subsidiary of CF Corp.

Q:	What will I receive in the Merger?

A:	Upon completion of the Merger, you will receive $31.10 in cash, without interest and less any required withholding taxes, for each share of Company Common Stock that you own, unless you properly exercise, and do not withdraw or fail to perfect, appraisal rights under Section 262 of the DGCL. For example, if you own 100 shares of Company Common Stock, you will receive $3,110 in cash in exchange for your shares of Company Common Stock, less any required withholding taxes. You will not own shares in the surviving corporation.

Q:	When do you expect the Merger to be completed?

A:	We are working to complete the Merger as quickly as possible. We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement. Completion of the Merger is currently expected to occur in the fourth quarter of calendar year 2017, although the Company cannot assure completion by any particular date, if at all.

Q:	What happens if the Merger is not completed?

A:	If the Merger is not completed for any reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain a publicly traded company, and shares of Company Common Stock will continue to be quoted on the NYSE.

Q:	Why am I not being asked to vote on the Merger?

A:	Applicable Delaware law and the Merger Agreement require the adoption of the Merger Agreement by the holders in the aggregate of a majority of the outstanding shares of Company Common Stock in order to effect the Merger. The requisite stockholder approval was obtained following the execution of the Merger Agreement on May 24, 2017, when the Written Consent was delivered by FS Holdco, which is a wholly owned subsidiary of HRG, and which owned shares of Company Common Stock constituting approximately 80.4% of the issued and outstanding shares of Company Common Stock on that date. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:	Why did I receive this Information Statement?

A:	Applicable laws and securities regulations require us to provide you with notice of the Written Consent, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to adopt or authorize the Merger Agreement or complete the Merger. This information statement also constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached to this information statement as Annex D.

Q:	Did the Board approve and recommend the Merger Agreement?

A:	Yes. The Board:

(a)	determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its stockholders and adopted and approved the Merger Agreement, the Merger and the other transactions contemplated thereby;

(b)	approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement; and

(c)	resolved to recommend the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, by the holders of Company Common Stock, upon the terms and subject to the conditions set forth in the Merger Agreement.

Q:	What happens if I sell or otherwise transfer my shares before completion of the Merger?

A:	If you sell or otherwise transfer your shares of Company Common Stock, you will have transferred to the person that acquires your shares of Company Common Stock the right to receive the Merger Consideration to be received in the Merger. To receive the Merger Consideration, you must hold your shares through completion of the Merger.

Q:	Should I send in my Company Common Stock certificates now?

A:	No. You will be sent a letter of transmittal with related instructions by a Paying Agent after completion of the Merger, describing how you may exchange your shares of Company Common Stock for the Merger Consideration. Please do NOT return your Company Common Stock certificate(s) to the Company.

Holders of uncertificated shares of Company Common Stock (i.e., holders whose shares are held in book-entry form) will automatically receive the Merger Consideration, without interest and less any required withholding taxes, as promptly as practicable after the Effective Time without any further action required on the part of those holders.

Q:	Is the Merger subject to the fulfillment of certain conditions?

A:	Yes. Before the Merger can be completed, the Company, CF Corp, Parent and Merger Sub must fulfill or, if permissible, waive several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See the section entitled “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 73.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares?

A:	Yes. As a holder of Company Common Stock, you are entitled to appraisal rights under Delaware law in connection with the Merger if you meet certain conditions, which conditions are described in this information statement in the section entitled “Appraisal Rights” beginning on page 81.

Q:	What are the U.S. federal income tax consequences of exchanging my shares of Company Common Stock for cash pursuant to the Merger?

A:	Your exchange of shares of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder that exchanges shares of Company Common Stock for cash pursuant to the Merger will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in its shares of common stock exchanged therefor. You are urged to consult your own tax advisor regarding the tax consequences to you of exchanging your shares of Company Common Stock for cash pursuant to the Merger in light of your own particular circumstances. See the section entitled “U.S. Federal Income Tax Consequences of the Merger” beginning on page 49 for more information.

Q:	Do any of the Company’s directors or executive officers have interests in the Merger that may differ from those of Company stockholders generally?

A:	You should be aware that the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Company stockholders generally. These interests are described in more detail in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 40. The Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement.

Q:	Where can I find more information about the Company?

A:	We file periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at (800) SEC-0330 for information about these facilities. This information is also available on the website maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to the section entitled “Where You Can Find More Information” beginning on page 86.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger, please contact our Investor Relations Department at (515) 330-3307. If your broker holds your shares, you should call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:

This information statement contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements relating to the Merger. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond the Company’s and CF Corp’s control. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements and, therefore, you should not place undue reliance on any such statements. These statements are based on the beliefs and assumptions of the Company’s management and the management of the Company’s subsidiaries. Generally, forward-looking statements include information concerning current expectations, other actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. No forward-looking statement can be guaranteed. Factors that could cause actual results, events and developments to differ include, without limitation:

•	the inability to complete the Merger due to the failure to satisfy the conditions to the Merger or to complete the Merger during any specific timeframe;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay the Company Termination Fee to CF Corp;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee retention as a result of the Merger;

•	the outcome of any legal proceedings that may be instituted against the Company or CF Corp and others following announcement of the Merger Agreement;

•	risks related to diverting management’s attention from our ongoing business operations; and

•	other risks detailed in our filings with the SEC, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended September 30, 2016. See the section entitled “Where You Can Find More Information” beginning on page 86.

All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Neither the Company nor any of its affiliates undertakes any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future results of operation.

THE PARTIES TO THE MERGER AGREEMENT

The Company

Fidelity & Guaranty Life

Two Ruan Center

601 Locust Street, 14th Floor

Des Moines, Iowa 50309

Phone: (800) 445-6758

The Company, incorporated in the state of Delaware, is an insurance holding company that helps middle-income Americans prepare for retirement. Through its subsidiaries, the Company offers fixed annuity and life insurance products distributed by independent agents through an established network of independent marketing organizations. The Company is headquartered in Des Moines, Iowa and trades on the NYSE under the ticker symbol “FGL”. Additional information regarding the Company is contained in our filings with the SEC, copies of which may be obtained without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 86.

CF Corp

CF Corporation

1701 Village Center Circle

Las Vegas, Nevada 89134

(702) 323-7331

CF Corp is a Cayman Islands exempted company and special purpose acquisition company organized for the purpose of making an acquisition of one or more businesses. CF Corp has raised $690 million dollars from blue chip long-term investors to be used to acquire an operating company. In addition, CF Corp has received an aggregate of approximately $1.9 billion in equity commitments and back up equity commitments to fund the purchase price for the Merger. CF Corp is listed on the Nasdaq exchange and is an SEC reporting company. CF Corp.’s current shareholders are Mr. Chinh E. Chu, Mr. William P. Foley, II, CF Capital, certain “anchor investors” (including BilCar, CC Capital and CFS Holdings) who have agreed to purchase additional shares of CF Corp pursuant to forward purchase agreements with CF Corp in order to finance an acquisition by CF Corp, certain directors of CF Corp, and members of the public.

At the Closing, CF Corp is expected to receive equity financing from the “anchor investors” that, together with cash already held by CF Corp in a trust account and other equity commitments, will be sufficient to pay the Merger Consideration and related expenses.

Parent

FGL US Holdings Inc.

1701 Village Center Circle

Las Vegas, Nevada 89134

(702) 323-7331

Parent is a Delaware corporation that is an indirect wholly owned subsidiary of CF Corp. Parent was formed on May 19, 2017 expressly for the Merger and conducts no other business. After the Closing, Parent will be the direct parent company of the Company.

Merger Sub

FGL Merger Sub Inc.

1701 Village Center Circle

Las Vegas, Nevada 89134

(702) 323-7331

Merger Sub is a Delaware corporation that is a direct wholly owned subsidiary of Parent. Merger Sub was formed on May 19, 2017 expressly for the Merger and conducts no other business. At the Closing, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation.

THE MERGER

Background of the Merger

On November 8, 2015, the Company entered into an Agreement and Plan of Merger (as amended, the “Anbang Agreement”), with Anbang Insurance Group Co., Ltd., AB Infinity Holding, Inc. and AB Merger Sub, Inc. (collectively, “Anbang”), pursuant to which Anbang agreed to acquire the Company in an all-cash merger for $26.80 per share.

On November 3, 2016, the Company and Anbang amended the Anbang Agreement to extend the termination date from November 7, 2016 to February 8, 2017, to provide time for Anbang to obtain regulatory approval for the transaction.

On February 9, 2017, the Company and Anbang amended the Anbang Agreement to further extend the termination date from February 8, 2017 to April 17, 2017, to provide additional time for Anbang to obtain regulatory approval for the transaction. The terms of the amendment also permitted the Company to solicit and respond to proposals for an alternative transaction and provide diligence materials to potential interested parties, but did not allow the Company to enter into a definitive agreement with any third party for so long as the Anbang Agreement remained in effect.

Over the next month, the Board continued to assess the status of the pending transaction with Anbang and instructed Credit Suisse and Jefferies LLC (“Jefferies”), the Company’s financial advisors, to undertake a process to assist the Board in evaluating strategic alternatives in the event the transaction with Anbang was not consummated, including by contacting third parties through both an outreach process and responding to inbound inquiries. In each such alternative transaction (as well as in the pending Anbang transaction), the Board was of the view that, in addition to price, transaction certainty (including with respect to funding certainty and regulatory certainty) would be an important consideration. Parties that expressed an interest in pursuing a strategic transaction with the Company were asked to execute confidentiality and non-disclosure agreements. On March 14, 2017, Blackstone Tactical Opportunities Fund II L.P. (“BTO”) executed a confidentiality and non-disclosure agreement with the Company and by March 16, 2017, 19 other confidentiality and non-disclosure agreements had been distributed and 16 of these had been executed with interested parties. A virtual data room was prepared by the Company’s management team and made available to parties that had executed a confidentiality and non-disclosure agreement.

On March 8, 2017, the Board held a meeting via teleconference. In attendance, in addition to the Board, were members of the Company’s senior management and representatives of Credit Suisse, Jefferies and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), legal advisor to the Company. Prior to the meeting, a presentation prepared by Credit Suisse setting forth a summary of the solicitation process to that date was distributed to the Board. At the meeting, the Company’s financial and legal advisors discussed with the Board the status of the solicitation process, and provided an update on the pending transaction with Anbang.

From March 15, 2017 to April 12, 2017, members of the Company’s senior management and representatives of Credit Suisse, Jefferies and the Company’s actuarial advisor participated in various in-person and telephonic diligence discussions with potential bidders covering a variety of diligence topics.

Between March 24, 2017 and April 5, 2017, at the direction of the Company, Credit Suisse and Jefferies distributed a process letter, draft merger agreement and draft disclosure schedules to potential bidders and requested that final binding offers be submitted to Credit Suisse and Jefferies by April 12, 2017.

Subject to the terms of the confidentiality and non-disclosure agreement between BTO and the Company, the Company consented to BTO’s request to approach CF Corp regarding a potential transaction, and subject to FGL’s further consent, on April 6, 2017, in order to facilitate CF Corp’s due diligence review with respect to a potential business combination involving the Company, CF Corp entered into a joinder to the confidentiality and non-disclosure agreement between BTO and the Company and commenced due diligence efforts.

On April 12, 2017, Credit Suisse and Jefferies received five final bids (three strategic related bidders and two financial related sponsors) as follows: a joint CF Corp/BTO bid, proposing a price of $30.60 per share in cash; Bidder A, proposing a price of $30.50 per share in cash; Bidder B, proposing a price of $29.25 per share in cash; Bidder C, proposing a price of $27.50 per share in cash; and Bidder D, proposing a price of $27.25 per share in cash. Bidder E (an additional strategic related bidder) indicated that it would submit a bid early in the following week, but no bid was ultimately submitted. Prior to CF Corp’s bid submission, the Company and its financial advisors believed that CF Corp would be acting as a potential financing source for a bid to be potentially submitted by BTO. However, when the final bids were submitted, CF Corp and BTO had reorganized the structure of their proposal so that CF Corp was also a bidding entity. Also on April 12, 2017, Bidder A, Bidder B, Bidder C and Bidder D each submitted a mark-up of the draft merger agreement. CF Corp requested exclusivity in its proposal letter, which was not granted, and on April 14, 2017, CF Corp also submitted a mark-up of the draft merger agreement.

From April 12, 2017 to May 12, 2017, members of the Company’s senior management and representatives of Credit Suisse, Jefferies and Skadden held management presentations with each of CF Corp, Bidder B, Bidder E and certain other potentially interested parties. Topics covered in the management presentations included, among other things, industry overviews, growth strategies, commercial overviews, financial information and regulatory compliance information relating to the Company. Members of the Company’s senior management and representatives of Credit Suisse, Jefferies and Skadden held management presentations with Bidder C and Bidder D prior to April 12, 2017.

On April 13, 2017, representatives of CF Corp called representatives of Credit Suisse to reiterate its request for exclusivity, which was not granted. Also on April 13, 2017, Skadden was provided with a memorandum from Credit Suisse addressed to the Board regarding Credit Suisse’s relationship to CF Corp, which memorandum explained to the Board that Credit Suisse had been an underwriter in connection with CF Corp’s initial public offering and certain private capital raising activities in May 2016 and stood to receive additional contingent consideration were CF Corp to be the ultimate acquirer of the Company due to arrangements that were put in place at the time of the offering, as described in the section entitled “The Merger — Opinion of Credit Suisse” beginning on page 27. Credit Suisse explained that it was providing this information to the Board at that time as CF Corp was now a bidder in the process.

On April 14, 2017, the Board held a meeting via teleconference. In attendance, in addition to the Board, were members of the Company’s senior management and representatives of Credit Suisse, Jefferies and Skadden. Prior to the meeting, a presentation prepared by Credit Suisse and Jefferies setting forth a summary of the current process and the written proposals that had been received and preliminary financial information and valuation analyses (which valuation methodologies and results were substantially similar to those included in the fairness opinion delivered by Credit Suisse, as described in the section entitled “The Merger — Opinion of Credit Suisse” beginning on page 27), and a presentation prepared by Skadden setting forth a summary of certain legal considerations of the written proposals that had been received were distributed to the Board. At the meeting, the Board reviewed with the Company’s financial and legal advisors the status of the strategic review process and the written proposals received from the bidders. The Board also reviewed the memorandum that Credit Suisse had provided to Skadden and discussed the Anbang Agreement, the status of Anbang’s pending regulatory approvals, Anbang’s ability to close the merger prior to the termination date and potential next steps.

From April 14, 2017 through April 24, 2017, Joseph S. Steinberg, Chairman of the Board, and representatives of Credit Suisse and Jefferies held a series of meetings with representatives of each of CF Corp, BTO, Bidder A, Bidder B and Bidder D regarding their respective bid submissions. During these discussions, CF Corp and each of the other bidders were told that they must improve their price and deal terms to increase deal certainty.

On April 17, 2017, the Board held a meeting via teleconference. In attendance, in addition to the Board, were members of the Company’s senior management and representatives of Skadden. At the meeting, the Board reviewed with representatives of Skadden the status of the strategic review process, the Anbang Agreement, the status of Anbang’s pending regulatory approvals, Anbang’s inability to close the merger prior to the termination date and potential next steps. The Board then unanimously voted to terminate the Anbang Agreement. At this meeting the Board also agreed to continue negotiations with the bidders that had submitted bids, other than Bidder C and Bidder D.

Following this Board meeting, on April 17, 2017, the Company provided written notice to Anbang of its decision to terminate the Anbang Agreement, effective as of that date. Also on April 17, 2017, the Company filed a Form 8-K with the SEC disclosing the termination of the Anbang Agreement, which included a press release stating that the Board was continuing to evaluate strategic alternatives to maximize shareholder value, had received interest from a number of third parties and that, as a result of the termination of the Anbang Agreement, the Company had no remaining obligations and could enter into an alternative definitive transaction with other third parties.

Also on April 17, 2017, representatives of Credit Suisse and Jefferies provided feedback to the respective bidders on their bid submissions based on direction from the Board, and Bidder C and Bidder D were advised that the Board had determined that their offer prices were not sufficient to continue in the process.

In response, on April 18, 2017, Bidder D submitted a revised offer of $28.75 per share in cash. Based on direction from the Company, Credit Suisse and Jefferies informed Bidder D that the revised offer was not at a level at which the Company would actively engage in negotiations.

Between April 18, 2017 and April 20, 2017, representatives of the Company, Credit Suisse and Jefferies conducted meetings with the bidders and their respective advisors to further clarify bids and to provide feedback.

In addition, between April 20, 2017 and April 25, 2017, representatives of Credit Suisse and Jefferies held conference calls with members of CF Corp’s senior management and principals from certain of its equity financing sources to discuss open transaction points.

On April 24, 2017, Credit Suisse provided Bidder B and CF Corp with revised drafts of their respective merger agreements. Also on April 24, 2017, representatives of Credit Suisse and Jefferies discussed with representatives of Bidder A and Bidder B their respective timing to submit a definitive proposal.

On April 25, 2017, the Board held a meeting via teleconference. In attendance, in addition to the Board, were members of the Company’s senior management and representatives of Credit Suisse, Jefferies and Skadden. At the meeting, the Board reviewed with the Company’s financial and legal advisors the status of the strategic review process and the bids from each of the remaining bidders. The Board also reviewed material relationships of the Company’s financial advisors with the remaining bidders and HRG and its affiliates. Following the Board’s review, the Board authorized Mr. Steinberg and Christopher J. Littlefield to engage an additional financial advisor on such terms as deemed appropriate.

On April 26, 2017, CF Corp provided a follow-up letter to the Company and an updated mark-up of the merger agreement and reiterated its request for exclusivity, which was not granted, and on April 27, 2017, representatives of Credit Suisse, members of CF Corp’s senior management and certain of CF Corp’s financing sources held a conference call to discuss these items.

On April 27, 2017, Bidder A was provided with a revised draft of the merger agreement.

On April 28, 2017, at the direction of members of the Board, representatives of Credit Suisse and Jefferies contacted Bidder D regarding re-entering the process, noting that it had to improve upon its prior bid of $28.75 per share. Also on April 28, 2017 representatives of the Company and certain equity partners of CF Corp discussed matters related to their equity commitments.

On April 30, 2017, representatives of Skadden held an in-person meeting with representatives of Debevoise & Plimpton LLP (“Debevoise”) with respect to the draft of the merger agreement.

On May 1, 2017, the Board held a meeting via teleconference. In attendance, in addition to the Board, were members of the Company’s senior management and representatives of Credit Suisse, Jefferies and Skadden. Representatives of Credit Suisse and Jefferies provided the Board with an update on the bid process, including the Company’s strategy with respect to such process and the level of interest and due diligence conducted to date by the remaining bidders. Representatives of Skadden also provided the Board with an overview of the mark-ups to the merger agreements received from the remaining bidders as well as certain regulatory issues.

On May 2, 2017 and May 3, 2017, representatives of Skadden held conference calls with representatives of Law Firm B with respect to the current draft of the merger agreement submitted by Bidder B. In addition to issues regarding the draft merger agreement, representatives of Skadden indicated to representatives of Law Firm B that in order to remain competitive in the process, Bidder B needed to more fully develop its financing arrangements to enhance its standing from a closing certainty perspective.

Also on May 2, 2017, management meetings were held with representatives of CF Corp to discuss the Company’s results for the quarterly period ended March 31, 2017. In addition, Mr. Steinberg met with representatives of Bidder A regarding its bid and reiterated that, in order to remain competitive in the process, Bidder A needed to more fully develop its financing arrangements and simplify its transaction structure to enhance its standing from a regulatory and closing certainty perspective.

On May 3, 2017, Credit Suisse provided Bidder D with a revised draft of the merger agreement and management meetings were held with representatives of Bidder B and its financing sources covering a number of topics.

On May 4, 2017 and May 5, 2017, representatives of Credit Suisse held conference calls with members of CF Corp’s senior management to discuss CF Corp’s bid.

On May 4, 2017, representatives of Credit Suisse and Jefferies were told by representatives of Bidder D that it would not continue in the process.

On May 5, 2017, CF Corp submitted revised transaction documents, including ancillary transaction documents. Also on May 5, 2017, the Company engaged Rothschild as an additional financial advisor for the purpose of rendering an opinion to the Board, and Law Firm A, legal counsel to Bidder A, provided Credit Suisse and Jefferies with a revised draft of the merger agreement.

On May 6, 2017, based on direction from the Company, representatives of Credit Suisse discussed the potential transaction and open items with representatives of Bidder B via teleconference and indicated that in order to remain competitive in the process, it needed to more fully develop its financing arrangements to enhance its standing from a closing certainty perspective.

On May 7, 2017, representatives of the Company, Credit Suisse, Jefferies, Skadden and HRG met with representatives of CF Corp, BTO and Debevoise at an in-person meeting to discuss open issues on the transaction documents. In addition, HRG proposed that, at the election of HRG, certain wholly owned subsidiaries of HRG and CF Corp would agree to make a 338(h)(10) tax election (i.e., an election that the tax law permits HRG, but not other Company stockholders, to make) with respect to the proposed transaction. As part of such proposal, HRG proposed that HRG would bear the cost of such election and that such election would not affect the value to be received by the other stockholders of the Company.

On May 8, 2017, representatives of Skadden held a conference call with representatives of Law Firm A with respect to the current draft of the merger agreement submitted by Bidder A. Among other things, representatives of Skadden raised with representatives of Law Firm A issues relating to Bidder A’s proposal, including the complexity of its transaction structure (including proposed reinsurance, extraordinary dividends and other transaction terms), regulatory implications and the status of the financing of Bidder A’s proposal. In addition, representatives of Skadden told representatives of Law Firm A that, in order to remain competitive in the process, Bidder A needed to more fully develop its financing arrangements and simplify its transaction structure to enhance its standing from a regulatory and closing certainty perspective. Also on May 8, 2017, representatives of Skadden, Debevoise and Winston & Strawn LLP, legal counsel to CF Corp, held a conference call to discuss CF Corp’s shareholder approval process.

On May 10, 2017, Credit Suisse and Jefferies received a revised final offer, including updated ancillary transaction documents, from CF Corp proposing a lower price of $30.00 per share in cash. Also on May 10, 2017, Bidder A provided Credit Suisse and Jefferies with drafts of certain new ancillary transaction documents and Law Firm A provided responses to certain items discussed during the conference call held on May 8, 2017.

On May 11, 2017, Credit Suisse and Jefferies received a revised final offer, including updated ancillary transaction documents, from Bidder B, proposing a lower price of $28.00 per share in cash.

Between May 10, 2017 and May 12, 2017, representatives of Credit Suisse, Jefferies and Skadden held various clarification calls with the remaining bidders and their respective advisors on the bidders’ respective proposals and other ancillary transaction documents. During this period, CF Corp and each of the other bidders were informed that they must improve their price and deal terms to increase deal certainty. In particular, Bidder A and Bidder B were each informed again that they had not satisfactorily addressed the issues that had been raised repeatedly, and that their respective bids would not be competitive.

On May 12, 2017, representatives of CF Corp proposed to increase its purchase price for the Company to $31.10 per share in cash if no 338(h)(10) tax election was made with respect to the proposed transaction and a purchase price of $30.60 per share in cash if such election was made and if exclusivity was granted. Thereby, CF Corp’s offer valued the cost of such election at approximately $30 million. CF Corp also requested exclusivity, which was not granted, and indicated that its offer was its highest and best offer for the Company. Also on May 12, 2017, representatives of Skadden and Debevoise held a conference call to discuss the transaction documents.

On May 13, 2017, representatives of HRG discussed the cost of the 338(h)(10) tax election with representatives of BTO and that, in any agreed transaction where the 338(h)(10) tax election was made, HRG would pay the cost so that the value to be received by the other stockholders of the Company would not be reduced. Also on May 13, 2017, Skadden provided Debevoise with revised drafts of the merger agreement and the other ancillary transaction documents. Such other ancillary transaction documents included a voting agreement from certain stockholders of CF Corp that the Company had requested in connection with the approval of the stockholders of CF Corp and that would be required in respect of the proposed transaction.

On May 14, 2017, representatives of Skadden held a conference call with representatives of Law Firm B with respect to the revised drafts of the transaction documents submitted by Bidder B. Among other things, representatives of Skadden discussed the status of the Bidder B financing and the potential that Bidder B might propose the issuance of equity of its company as part of the merger consideration in lieu of an all cash transaction. Representatives of Skadden indicated that in order to remain competitive in the process, Bidder B needed to fully develop its financing arrangements to enhance its standing from a closing certainty perspective. Representatives of Skadden and Law Firm B also discussed the partial equity consideration proposal to be offered by Bidder B. Also, on May 14, 2017, Debevoise sent a revised draft of the merger agreement and the other ancillary transaction documents to Skadden.

On May 15, 2017, the Board held a meeting via teleconference. In attendance, in addition to the Board, were members of the Company’s senior management and representatives of Credit Suisse, Jefferies and Skadden. Prior to the meeting, a presentation prepared by Credit Suisse and Jefferies was distributed to the Board regarding (i) a summary of the process to date, including which participants remained in the process, (ii) the bids received from CF Corp, Bidder A and Bidder B, (iii) an overview of key terms of the different proposals, including the transaction structures and (iv) preliminary financial information and valuation analyses (which valuation methodologies and results were substantially similar to those included in the fairness opinion delivered by Credit Suisse, as described in the section entitled “The Merger—Opinion of Credit Suisse” beginning on page 27). A representative of Skadden reviewed with the Board its fiduciary duties under Delaware law and the mark-ups of the transaction documents received from CF Corp, Bidder A and Bidder B based on presentation materials prepared by Skadden and distributed to the Board in advance of the meeting, noting that the CF Corp transaction documents had been substantially agreed upon among the parties. Credit Suisse and Jefferies reviewed with the Board the materials prepared by them, including the preliminary financial information and analyses regarding the Company and a potential transaction at various per share prices. The Board then discussed in detail the potential transactions with each of CF Corp, Bidder A and Bidder B, including with respect to both price and transaction certainty.

At the meeting, the Board was also provided with an update regarding the material relationships of the Company’s financial advisors with the remaining bidders and HRG and its affiliates (including that Jefferies is a wholly owned subsidiary of Leucadia National Corporation, which owns approximately twenty-three percent (23%) of HRG). In addition, the Board was advised that HRG and CF Corp had agreed that, at the election of FS Holdco, FS Holdco and Parent would make a 338(h)(10) tax election with respect to the Merger and that HRG had agreed to bear the cost of such election and would be required to pay CF Corp $30 million if the election was made (such that the election would not affect the value to be received by the other stockholders of the Company). As a result, CF Corp would pay $31.10 per share even if FS Holdco exercised its option for FS Holdco and Parent to make a 338(h)(10) tax election. The Board also discussed a concurrent transaction between HRG and a consortium including CF Corp and its financing sources involving the sale of HRG’s two reinsurance subsidiaries. Credit Suisse then reviewed with the Board a proposed timeline for the next steps of the process. After additional discussion, the Board instructed Credit Suisse, Jefferies and Skadden to continue negotiations with each of CF Corp, Bidder A and Bidder B.

Also on May 15, 2017, representatives of the Company and Skadden held an in-person meeting with representatives of CF Corp, BTO and Debevoise to discuss the transaction documents.

Between May 15, 2017 and May 24, 2017, Skadden and Debevoise each circulated several mark-ups of the draft merger agreement and mark-ups of the other ancillary transaction documents and communicated regarding certain outstanding issues. In addition, CF Corp and HRG reached agreement on the terms of a letter agreement in connection with the 338(h)(10) tax election under which, at the election of FS Holdco, FS Holdco and Parent would make such an election with respect to the Merger, in which case FS Holdco would be required to pay Parent $30 million, plus additional specified amounts determined by reference to the Company’s incremental current tax costs attributable to the election, if any, and Parent would be required to pay FS Holdco additional specified amounts determined by reference to the Company’s incremental current tax savings attributable to the election, if any (and such election would not affect the value to be received by the other Company stockholders). On May 15, 2017 and May 17, 2017, representatives of the Company, CF Corp and BTO met to discuss open business and legal issues.

As previously discussed among the Board, on May 19, 2017, representatives of the Company, Skadden, HRG, CF Corp and Debevoise held an in-person meeting with officials at the Iowa Insurance Division. The meeting featured a presentation on CF Corp, the general terms of the proposed transaction, CF Corp’s plans for the Company and a listing of other regulatory approvals needed for the proposed transaction. Also, as previously discussed among the Board, on May 19, 2017, representatives of the Company, Skadden, HRG, CF Corp and Debevoise held a telephonic meeting with officials at the New York State Department of Financial Services via teleconference. The meeting featured a presentation on CF Corp, the general terms of the transaction, CF Corp’s plans for the Company and a listing of other regulatory approvals needed for the proposed transaction.

On May 20, 2017, the Board held a meeting via teleconference. In attendance, in addition to the Board, were members of the Company’s senior management and representatives of Credit Suisse, Jefferies, Rothschild and

Skadden. Prior to the meeting, presentations prepared by Credit Suisse, Jefferies and Rothschild were distributed to the Board in advance of the meeting regarding, among other things, a summary of the process to date, including which participants had withdrawn from the process and the bids received to date. In addition, given the advanced state of negotiations with CF Corp and the fact that at such time its proposal represented the highest price that the Company would receive for the shares of Company Common Stock, at the direction of the Company the Board was also provided with materials prepared by Credit Suisse, Jefferies, Rothschild and Skadden regarding an overview of key terms of CF Corp’s proposal and preliminary financial information and valuation analyses regarding CF Corp’s proposal (which valuation methodologies and results were substantially similar to those included in the fairness opinions delivered by Credit Suisse and Rothschild, respectively, as described in the section entitled “The Merger — Opinion of Credit Suisse” beginning on page 27 and the section entitled “The Merger — Opinion of Rothschild” beginning on page 33, respectively). At the meeting, a representative of Skadden again reviewed with the Board its fiduciary duties under Delaware law and also discussed the mark-ups of the transaction documents received from CF Corp based on presentation materials prepared by Skadden and distributed to the Board in advance of the meeting, noting that the CF Corp transaction documents had been substantially agreed upon among the parties. Representatives of Credit Suisse, Jefferies and Rothschild reviewed with the Board the respective materials prepared by them. The Board was also provided with an update regarding the material relationships of the Company’s financial advisors with CF Corp and HRG and its affiliates. After these presentations, the independent directors held a discussion.

On May 22, 2017, the representatives of the Company met via teleconference with representatives of CF Corp and BTO for further discussions regarding, among other things, CF Corp’s final sources of funding and mechanics for the funding of the transaction, as well as a debt commitment letter of CF Corp, which was being obtained by CF Corp at the request of the Company to provide financing in the event that it would be required in connection with the possible refinancing of the Company’s existing credit agreement and/or its outstanding senior notes.

Also on May 22, 2017, Bidder A submitted a revised offer of $31.50 per share in cash and requested a meeting with the Company’s representatives to further discuss the offer. Bidder A indicated that it expected the required financing for such a proposal to be fully committed by June 6, 2017.

On May 22, 2017 and May 23, 2017, representatives of Credit Suisse held a conference call with Bidder A’s financial and legal advisors to discuss Bidder A’s bid in further detail and on May 23, 2017, representatives of Credit Suisse had a call with Bidder B’s financial advisor, where such advisor provided a status update on financing. Based on direction from the Company, Credit Suisse informed Bidder A and Bidder B that, notwithstanding repeated requests over an extended period of time, they had not provided sufficient assurances regarding their respective ability to finance their bid or close their respective transactions, and that unless they could provide additional certainty regarding their financing and ability to close a transaction immediately, their respective bids would not be competitive.

Also on May 23, 2017, the Board held a meeting via teleconference. In attendance, in addition to the Board, were members of the Company’s senior management and representatives of Credit Suisse, Jefferies, Rothschild and Skadden. Prior to the meeting, materials prepared by Skadden and each financial advisor were distributed to the Board. The Board was provided with updates on CF Corp’s proposal and Bidder A’s proposal. Representatives of Skadden again reviewed with the Board its fiduciary duties under Delaware law and the material terms of the merger agreement that had been substantially negotiated with CF Corp. Representatives of Credit Suisse, Jefferies and Rothschild reviewed and discussed with the Board financial information and valuation analyses with respect to the proposal from CF Corp (which valuation methodologies and results were substantially similar to those included in the fairness opinions delivered by Credit Suisse and Rothschild, respectively, as described in the section entitled “The Merger — Opinion of Credit Suisse” beginning on page 27 and the section entitled “The Merger — Opinion of Rothschild” beginning on page 33, respectively) and representatives of Credit Suisse and Jefferies also reviewed and discussed with the Board financial information and analyses with respect to the proposal from Bidder A. The Board then discussed in detail the potential transactions with each of CF Corp and Bidder A, including with respect to both price and transaction certainty. In light of (i) the relative complexity of Bidder A’s transaction structure, including the regulatory implications and their effect on closing certainty, (ii) the significant number of financing sources (including from several non-U.S. investors) in the proposal from Bidder A, the lack of any definitive documentation related to such commitments and that Bidder A had indicated that it still needed at least another two weeks to firm up its financing and

(iii) CF Corp being significantly further along in the process, including having finalized negotiations of a merger agreement (with materially more favorable terms than the current draft from Bidder A), definitive equity commitment letters and other documents in respect of the funding of the full amount of the cash merger consideration (including certain equity commitment arrangements to “backstop” aspects of CF Corp’s funding) and having completed its due diligence, the Board determined that pursuing the proposed merger with CF Corp represented a greater likelihood of maximizing shareholder value than continuing discussions regarding the recently updated proposal from Bidder A (which continued to have significant financing uncertainty).

Also at the meeting, the Board discussed how CF Corp had been consistently asking for exclusivity, which had not been granted, but that there was significant risk that CF Corp would withdraw or lower its bid if the Company asked CF Corp to stand by for two weeks while Bidder A attempted to finalize its bid (despite having already had several weeks since its initial bid in mid-April to do so). The Board was provided with an overview of the meetings with the Iowa Insurance Division and the New York State Department of Financial Services and the Board was also advised that HRG and a consortium including CF Corp and its financing sources had reached agreement in respect of a concurrent transaction between the parties involving the sale of HRG’s two reinsurance subsidiaries for $65 million, as described in the section entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger — FSR Transaction” beginning on page 40. In addition, the Board further discussed the agreement that, at the election of FS Holdco, FS Holdco and Parent would make a 338(h)(10) tax election with respect to the Merger, in which case FS Holdco would be required to pay Parent $30 million, plus additional specified amounts determined by reference to the Company’s incremental current tax costs attributable to the election, if any, and Parent would be required to pay FS Holdco additional specified amounts determined by reference to the Company’s incremental current tax savings attributable to the election, if any (and such election would not affect the value to be received by the other stockholders of the Company).

At that point in the meeting, at the request of the Board, Credit Suisse rendered to the Board an oral opinion, confirmed by delivery of a written opinion dated May 23, 2017 to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Credit Suisse’s written opinion, the consideration to be received by the holders of Company Common Stock (other than the excluded persons) in the Merger pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to such stockholders, as described in the section entitled “The Merger — Opinion of Credit Suisse” beginning on page 27. Next, at the request of the Board, Rothschild rendered to the Board an oral opinion, confirmed by delivery of a written opinion dated May 23, 2017 to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Rothschild’s written opinion, the consideration to be received by the holders of Company Common Stock (other than the Excluded Persons) in the Merger pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to such stockholders, as described in the section entitled “The Merger — Opinion of Rothschild” beginning on page 33.

Following extensive additional discussion, the Board then, among other things, unanimously approved, and declared advisable, the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby, taken together, were at a price and on terms that were fair to, advisable and in the best interests of the Company and its stockholders.

On May 24, 2017, the Company and CF Corp executed the Merger Agreement, and shortly thereafter FS Holdco delivered the Written Consent. On that same day, the Company and CF Corp issued a joint press release announcing the transaction and the Company filed a Current Report on Form 8-K with the SEC disclosing the execution of the Merger Agreement and attaching a copy of the definitive Merger Agreement and related voting agreement (the “Voting Agreement”) as exhibits.

On June 30, 2017, the Company and CF Corp executed an amendment to the Merger Agreement.

Pursuant to discussions that occurred following the execution of the Merger Agreement between CF Corp, Christopher J. Littlefield, Eric L. Marhoun and Dennis R. Vigneau, each a current member of the Company’s management team, Messrs. Littlefield, Marhoun and Vigneau are expected to join CF Corp as executive officers, as described in the section entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger — Management of CF Corp and the Company Following the Merger” beginning on page 40.

Reasons for the Merger

In the course of the Board making the determinations described above in the section entitled “The Merger — Background of the Merger” beginning on page 17, the Board consulted with management of the Company, as well as the Company’s legal and financial advisors, and considered the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

•	the fact that the Board sought offers to purchase from a broad group of potential bidders, including financial sponsors and strategic bidders, 17 of whom entered into confidentiality agreements with the Company and received information related to the Company, and the fact that the price of $31.10 plus other transaction terms relating to regulatory certainty and funding certainty proposed by CF Corp reflected extensive negotiations between the parties and their respective advisors, and such price and terms when taken together and compared to alternative proposals from other parties was viewed as the best available transaction to the Company and its stockholders;

•	the fact that the Merger Consideration of $31.10 per share to be received by the Company stockholders in the Merger represents a significant premium over the market prices at which shares of Company Common Stock traded prior to HRG’s announcement that it would explore strategic alternatives for the Company, including the fact that the Merger Consideration of $31.10 represented a premium of approximately 8.4% over the closing price of shares of Company Common Stock on May 23, 2017, the last trading day before the announcement of the execution of the Merger Agreement.

•	the fact that the Merger Consideration is all cash, which provides liquidity and certainty of value to the Company stockholders;

•	the Company’s current and historical financial condition, results of operations, competitive position, strategic options and prospects, as well as the Company’s future financial plan and prospects;

•	the prospective risks to the Company as an independent public company, including the risks and uncertainties identified in the Company’s Form 10-K for the fiscal year ended September 30, 2016;

•	the support of FS Holdco for the Merger, which controlled approximately 80.4% of the aggregate outstanding shares of Company Common Stock as of the date of the Written Consent and will be receiving the same form and amount of Merger Consideration for its shares of Company Common Stock as all other stockholders;

•	the financial analyses presented by Credit Suisse, including Credit Suisse’s opinion to the effect that, as of May 23, 2017, and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Credit Suisse’s written opinion, dated the same date, the consideration to be received by the holders of Company Common Stock (other than the excluded persons) in the Merger pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to such stockholders (see the section entitled “The Merger — Opinion of Credit Suisse” beginning on page 27);

•	the financial analyses presented by Rothschild, including Rothschild’s opinion to the effect that, as of May 23, 2017, and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Rothschild’s written opinion, dated the same date, the consideration to be received by the holders of Company Common Stock (other than the Excluded Persons) in the Merger pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to such stockholders (see the section entitled “The Merger — Opinion of Rothschild” beginning on page 33);

•	the terms of the Merger Agreement and the related agreements, including:

•	the limited number and nature of the conditions to CF Corp’s obligation to consummate the Merger;

•	the Merger not being subject to a financing condition; and

•	the ability of the Company to seek specific performance in the event that CF Corp, Parent or Merger Sub breaches the Merger Agreement;

•	the fact that the Merger Agreement contains customary terms and was the product of arm’s-length negotiations;

•	the fact that the Company conducted regulatory due diligence in connection with the regulatory approvals that would be required for the Merger, including that representatives of the Company and CF Corp met with officials at both of the Iowa Insurance Division and the New York State Department of Financial Services prior to the public announcement of the Merger; and

•	the availability of appraisal rights to our stockholders who properly exercise their statutory rights under Section 262 of the DGCL (see the section entitled “Appraisal Rights” beginning on page 81 and Annex D).

The Board also considered and balanced against the potentially positive factors a number of potentially negative factors concerning the Merger, including the following factors:

•	the fact that Bidder A submitted a revised offer of $31.50 per share in cash to the Company on May 22, 2017, which as described above in the section entitled “The Merger — Background of the Merger” beginning on page 17, the Board also determined had certain regulatory certainty issues, funding certainty issues and timing impediments;

•	the risk that the Merger might not be completed;

•	the fact that the Merger Consideration consists of cash and will therefore be taxable to the Company stockholders for U.S. federal income tax purposes;

•	the restrictions on the Company’s ability to solicit or engage in discussions or negotiations with a third party regarding a Takeover Proposal;

•	the fact that, while the Merger is expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived, and as a result, it is possible that the Merger may not be completed, as described in the section entitled “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 73;

•	the possibility of disruption to the Company’s business that could result from the announcement of the Merger and the resulting distraction of management’s attention from day-to-day operations of the business and its ability to attract and retain key employees during the pendency of the Merger;

•	the fact that the Company has incurred and will incur substantial expenses related to the transactions contemplated by the Merger Agreement, regardless of whether the Merger is consummated; and

•	the fact that the Merger Agreement prohibits the Company from taking a number of actions relating to the conduct of its business prior to the closing without the prior written consent of CF Corp, which may delay or prevent the Company from undertaking business opportunities that may arise during the pendency of the Merger, whether or not the Merger is completed.

During its consideration of the transaction with CF Corp, the Board was also aware of and considered that the Company’s directors and executive officers may have interests in the Merger that differ from, or are in addition to, their interests as stockholders of the Company generally, as described in the section entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 40.

After taking into account all of the factors set forth above, as well as others, the Board determined that the potentially positive factors outweighed the potentially negative factors. The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but summarizes the material information and factors considered by the Board in its consideration of the Merger. The Board reached the decision to recommend, adopt and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, in light of the factors described above and other factors the Board felt were appropriate. In view of the variety of factors and the quality and amount of information considered, the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and individual members of the Board may have given different weights to different factors. The

Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, management of the Company, Credit Suisse, Rothschild, Jefferies and Skadden, as financial and legal advisors respectively, and considered the factors overall to be favorable to, and to support, its determinations. It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 14.

Opinion of Credit Suisse

The Company retained Credit Suisse to act as its financial advisor in connection with the Merger. In connection with Credit Suisse’s engagement, the Board requested that Credit Suisse evaluate the fairness to the holders of Company Common Stock (other than the excluded persons), from a financial point of view, of the Merger Consideration to be received by such stockholders pursuant to the terms of the Merger Agreement. On May 23, 2017, at a meeting of the Board held to evaluate the Merger, Credit Suisse rendered to the Board an oral opinion, confirmed by delivery of a written opinion dated May 23, 2017, to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Credit Suisse’s written opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than the excluded persons) in the Merger pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to such stockholders.

The full text of Credit Suisse’s written opinion, dated May 23, 2017, to the Board, which sets forth, among other things, the assumptions, procedures, factors, qualifications and limitations on the review undertaken by Credit Suisse in connection with such opinion, is attached to this information statement as Annex B. The description of Credit Suisse’s opinion set forth in this information statement is qualified in its entirety by reference to the full text of Credit Suisse’s opinion. Credit Suisse’s opinion was provided to the Board for its information in connection with its evaluation of the fairness, from a financial point of view, to the holders of Company Common Stock (other than the excluded persons) of the Merger Consideration to be received by such stockholders in the Merger pursuant to the terms of the Merger Agreement and did not address any other aspect of the Merger, including the merits of the Merger as compared to alternative transactions or strategies that may be available to the Company or the underlying decision of the Company to proceed with the Merger. Credit Suisse’s opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger or otherwise.

In arriving at its opinion, Credit Suisse reviewed the execution version of the Merger Agreement dated May 24, 2017 and certain publicly available business and financial information relating to the Company. Credit Suisse also reviewed certain other information relating to the Company, including (i) financial projections prepared and provided to Credit Suisse by the management of the Company with respect to the future financial performance of the Company (the “Management Projections”, see the section entitled “The Merger — Certain Company Forecasts” beginning on page 39) and (ii) the actuarial appraisals prepared by a third party firm retained by the Company (the “Third Party Appraisals”), and met with the management of the Company to discuss the business and prospects of the Company. Credit Suisse also considered certain financial and stock market data of the Company, and compared that data with similar data for other publicly held companies in businesses it deemed similar to those of the Company, and Credit Suisse considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that have recently been effected or announced. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information, and Credit Suisse assumed and relied upon such information being complete and accurate in all material respects. With respect to the Management Projections, the management of the Company advised Credit Suisse, and Credit Suisse assumed, that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Credit Suisse also assumed, with the Company’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company and that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was Credit Suisse furnished with any such evaluations or appraisals other than the Third Party Appraisals. With respect to the Third Party Appraisals, Credit Suisse is not an actuary and, accordingly, Credit Suisse’s services did not include any actuarial determinations or evaluations by Credit Suisse or an attempt by Credit Suisse to evaluate actuarial assumptions. Credit Suisse expressed no opinion as to any matters relating to the reserves of the Company, including, without limitation, the adequacy of such reserves, and Credit Suisse assumed, with the Company’s consent and without independent verification, that such reserves were appropriate. With respect to the future statutory profits from new and in-force business of the Company, Credit Suisse also assumed, with the Company’s consent and without independent verification, that such actuarial evaluations were appropriate.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to the holders of Company Common Stock (other than the excluded persons) of the Merger Consideration and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Without limiting the foregoing, Credit Suisse’s opinion did not address the fairness of the amount or the nature of, or any other aspect relating to, the consideration to be received by FS Holdco or any of its affiliates in the Merger. HRG or its affiliates may receive certain tax benefits resulting from a tax election that may be made at the election of FS Holdco following the closing of the Merger, and Credit Suisse’s opinion did not address the value of those tax benefits relative to the Merger Consideration. Furthermore, no opinion, counsel or interpretation by or of Credit Suisse was intended regarding matters that require legal, regulatory, accounting, tax, executive compensation or other similar professional advice and, for the purposes of its opinion, Credit Suisse assumed that such opinions, counsel, interpretations or advice had been or would be obtained from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by Credit Suisse’s authorized internal committee.

In a separate transaction entered into concurrently with the execution of the Merger Agreement, HRG or one of its affiliates entered into an agreement to sell another business to CF Corp. Credit Suisse’s financial advisory services were provided solely to the Company in connection with the Merger and Credit Suisse’s opinion expressed no view or opinion on such other transaction or any aspect thereof.

Credit Suisse’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on that date. Credit Suisse’s opinion did not address the merits of the Merger as compared to alternative transactions or strategies that may be available to the Company, nor did it address the underlying decision of the Company to proceed with the Merger.

In preparing its opinion to the Board, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, neither Credit Suisse’s fairness opinion nor the analyses underlying its opinion is readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company’s control. No company, business or transaction used for comparative purposes in Credit Suisse’s analyses is identical to the Company or the Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse was not requested to, and it did not, recommend the specific consideration payable in the Merger, which consideration was determined through negotiations between the Company and CF Corp, and the decision to enter into the Merger Agreement was solely that of the Board. Credit Suisse’s opinion and financial analyses were only one of many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board or management with respect to the Merger and related transactions or the consideration.

The following is a summary of the material financial analyses reviewed with the Board on May 23, 2017 in connection with Credit Suisse’s opinion.

Selected Public Companies Analysis

Credit Suisse reviewed financial and stock market information of the Company and the following 12 selected publicly traded companies (the “selected companies”), which Credit Suisse in its professional judgment considered generally relevant for comparative purposes as publicly traded U.S. annuity and life insurers:

•	MetLife, Inc.

•	Prudential Financial, Inc.

•	Ameriprise Financial, Inc.

•	Principal Financial Group, Inc.

•	Lincoln National Corporation

•	Unum Group

•	Athene Holding Ltd.

•	Torchmark Corporation

•	Voya Financial, Inc.

•	Primerica, Inc.

•	CNO Financial Group, Inc.

•	American Equity Investment Life Holding Company

Credit Suisse reviewed, among other things, per share stock prices as multiples of book value (excluding accumulated other comprehensive income (“AOCI”)) per share and calendar year 2017 estimated earnings per share (“EPS”). The overall low to high book value (excluding AOCI) per share multiples observed for the selected companies were 0.63x to 3.30x (with a mean of 1.56x and a median of 1.28x). Credit Suisse noted that book value (excluding AOCI) per share multiple observed for the Company was 1.05x. Credit Suisse then applied a selected range of book value (excluding AOCI) per share multiples of 0.90x to 1.35x derived by Credit Suisse from the selected companies to corresponding book value (excluding AOCI) data of the Company as of March 31, 2017.

The overall low to high calendar year 2017 estimated EPS multiples observed for the selected companies were 8.9x to 15.9x (with a mean of 11.5x and a median of 11.0x). Credit Suisse noted that calendar year 2017 estimated EPS multiples observed for the Company was 10.8x based upon the Management Projections and 10.7x based upon on research analysts’ publicly available estimates. Credit Suisse then applied a selected range of EPS multiples of 9.5x to 11.5x derived by Credit Suisse from the selected companies to corresponding data of the Company for calendar year 2017 adjusted operating income derived from the Management Projections

Financial data of the selected companies were based on publicly available research analysts’ consensus estimates, public filings and other publicly available information. Financial data of the Company was based on publicly available research analysts’ estimates, public filings and the Management Projections. See the section entitled “The Merger — Certain Company Forecasts” beginning on page 39. The foregoing analyses indicated an approximate implied value per share reference range for the Company of $24.69 to $36.97, as compared to the consideration of $31.10 per the Company Common Stock.

Selected Precedent Transactions Analysis

Credit Suisse reviewed and considered publicly available financial information of the following six selected transactions, which Credit Suisse in its professional judgment considered generally relevant for comparative purposes involving U.S. annuity and life insurance companies:

Date Announced	Target	Acquiror
8/11/15	Symetra Financial Corporation	Sumitomo Life Insurance Company
06/03/14	Protective Life Corporation	The Dai-ichi Life Insurance Company, Limited
12/21/12	Aviva USA Corporation	Athene Holding Ltd.
07/13/12	Presidential Life Corporation	Athene Holding Ltd.
10/07/11	EquiTrust Life Insurance Company	Guggenheim Partners, LLC
08/06/10	Old Mutual U.S. Life Holdings, Inc.	Harbinger Group, Inc.

The overall low to high book value per share multiples observed for the target companies in the selected transactions were 0.27x to 1.74x (with a mean of 0.90x and a median of 0.77x). Credit Suisse then applied a selected range of book value per share multiples of 0.90x to 1.50x derived by Credit Suisse from the target companies in the selected transactions to corresponding book value (excluding AOCI) data of the Company as of March 31, 2017.

The overall low to high last twelve months (“LTM”) EPS multiples observed for the target companies in the selected transactions were 7.9x to 19.1x (with a mean of 12.7x and a median of 11.7x). Credit Suisse then applied a selected range of LTM EPS multiples of 12.0x to 14.0x derived by Credit Suisse from the target companies in the selected transactions to the LTM adjusted operating earnings of the Company as of March 31, 2017.

Financial data of the selected transactions, and the target companies therein, were based on public filings and other publicly available information. Financial data of the Company was based on public filings. The foregoing analyses indicated an approximate implied value per share reference range for the Company of $24.69 to $41.06, as compared to the consideration of $31.10 per the Company Common Stock.

Dividend Discount Analysis

Credit Suisse calculated the estimated present value of distributable cash flow that the Company was forecasted to generate over the forecast period reflected in the Management Projections (with the forecasts for the fiscal year ending September 30, 2017 based upon the last six months of that fiscal year). Credit Suisse calculated terminal value ranges for the Company by applying (i) a range of terminal value multiples of 0.90x to 1.35x to the Company’s estimated book value (excluding AOCI) as of September 30, 2021 and (ii) a range of terminal value multiples of 9.5x to 11.5x to the Company’s estimated fiscal year 2021 adjusted operating earnings, each as reflected in the Management Projections. The forecast period for distributable cash flows that was utilized was dependent on the terminal value methodology and was (i) fiscal years ended September 30, 2017 through September 30, 2021, when the terminal value was based on the Company’s book value (excluding AOCI) as of September 30, 2021 and (ii) fiscal years ended September 30, 2017 through September 30, 2020, when the terminal value was based on 2021 adjusted operating earnings from the Management Projections. The distributable cash flows and terminal values were then discounted to present values using discount rates ranging from 8.50% to 11.00%. The foregoing analysis indicated an approximate implied value per share reference range for the Company of $22.80 to $37.26, as compared to the consideration of $31.10 per share of Company Common Stock.

Other Factors

Credit Suisse also noted for the Board certain additional factors that were not considered in its financial analyses with respect to its opinion but that were referenced for informational purposes.

Specifically, Credit Suisse reviewed the closing trading price of Company Common Stock on May 22, 2017 and April 6, 2015(1) of $28.70 and $20.79, respectively. Credit Suisse also reviewed with the Board the 52-week(2) trading low and high range of Company Common Stock of $19.93 to $26.59 and the 52-week(2) volume-weighted average share price of Company Common Stock of $22.47. Finally, Credit Suisse reviewed the range of next twelve months target prices based on research analysts’ publicly available estimates, both as of May 22, 2017 of $26.00 to $31.00, and as of April 6, 2015 of $24.00 to $26.00.

(1)	Last unaffected price prior to HRG’s announcement that it was exploring strategic alternatives for the Company.

(2)	As of April 6, 2015, the last unaffected price prior to HRG’s announcement that it was exploring strategic alternatives for the Company.

Miscellaneous

The Company selected Credit Suisse to act as its financial advisor in connection with the Merger based on Credit Suisse’s qualifications, experience, reputation and familiarity with the Company and its business. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

The Company and Credit Suisse previously entered into an engagement letter in connection with the Company’s proposed acquisition by Anbang Insurance Group Co., Ltd. and its affiliates in November 2015, which transaction was terminated in April 2017 (the “Proposed Anbang Transaction”). The engagement letter was subsequently amended in connection with the Merger. Pursuant to the terms of the engagement letter, as amended, Credit Suisse will receive certain fees for its services, currently expected to be $12.6 million in aggregate. These fees consist of (i) a transaction fee of $12.1 million, which is contingent upon the completion of the Merger, (ii) an opinion fee of $1 million, which became payable upon Credit Suisse’s rendering of its opinion in connection with the Proposed Anbang Transaction, which has been paid by the Company and is fully creditable against the transaction fee and (iii) a second opinion fee of $1 million, which became payable upon Credit Suisse’s rendering of its opinion in connection with the Merger, and of which 50% is creditable against the transaction fee. In addition, the Company has agreed to reimburse Credit Suisse for expenses incurred in connection with its engagement and to indemnify Credit Suisse and certain of its related parties for certain liabilities and other items arising out of or related to its engagement.

Credit Suisse and its affiliates have in the past provided, and in the future may provide, investment banking and other financial advice and services to the Company and its affiliates, for which Credit Suisse and its affiliates have received, and would expect to receive, compensation, including, among others, having acted as a financial advisor to the Company in connection with the Proposed Anbang Transaction. Credit Suisse and its affiliates in the past have provided, and in the future may provide, services to HRG and certain of its affiliates unrelated to the Merger, for which services Credit Suisse and its affiliates have received, and would expect to receive, compensation, including, among others, having acted as: a bookrunner in connection with HRG’s 7.875% senior secured notes due 2019 in May 2015 and in April 2015; a bookrunner in connection with HRG’s 7.750% senior unsecured notes due 2022 in May 2015; a bookrunner in connection with HRG’s subsidiary Spectrum Brands, Inc.’s (“Spectrum”) 4.00% senior unsecured euro denominated notes due 2026 in September 2016; a joint lead arranger in connection with Spectrum’s syndicate loan in June 2015; an arranger in connection with Spectrum’s term loans and revolving credit facility in June 2015; a bookrunner in connection with Spectrum’s 5.750% senior notes due 2025 in May 2015; a bookrunner in connection with Spectrum’s common stock offering in May 2015; an arranger in connection with Spectrum’s bridge loan in May 2015; and an advisor in connection with Spectrum’s acquisition of Armored Auto Group in May 2015. Credit Suisse and its affiliates in the past have provided and in the future may provide financial advice and services to CF Corp and certain investment partners of CF Corp, including The Blackstone Group L.P. (“Blackstone”), Fidelity National Financial, Inc. (“FNF”) and CC Capital, and their respective affiliates unrelated to the proposed Merger, for which Credit Suisse and its affiliates have received, and would expect to receive, compensation, including, among other things, having acted as: an arranger of acquisition financing and financial advisor in connection with Blackstone’s acquisition of Aon Plc’s technology-enabled benefits and human resources platform in May 2017; an administrative agent in connection with Gates Global Inc.’s, a portfolio company of Blackstone, first lien term loan and senior unsecured notes in April 2017; a financial advisor in connection with the sale of AlliedBarton Security Services, a previous portfolio company of Blackstone, to Wendel SE in February 2017; a joint bookrunner in connection with a common stock offering of Invitation Homes Inc., a portfolio company of Blackstone, in February 2017; an administrative agent in connection with Blackstone’s and Arclight Capital Partners LLC’s acquisition of power plants from American Electric Power Co. in January 2017; a participant in Blackstone’s margin loan on the shares of one of its publicly traded affiliates in December 2016; an administrative agent in connection with JDA Software Group, Inc.’s, a portfolio company of Blackstone, bridge loan in October 2016; a bookrunner in connection with Vivint, Inc.’s 7.875% senior secured notes due 2022 in May 2016; an administrative agent in connection with Performance Food Group Co.’s (“Performance Food”), a portfolio company of Blackstone, 5.500% senior notes due 2024 in May 2016; a lead arranger in connection with Performance Food’s follow-on equity offering in May 2016; a bookrunner in connection with PBF Energy Inc.’s, a portfolio company of Blackstone, follow-on equity offering in October 2015; a lead underwriter in connection with Performance Food’s common stock offering in September 2015; a lead bookrunner in connection with DJO Finance LLC’s, a portfolio company of Blackstone, 8.125% second lien notes due 2021 in April 2015; and an agent or arranger in connection with other financing activities to other portfolio companies of Blackstone. Additionally, Credit Suisse has acted as an underwriter in connection with the initial public offering and certain private capital raising activities of CF Corp in May 2016, for which Credit Suisse has received approximately $2.6 million in compensation. In connection therewith, and upon consummation of the Merger, Credit Suisse expects to receive an additional $8.9 million in deferred compensation.

Credit Suisse is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse’s and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, CF Corp and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

Opinion of Rothschild

The Company retained Rothschild to act as its financial advisor in connection with the Merger. In connection with Rothschild’s engagement, the Board requested that Rothschild evaluate the fairness to the holders of Company Common Stock (other than the Excluded Persons), from a financial point of view, of the Merger Consideration to be received by such stockholders pursuant to the terms of the Merger Agreement. On May 23, 2017, at a meeting of the Board held to evaluate the Merger, Rothschild rendered to the Board an oral opinion, confirmed by delivery of a written opinion dated May 23, 2017, to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Rothschild’s written opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than the Excluded Persons) in the Merger pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to such stockholders.

The full text of Rothschild’s written opinion, dated May 23, 2017, to the Board, which sets forth, among other things, the assumptions, procedures, factors, qualifications and limitations on the review undertaken by Rothschild in connection with such opinion, is attached to this information statement as Annex C. The description of Rothschild’s opinion set forth in this information statement is qualified in its entirety by reference to the full text of Rothschild’s opinion. Rothschild’s opinion was provided to the Board for its information in connection with its evaluation of the Merger Consideration from a financial point of view to holders of Company Common Stock (other than the Excluded Persons) and did not address any other aspect of the Merger, including the relative merits of the Merger as compared to any alternative transaction, including any alternative transaction that the Board has considered and elected not to pursue. Rothschild’s opinion does not constitute a recommendation to the Board as to whether to approve the Merger or a recommendation as to whether or not any holder of Company Common Stock should vote or otherwise act with respect to the Merger or any other matter.

In arriving at its opinion, Rothschild, among other things:

•	reviewed a draft of the Merger Agreement dated May 23, 2017;

•	reviewed certain publicly available business and financial information that Rothschild deemed to be generally relevant concerning the Company and the industry in which it operates, including certain publicly available research analyst reports and the reported price and historical trading activity for the Company Common Stock;

•	compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies Rothschild deemed generally relevant and the consideration received in such transactions;

•	compared the financial and operating performance of the Company with publicly available information concerning certain other public companies Rothschild deemed generally relevant, including data related to public market trading levels and implied trading multiples;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (the “Forecasts”);

•	reviewed the Third Party Appraisal; and

•	performed such other financial studies and analyses and considered such other information as Rothschild deemed appropriate for the purposes of the opinion.

In addition, Rothschild held discussions with certain members of the management of the Company regarding the Merger, the past and current business operations and financial condition and prospects of the Company, the Forecasts and certain other matters Rothschild believed necessary or appropriate to its inquiry.

In arriving at Rothschild’s opinion, Rothschild, with the Board’s consent, relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to Rothschild by the Company and its associates, affiliates and advisors, or otherwise reviewed by or for Rothschild, and Rothschild did not assume any responsibility or liability therefor. Rothschild did not conduct any valuation or appraisal of any assets or liabilities of the Company (including, without limitation, real property owned by the Company or to which the Company holds a leasehold interest), nor were any such valuations or appraisals provided to Rothschild other than the Third Party Appraisal, and Rothschild did not express any opinion as to the value of such assets or liabilities. With respect to the Third Party Appraisal, Rothschild is not an actuary and, accordingly, Rothschild’s services did not include any actuarial determinations or evaluations by Rothschild or any attempt by Rothschild to evaluate any actuarial assumptions. Rothschild did not express an opinion as to any matters relating to the reserves of the Company, including, without limitation, the adequacy of such reserves, and Rothschild assumed, with the Board’s consent and without independent verification, that such reserves are appropriate. Rothschild did not evaluate the solvency or fair value of the Company or CF Corporation under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, Rothschild did not assume any obligation to conduct any physical inspection of the properties or the facilities of the Company or CF Corporation. At the direction of the management of the Company, Rothschild used and relied upon the Forecasts for purposes of Rothschild’s opinion. In relying on the Forecasts, Rothschild assumed, at the direction of the Company, that the Forecasts were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Company’s management as to the expected future results of operations and financial condition of the Company. Without limitation of the foregoing, with respect to the future statutory profits from new and in-force business of the Company included in the Forecasts, Rothschild also assumed, with the Board’s consent and without independent verification, that such actuarial evaluations are appropriate. Rothschild did not express a view as to the reasonableness of the Forecasts and the assumptions on which they are based.

For purposes of rendering its opinion, Rothschild assumed that the transactions contemplated by the Merger Agreement would be consummated as contemplated in the Merger Agreement without any waiver or amendment of any terms or conditions, including, among other things, that the parties would comply with all material terms of the Merger Agreement and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Merger, no material delays, limitations, conditions or restrictions would be imposed. Rothschild also assumed that no material change in the assets, financial condition, results of operations, business or prospects of the Company had occurred since the date of the most recent financial statements and other information, financial or otherwise, relating to the Company made available to Rothschild, and that there was no information or any facts that would make any of the information reviewed by Rothschild incomplete or misleading. Rothschild did not express any opinion as to any tax or other consequences that may result from the Merger, nor does Rothschild’s opinion address any legal, tax, regulatory or accounting matters. Rothschild relied as to all legal, tax and regulatory matters relevant to rendering Rothschild’s opinion upon the assessments made by the Company and its other advisors with respect to such issues. In arriving at Rothschild’s opinion, Rothschild did not take into account any litigation, regulatory or other proceeding that is pending or may be brought against the Company or any of its affiliates. In addition, Rothschild relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ in any material respect from the draft of the Merger Agreement reviewed by Rothschild.

Rothschild’s opinion was necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they existed and could be evaluated on, and the information made available to Rothschild as of, the date of the opinion and the conditions and prospects, financial and otherwise, of the Company as they were reflected in the information provided to Rothschild and as they were represented to Rothschild in discussions with management of the Company. Rothschild did not express any opinion as to the price at which the Company Common Stock will trade at any future time. Rothschild’s opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Merger Consideration payable to such holders in the Merger pursuant to the Merger Agreement and Rothschild did not express any opinion as to any underlying decisions which the Company made or may have made to engage in the Merger and not in any alternative transaction. Rothschild was not requested to solicit, and did not solicit, interest from other parties with respect to a transaction with the Company. Rothschild was not asked to, nor did Rothschild, offer any opinion as to the terms, other than the Merger Consideration to the extent expressly set forth in the opinion, of the Merger, the Merger Agreement or any other agreement entered into in connection with the Merger.

Rothschild’s opinion was given and speaks only as of its date. Subsequent developments may affect Rothschild’s opinion and the assumptions used in preparing it, and Rothschild does not have any obligation to update, revise, or reaffirm its opinion. Rothschild’s opinion was approved by the Global Financial Advisory Commitment Committee of Rothschild.

The opinion was provided for the benefit of the Board in connection with and for the purpose of its evaluation of the Merger. The opinion does not constitute a recommendation to the Board as to whether to approve the Merger. In addition, the Board did not ask Rothschild to address, and the opinion does not address, (i) the fairness to, or any other consideration of, the holders of any class of securities (other than holders of Company Common Stock and then only to the extent expressly set forth in the opinion) or creditors or other constituencies of the Company or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of CF Corporation, the Company, or any class of such persons, whether relative to the Merger Consideration pursuant to the Merger Agreement or otherwise.

The following represents a summary of the material financial analyses performed by Rothschild, each of which is a standard valuation methodology customarily undertaken in transactions of this type, in connection with providing its opinion, dated May 23, 2017, to the Board. The summary of these analyses is not a comprehensive description of all analyses and factors considered by Rothschild. The preparation of a fairness opinion is a complex analytical process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Some of the summaries of financial analyses performed by Rothschild include information presented in tabular format. In order to fully understand the financial analyses performed by Rothschild, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Rothschild.

Selected Public Companies Analysis

Rothschild reviewed financial and stock market information of the Company and the following nine selected publicly traded companies (the “Selected Companies”), which Rothschild in its professional judgment considered generally relevant for comparative purposes as publicly traded U.S. annuity and life insurance companies:

•	Metlife, Inc.

•	Prudential Financial, Inc.

•	Ameriprise Financial, Inc.

•	Principal Financial Group, Inc.

•	Lincoln National Corporation

•	Athene Holding Ltd.

•	Voya Financial, Inc.

•	CNO Financial Group, Inc.

•	American Equity Investment Life Holding Company

Rothschild reviewed, among other things, the latest per share stock prices as multiples of book value (excluding AOCI) per share and calendar year 2017 estimated EPS.

The overall low to high book value (excluding AOCI) per share multiples observed for the Selected Companies were 0.62x to 3.17x, with a mean of 1.36x and a median of 1.12x. Rothschild noted that book value (excluding AOCI) per share multiple observed for the Company was 1.05x based on Company filings. Rothschild applied a selected range of book value (excluding AOCI) per share multiples of 0.6x to 1.1x derived by Rothschild from the Selected Companies to corresponding book value (excluding AOCI) data of the Company as of March 31, 2017. The foregoing analysis indicated an approximate implied value per share reference range for the Company of $16.50 to $30.25, as compared to the Merger Consideration of $31.10 per share of Company Common Stock.

The overall low to high calendar year 2017 estimated EPS multiples observed for the Selected Companies were 8.9x to 13.5x, with a mean of 10.7x and a median of 9.9x. Rothschild noted that calendar year 2017 estimated EPS multiples observed for the Company was 10.7x based on broker consensus per FactSet. Rothschild applied a selected range of EPS multiples of 9.0x to 10.0x derived by Rothschild from the Selected Companies to corresponding data of the Company for calendar year 2017 EPS derived from the Forecasts. The foregoing analysis indicated an approximate implied value per share reference range for the Company of $24.00 to $26.75, as compared to the Merger Consideration of $31.10 per share of Company Common Stock.

As part of its selected company analysis, Rothschild also performed a regression analysis to evaluate the relationship between trading price to book value multiples and forecasted returns on equity, based on consensus estimates for the Selected Companies. Specifically, this analysis evaluated the ratio of (i) each selected company’s price to its most recently reported adjusted book value per share (excluding AOCI), which is referred to below as the P/BV Ratio, to (ii) each selected company’s estimated return on equity for calendar year 2017.

In this regression analysis, the coefficient of determination, or R2, which indicates the proportion of the variance of the dependent variable (the P/BV Ratio) that is explained by the independent variable (the estimated return on equity), was approximately 96%.

Using this regression analysis and the Company’s estimated return on equity for calendar year 2017, based on (i) consensus equity research estimates as of May 22, 2017, of 9.5%, and (ii) Forecasts, of 9.8%, Rothschild calculated an illustrative trading multiple for the Company, which was applied to the Company’s latest book value per share (excluding AOCI) as of March 31, 2017 of $27.41. The foregoing analysis indicated an approximate implied value per share reference range for the Company of $27.25 to $28.25, as compared to the Merger Consideration of $31.10 per share of Company Common Stock.

No company utilized in the comparable companies analysis is identical to the Company. In evaluating the Selected Companies, Rothschild made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the businesses of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using selected company data.

Financial data of the Selected Companies were based on publicly available research analysts’ consensus estimates, public filings and other publicly available information. Financial data of the Company was based on publicly available research analysts’ estimates, public filings and the Forecasts.

Selected Precedent Transactions Analysis

Rothschild reviewed and considered publicly available financial information of the following ten selected transactions, which Rothschild in its professional judgment considered generally relevant for comparative purposes involving U.S. annuity and life insurance companies:

Date Announced	Target	Acquiror
Sep-15	The Phoenix Companies, Inc.	Nassau Reinsurance Group Holdings, L.P.
Aug-15	Symetra Financial Corporation	Sumitomo Life Insurance Company
Jun-14	Protective Life Corporation	The Dai-ichi Life Insurance Company, Limited
Dec-12	Aviva USA Corporation	Athene Holding Ltd.
Dec-12	Sun Life Financial Inc. (US annuity bus.)	Delaware Life Holdings
Jul-12	Presidential Life Corporation	Athene Holding Ltd.
Oct-11	EquiTrust Life Insurance Co.	Guggenheim Partners
Oct-10	Liberty Life Insurance Company	Athene Holding Ltd.
Sep-10	United Investors Life Insurance Company	Protective Life Corporation
Aug-10	Old Mutual U.S. Life Holdings, Inc.	Harbinger Group, Inc.

The overall low to high Company stock price per the book value (excluding AOCI) per share multiples observed for the target companies in the selected transactions were 0.25x to 1.76x, with a mean of 0.93x and a median of 0.77x. Rothschild applied a selected range of the Company stock price per the book value per share multiples of approximately 0.7x to 1.2x derived by Rothschild from the target companies’ per share consideration paid in the selected transactions to corresponding book value (excluding AOCI) data of the Company as of March 31, 2017. The foregoing analysis indicated an approximate implied value per share reference range for the Company of $19.25 to $32.00, as compared to the Merger Consideration of $31.10 per share of Company Common Stock.

The overall low to high Company stock price per the LTM EPS multiples observed for the target companies in the selected transactions were 3.3x to 21.5x, with a mean of 12.4x and a median of 11.7x. Rothschild applied a selected range of the Company stock price per the LTM EPS multiples of approximately 9.3x to 15.6x derived by Rothschild from the target companies’ per share consideration paid in the in the selected transactions to the LTM adjusted operating earnings of the Company as of March 31, 2017. The foregoing analysis indicated an approximate implied value per share reference range for the Company of $26.00 to $43.50, as compared to the Merger Consideration of $31.10 per share of Company Common Stock.

Financial data of the selected transactions, and the target companies therein, were based on public filings and other publicly available information. Financial data of the Company was based on public filings.

Dividend Discount Analysis

Rothschild performed a dividend discount analysis, which calculates an implied value per share by discounting to the present the value of future distributable cash flow, as derived from the Forecasts, and adding thereto a terminal value for the Company calculated using a range of terminal book value multiples from 1.00x to 1.50x, based on an assumed discount rate ranging from 9.0% to 11.0%. The foregoing analysis indicated an approximate implied value per share reference range for the Company of $21.50 to $34.00, as compared to the consideration of $31.10 per share of Company Common Stock. On May 27, Rothschild advised the Company board that Rothschild’s dividend discount analysis included an input error and that the corrected value per share reference range for the Company was $25.50 to $34.00, based on a range of terminal book value multiples from 1.00x to 1.25x. Rothschild advised the board that the correction did not affect Rothschild’s fairness opinion.

Other Factors

Rothschild also noted for the Board certain additional factors that were not considered in its financial analyses with respect to its opinion, but that were referred to for informational purposes.

Specifically, Rothschild reviewed with the Board the 52-week period ended May 22, 2017 trading low and high range of Company Common Stock of approximately $21.10 to $29.10. Rothschild also reviewed the closing trading price of Company Common Stock as of April 6, 2015 (the last unaffected price prior to HRG’s announcement that it was exploring strategic alternatives for the Company) of $20.79.

Rothschild also reviewed the generally available public market trading price targets for Company Common Stock prepared and published by research analysts as of April 6, 2015 and as of May 22, 2017, respectively. Rothschild noted that, with respect to April 6, 2015, analysts’ price targets ranged from approximately $23.00 to $26.00. With respect to May 22, 2017, Rothschild noted that analysts’ price targets ranged from approximately $26.00 to $31.00.

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole, could create an incomplete view of the processes underlying Rothschild’s opinion. In arriving at its fairness determination, Rothschild considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, Rothschild made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to the Company or the Merger.

Rothschild prepared the analyses described herein for purposes of providing its opinion to the Board as to the fairness, from a financial point of view, as of the date of such opinion, of the Merger Consideration of $31.10 per share of Company Common Stock. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Rothschild’s analyses were based in part upon the Forecasts and other third party research analyst estimates, which are not necessarily indicative of actual future results, and which may be significantly more or less favorable than suggested by Rothschild’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the Merger Agreement or their respective advisors, none of the Company, CF Corporation, Rothschild or any other person assumes responsibility if future results are materially different from those forecasted by the Company management or third parties.

As described above, the opinion of Rothschild to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger. Rothschild was not asked to, and did not, recommend the specific consideration to the Company stockholders provided for in the Merger Agreement, which consideration was determined through arms-length negotiations between the Company and CF Corporation. Rothschild did not recommend any specific amount of consideration to the Company stockholders or the Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

Rothschild is acting as financial advisor to the Company in connection with the Merger and received an initial retainer fee of $1 million and an additional fee of $1 million upon delivery of its opinion. In addition, the Company agreed to reimburse Rothschild’s expenses and indemnify Rothschild against certain liabilities that may arise out of its engagement. Rothschild or its affiliates may, in the ordinary course of their business from time to time, in the future provide financial services to the Company, CF Corporation and/or their respective affiliates and may receive fees for the rendering of such services.

Rothschild and its affiliates are engaged in a wide range of financial advisory and investment banking activities. Rothschild or its affiliates are providing and in the past two years provided, and they may continue to provide, financial advisory services to Fortress Investment Group, LLC or its affiliates (“Fortress”), an investor in HRG, and Rothschild and its affiliates were, and may be, paid customary fees for such services. Specifically, Rothschild and its affiliates provided financial advisory services to Fortress in connection with certain strategic advisory services, including in connection with restructuring matters, equity advisory matters and debt advisory matters. During the two year period ended May 31, 2017, Rothschild and its affiliates have received compensation for financial advisory services provided directly to Fortress of approximately $7 million (converted to U.S. dollars from foreign currency, where applicable). Rothschild or its affiliates are providing and in the past two years provided, and they may continue to provide, financial advisory services to Blackstone or its affiliates, and Rothschild and its affiliates were, and may be, paid customary fees for such services. Specifically, Rothschild and its affiliates provided financial advisory services to Blackstone in connection with certain strategic advisory services, including in connection with the acquisition of businesses or assets and an initial public offering. During the two year period ended May 31, 2017, Rothschild and its affiliates have received compensation for financial advisory services provided directly to Blackstone of approximately $27 million (converted to U.S. dollars from foreign currency, where applicable).

In the ordinary course of their asset management, merchant banking and other business activities, Rothschild’s affiliates may trade in the securities of the Company, CF Corporation and any of their respective affiliates, for their own accounts or for the accounts of their affiliates and customers, and may at any time hold a long or short position in such securities.

Certain Company Forecasts

The Company does not, as a matter of general practice, develop or publicly disclose long-term forecasts or internal projections of its future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, certain financial forecasts were prepared by the Company’s management and made available to the Board, Credit Suisse and Rothschild in connection with the Board’s exploration of strategic alternatives. Certain of these financial projections were also provided to CF Corp and its financial advisor.

The financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in the Company’s Form 10-K for the year ended September 30, 2016.

The financial projections were prepared solely for internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial projections included below were prepared by the Company’s management. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the projections is provided in this information statement only because the projections were made available to CF Corp and its financial advisor and also to the Board, Credit Suisse, Rothschild and the Board’s other advisors. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on this information.

Year	2017	2018	2019
Adjusted Operating EPS(1)	$2.59	$2.90	$3.24
Adjusted Operating ROE, excluding AOCI(2)	9.8%	10.1%	10.4%
Book Value/Share, excluding AOCI(3)	$27.46	$29.82	$32.51

(1)	Adjusted Operating EPS is calculated as adjusted operating income (“AOI”) divided by weighted average diluted shares. AOI is a non-GAAP economic measure we use to evaluate financial performance each period. AOI is calculated by adjusting net income to eliminate (i) the impact of net investment gains including other-than-temporary impairment losses recognized in operations, but excluding gains and losses on derivatives hedging our indexed annuity policies, (ii) the effect of changes in the interest rates used to discount the FIA embedded derivative liability, (iii) the effect of changes in fair value of reinsurance related embedded derivatives, and (iv) the effect of class action litigation reserves. All adjustments to AOI are net of the corresponding value of business acquired (VOBA), deferred acquisition cost (DAC) and income tax impact (using an effective tax rate of 35%) related to these adjustments as appropriate. While these adjustments are an integral part of the overall performance of the Company, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our operations. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.
(2)	Adjusted Operating ROE, excluding AOCI is a non-GAAP measure. It is calculated by dividing AOI by total average equity excluding AOCI. Average equity excluding AOCI for the twelve months rolling, is the average of 5 points throughout the period.
(3)	Book value per share excluding AOCI is calculated as total stockholders’ equity excluding AOCI divided by the total number of shares of common stock outstanding.

Interests of Our Directors and Executive Officers in the Merger

The Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Company stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below.

For purposes of each of the Company and FGLH plans and agreements described below, the completion of the Merger will constitute a “change in control”, “change of control” or term of similar meaning with respect to the Company or FGLH, as applicable

Management of CF Corp and the Company Following the Merger

Following the closing of the Merger, the current directors of the Company are expected to resign and the Company will continue to be led by certain members of its current management team. Christopher J. Littlefield, Eric L. Marhoun and Dennis R. Vigneau, each a current member of the Company’s management team, are expected to join CF Corp as (i) President and Chief Executive Officer, (ii) General Counsel and Secretary and (iii) Chief Financial Officer, respectively.

FSR Transaction

HRG owns (i) Front Street Re (Cayman) Ltd., an exempted company incorporated in the Cayman Islands with limited liability, and (ii) Front Street Re Ltd., an exempted company incorporated in Bermuda with limited liability (collectively, “FSR”), which provide life and annuity reinsurance services, such as reinsurance on asset intensive, long duration life and annuity liabilities. On May 24, 2017, CF Corp, Parent, HRG and certain HRG subsidiaries entered into a Share Purchase Agreement, pursuant to which, subject to the terms and conditions set forth therein, Parent agreed to purchase all of the issued and outstanding shares of FSR for $65 million in cash, less certain transaction expenses and dividends and other value transfers from December 31, 2016 through the closing of the transaction (the “FSR Transaction”). The closing of the FSR Transaction is conditioned on the closing of the Merger (but the closing of the Merger is not conditioned on the closing of the FSR Transaction). The purchase price for FSR represents approximately 3.5% of the equity purchase price for the Company.

Treatment of Equity and Equity-Based Awards

Accelerated Vesting, Cancellation and Cash-Out of Equity and Equity-Based Awards Granted by the Company

The Merger Agreement provides that at the Effective Time:

•	Each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will fully vest and be canceled in exchange for an amount in cash equal to the product of (i) the total number of shares of Company Common Stock underlying such Company Stock Option multiplied by (ii) the excess, if any, of $31.10 over the exercise price per share of such Company Stock Option, without interest and less applicable taxes.

•	Each Company Performance RSU that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be canceled in exchange for an amount in cash equal to the product of (i) the number of shares of Company Common Stock subject to such Company Performance RSU multiplied by (ii) $31.10, without interest and less applicable taxes; provided, that for purposes of clause (i), the number of shares of Company Common Stock subject to such Company Performance RSU immediately prior to the Effective Time will be deemed to be (x) the actual number of shares of Company Common Stock earned with respect to any full plan year of employment completed by the holder of such Company Performance RSU in the applicable performance period, as determined by the Board or a committee thereof, plus (y) the target number of shares of Company Common Stock subject to any incomplete and remaining plan year in the applicable performance period.

•	Each Company Restricted Stock Right that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be canceled in exchange for an amount in cash equal to the product of (i) the number of shares of Company Common Stock underlying such Company Restricted Stock Right multiplied by (ii) $31.10, without interest and less applicable taxes.

Accelerated Vesting, Cancellation and Cash-Out of Equity and Equity-Based Awards Granted by FGLH

The Merger Agreement provides that at the Effective Time:

•	Each Subsidiary Stock Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will fully vest and be canceled in exchange for an amount in cash equal to the product of (i) the total number of FGLH shares underlying such Subsidiary Stock Option multiplied by (ii) the excess, if any, of $176.32 over the exercise price per share of such Subsidiary Stock Option, without interest and less applicable taxes.

•	Each Subsidiary RSU that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be canceled in exchange for an amount in cash equal to the product of (i) the number of FGLH shares underlying such Subsidiary RSU multiplied by (ii) $176.32, without interest and less applicable taxes.

•	Each Subsidiary Dividend Equivalent that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be canceled in exchange for an amount in cash equal to the applicable amount accrued with respect to such Subsidiary Dividend Equivalent, without interest and less applicable taxes.

Quantification of Outstanding Equity and Equity-Based Awards

The table below sets forth the estimated amounts that each director and executive officer of the Company would be eligible to receive (without subtraction of applicable withholding taxes) in connection with the Merger with regard to each outstanding and unvested Company Stock Option, Company Performance RSU, Company Restricted Stock Right and Subsidiary Stock Option held by the director or executive officer. Depending on when the Merger is completed, certain outstanding awards shown in the table below may become vested in accordance with their terms prior to the completion of the Merger or, in the case of Company Stock Options and Subsidiary Stock Options, may be exercised by the director or executive officer prior to the completion of the Merger. As of the date of the Merger Agreement, there were no outstanding Subsidiary RSUs or Subsidiary Dividend Equivalents held by any director or executive officer, and each outstanding Subsidiary Stock Option held by such individuals was fully vested.

Further information regarding the named executive officers may be found in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on page 47.

Name	Company Stock Options		Company Performance RSUs		Company Restricted Stock Rights
	Shares (#)	Value ($)	Shares (#)	Value ($)	Shares (#)	Value ($)	Total Value ($)
Named Executive Officers
Mr. Littlefield	136,867	885,984	75,630	2,352,093	59,154	1,839,689	5,077,766
Mr. Krishnan	1,716	10,691	58,824	1,829,426	1,994	62,013	1,902,130
Mr. Marhoun	1,716	10,691	42,018	1,306,760	1,994	62,013	1,379,464
Mr. Vigneau	1,569	9,775	58,824	1,829,426	1,823	56,695	1,895,897
Mr. O’Shaughnessy	1,275	7,943	42,018	1,306,760	1,481	46,059	1,360,762
Other Executive Officers(1)
Ms. Boehm	980	6,105	42,018	1,306,760	1,139	35,423	1,348,288
Mr. Currier	0	0	42,018	1,306,760	0	0	1,306,760
Mr. Fleming	1,176	7,326	42,018	1,306,760	1,367	42,514	1,356,600
Mr. Phelps, II	1,275	7,943	42,018	1,306,760	1,481	46,059	1,360,762
Mr. Wiltse	—	—	—	—	—	—	—
Ms. Young	1,176	7,326	42,018	1,306,760	1,367	42,514	1,356,600
Non-Employee Directors(2)
Mr. Bawden	735	4,579	—	—	854	26,559	31,138
Mr. Benson	735	4,579	—	—	854	26,559	31,138
Mr. Melchionni	735	4,579	—	—	854	26,559	31,138
Mr. McKnight	—	—	—	—	—	—	—
Mr. Steinberg	—	—	—	—	—	—	—
Mr. Tweedie	735	4,579	—	—	854	26,559	31,138

(1)	On September 20, 2016, Paul Tyler resigned his position as an executive officer of the Company. Following the date of his termination of employment, Mr. Tyler does not hold any Company or FGLH equity awards.
(2)	Kevin Gregson and Thomas Williams resigned their positions as non-employee directors of the Company on October 10, 2016 and December 21, 2016, respectively. Following the dates of their respective resignations, neither Mr. Gregson nor Mr. Williams hold any unvested Company or FGLH equity awards. On April 14, 2017, Mr. Asali resigned from his position as a non-employee director of the Company. Following the date of his resignation, Mr. Asali does not hold any unvested Company or FGLH equity awards.

Payments to Executives upon Termination Following Change in Control

Executive Officer Severance

Each of the Company’s current executive officers is eligible to receive severance payments and benefits upon a qualifying termination of employment that occurs during a specified period before or after the completion of the Merger in accordance with the terms of either the executive officer’s employment agreement or the

Company’s 2015 Severance Plan (the “Severance Plan”), as applicable. The receipt of such severance payments and benefits is conditioned upon the executive officer’s execution of a separation agreement and general release of claims in favor of the Company.

Mr. Christopher J. Littlefield

Mr. Littlefield is eligible to receive severance payments and benefits under the terms of his employment agreement with Fidelity & Guaranty Life Business Services, Inc., a wholly owned subsidiary of the Company. Mr. Littlefield’s employment agreement provides that if, within six (6) months prior to or eighteen (18) months following a change in control (the definition of which includes the Merger), Mr. Littlefield’s employment is terminated without “cause” or he resigns with “good reason,” then he will be eligible to receive:

1.	an amount equal to the sum of two (2) times his annual base salary and two (2) times his target annual cash bonus, payable over twelve months following the date of termination; and

2.	a pro-rated portion of his target annual cash bonus for the year of termination, based on the number of days elapsed in the performance period prior to the date of termination and payable in a lump sum by January 31 of the year following the year of termination.

Mr. Littlefield’s employment agreement further provides that if payments made to him, whether under his employment agreement or otherwise, would be subject to the excise tax imposed on “parachute payments” in accordance with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then those payments will be reduced to the extent necessary such that no portion of the payments is subject to the excise tax, but only if the net amount of such payments, as so reduced, is greater than or equal to the net amount of such payments without such reduction.

Mr. Littlefield’s employment agreement generally defines “good reason” as (i) a material diminution in title, responsibilities or authorities; (ii) an assignment of duties that are materially inconsistent with his duties as the President and Chief Executive Officer of the Company; (iii) any change in the reporting structure such that he no longer reports to the Company’s Board; (iv) a relocation of his principal office, or principal place of employment, to a location that is outside the Des Moines, Iowa area; (v) a breach by the Company of any material terms of the employment agreement; (vi) the Company’s non-renewal of the employment agreement; or (vii) the failure of the Company to obtain the assumption (in writing or by operation of law) of its obligations under the employment agreement by any successor to all or substantially all of its business or assets upon consummation of any merger, consolidation, sale, liquidation, dissolution or similar transaction.

Mr. Littlefield’s employment agreement generally defines “cause” as (i) his conviction of, indictment for, or entering a plea of nolo contendere to, any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement; (ii) his commission of intentional and willful acts of misconduct that materially impair the goodwill or business of the Company or causing material damage to its or their property, goodwill, or business; (iii) his willful refusal to, or willful failure to, perform in any material respect the duties under the employment agreement; or (iv) his being barred or prohibited from serving in the insurance industry or serving as an officer of the Company.

Other Executive Officers

The current executive officers of the Company, other than Mr. Littlefield who is party to the employment agreement described above, are eligible to receive severance payments and benefits under the terms of the Severance Plan. The Severance Plan provides that if, within twelve (12) months following a change in control (the definition of which includes the Merger), either (i) the executive officer’s employment is terminated without “cause” or (ii) the executive officer terminates employment as a result of the failure of the Company to offer the executive officer “comparable employment” after the elimination of the executive officer’s position, then the executive officer will generally be eligible to receive:

1.

a lump sum payment equal to the sum of (x) 52 weeks of the executive officer’s base salary, (y) the executive officer’s target annual cash bonus and (z) a pro-rated portion of the executive officer’s target annual cash bonus for the year of termination, based on the number of days elapsed in the performance period prior to the date of termination, generally payable in a lump sum within approximately four weeks after the executive officer returns a release of claims to the Company; and

2.	subsidized health and medical insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for 52 weeks following the date of termination.

The Severance Plan further provides that if payments made to an executive officer, whether under the Severance Plan or otherwise, would be subject to the excise tax imposed on “parachute payments” in accordance with Section 280G of the Code, then those payments will be reduced to the extent necessary such that no portion of the payments is subject to the excise tax, but only if the net amount of such payments, as so reduced, is greater than or equal to the net amount of such payments without such reduction.

For purposes of the Severance Plan, “cause” generally means: (i) breach of the executive officer’s obligations under his or her employment agreement; (ii) failure to perform duties in a manner satisfactory to the Company, subject to the obligation of the Company to provide the executive officer with prior notice providing reasonable detail of the bases for the unsatisfactory performance and an opportunity to correct the performance deficiencies; (iii) engaging in acts of dishonesty or moral turpitude, or any unlawful conduct; or (iv) engaging in conduct that is likely to affect adversely the business and or reputation of the Company.

For purposes of the Severance Plan, “comparable employment” generally means: (i) a reduction in base salary by at least fifteen percent (15%); (ii) a reduction in target annual bonus by at least fifteen percent (15%); and (iii) a relocation of primary worksite by at least fifty (50) miles.

Executive Officer Transaction Bonuses

Each of the Company’s current executive officers other than Mr. Wiltse is party to a transaction bonus award agreement with the Company, dated April 7, 2017. The transaction bonus award agreements provide that if the executive officer remains employed through the completion of the Merger, then the executive officer will receive a lump sum cash transaction bonus payable within thirty (30) days following the completion of the Merger. The retention bonus will not be paid to an executive officer if the officer’s employment terminates for any reason prior to the completion of the Merger.

The amount of each transaction bonus is set forth in the following table:

Name	Transaction Bonus ($)
Named Executive Officers
Mr. Littlefield	800,000
Mr. Krishnan	100,000
Mr. Marhoun	110,000
Mr. Vigneau	300,000
Mr. O’Shaughnessy	165,000
Other Executive Officers
Ms. Boehm	90,000
Mr. Currier	100,000
Mr. Fleming	45,000
Mr. Phelps, II	75,000
Ms. Young	75,000

Executive Officer Retention Payments

Each of the Company’s current executive officers other than Mr. Littlefield is party to a retention award agreement with the Company, dated April 20, 2017. The retention award agreements provide that if the Merger occurs on or before December 31, 2017 and the executive officer remains employed through the first anniversary of the completion of the Merger, then the executive officer will receive a lump sum cash retention payment in an amount equal to a specified percentage of the executive officer’s annual base salary as in effect on April 20, 2017. The retention bonus will also become payable to the executive officer upon a termination of the officer’s employment by the Company without “cause” prior to the first anniversary of the completion of the Merger or if the officer’s position is eliminated and the officer is not offered “comparable employment” before the first anniversary of the completion of the Merger.

The amount of each retention bonus is set forth in the following table:

Name	Retention Bonus ($)
Named Executive Officers
Mr. Krishnan	350,000
Mr. Marhoun	350,000
Mr. Vigneau	440,000
Mr. O’Shaughnessy	325,000
Other Executive Officers
Ms. Boehm	275,000
Mr. Currier	300,000
Mr. Fleming	300,000
Mr. Phelps, II	325,000
Mr. Wiltse	187,500
Ms. Young	300,000

2017 Executive Officer Incentive Awards

Each of the Company’s current executive officers other than Mr. Littlefield is party to an incentive award letter with the Company, dated February 1, 2017. The incentive award letters provide for the grant of a cash award in lieu of the December 2015 and December 2016 ordinary course discretionary long-term equity incentive awards that were not permitted to be made to the executive officers under the terms of the Proposed Anbang Transaction.

These incentive awards will vest in equal installments on each of December 1, 2017, December 3, 2018 and December 2, 2019, subject to the executive officer’s continued employment through the applicable vesting date. The incentive awards will also vest in full if the executive officer’s employment is terminated by the Company without “cause” prior to December 2, 2019 or if the officer’s position is eliminated and the officer is not offered “comparable employment” before the first anniversary of the completion of the Merger

The amount of each applicable incentive award and one-time bonus payment is set forth in the following table:

Incentive Award ($)
Named Executive Officers
Mr. Krishnan	291,667
Mr. Marhoun	291,667
Mr. Vigneau	366,667
Mr. O’Shaughnessy	216,667
Other Executive Officers
Ms. Boehm	183,333
Mr. Currier	161,667
Mr. Fleming	200,000
Mr. Phelps, II	216,667
Mr. Wiltse	62,500
Ms. Young	200,000

Special Bonus for Certain Executive Officers

Ms. Boehm and Mr. Fleming are each party to special bonus award agreements with the Company, dated February 1, 2017. The special bonus award agreements provide that if the executive officer remains employed through December 15, 2017, then the officer will receive a lump sum cash payment equal to $500,000. The special bonus payments will also become payable to the executive officer upon a termination of the officer’s employment by the Company without “cause” prior to December 15, 2017 or if the officer’s position is eliminated and the officer is not offered “comparable employment” before the first anniversary of the completion of the Merger.

Quantification of Severance, Transaction, Retention, 2017 Executive Officer Incentive and Special Bonus Payments to Executive Officers

The following table summarizes the payments and benefits that each executive officer would be entitled to receive under the arrangements described in this “Payments to Executives upon Termination Following Change in Control” section, assuming that the completion of the Merger occurs on June 23 2017, and that each executive officer experiences a simultaneous qualifying termination of employment. The following table does not replicate information already disclosed in the table above under the heading “Quantification of Outstanding Equity and Equity-Based Awards.”

Name	Cash Severance ($)(1)	Non-Cash Severance Benefits ($)(2)	Transaction Bonus ($)(3)	Retention Payment ($)(4)	2017 Executive Officer Incentive Awards ($)(5)	Special Bonus ($)(5)	Total ($)
Named Executive Officers
Mr. Littlefield	3,800,000	—	800,000	—	—	—	4,600,000
Mr. Krishnan	962,500	18,493	100,000	350,000	291,667	—	1,722,660
Mr. Marhoun	656,250	25,244	110,000	350,000	291,667	—	1,433,161
Mr. Vigneau	902,000	23,764	300,000	440,000	366,667	—	2,032,431
Mr. O’Shaughnessy	552,500	28,366	165,000	325,000	216,667	—	1,287,533
Other Executive Officers
Ms. Boehm	467,500	9,055	90,000	275,000	183,333	500,000	1,524,888
Mr. Currier	510,000	18,493	100,000	300,000	161,667	—	1,090,160
Mr. Fleming	510,000	28,366	45,000	300,000	200,000	500,000	1,583,366
Mr. Phelps, II	552,500	28,366	75,000	325,000	216,667	—	1,197,533
Mr. Wiltse	190,625	14,183	—	187,500	62,500	—	454,808
Ms. Young	510,000	28,366	75,000	300,000	200,000	—	1,113,366

(1)	Represents the amount of cash severance payable to (i) Mr. Littlefield under the terms of his employment agreement with Fidelity & Guaranty Life Business Services, Inc. and (ii) all other executive officers under the terms of the Severance Plan, in each case as described in more detail under the section entitled “Executive Officer Severance” beginning on page 42.
(2)	Represents the estimated value of subsidized COBRA coverage for each of the executive officers (other than Mr. Littlefield) for a period of 52 weeks following the date of such executive officer’s qualifying termination, as described in more detail under the section entitled “Executive Officer Severance” beginning on page 42.
(3)	Represents the amount of the retention award payable to the executive officer, as described in more detail above under the section entitled “Executive Officer Transaction Bonuses” beginning on page 44.
(4)	Represents the amount of the transaction bonuses payable to the executive officer, as described in more detail above under the section entitled “Executive Officer Retention Payments” beginning on page 44.
(5)	Represents the amount of the 2017 Incentive Awards payable to the executive officer, as described in more detail above under the section entitled “2017 Executive Officer Incentive Awards” beginning on page 45.
(6)	Represents the amount of the special bonuses payable to the executive officer, as described in more detail above under the section entitled “Special Bonuses for Certain Executive Officers” beginning on page 46.

Quantification of Potential Payments to Named Executive Officers in Connection with the Merger

In accordance with Item 402(t) of Regulation S-K under the Securities Act, the table below sets forth the estimated amount of compensation that is based on or otherwise relates to the Merger that may become payable or realized by each of the Company’s named executive officers, assuming that the completion of the Merger occurs on June 23, 2017, and that each executive officer experiences a simultaneous qualifying termination of employment.

The Company’s named executive officers for purposes of the table below are (i) Mr. Littlefield, President and Chief Executive Officer; (ii) Mr. Krishnan, Executive Vice President and Chief Investment Officer; (iii) Mr. Marhoun, Executive Vice President, General Counsel and Secretary; (iv) Mr. Vigneau, Executive Vice President and Chief Financial Officer; and (v) Mr. O’Shaughnessy, Senior Vice President, Business Development.

The amounts in the table below do not include amounts that were vested as of June 23, 2017, amounts that may be granted following the date of this information statement, or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all of the salaried employees of the Company. In addition, the amounts indicated below are estimates of amounts that would be payable to the named executive officers and the estimates are based on multiple assumptions that may not prove correct, including assumptions described in this information statement. Accordingly, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension / NQDC ($)	Perquisites / Benefits ($)(3)	Tax Reimbursement ($)(4)	Total ($)(5)
Mr. Littlefield	4,600,000	5,077,766	—	—	—	9,677,766
Mr. Krishnan	1,704,167	1,902,130	—	18,493	—	3,624,790
Mr. Marhoun	1,407,917	1,379,464	—	25,244	—	2,812,625
Mr. Vigneau	2,008,667	1,895,897	—	23,764	—	3,928,327
Mr. O’Shaughnessy	1,259,167	1,360,762	—	28,366	—	2,648,295

(1)	Cash. Represents the value of the cash severance payments payable, for Mr. Littlefield, under his employment agreement and transaction bonus and, for Messrs. Krishnan, Marhoun, Vigneau and O’Shaughnessy, under the Severance Plan and their respective transaction bonuses, retention awards and 2017 Executive Officer Incentive Awards. The amounts payable in respect of the transaction bonuses are single trigger in nature, which means that these amounts are payable to the named executive officers as of the completion of the Merger. The amounts payable in respect of the retention agreements, 2017 Executive Officer Incentive Awards are all “double trigger” in nature, which means that payment of these amounts is conditioned upon continued employment or a qualifying termination of employment on or after the completion of the Merger. Additional information regarding the Cash Severance, the individual components of which are quantified in the table below, may be found in the section entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger — Payments to Executives upon Termination Following Change in Control” beginning on page 42.

Officer	Salary ($)	Target Bonus ($)	Pro-Rata Bonus ($)	Transaction Bonus ($)	Retention Award ($)	2017 Executive Officer Incentive Awards ($)	Total ($)
Mr. Littlefield	1,600,000	1,600,000	600,000	800,000	—	—	4,600,000
Mr. Krishnan	350,000	350,000	262,500	100,000	350,000	291,667	1,704,167
Mr. Marhoun	350,000	175,000	131,250	110,000	350,000	291,667	1,407,917
Mr. Vigneau	440,000	264,000	198,000	300,000	440,000	366,667	2,008,667
Mr. O’Shaughnessy	325,000	130,000	97,500	165,000	325,000	216,667	1,259,167

(2)	Equity. Represents the aggregate payments to be made in respect of unvested Company Stock Options, Company Performance RSUs, Company Restricted Stock Rights, and Subsidiary Stock Options. None of our named executive officers hold outstanding Subsidiary RSUs or Subsidiary Dividend Equivalents. The amounts in this column are “single trigger” in nature, which means that they will be payable to the named executive officers as of the completion of the Merger. Additional information regarding the treatment of such awards may be found in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Treatment of Outstanding Equity and Equity-Based Awards” beginning on page 41.
(3)	Perquisites/Benefits. Represents the estimated value of subsidized COBRA coverage for each of the named executive officers and his or her qualifying dependents for a period of 52 weeks following the date of such named executive officer’s qualifying termination. The amounts in this column are “double trigger” in nature, which means that that payment of these amounts is conditioned upon a qualifying termination of employment on or after the completion of the Merger. Mr. Littlefield is not entitled to subsidized COBRA coverage under the terms of his employment agreement.
(4)	Tax Reimbursements. None of the named executive officers is entitled to receive any tax reimbursements.
(5)	Section 280G of the Code. The total amounts do not reflect any reductions to “parachute payments” as defined by Section 280G of the Code that may be economically beneficial to the named executive officers and the Company in order to avoid the excise tax imposed on individuals receiving excess parachute payments under Sections 280G and 4999 of the Code. A definitive analysis will depend on the actual date of the Effective Time, the date of termination (if any) of the named executive officer and certain other assumptions used in the calculation.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides that, from and after the Effective Time, the surviving corporation will and Parent will cause the surviving corporation to indemnify and hold harmless to the fullest extent permitted by Delaware law or provided under the Company’s certificate of incorporation and by-laws in effect on the date of the Merger Agreement and permitted by the DGCL all past and present directors and officers of the Company and its subsidiaries for acts or omissions occurring at or prior to the Effective Time.

In addition, for a period of six (6) years after the Effective Time, Parent and the surviving corporation will use reasonable best efforts to maintain directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional individuals who prior to the effective time become) covered by the Company’s directors’ and officers’ insurance policy with terms, conditions, retentions and levels of coverage at least as favorable as the coverage provided under the Company’s current directors’ and officers’ insurance policy; provided, however, that in no event will Parent or the surviving corporation be required to expend in any one year an amount in excess of the Maximum Premium; and provided, further, that if the annual premiums for such insurance coverage exceed the Maximum Premium, Parent and the surviving corporation will only be obligated to obtain a policy with the greatest coverage available at an annual premium not exceeding the Maximum Premium. In lieu of the foregoing insurance coverage, the Company (with Parent’s consent, not to be unreasonably withheld, conditioned or delayed) or Parent may purchase, prior to the Effective Time, a six (6) year “tail” insurance policy that provides coverage identical in all material respects to the coverage described above, provided that the Company does not pay more than the Maximum Premium described above.

Appraisal Rights

Our stockholders have the right under Delaware law to dissent from the adoption of the Merger Agreement, to exercise appraisal rights and to receive payment in cash for the fair value of their shares of Company Common Stock determined in accordance with Delaware law. The fair value of shares of Company Common Stock, as determined in accordance with Delaware law, may be more or less than the Merger Consideration to be paid to non-dissenting stockholders in the Merger. To preserve their rights, stockholders who wish to exercise appraisal rights must follow specific procedures. Dissenting stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this information statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex D. See the section entitled “Appraisal Rights” beginning on page 81.

Delisting and Deregistration of Company Common Stock

If the Merger is completed, the shares of Company Common Stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will no longer file periodic reports with the SEC on account of the Company Common Stock.

U.S. Federal Income Tax Consequences of the Merger

The following is a general summary of the anticipated U.S. federal income tax consequences to U.S. Holders of the exchange of shares of Company Common Stock for cash pursuant to the Merger. This discussion is based on the Code, final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements or practices and judicial decisions, all as in effect as of the date hereof. Future legislative, judicial or administrative modifications, revocations or interpretations, which may or may not be retroactive, may result in U.S. federal income tax consequences significantly different from those summarized herein. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (the “IRS”) or any other taxing authority with respect to any of the U.S. federal income tax consequences summarized herein, and there can be no assurance that the IRS will not challenge any of the consequences summarized herein, or that a court will not sustain any such challenge by the IRS.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of shares of Company Common Stock that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust which is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Company Common Stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds shares of Company Common Stock, you should consult your own tax advisor regarding the tax consequences of the exchange of shares of Company Common Stock for cash pursuant to the Merger.

This summary is for general information only and does not constitute tax advice. This summary does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances. In addition, this discussion does not apply to certain categories of holders that are subject to special treatment under the U.S. federal income tax laws, such as (i) banks, financial institutions or insurance companies, (ii) regulated investment companies or real estate investment trusts, (iii) brokers or dealers in securities or currencies or traders in securities that elect mark-to-market treatment, (iv) tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts, (v) holders that exercise appraisal rights in connection with the Merger, (vi) holders that acquired shares of common stock in connection with the exercise of employee stock options or otherwise as compensation for services, (vii) holders that own shares of common stock as part of a straddle, hedge, constructive sale, conversion transaction or other integrated investment, (viii) holders that are liable for the “alternative minimum tax” under the Code, (ix) U.S. Holders whose functional currency is not the United States dollar, or (x) holders who are not U.S. Holders. This discussion does not address any tax consequences arising under any state, local or non-U.S. tax laws or U.S. federal estate or gift tax laws. In addition, this discussion applies only to holders that hold their shares of Company Common Stock as capital assets (generally, property held for investment).

STOCKHOLDERS OF THE COMPANY ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO THEM IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AND ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION.

The exchange of shares of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in its shares of Company Common Stock. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares of common stock exchanged were held for more than one year as of the date of exchange. Long-term capital gains of non-corporate U.S. Holders generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of shares of Company Common Stock (i.e., shares of common stock acquired for the same cost in the same transaction) exchanged for cash pursuant to the Merger.

Regulatory Approvals

The insurance laws and regulations of the states of Iowa, New York and Vermont, where the insurance company subsidiaries of the Company are domiciled, require that, prior to the acquisition of control of an insurance company domiciled in those jurisdictions, the acquiring company must obtain the approval of the insurance regulators of those jurisdictions.

While we believe that the Company and CF Corp will receive the requisite approvals and clearances for the Merger, the Company and CF Corp may not obtain the regulatory approvals necessary to consummate the merger. Should the Iowa Insurance Division, the New York State Department of Financial Services, the Vermont Department of Financial Regulation or any other governmental authority raise objections to the Merger, the Company and CF Corp have agreed to use reasonable best efforts to resolve such objections.

Debt Commitment Letter

On May 24, 2017, in connection with the Merger Agreement, Parent entered into a debt commitment letter with Royal Bank of Canada (“RBC”) and RBC Capital Markets, LLC (“RBCCM”), pursuant to which RBC committed to providing $425 million of senior unsecured increasing rate loans (the “Bridge Loans”) minus the amount of gross proceeds from the Senior Notes (as defined below) on or prior to the Closing Date and available on the Closing Date to fund the Debt Refinancing (as defined below).

On May 31, 2017, Parent entered into an amended and restated debt commitment letter (the “Debt Commitment Letter”) with RBC, RBCCM, Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, pursuant to which each of RBC and Bank of America committed to provide 50% of the Bridge Loans. RBC and Bank of America are referred to herein as the “Initial Lenders”.

The purpose of the Bridge Loans is to repay and terminate the existing indebtedness of FGLH under the Company Existing Credit Agreement and the Company Existing Indenture and to pay costs and expenses related to the foregoing (the “Debt Refinancing”), in the event that the Company Existing Credit Agreement is not replaced or amended to permit the Merger and the related transactions or the Company Existing Indenture is not so amended, in each case, as further described below.

The Company intends to seek to replace the Company Existing Credit Agreement with a new credit agreement that permits consummation of the Merger and the related transactions or to amend the Company Existing Credit Agreement in a manner as is necessary or desirable to effect the Merger and the related transactions (the consummation and effectiveness of such replacement or amendment, a “Successful Bank Transaction”). The Company has agreed that it will, at the direction of BTO and/or its affiliates, seek to amend or waive certain provisions of the Company Existing Indenture in a manner as is necessary or desirable to effect the Merger and the related transactions (the “Bond Amendment”). The receipt of the requisite consents in respect of the Bond Amendment of the noteholders under the Company Existing Indenture is referred to herein as a “Successful Bond Solicitation”. The consummation and effectiveness of the Bond Amendment following a Successful Bond Solicitation is referred to herein as a “Successful Bond Amendment”.

If there is no Successful Bank Transaction or there is no Successful Bond Amendment, the Borrowers (as defined in the Debt Commitment Letter) (1) may issue an aggregate principal amount of senior unsecured notes (the “Senior Notes”) generating up to $425 million in gross cash proceeds or (2) to the extent the Borrowers do not receive such amount of gross proceeds of Senior Notes on or prior to the Closing Date, may utilize the commitments of the Initial Lenders under the Debt Commitment Letter and borrow up to $425 million (minus the amount of gross proceeds from any Senior Notes issuance) of Bridge Loans. If there is a Successful Bank Transaction prior to the Closing Date, the Initial Lenders’ commitments in respect of the Bridge Loans will be automatically reduced on a dollar-for-dollar basis by an amount equal to $110 million. If there is a Successful Bond Amendment prior to the Closing Date, the Initial Lenders’ commitments in respect of the Bridge Loans will be automatically reduced on a dollar-for-dollar basis by the aggregate principal amount of senior unsecured notes issued by the Borrowers under the amended indenture.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A-1 and Annex A-2 and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. Such information can be found elsewhere in this information statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information,” beginning on page 86.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. The representations, warranties and covenants contained in the Merger Agreement were made by the parties thereto only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement (such disclosures include information that has been included in the Company’s public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or CF Corp or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Form of Merger

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation and a wholly owned, indirect subsidiary of CF Corp.

Consummation and Effectiveness of the Merger

The Merger will become effective upon CF Corp filing the certificate of merger with the Secretary of State of Delaware. The closing of the Merger will occur on the date that is the second (2nd) business day after the satisfaction or waiver of the conditions to consummation of the Merger set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions).

Consideration to be Received in the Merger

Upon consummation of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than appraisal shares, shares held by the Company as treasury or shares owned by CF Corp, Parent, Merger Sub, or the Company (which will be canceled and retired and cease to exist and no payment or distribution will be made with respect thereto), will automatically be canceled and converted into the right to receive the Merger Consideration, upon surrender of each respective share certificate to the Paying Agent (and automatically in the case of Book-Entry Shares).

The Merger Agreement provides that at the Effective Time:

•	each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will fully vest and be canceled in exchange for an amount in cash equal to the product of (i) the total number of shares of Company Common Stock underlying such Company Stock Option multiplied by (ii) the excess, if any, of $31.10 over the exercise price per share of such Company Stock Option, without interest and less applicable taxes.

•	each Company Performance RSU that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be canceled in exchange for an amount in cash equal to the product of (i) the number of shares of Company Common Stock subject to such Company Performance RSU multiplied by (ii) $31.10, without interest and less applicable taxes; provided, that for purposes of clause (i), the number of shares of Company Common Stock subject to such Company Performance RSU immediately prior to the Effective Time will be deemed to be (x) the actual number of shares of Company Common Stock earned with respect to any full plan year of employment completed by the holder of such Company Performance RSU in the applicable performance period, as determined by the Board or a committee thereof, plus (y) the target number of shares of Company Common Stock subject to any incomplete and remaining plan year in the applicable performance period.

•	each Company Restricted Stock Right that is outstanding immediately prior to the Effective Time, whether vested or unvested, will become fully vested and will automatically be converted into the right to receive an amount equal to the product of (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Right multiplied by (ii) the Merger Consideration. Each Company Restricted Stock Right issued and outstanding immediately prior to the Effective Time, whether vested or unvested, will be immediately canceled, and the holder thereof will have only the right to receive the consideration to which such holder is entitled.

•	each Subsidiary Stock Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will fully vest and be canceled in exchange for an amount in cash equal to the product of (i) the total number of FGLH shares underlying such Subsidiary Stock Option multiplied by (ii) the excess, if any, of $176.32 over the exercise price per share of such Subsidiary Stock Option, without interest and less applicable taxes.

•	each Subsidiary RSU that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be canceled in exchange for an amount in cash equal to the product of (i) the number of FGLH shares underlying such Subsidiary RSU multiplied by (ii) $176.32, without interest and less applicable taxes.

•	each Subsidiary Dividend Equivalent that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be canceled in exchange for an amount in cash equal to the applicable amount accrued with respect to such Subsidiary Dividend Equivalent, without interest and less applicable taxes.

Appraisal Shares

Appraisal shares will not be converted into the right to receive the Merger Consideration, but, instead, holders of appraisal shares will be entitled to payment of the fair value of such shares in accordance with Section 262 of the DGCL. If any such holder of appraisal shares fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s appraisal shares under the DGCL will cease and such appraisal shares will be deemed to have been converted at the Effective Time into, and will have become, the right to receive the Merger Consideration without interest or any other payments. The Company will serve prompt notice to CF Corp of any demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent will have the right to participate in all negotiations and proceedings with respect to such demands. The Company will not, without the prior written consent of CF Corp (which consent will not be unreasonably withheld, conditioned or delayed) or as otherwise required under the DGCL, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Exchange Procedures

As promptly as practicable and in any event within two business days after the Effective Time, the Paying Agent will mail to each holder of record of a share certificate or share certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock subsequently converted into the right to receive the Merger Consideration, a letter of transmittal that (A) specifies that delivery will be effected and risk of loss and title to the certificates will pass only upon proper delivery of the certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement), (B) will be in such form and have such other provisions as the surviving corporation may specify, subject to the Company’s reasonable approval (to be sought prior to the Effective Time) and instructions for use in effecting the surrender of the certificates in exchange for the applicable Merger Consideration payable in accordance with the Merger Agreement.

Upon surrender to the Paying Agent of a share certificate for cancellation, together with a duly completed and executed letter of transmittal and any other documents reasonably required by the Paying Agent or the surviving corporation, (i) the holder of such share certificate will be entitled to receive, in exchange for such share certificate, the Merger Consideration that such holder has the right to receive and (ii) the surrendered share certificate will be canceled. No interest will be paid or accrued on the cash payable upon surrender of the certificates. Until surrendered as contemplated by the Merger Agreement, each such certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.

Any holder of Book-Entry Shares will not be required to deliver a certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares were converted into the right to receive the Merger Consideration will automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares would be so converted) be entitled to receive, and Parent will cause the Paying Agent to pay and deliver as promptly as practicable (and in any event within three business days after the Effective Time), the Merger Consideration to which such holder is entitled to receive.

In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the share certificate representing such shares of Company Common Stock is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable taxes have been paid.

CF Corp, Parent, the surviving corporation, any affiliates of the foregoing, or the Paying Agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to the Merger Agreement to any holder of shares of Company Common Stock, appraisal shares, Company Stock Options, Company Performance RSUs, Company Restricted Stock Rights or cash-settled awards, such amounts as are required to be deducted and withheld pursuant to any applicable tax laws.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of CF Corp, Parent, Merger Sub and the Company, including representations and warranties relating to, among other things:

•	organization and good standing;

•	due authorization, execution, delivery and enforceability of the Merger Agreement;

•	absence of conflicts with the parties’ governing documents, applicable laws and contracts;

•	absence of pending or, to the knowledge of the respective parties, overtly threatened litigation that would reasonably be expected to have a material adverse effect on the respective parties;

•	accuracy of information supplied by each of CF Corp and the Company in connection with this information statement; and

•	compliance with laws.

In addition, the Merger Agreement contains the following customary representations and warranties of the Company:

•	capitalization;

•	ownership of the Company’s subsidiaries;

•	documents filed with the SEC, compliance with applicable SEC filing requirements and accuracy of information contained in such documents;

•	compliance of financial statements with applicable accounting requirements and SEC rules and regulations and preparation in accordance with GAAP, and the absence of certain undisclosed liabilities;

•	absence of any change or events that has had or would reasonably be expected to have a Company Material Adverse Effect since September 30, 2014 and conduct of business in the ordinary course since September 30, 2014;

•	matters related to the Company’s insurance subsidiaries;

•	matters related to the Company’s statutory statements and examination reports by any governmental authority;

•	matters related to insurance business and regulation;

•	matters related to reinsurance;

•	matters related to investment assets;

•	filing of tax returns, payment of taxes and other tax matters;

•	ownership and use of real property;

•	the absence of related party transactions since March 31, 2015;

•	employee benefit plans and matters relating to ERISA;

•	labor and employment matters;

•	ownership and use of intellectual property;

•	insurance matters;

•	the receipt of a fairness opinions from Credit Suisse and Rothschild;

•	compliance with environmental laws and regulations;

•	matters relating to brokers and finders’ fees;

•	material contracts; and

•	Board approval of the Merger Agreement and the Merger, including the determination that the Merger is advisable and that the terms are fair to, and in the best interest of, the Company stockholders, as well as a Board resolution to recommend that the Company stockholders approve and adopt the Merger Agreement and the Merger.

The Merger Agreement also contains the following customary representations and warranties of CF Corp, Parent and Merger Sub:

•	the existence of sufficient funds to consummate the Merger;

•	formation of Merger Sub solely for the purpose of the transactions contemplated in the Merger Agreement; matters related to CF Corp’s equity financing;

•	matters related to forward purchasing agreements;

•	matters related to a trust account;

•	matters related to debt financing;

•	matters related to interim operations;

•	matters related to required votes and approvals;

•	matters related to CF Corp’s Nasdaq listing; and

•	the absence of a CF Corp Material Adverse Effect during the period from June 30, 2016 to the date of the Merger Agreement;

Certain of the representations and warranties in the Merger Agreement are qualified as to “materiality”, “Company Material Adverse Effect” or “CF Corp Material Adverse Effect”.

The Merger Agreement provides that a “Company Material Adverse Effect” means, with respect to the Company, any change, event, effect that, individually or in the aggregate, with all other changes, events or effects (i) has a material adverse effect on the financial condition, business, or results of operations of the Company and its subsidiaries, taken as a whole or (ii) prevents or materially delays or impairs the ability of the Company to perform its obligations under the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement. None of the following occurring after the date of the Merger Agreement, either alone or in combination, will be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:

•	any change, event, effect or circumstance that results from changes affecting the life insurance and annuity industry, or the United States economy, or from changes affecting worldwide economic or capital market conditions;

•	any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (but not the underlying cause thereof), or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or any change in the price or trading volume of the Company Common Stock, in and of itself (but not the underlying cause thereof)

•	any change, event, effect or circumstance arising out of the announcement of the Merger Agreement and the transactions contemplated by the Merger Agreement or the pendency of the Merger or the identity of the parties to the Merger Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, agents, policyholders, partners or employees of the Company and its subsidiaries;

•	any actions taken or omitted to be taken in connection with the Merger Agreement to obtain any consent, approval, authorization or waiver under applicable law in connection with the Merger and the other transactions contemplated by the Merger Agreement;

•	any changes in global or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or changes due to any pandemic, natural disaster or other act of nature;

•	the entering into and performance of the Merger Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, or any action taken or omitted to be taken by the Company at the request or with the prior consent of CF Corp, Parent or Merger Sub;

•	the effects of any breach, violation or non-performance of any provision of the Merger Agreement by CF Corp, Parent or any of their affiliates;

•	changes in or adoption of any applicable laws or regulations or applicable accounting regulations or principles or interpretations thereof (including, changes in GAAP or in SAP prescribed or permitted by the applicable insurance regulatory authority and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board);

•	any pending, initiated or threatened action against the Company, any of its affiliates or any of their respective directors or officers arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement;

•	changes in the value of the Investment Assets;

•	any change or development in the credit, financial strength or other rating of the Company, any of its subsidiaries or its outstanding debt (but not the underlying cause thereof, unless the underlying cause thereof arises directly or indirectly from the proposed funding of the Merger Consideration or the proposed refinancing of any outstanding indebtedness of the Company or any of its subsidiaries, in which case it will not be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect); or

•	any item set forth in the Company Disclosure Letter; subject to certain limitations provided in the Merger Agreement, to the extent that such change, event or effect is disproportionately adverse to the Company and its subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its subsidiaries operate.

The Merger Agreement also provides that a “CF Corp Material Adverse Effect” means, with respect to CF Corp, Parent or Merger Sub, any change, event or effect that prevents or materially delays or impairs the ability of CF Corp or Parent to perform their obligations under the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement.

Conduct of Business by the Company Prior to Consummation of the Merger

The Company agrees that during the period from the date of the Merger Agreement until the closing or earlier termination of the Merger Agreement, except as otherwise expressly contemplated by the Merger Agreement, as set forth in the confidential disclosures the Company delivered in connection therewith, as required by law or order, or with the prior written consent of CF Corp (which consent will not be unreasonably withheld, delayed or conditioned): (i) the Company will and will cause each of its subsidiaries to conduct their respective businesses and operations in the ordinary course of business in all material respects consistent with past practices and (ii) subject to the limitations, restrictions and prohibitions set forth in the Merger Agreement, the Company will use its reasonable best efforts to preserve intact its business organization and its assets, to keep available the services of its current officers, employees and consultants and to preserve its goodwill and its relationships with customers, reinsurers, agents, service providers and others having business dealings with the Company.

Further, the Company agrees that during the period from the date of the Merger Agreement until the closing or earlier termination of the Merger Agreement, except as otherwise expressly contemplated by the Merger Agreement, as set forth in the confidential disclosures the Company delivered in connection therewith, as required by law or order, or with the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned), it will not and will cause its subsidiaries not to:

•

declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its subsidiaries’ capital stock, other than (i) any dividends or distributions by a subsidiary of the Company to the Company or to any other subsidiary of the Company or (ii) quarterly cash dividends paid by the Company on the Company Common Stock not in excess of $0.065 per share, per quarter, with record and payment dates generally consistent with the timing of record and payment dates in the most recent comparable prior year fiscal quarter prior to the date of the Merger Agreement;

•	adjust, split, combine, subdivide or reclassify any of its capital stock or that of its subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its subsidiaries;

•	repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any Company Stock Rights;

•	issue, deliver, offer, grant or sell any shares of its capital stock, Company Stock Rights or Subsidiary Stock Rights, other than the issuance of shares of Company Common Stock upon the vesting or exercise of Company Stock Options, Company Performance RSUs or Company Restricted Stock Rights outstanding as of the date of the Merger Agreement in accordance with the terms thereof;

•	amend the Company certificate of incorporation or Company by-laws or equivalent organizational documents of the Company’s subsidiaries;

•	purchase an equity interest in, or a portion of the assets of, any person or any division or business thereof or merge, combine, amalgamate or consolidate with any person, in each case, other than (i) any such action solely between or among the Company and its wholly owned subsidiaries or solely between or among two or more wholly owned subsidiaries of the Company, (ii) in the ordinary course of business consistent with past practice with consideration not to exceed $2,000,000 individually or in the aggregate or (iii) investment portfolio transactions in the ordinary course of business and not in violation of the investment guidelines of the Company’s insurance subsidiaries as in effect as of the date of the Merger Agreement (the “Investment Guidelines”);

•	sell, lease, license, allow to lapse, abandon, mortgage, encumber or otherwise dispose of, discontinue, abandon or fail to maintain any of its properties or assets (including capital stock of any subsidiary of the Company) that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole, other than the sale or other disposition or any lease or license of assets (other than the capital stock of any subsidiary of the Company) (i) solely between or among the Company and its wholly owned subsidiaries or solely between or among two or more wholly owned subsidiaries of the Company or (ii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines;

•	incur, create or assume any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any such indebtedness or any debt securities of another person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another person, other than (i) guarantees by the Company of permitted indebtedness of its wholly owned subsidiaries or guarantees by the wholly owned subsidiaries of the Company of permitted indebtedness of the Company, (ii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines or (iii) borrowings under the Company Existing Credit Agreement; provided that the Company will consult with CF Corp before making any such borrowings under the Company Existing Credit Agreement in excess of $25,000,000;

•	make any loans, advance or capital contributions to, or investments in, any person, other than (i) the Company or any of its wholly owned subsidiaries, or (ii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines;

•

settle, commence or discharge any material action made or pending against the Company or any of its subsidiaries, or any of their respective directors or officers in their capacities as such, other than the settlement of actions that would not reasonably be expected to prohibit or materially restrict the

Company and its subsidiaries from operating their respective businesses in substantially the same manner as operated on the date of the Merger Agreement or require the waiver or release of any material rights or claims and the commencement of actions based upon, arising out of or relating to the Merger Agreement or the negotiation, execution, delivery or performance of the Merger Agreement;

•	cancel any material indebtedness or waive any material benefits, claims or rights in connection therewith, in each case, other than in the ordinary course of business consistent with past practice;

•	make any material change (i) in any accounting methods, principles or practices (including such methods, principles or practices relating to the estimation of reserves), (ii) to Investment Guidelines or (iii) to any of the actuarial, underwriting, claims administration or reinsurance policies, practices or principles of any Company’s insurance subsidiary, in each case, except as required by GAAP or SAP;

•	conduct any material revaluation of any asset, including any material writing-off of accounts receivable or reinsurance recoverables, other than as required by GAAP or SAP;

•	except as required by a benefit plan as of the date of the Merger Agreement, grant any increases in the compensation or benefits of any of its directors, officers or employees;

•	except as required by a benefit plan as of the Merger Agreement, (i) make any grant of, or increase in, any severance or enter into any agreements or understandings concerning any type of compensation (whether present, deferred, or contingent) that is based on or otherwise relates to any acquisition, merger, consolidation, sale, or other disposition of all or substantially all of the assets of the Company payable to any director, officer or employee, (ii) accelerate the time of payment or vesting of, or the lapsing of any restrictions with respect to, or fund or otherwise secure the payment of, any compensation or material benefits under any benefit plan, or (iii) establish, adopt, enter into, amend or terminate any material benefit plan (or any plan, program, agreement, or arrangement that would constitute a material benefit plan if in effect on the date of the Merger Agreement);

•	make or change any material tax election, settle or compromise any material tax liability, change its method of accounting, file any material amended tax return, fail to file any material tax return when due or surrender any right to claim a tax refund, offset or other material reduction in tax liability or consent to join any affiliated, consolidated, combined or unitary group for tax purposes;

•	enter into or amend or modify in any material respect, terminate, cancel or extend any material contract or enter into any contract or agreement that if in effect as of the date of the Merger Agreement would be a material contract or reinsurance contract, other than in the ordinary course of business consistent with past practice;

•	enter into or amend in any significant manner any contract, agreement or commitment with any former or present director or officer of the Company or any of its subsidiaries or with any affiliate of any of the foregoing persons or any other person covered under Item 404(a) of Regulation S-K under the Securities Act, other than as would not be adverse to the Company and its subsidiaries;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization with respect to the Company or any of its subsidiaries;

•	(i) enter into any new line of business or (ii) change in any material respect any material products or any material operating or enterprise risk management policies, in each case, except as required by law or by policies imposed, or requests made, by a governmental authority;

•	enter into any agreement or commitment with any insurance regulatory authority other than in the ordinary course of business consistent with past practice;

•

enter into (i) any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the investment assets or (ii) any material outstanding commitments, options, put agreements or other arrangements relating to the investment assets to which the Company or any of its subsidiaries may be subject upon or after the Closing, in each case, other than as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect; and

•	agree to take any action described in the above bullet points.

Regulatory Filings; Best Efforts

The Company, CF Corp, Parent and Merger Sub will use reasonable best efforts to:

•	(i) obtain all necessary, proper or advisable actions or nonactions, consents, approvals, authorizations, waivers or qualifications from governmental authorities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain a consent, approval, authorization, waiver or exemption from any governmental authority (including under insurance laws and the HSR Act) and (ii) execute and deliver any additional agreements, documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement;

•	take any and all actions necessary to avoid each and every impediment under any applicable law that may be asserted by, or any order that may be entered by, any governmental authority with respect to the Merger Agreement, the Merger or any other transaction contemplated thereby so as to enable the closing to occur as promptly as practicable, including using reasonable best efforts to take all actions requested by any governmental authority, or otherwise necessary, proper or appropriate to (i) obtain all consents, approvals, authorizations or waivers of governmental authorities necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement and secure the expiration or termination of any applicable waiting period under the HSR Act, (ii) resolve any objections that may be asserted by any governmental authority with respect to the Merger or any other transaction contemplated by the Merger Agreement and (iii) prevent the entry of, and have vacated, lifted, reversed or overturned, any order that would prevent, prohibit, restrict or delay the consummation of the Merger or any other transaction contemplated by the Merger Agreement;

•	(i) prevent any material delay in the obtaining of, or materially increase the risk of not obtaining, consents, approvals, authorizations or waivers of governmental authorities necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement and secure the expiration or termination of any applicable waiting period under the HSR Act; (ii) avoid materially increasing the risk of any governmental authority entering an order prohibiting the consummation of the transactions contemplated by the Merger Agreement; (iii) avoid materially increasing the risk of not being able to remove any such order on appeal or otherwise; or (iv) to not otherwise impair or delay the ability of CF Corp, Parent and Merger Sub to perform their material obligations under the Merger Agreement;

•	within two business days of the date of the Merger Agreement, CF Corp will: (i) file, or cause to be filed, a “Form A” Acquisition of Control Statement with all required applicants, together with all exhibits, affidavits and certificates, with the Insurance Commissioner of the State of Iowa, substantially in the form attached to the CF Corp Disclosure Letter and (ii) file, or cause to be filed, a Section 1506 filing with all required applicants, together with all exhibits, affidavits and certificates, with the Superintendent of Financial Services of the State of New York, as attached to the CF Corp Disclosure Letter;

•

within ten business days from the date of the Merger Agreement, CF Corp will: (i) submit to the Insurance Commissioner of the State of Iowa the required business plan and projections, a modified coinsurance agreement, required biographical affidavits and required financial statements of natural persons, (ii) submit to the Superintendent of Financial Services of the State of New York required business plans and projections, required biographical affidavits and required financial statements of natural persons and (iii) file, or cause to be filed, any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable laws with all required applicants;

•	within ten business days from the date of the Merger Agreement, the Company and CF Corp will file a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Merger and the other transactions contemplated hereby and requesting early termination of the waiting period under the HSR Act; and

•	within ten business days from the date of the Merger Agreement, the Company, CF Corp, Parent and Merger Sub will take, make or refrain from any other actions or nonactions, consents, approvals, authorizations, waivers, qualifications, registrations, filings and notices of, with or to governmental authorities necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement.

Each of CF Corp, Parent, Merger Sub and the Company have agreed to:

•	consult with one another with respect to the obtaining of all consents, approvals, authorizations, waivers or exemptions of governmental authorities necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement and each of the Company, CF Corp, Parent and Merger Sub will keep the others apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations, waivers or exemptions. CF Corp, Parent and the Company will have the right to review in advance, subject to redaction of personally identifiable information, and, to the extent practicable, and subject to any restrictions under applicable law each will consult the other on, any filing made with, or written materials submitted to, any governmental authority or any third party in connection with the transactions contemplated by the Merger Agreement and each party agrees to in good faith consider and reasonably accept comments of the other parties thereon;

•	CF Corp and the Company will promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable laws and subject to redaction of personally identifiable information;

•	promptly (and in no event later than twenty-four (24) hours after receipt) advise each other upon receiving any communication from any governmental authority whose consent, approval, authorization, waiver or exemption is required for consummation of the transactions contemplated by the Merger Agreement, including promptly furnishing each other copies of any written or electronic communications, and will promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent, approval, authorization, waiver or exemption will not be obtained or that the receipt of any such consent, approval, authorization, waiver or exemption will be materially delayed or conditioned; and

•	Not permit any of their respective directors, officers, employees, partners, members, shareholders or any other representatives to participate in any live or telephonic meeting (other than non-substantive scheduling or administrative calls) with any governmental authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated by the Merger Agreement unless it consults with the other in advance and, to the extent permitted by applicable law and by such governmental authority, gives the other party the opportunity to attend and participate in such meeting.

Written Consent

Immediately after the execution of the Merger Agreement, the Company must, in accordance with the DGCL, take all actions necessary to seek and obtain the irrevocable Written Consent of FS Holdco. As promptly as practicable after receipt of the Written Consent, the Company will deliver to Parent a copy (including by facsimile or other electronic image scan) of the executed Written Consent. Following the execution of the Merger Agreement, the Written Consent was delivered on May 24, 2017.

Takeover Proposals

The Company agrees that (i) it and its directors and officers will not, (ii) its subsidiaries and its subsidiaries’ directors and officers will not and (iii) it will use reasonable best efforts to ensure that its and its subsidiaries’ other representatives will not, directly or indirectly:

•	solicit, initiate or knowingly encourage any inquiries regarding or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any confidential information with respect to, any Takeover Proposal;

•	enter into any agreement or agreement in principle requiring, directly or indirectly, the Company to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement; or

•	publicly propose or agree to do any of the foregoing.

The Company will, and will cause its subsidiaries and direct its representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any person conducted prior to the date of the Merger Agreement with respect to any Takeover Proposal.

The Merger Agreement provides that the term “Takeover Proposal” means any inquiry, proposal or offer from any third party relating to:

•	any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 15% or more of the outstanding shares of Company Common Stock or (ii) 15% or more (based on the fair market value thereof, as determined by the Company Board of Directors) of the assets (including capital stock of the subsidiaries of the Company) of the Company and its subsidiaries, taken as a whole;

•	any tender offer or exchange offer that, if consummated, would result in any third party owning, directly or indirectly, 15% or more of the outstanding shares of Company Common Stock or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any third party (or the shareholders of any third party) would own, directly or indirectly, 15% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by the Merger Agreement.

With respect to the Company receiving a Takeover Proposal, the Company will:

•	as promptly as practicable, advise CF Corp of the receipt of any Takeover Proposal after the date of the Merger Agreement, the material terms and conditions of any such Takeover Proposal and the identity of the person making any such Takeover Proposal; and

•	subject to the fiduciary duties of the Company Board of Directors under applicable law, keep CF Corp reasonably informed on a prompt basis with respect to any such Takeover Proposal (including any material changes thereto).

Change of Recommendation

The Board and any committee thereof cannot:

•	withdraw (or modify in a manner adverse to CF Corp), or publicly propose to withdraw or withhold (or modify in a manner adverse to CF Corp), the approval, recommendation or declaration of advisability by the Board or any such committee of the Merger Agreement or the Merger;

•	recommend or endorse the approval or adoption of, or approve or adopt, or publicly propose to recommend, endorse, approve or adopt, any Takeover Proposal; or

•	approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its subsidiaries to execute or enter into, any Takeover Proposal documentation.

Notwithstanding the foregoing or anything else in the Merger Agreement to the contrary, at any time prior to CF Corp’s receipt of the Written Consent, the Board may, if, after consultation with its financial advisors and outside counsel, it determines that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law, (i) make an Adverse Recommendation Change or (ii) cause or permit the Company to terminate the Merger Agreement in order to enter into an agreement regarding a superior proposal, but only if:

•	the Company has complied in all material respects with the Takeover Proposals provisions of the Merger Agreement and will have given CF Corp written notice at least four business days prior to taking such action, that the Board intends to take such action in response to a Superior Proposal and specifying the reasons therefor, including the most current version of any proposed agreement or, if there is no such proposed written agreement, a reasonably detailed summary of the material terms and conditions of any such Superior Proposal and the identity of the person making such Superior Proposal; and

•	requested by CF Corp during such four business day period, the Company and its representatives will engage in good faith negotiations with CF Corp and its representatives to amend the Merger Agreement in such a manner that any Takeover Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal taking into account any changes to the financial terms and other material terms of the Merger Agreement proposed by CF Corp in writing to the Company following the notice of Superior Proposal.

Superior Proposal

Notwithstanding the restrictions described above, at any time prior to CF Corp’s receipt of the Written Consent in response to a bona fide written Takeover Proposal received after the date of the Merger Agreement that did not result from a material breach of the Takeover Proposals provisions, if the Board determines after consultation with its financial advisors and outside counsel, that such Takeover Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, the Company may and may authorize and permit its subsidiaries and representatives to (A) furnish information with respect to the Company and its subsidiaries to the person making such Takeover Proposal pursuant to a confidentiality agreement containing provisions (including standstill provisions) not less restrictive with respect to the person making such Takeover Proposal than those set forth in the confidentiality agreement between CF Corp and the Company, provided that all such information has previously been provided to CF Corp or is provided to CF Corp prior to or substantially concurrently with the time it is provided to such person and (B) participate in discussions and negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal if and only if that in connection with the foregoing clauses (A) and (B) the Board determines in good faith, after consultation with its financial advisors and outside counsel, it determines that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law.

The Merger Agreement provides that the term “superior proposal” means any Takeover Proposal that if consummated would result in a third party (or the shareholders of any third party) owning, directly or indirectly, (a) 50% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity or (b) 50% or more (based on fair market value, as determined by the Company Board of Directors) of the assets of the Company and its subsidiaries, taken as a whole, which, in either case, the Company Board of Directors determines (after consultation with its financial advisors and outside counsel), taking into account legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fee, expense reimbursement provisions, conditions to consummation and financing term), would be more favorable to the stockholders of the Company than the Merger.

Nothing in the Merger Agreement prohibits the Company from taking and disclosing to its stockholders a position pursuant to SEC rules with respect to a tender or exchange offer by a third party or any similar disclosure to its stockholders if the Board determines (after consultation with its financial advisors and outside counsel) that failure to do so would be inconsistent with its fiduciary duties under Delaware law, subject to compliance with the procedures set forth above in connection with a change of recommendation.

Treatment of Equity and Equity-Based Awards

Accelerated Vesting, Cancellation and Cash-Out of Equity and Equity-Based Awards Granted by the Company

The Merger Agreement at the Effective Time:

•	each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will fully vest and be canceled in exchange for an amount in cash equal to the product of (i) the total number of shares of Company Common Stock underlying such Company Stock Option multiplied by (ii) the excess, if any, of $31.10 over the exercise price per share of such Company Stock Option, without interest and less applicable taxes.

•	each Company Performance RSU that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be canceled in exchange for an amount in cash equal to the product of (i) the number of shares of Company Common Stock subject to such Company Performance RSU multiplied by (ii) $31.10, without interest and less applicable taxes; provided, that for purposes of clause (i), the number of shares of Company Common Stock subject to such Company Performance RSU immediately prior to the Effective Time will be deemed to be (x) the actual number of shares of Company Common Stock earned with respect to any full plan year of employment completed by the holder of such Company Performance RSU in the applicable performance period, as determined by the Board or a committee thereof, plus (y) the target number of shares of Company Common Stock subject to any incomplete and remaining plan year in the applicable performance period.

•	each Company Restricted Stock Right that is outstanding immediately prior to the Effective Time, whether vested or unvested, will become fully vested and will automatically be converted into the right to receive an amount equal to the product of (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Right multiplied by (ii) the Merger Consideration. Each Company Restricted Stock Right issued and outstanding immediately prior to the Effective Time, whether vested or unvested, will be immediately canceled, and the holder thereof will have only the right to receive the consideration to which such holder is entitled.

Accelerated Vesting, Cancellation and Cash-Out of Equity and Equity-Based Awards Granted by Fidelity & Guaranty Life Holdings, Inc.

The Merger Agreement provides that at the Effective Time:

•	each Subsidiary Stock Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will fully vest and be canceled in exchange for an amount in cash equal to the product of (i) the total number of FGLH shares underlying such Subsidiary Stock Option multiplied by (ii) the excess, if any, of $176.32 over the exercise price per share of such Subsidiary Stock Option, without interest and less applicable taxes.

•	each Subsidiary RSU that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be canceled in exchange for an amount in cash equal to the product of (i) the number of FGLH shares underlying such Subsidiary RSU multiplied by (ii) $176.32, without interest and less applicable taxes.

•	each Subsidiary Dividend Equivalent that is outstanding immediately prior to the Effective Time (whether vested or unvested) will fully vest and be canceled in exchange for an amount in cash equal to the applicable amount accrued with respect to such Subsidiary Dividend Equivalent, without interest and less applicable taxes.

Stockholders Meeting

CF Corp, acting through its Board of Directors, will take all actions in accordance with applicable law, CF Corp’s Amended and Restated Articles of Association and the rules of Nasdaq to duly call, give notice of, convene and promptly hold the CF Corp Shareholders meeting for the purpose of considering and voting upon:

•	the adoption of the Merger Agreement; and

•	all shareholder approvals required by the rules of Nasdaq with respect to the issuance of CF Corp Shares in connection with the transactions contemplated by the Merger Agreement (together, the “CF Corp Shareholder Proposals”) and to provide the holders of CF Corp Class A Shares with the opportunity to redeem such CF Corp Class A Shares in accordance with CF Corp’s Amended and Restated Articles of Association.

To the extent permitted by applicable law:

•	CF Corp’s Board of Directors will recommend adoption of the Merger Agreement and approval of CF Corp Shareholder Proposals and include such recommendation in the CF Corp Proxy Statement; and

•	neither CF Corp’s Board of Directors nor any committee thereof will withdraw or modify, or publicly propose or resolve to withdraw or modify in a manner adverse to the Company, the recommendation of CF Corp’s Board of Directors that the CF Corp Shareholders vote in favor of the CF Corp Shareholder Proposals.

Equity Financing

CF Corp and its subsidiaries will take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to obtain the Equity Financing, including taking all actions necessary to:

•	maintain in effect the Equity Commitment Letters;

•	satisfy on a timely basis all conditions in such Equity Commitment Letters that are within CF Corp’s and its subsidiaries’ control;

•	subject to satisfaction of the conditions in the Equity Commitment Letters, consummate the Equity Financing at the Closing of the Merger Agreement; and

•	fully enforce its rights under the Equity Commitment Letters (including through litigation).

CF Corp will give the Company prompt (and in any event within two (2) business days) notice:

•	of any breach or default, or threatened breach or default, related to the Equity Financing of which CF Corp becomes aware;

•	of the receipt or delivery of any notice or other communication, in each case from any Person with respect to any actual or potential breach of any provisions of the Equity Commitment Letters by CF Corp, or any default, termination or repudiation by any party to the Equity Commitment Letters; and

•	if at any time for any reason CF Corp believes that it will not be able to obtain all or any portion of the Equity Financing on the terms and conditions, in the manner or from the sources, contemplated by the Equity Commitment Letters.

CF Corp will promptly provide any information reasonably requested by the Company relating to any circumstance referred to in the three bullets above.

Forward Purchase Agreements

CF Corp and its subsidiaries will take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to obtain the FP Financing, including taking all actions necessary to:

•	maintain in effect the Forward Purchase Agreements;

•	satisfy on a timely basis all conditions in such Forward Purchase Agreements that are within CF Corp’s and its subsidiaries’ control;

•	subject to satisfaction of the conditions in the Forward Purchase Agreements, consummate the FP Financing at the Closing; and

•	fully enforce its rights under the Forward Purchase Agreements (including through litigation).

CF Corp will give the Company prompt (and in any event within two (2) business days) notice:

•	of any breach or default, or threatened breach or default, related to the FP Financing of which CF Corp, Parent or Merger Sub becomes aware;

•	of the receipt or delivery of any notice or other communication, in each case from any person with respect to any actual or potential breach of any provisions of the Forward Purchase Agreements by CF Corp, Parent or Merger Sub or any default, termination or repudiation by any party to the Forward Purchase Agreements; and

•	if at any time for any reason CF Corp believes that it will not be able to obtain all or any portion of the FP Financing on the terms and conditions, in the manner or from the sources, contemplated by the Forward Purchase Agreements.

CF Corp will promptly provide any information reasonably requested by the Company relating to any circumstance referred to in the three bullets above.

Trust Account

In accordance with and pursuant to the Trust Agreement, at the Closing of the Merger, CF Corp:

•	will cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered; and

•	will use reasonable best efforts to cause the Trustee to (A) pay as and when due all amounts payable to shareholders of CF Corp holding CF Corp Shares sold in CF Corp’s initial public offering who will have previously validly elected to redeem their CF Corp Shares pursuant to CF Corp’s Amended and Restated Articles of Association and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with the Merger Agreement and the Trust Agreement.

Thereafter, the Trust Account will terminate, except as otherwise provided within the Trust Agreement. Prior to the Closing of the Merger, CF Corp will not agree to, or permit, any amendment or modification of, or waiver under, the Trust Agreement without the prior written consent of the Company.

Debt Financing

Although obtaining the Debt Financing is not a condition to the consummation of the transactions contemplated by the Merger Agreement, the Company, CF Corp, Parent and Merger Sub have agreed to a number of covenants relating to obtaining the Debt Financing, including the following:

•

Prior to the Closing, the Company will, and will cause its subsidiaries to, and will use its commercially reasonable efforts to cause any of their respective directors, officers, employees, managers, consultants, accountants or other agents or representatives to use their reasonable efforts to, at CF Corp’s sole expense, reasonably cooperate with CF Corp as necessary in connection with the arrangement and obtaining of the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing, as may be reasonably requested by CF Corp, including but not limited to:

•	furnishing CF Corp, the Committed Lenders and the Lead Arrangers as promptly as practicable with (x) audited consolidated balance sheets of the Company and its subsidiaries as of the end of the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, statements of income, cash flow and members’ equity of the Company and its subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, together with all related notes and schedules thereto and (y) unaudited consolidated balance sheets and related statements of comprehensive income (loss), cash flow and changes in shareholders’ equity of the Company and its subsidiaries prepared in accordance with GAAP for any subsequent interim period ended at least 45 (forty-five) days prior to the Closing Date and for the comparable period of the prior fiscal year, together with all related notes and schedules thereto;

•	furnishing CF Corp, the Committed Lenders and the Lead Arrangers as promptly as practicable with financial statements and all other financial information about the Company and its subsidiaries reasonably necessary to allow CF Corp to prepare pro forma financial statements prepared in accordance with GAAP; provided that CF Corp and/or Parent have agreed to be solely responsible for the preparation of pro forma financial information;

•	using commercially reasonable efforts to cause to be furnished consents of auditors of the Company for use of their unqualified audit reports in any materials relating to the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing;

•	the Company’s and its subsidiaries’ management teams, with appropriate seniority and expertise, assisting in preparation for and participating in a reasonable number of, during normal business hours, at reasonable locations and upon reasonable advance notice, management and other meetings, lender presentations, due diligence sessions, drafting sessions, road shows and rating agency presentations in connection with the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing;

•	providing customary authorization letters to the Committed Lenders and the Lead Arrangers authorizing the distribution of information to prospective lenders (including customary 10b-5 and material non-public information representations);

•	furnishing CF Corp, the Committed Lenders and the Lead Arrangers with drafts of customary comfort letters on customary terms and consistent with the accountants’ customary practice that the independent auditors of the Company (and any other auditor (other than of CF Corp or any of its affiliates) to the extent financial statements audited or reviewed by such auditor are or would be included in such offering memorandum) are prepared to deliver upon “pricing” of any high-yield bonds being issued in lieu of all or a portion of the Debt Financing;

•	using commercially reasonable efforts to cooperate with CF Corp and CF Corp’s efforts to obtain corporate and facilities ratings; and

•	facilitating the execution and delivery at the Closing of definitive documents related to the Debt Financing.

•

CF Corp, Parent and Merger Sub have agreed, on a joint and several basis, to indemnify, defend and hold harmless the Company and its affiliates, and their respective pre-Closing directors, officers, employees, managers, consultants, accountants or other agents or representatives, in their capacity as such (collectively, the “Indemnitees”), from and against any and all liabilities, losses, damages, claims, costs, expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation), interest, awards, judgments and penalties suffered or incurred, directly or indirectly, by any of the Indemnitees in connection with, among other things, the arrangement of the Debt Financing or any high yield bonds being issued in lieu of any portion of the Debt Financing, except to the extent that any of the foregoing arises from (x) the bad faith, gross negligence or willful misconduct of any Indemnitee, in each case as determined by a court of competent jurisdiction in a final and non-appealable decision or (y) any Required Information provided by any of the Indemnitees, taken as a whole, containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and in respect of which the Company has not provided supplemental Required Information as promptly as practicable upon discovery of such misstatement or omission in accordance with the Merger Agreement. CF Corp has agreed, upon reasonable request by the Company, promptly to reimburse the Company and its subsidiaries for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or its subsidiaries and their respective officers, employees and other representatives in connection with the cooperation and assistance contemplated by the Merger Agreement.

•	Each of CF Corp, Parent and Merger Sub will use, and will cause their affiliates to use, their respective commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things reasonably necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions, taken as a whole (including flex provisions) not materially less favorable to CF Corp, Parent and Merger Sub than those described in the Debt Commitment Letter.

•	CF Corp, Parent and Merger Sub have agreed to give the Company prompt written notice:

•	of any breach, default or threatened breach by any party to the Debt Commitment Letter of which CF Corp, Parent, Merger Sub or any of their Representatives or affiliates becomes aware or any termination or threatened termination thereto,

•	if and when CF Corp, Parent or Merger Sub becomes aware that any portion of the Debt Financing may not be available to consummate the Debt Refinancing,

•	of any termination of the Debt Commitment Letter or

•	if at any time for any reason CF Corp or Parent believes that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or form the sources, contemplated by any of the Debt Commitment Letter or Debt Documents or will be unable to obtain Alternative Financing.

•	If any portion of the Debt Financing becomes or could reasonably be expected to become unavailable on the terms and conditions contemplated in the Debt Commitment Letter or from the sources contemplated in the Debt Commitment Letter (other than as a result of the Company’s breach of any provision of the Merger Agreement, or the Company’s failure to satisfy the conditions set forth in Article VII of the Merger Agreement) or the Debt Commitment Letter or Debt Documents are withdrawn, repudiated, terminated or rescinded for any reason, CF Corp will use all commercially reasonable efforts to arrange or obtain Alternative Financing in an amount sufficient to consummate the Debt Refinancing (or replace any unavailable portion of the Debt Financing) and to obtain a new financing commitment letter (including any associated engagement letter and related fee letter) with respect to such Alternative Financing.

•

CF Corp, Parent and Merger Sub have agreed to (1) enforce their rights (and the rights of any of their affiliates) under the Debt Commitment Letter and (2) not permit or agree to permit, without the prior written consent of the Company, any material amendment or modification to be made to, or any material waiver of any provision or remedy under, the Debt Commitment Letter (it being understood that the exercise of any “market flex” provisions contained in the Fee Letter will be deemed not to be an amendment, modification or waiver), in any such case if such amendment, modification or waiver would reasonably be expected to:

•	impose new or additional conditions, or otherwise modify or expand any of the conditions, to the receipt of the Debt Financing;

•	reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount) thereunder;

•	make it less likely that the Debt Financing would be funded (including by making the conditions to obtaining the Debt Financing less likely to occur) or otherwise prevent or delay or impair in any material respect the ability or likelihood of CF Corp, Parent or Merger Sub to timely consummate the Debt Refinancing; and

•	adversely impact the ability of CF Corp, Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter.

Actions with Respect to the Company Existing Notes

Between the date of the Merger Agreement and the Effective Time, as promptly as practicable after receipt of any written request by CF Corp to do so, in consultation with CF Corp and at CF Corp’s sole expense, the Company will use its commercially reasonable efforts to:

•	commence a consent solicitation to amend, eliminate or waive certain sections of the Company Existing Indenture as specified by CF Corp (the “Consent Solicitation”), with respect to all of the outstanding 6.375% Senior Notes of the Company due March 27, 2021 issued under the Company Existing Indenture (the “Company Existing Notes”) on such terms and conditions, including with respect to consent fees (which CF Corp will pay), that are proposed by CF Corp, and (i) provide and use its commercially reasonable efforts to cause its respective Representatives to provide all cooperation reasonably requested by CF Corp in connection with the Consent Solicitation including appointing a solicitation agent reasonably selected by CF Corp, (ii) waive any of the conditions to the Consent Solicitation as may be reasonably requested by CF Corp (other than the condition that any proposed amendments set forth therein shall not become operative unless and until the Closing has occurred), so long as such waivers would not cause the Consent Solicitation to violate applicable law, and (iii) promptly following the expiration of a Consent Solicitation, assuming the requisite consent from the holders of the Company Existing Notes (including from persons holding proxies from such holders) has been received, cause a Supplemental Indenture to become effective providing for the amendments of the Company Existing Indenture contemplated in the Consent Solicitation Documents; and/or

•	commence an offer to purchase, as specified by CF Corp, with respect to all of the outstanding Company Existing Notes, on such terms and conditions, including pricing terms, that are proposed, from time to time, by CF Corp and reasonably acceptable to the Company (the “Debt Tender Offer”), and CF Corp will assist the Company in connection therewith, and (i) provide and use its commercially reasonable efforts to cause its respective Representatives to provide all cooperation reasonably requested by CF Corp in connection with the Debt Tender Offer, including appointing a dealer manager reasonably selected by CF Corp, and (ii) waive any of the conditions to a Debt Tender Offer as may be reasonably requested by CF Corp (other than the conditions that a Debt Tender Offer is conditioned on the Effective Time occurring), so long as such waivers would not cause a Debt Tender Offer to violate the Exchange Act, the TIA or other applicable law; and/or

•

deliver a notice (a “Change of Control Offer”) to each holder of the Company Existing Notes, in accordance with Section 3.9(b) of the Company Existing Indenture, for the repurchase, on and subject to the occurrence of the repurchase date stated in such Change of Control Offer (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed), to be mutually agreed by CF Corp and the Company, of all of the Company Existing Notes then outstanding and otherwise comply with the Company Existing Indenture with respect to such Change of Control Offer; and/or

•	effect the redemption of the Company Existing Notes (the “Optional Redemption”), effect the satisfaction and discharge of the Company Existing Indenture pursuant to Article VIII thereof and effect the release of all obligations in respect of the Company Existing Notes subject to the payment of an amount sufficient to pay the redemption price of the Company Existing Notes, together with accrued interest thereon, on the Closing Date pursuant to Section 5.6 of the Company Existing Indenture.

Each of CF Corp, Parent and Merger Sub has acknowledged and agreed that the consummation of any of the Consent Solicitation, Debt Tender Offer, Change of Control Offer or Optional Redemption is not a condition to the consummation of the transactions to be consummated at the Closing.

Employee Matters

For a period of not less than twelve months following the completion of the Merger, CF Corp will provide each individual who is an employee of the Company or its subsidiaries at the completion of the Merger (each, a “Continuing Employee”) with:

•	a base salary, annual incentive bonus opportunities and long-term incentive opportunities that are, in each case, no less than the base salary, target bonus opportunities and long-term incentive opportunities applicable to each such employee immediately prior to the completion of the Merger; and

•	employee benefits that are no less favorable, in the aggregate, than those employee benefits provided to such employees immediately prior to the completion of the Merger.

Any Continuing Employee who incurs a termination of employment during the twelve (12) month period following the completion of the Merger will receive severance payments and benefits that are no less favorable than those to which the employee would have been entitled with respect to such termination under the Company’s severance policies as in effect immediately prior to the completion of the Merger.

CF Corp will cause the surviving corporation and its subsidiaries to honor all obligations under the Company’s benefit plans that were in existence as of completion of the Merger in accordance with their terms as in effect immediately prior to the completion of the Merger.

CF Corp will cause each Continuing Employee to generally be provided with credit for such employee’s service with the Company and its subsidiaries under any benefit plans maintained by CF Corp, the surviving corporation or any of their respective subsidiaries in which such employee participates following the completion of the Merger to the same extent recognized by the Company immediately prior to the completion of the Merger, except that such service will not be recognized if it would result in a duplication of benefits with respect to the same period of service.

With respect to each Continuing Employee, CF Corp will use reasonable best efforts to: (i) waive any preexisting condition limitations otherwise applicable to such employee under any health benefit plan of CF Corp or any subsidiary of CF Corp in which such employee may be eligible to participate following the completion of the Merger, other than any limitations that were in effect with respect to such employee as of the completion of the Merger under the analogous Company benefit plan; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by such employee under the health plans in which the employee participated immediately prior to the completion of the Merger during the portion of the calendar year prior to the completion of the Merger in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of CF Corp, the surviving corporation or any of their respective subsidiaries in which they are eligible to participate after the completion of the Merger in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee on or after the completion of the Merger, in each case to the extent such employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company benefit plan prior to the completion of the Merger.

For a period of ninety (90) days following the completion of the Merger, CF Corp will cause the surviving corporation and its subsidiaries not to effectuate a “plant closing” or a “mass layoff” as such terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 affecting in whole or in part any site of employment, facility, operating unit or company employee.

Indemnification and Insurance

From and after the Effective Time, the surviving corporation will indemnify, defend and hold harmless all past and present directors and officers of the Company and its subsidiaries for acts or omissions occurring at or prior to the Effective Time (including the declaration of the extraordinary dividend) to the fullest extent permitted by the DGCL or provided under the Company certificate of incorporation and the Company by-laws in effect on the date of the Merger Agreement. CF Corp will guarantee such performance by the surviving corporation.

In addition, for a period of six (6) years after the Effective Time, CF Corp and the surviving corporation will use reasonable best efforts to maintain directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ insurance policy with terms, conditions, retentions and levels of coverage at least as favorable as the coverage provided under the Company’s current directors’ and officers’ insurance policy; provided, however, that in no event will CF Corp or the surviving corporation be required to expend in any one year an amount in excess of the Maximum Premium; and provided, further, that if the annual premiums for such insurance coverage exceed the Maximum Premium, CF Corp and the surviving corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. In lieu of the foregoing insurance coverage, the Company may purchase, prior to the Effective Time, a six (6) year “tail” insurance policy that provides coverage identical in all material respects to the coverage described above, provided that the Company does not pay more than the Maximum Premium described above.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, in which each of CF Corp and the Company covenants or agrees to consult with the other party before issuing, and will not issue without the prior consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed), any press release or other public statement with respect to the Merger Agreement or the Merger, except as may be required by law or stock exchange listing requirement.

In addition, the Company will, and will cause the representatives of the Company to, afford the representatives of CF Corp, Parent and Merger Sub, upon not less than two (2) days’ prior written notice, which will be directed to the Company’s General Counsel, reasonable access during normal business hours to the officers, agents, properties, offices and other facilities, books and records of the Company. Notwithstanding the foregoing, neither the Company nor any of its subsidiaries will be obligated to provide any such access or information to the extent that doing so (i) would be reasonably likely to cause a waiver of an attorney-client privilege or loss of attorney work product protection, (ii) would constitute a violation of any applicable law, (iii) would violate any contract to which the Company or any of its subsidiaries is a party or bound or (iv) would interfere unreasonably with the business or operations of the Company or its subsidiaries or would otherwise result in significant interference with the prompt and timely discharge by their respective employees of their normal duties

Furthermore, the Company, in consultation with CF Corp, will prepare and file with the SEC this information statement; and, promptly after receiving clearance from the SEC, mail this information statement to its stockholders.

CF Corp will, in consultation with the Company, prepare, and CF Corp will file with the SEC, preliminary proxy materials which will constitute the CF Corp Proxy Statement. CF Corp will notify the Company promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the CF Corp Proxy Statement or for additional information and will consult with the Company regarding, and supply the Company with copies of, all correspondence between CF Corp or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the CF Corp Proxy Statement. Prior to filing or mailing any proposed amendment of or supplement to the CF Corp Proxy Statement, CF Corp will provide the Company with a reasonable opportunity to review and comment on such document. If, at any time prior to the CF Corp Shareholders Meeting, any information relating to the Company or CF Corp, or any of their respective affiliates, should be discovered by the Company or CF Corp which should be set forth in an amendment or supplement to the CF Corp Proxy Statement, so that the CF Corp Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information will promptly notify the other party, CF Corp will promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by law, disseminate to the CF Corp Shareholders such amendment or supplement. CF Corp will use reasonable best efforts to have the CF Corp Proxy Statement cleared by the SEC as promptly as practicable and thereafter CF Corp will promptly mail to the CF Corp Shareholders the CF Corp Proxy Statement and all other proxy materials for the CF Corp Shareholders Meeting.

The Company and CF Corp will make any necessary filings with respect to the Merger under the Exchange Act and will provide reasonable cooperation to the other in connection therewith. In furtherance of the foregoing, the Company will use commercially reasonable efforts to cooperate and provide to CF Corp information reasonably necessary in order to prepare the CF Corp Proxy Statement, including any amendment thereto. The Company will use commercially reasonable efforts to provide CF Corp with reasonable access to the appropriate officers and employees of the Company and its subsidiaries during normal business hours and upon reasonable advance notice to the Company in connection with the drafting of the CF Corp Proxy Statement and in responding in a timely manner to comments on the CF Corp Proxy Statement from the SEC. The Company will use commercially reasonable efforts to assist CF Corp in obtaining any consents from the Company’s accounting advisors on customary terms consistent with such advisor’s past practice and will use commercially reasonable efforts to make available the senior officers of the Company for a reasonable number of meetings, including management and other presentations and “road show” appearances, in each case on a reasonable and customary basis and upon reasonable advance notice to the Company. Notwithstanding anything to the contrary, neither the Company nor any of its subsidiaries will be required to (i) take any action that would unreasonably interfere with the normal business and operations of the Company or any of its subsidiaries, (ii) take any action that would cause any director, officer or employee of the Company or any of its subsidiaries to incur any personal liability or (iii) provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege of the Company or any of its subsidiaries. CF Corp will promptly reimburse the Company for any out-of-pocket costs and expenses incurred by the Company and its subsidiaries.

CF Corp, Parent and Merger Sub will hold, and will cause their respective officers, employees, accountants, counsel, financial advisors and other representatives to hold in confidence all information received, directly or indirectly, pursuant to the terms of a confidentiality agreement between CF Corp and the Company, which confidentiality agreement will survive the termination of the Merger Agreement.

The Merger Agreement contains a covenant requiring CF Corp, at least thirty (30) days prior to the Closing of the Merger Agreement, to organize a Bermuda exempted company as a direct or indirect wholly owned subsidiary of CF Corp and cause such entity to obtain all necessary permits, including to operate as a Bermuda Class B reinsurance company. On the Closing Date, CF Corp will cause its subsidiary to contribute capital to such entity such that its company action level risk-based capital, calculated as if it were an Iowa life insurance company, is not less than 400%.

Lastly, the Merger Agreement contains a covenant that upon the written request of CF Corp, the Company will take, or cause to be taken, all actions reasonably necessary for Fidelity & Guaranty Life Insurance Company to declare and pay to FGLH the extraordinary dividend that is subject to an Accommodation Filing in the amount (if any) approved by the Insurance Commissioner of the State of Iowa, at the Closing of the Merger Agreement.

Conditions to Consummation of the Merger

The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver on or prior to the date of closing of the following conditions:

•	this information statement will have been cleared by the SEC and will have been sent to stockholders of the Company at least twenty (20) days prior to the Closing Date;

•	the required vote of CF Corp will have been obtained;

•	the absence of any applicable law or any order, writ, judgment, injunction, decree, stipulation, determination or award (whether temporary, preliminary or permanent) enacted, issued or enforced by any court or governmental authority and that prevents or prohibits consummation of the Merger; and

•	approvals from the Iowa Insurance Division, the New York State Department of Financial Services and the Vermont Department of Financial Regulation will have been obtained and will remain in full force and effect, and the applicable waiting periods, together with any extensions, under the HSR Act will have expired or been terminated.

The obligations of CF Corp, Parent and Merger Sub to effect the Merger are also subject to satisfaction or waiver on or prior to the closing of the Merger of the following additional conditions:

•	the Company’s representation and warranty that, since September 30, 2016, no Company Material Adverse Effect (as defined in the section entitled “The Merger Agreement – Representations and Warranties” beginning on page 54 and in the Merger Agreement) has occurred is true and correct as of the date of the Merger Agreement and at and as of the Closing Date;

•	other than the representations and warranties mentioned in the bullet directly above, all of the Company’s other representations and warranties are true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers) at and as of the date of the Merger Agreement and at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where such failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

•	the Company having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Merger Agreement on or prior to the Effective Time; and

•	the Company having delivered to CF Corp a certificate, signed by an officer of the Company, to the effect that each of the conditions specified above has been satisfied.

The obligations of the Company to effect the Merger are also subject to satisfaction or waiver on or prior to the closing of the Merger of, among other things, the following additional conditions:

•	CF Corp, Parent and Merger Sub’s representation and warranty that, during the period from December 31, 2016 through the date of the Merger Agreement, no CF Corp Material Adverse Effect (as defined in the section entitled “The Merger Agreement – Representations and Warranties” beginning on page 54 and in the Merger Agreement) has occurred is true and correct as of the date of the Merger Agreement and at and as of the Closing Date;

•	other than the representations and warranties mentioned in the bullet directly above, all of CF Corp, Parent and Merger Sub’s other representations and warranties are true and correct (without giving effect to any materiality or CF Corp Material Adverse Effect qualifiers) at and as of the date of the Merger Agreement and at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where such failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a CF Corp Material Adverse Effect;

•	CF Corp, Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by them under the Merger Agreement on or prior to the Effective Time; and

•	CF Corp having delivered to the Company a certificate, signed by an officer of CF Corp, to the effect that each of the conditions specified above has been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the Merger by the mutual written consent of the Company and CF Corp, provided that such termination will have been approved by their respective boards of directors.

In addition, the Merger Agreement may be terminated by either CF Corp or the Company if:

•	any governmental authority has issued a final and nonappealable order or there exists any law, in each case, permanently preventing or prohibiting the Merger;

•	the Merger is not consummated prior to the Outside Termination Date; provided that the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date;

•	the company required vote is not obtained at the Company stockholders meeting; or

•	the CF Corp required vote is not obtained at the CF Corp shareholders meeting.

The Merger Agreement also may be terminated by CF Corp if:

•	the Written Consent has not been executed and delivered to Parent within 48 hours after the execution of the Merger Agreement. This provision is no longer applicable following CF Corp’s receipt of the Written Consent on May 24, 2017 (as described in the section entitled “The Merger Agreement — Written Consent” beginning on page 61);

•	there has been a breach by the Company of (i) any representation, warranty, covenant or agreement contained in the Merger Agreement that would, individually or in the aggregate, result in a failure by the Company to satisfy the “Company Stockholder Approval” condition or “No Order” condition, respectively, if such failure was continuing on the Closing Date, and (ii) such breach has not been cured (or is not capable of being cured) before the Outside Termination Date; or

•	(i) the Board makes an Adverse Recommendation Change, (ii) the Board materially breaches the no solicitation provision or (iii) the Company enters into, or publicly announces its intention to enter into, any Takeover Proposal documentation with respect to a Superior Proposal.

The Merger Agreement also may be terminated by the Company if :

•	there has been a breach by CF Corp, Parent or Merger Sub of (i) any representation, warranty, covenant or agreement contained in the Merger Agreement that would, individually or in the aggregate, result in a failure of a condition to the consummation of the Merger, if such failure was continuing on the Closing Date, and (ii) such breach has not been cured (or is not capable of being cured) before the Outside Termination Date; or

•	if (i) the conditions of CF Corp, Parent and Merger Sub to effect the Merger are satisfied or waived and (ii) the Closing has not occurred on or prior to the second (2nd) business day after the satisfaction or waiver of those conditions.

Termination Fees and Expenses

All costs and expenses (including fees and expenses payable to representatives) incurred in connection with the Merger Agreement, the transaction documents, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

Fees Payable by the Company. The Company will pay CF Corp the Company Termination Fee if the Merger Agreement is terminated:

•	by CF Corp if the Written Consent has not been executed and delivered within 48 hours after the execution of the Merger Agreement. This provision is no longer applicable following CF Corp’s receipt of the Written Consent on May 24, 2017 (as described in the section entitled “The Merger Agreement — Written Consent” beginning on page 61);

•	by CF Corp if, (i) the Board makes an Adverse Recommendation Change, (ii) the Board recommends to the Company stockholders that they approve or accept a Superior Proposal or (iii) the Board enters into or publicly announces its intention to enter into, any Takeover Documentation with respect to a Takeover Proposal;

•	by CF Corp or the Company, if at the Company Stockholders Meeting, the Company Required Vote is not obtained. This provision is no longer applicable following Parent’s receipt of the Written Consent on May 24, 2017 (as described in the section entitled “The Merger Agreement — Written Consent” beginning on page 61);

•	by CF Corp or the Company, if the Merger is not consummated prior to the Outside Termination Date, provided that the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date; or

•	by CF Corp, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in the Merger Agreement that would, individually or in the aggregate, result in a failure of a condition to the consummation of the Merger, if such failure was continuing on the Closing Date, and (ii) such breach has not been cured (or is not capable of being cured) before the Outside Termination Date;

and with respect to the preceding two bullets (i) at any time after the date of execution of the Merger Agreement and prior to such termination, a Takeover Proposal will have been publicly announced or publicly made known to the Board or the stockholders of the Company, and (ii) within twelve (12) months of such termination, the Company will have entered into a definitive agreement to consummate such Takeover Proposal and thereafter consummates such Takeover Proposal.

Amendment and Waiver

The Merger Agreement may be amended by the parties in writing by action of their respective boards of directors, provided that after the approval of the Merger by the Company stockholders, no amendment, modification or supplement may be made which changes the amount or the form of the Merger Consideration delivered to the Company stockholders, or alters or changes any terms or conditions of the Merger Agreement that would materially and adversely affect the Company or the Company Stockholders.

Prior to the Effective Time, any of CF Corp, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may in writing:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

•	waive compliance with any of the agreements or conditions of the other parties contained in the Merger Agreement.

The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of those rights.

Specific Performance

The parties to the Merger Agreement are entitled to injunctive or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in any state court in the state of Delaware or any federal court sitting in the state of Delaware, with the parties committing to waive the defense that any such action has a remedy at law.

Governing Law

The Merger Agreement will be governed by and construed in accordance with the laws of the state of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction the conflicts of laws principles of Delaware, provided that any action or cause of action related to any Debt Financing Source with respect to the Merger Agreement will be governed by and construed in accordance with the laws of the state of New York.

OTHER AGREEMENTS

This section describes the material terms of certain additional agreements entered into pursuant to the Merger Agreement or in connection with the Merger but this summary does not purport to be complete and may not contain all of the information about such agreements that is important to you. Such information can be found elsewhere in this information statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information,” beginning on page 86.

Voting Agreement

In connection with the Merger Agreement, the Company entered into the Voting Agreement with CF Capital, FNF, CFS Holdings, CC Capital, BilCar and Richard N. Massey and James A. Quella, directors of CF Corp (the “Voting Agreement Parties”), each a beneficial owner of CF Corp ordinary shares, pursuant to which each of the Voting Agreement Parties agreed that at CF Corp’s general meeting to consider the Merger and related transactions, such Voting Agreement Party will appear at such meeting or otherwise cause their CF Corp ordinary shares to be counted as present thereat for the purpose of establishing a quorum and (ii) such Voting Agreement Party will vote or cause to be voted at such meeting any of its CF Corp ordinary shares in favor of the Merger and the actions related to compliance with Nasdaq listing rules. Under the Voting Agreement, each of the Voting Agreement Parties also granted an irrevocable proxy to the Company to vote such Voting Agreement Party’s shares at the CF Corp general meeting.

Equity Commitment Letters

In order to finance a portion of the business combination consideration and related transactions and the costs and expenses to be incurred in connection therewith, CF Corp entered into equity commitment letters with GSO Capital Partners LP (“GSO”), BTO and FNF, providing for (i) the commitments of GSO and FNF to purchase an aggregate of $375 million of CF Corp preferred shares at the Closing and (ii) the commitments of BTO and FNF to purchase an aggregate maximum amount of $360 million of CF Corp ordinary shares at the Closing. In addition, (a) FNF and GSO have agreed to purchase up to an aggregate maximum amount of $660 million of CF Corp preferred shares to offset potential redemptions, if any, of CF Corp’s public shares in connection with its shareholder vote to approve the Merger and related transactions, and (b) BTO and FNF have agreed to purchase up to an aggregate of $300 million of CF Corp ordinary shares to backstop the obligations of the purchasers under CF Corp’s forward purchase agreements. The Company is specifically identified as a third party beneficiary under these agreements and, in certain instances, may enforce CF Corp’s right to cause such commitments to be funded.

These equity commitment letters are as follows:

BTO Equity Commitment Letter

Pursuant to a letter agreement between BTO and CF Corp, BTO has committed, on the terms and subject to the conditions set forth therein to purchase, or cause the purchase of, newly issued ordinary shares of CF Corp at the Closing for $10.00 per share, for an aggregate cash purchase price of $225 million.

FNF Equity Commitment Letter

Pursuant to a letter agreement between FNF and CF Corp, FNF has committed, on the terms and subject to the conditions set forth therein to purchase, or cause the purchase of, newly issued ordinary shares and newly issued preferred shares of CF Corp at the Closing for an aggregate cash purchase price equal to (x) $235 million plus (y) up to an aggregate of $195 million to offset redemptions of public shares, if any, in connection with CF Corp’s shareholder vote to approve the Merger and related transactions.

GSO Equity Commitment Letter

Pursuant to a letter agreement between GSO and CF Corp, GSO has committed, on the terms and subject to the conditions set forth therein to purchase, or cause the purchase of, newly issued preferred shares of CF Corp at the Closing for an aggregate cash purchase price equal to (x) $275 million plus (y) up to an aggregate of $465 million to offset redemptions of public shares, if any, in connection with CF Corp’s shareholder vote to approve the Merger and related transactions.

Forward Purchase Backstop Equity Commitment Letter

Pursuant to a letter agreement among BTO, FNF and CF Corp, on the terms and subject to conditions set forth therein, (i) BTO has committed to purchase, or cause the purchase of, newly issued ordinary shares of CF Corp at the Closing for an aggregate cash purchase price equal to one-third (1/3) of the aggregate amount, if any, not funded by one or more anchor investors under their respective forward purchase agreements with CF Corp at or prior to the Closing pursuant to such forward purchase agreements (the “FPA Shortfall”), up to an aggregate amount of $100 million and (ii) FNF has committed to purchase, or cause the purchase of, newly issued ordinary shares of CF Corp at the Closing for an aggregate cash purchase price equal to two-thirds (2/3) of the FPA Shortfall, up to an aggregate amount of $200 million. With respect to this agreement, FNF and BTO will together purchase ordinary shares of CF Corp equal to the number of ordinary shares that the purchasers under the forward purchase agreements who fail to fund, if any, would have acquired pursuant to the forward purchase agreements in connection with the Merger.

Amendments to Forward Purchase Agreements

CF Corp also entered into amendments to the forward purchase agreements to which it and each of BilCar, CC Capital and CFS Holdings (the “Amendment Parties”) are parties, pursuant to which the Amendment Parties agreed, among other things, to add the Company as a third party beneficiary of such forward purchase agreements, to prohibit assignments and amendments of such forward purchase agreements without the Company’s consent and to entitle the Company to specific performance of such forward purchase agreements in certain instances. Furthermore, the amendment to the forward purchase agreement with CFS Holdings provides that CFS Holdings will not be excused from its obligation to purchase the Forward Purchase Securities (as defined in such forward purchase agreement) in connection with the business combination without the consent of the Company.

Limited Guarantees

BTO Limited Guaranty

In connection with the Merger Agreement, BTO has agreed to provide a limited guaranty in favor of the Company (the “BTO Limited Guaranty”), pursuant to which, in the event (a) of the termination of the Merger Agreement in accordance with its terms and (b)(i) the Company has obtained a final, non-appealable order of damages owing by CF Corp, Parent or Merger Sub as a result of such party’s intentional and material breach of the Merger Agreement or fraud or (ii) there is a settlement (by written agreement of the parties to the Merger Agreement) resolving any action brought as a result of CF Corp’s, Parent’s or Merger Sub’s intentional and material breach of the Merger Agreement or fraud, BTO has guaranteed the due and punctual payment when due of twenty percent (20%) of the amount of such order or settlement.

In no event will BTO’s aggregate liability under the BTO Limited Guaranty to the Company exceed (x) $217 million less (y) any amounts paid by BTO pursuant to an order or settlement in connection with the BTO Information Delivery Letter (as defined below).

FNF Limited Guaranty

In connection with the Merger Agreement, FNF has agreed to provide a limited guaranty in favor of the Company (the “FNF Limited Guaranty”), pursuant to which, in the event (a) of the termination of the Merger Agreement in accordance with its terms and (b)(i) the Company has obtained a final, non-appealable order of damages owing by CF Corp, Parent or Merger Sub as a result of such party’s intentional and material breach of the Merger Agreement or fraud or (ii) there is a settlement (by written agreement of the parties to the Merger Agreement) resolving any action brought as a result of CF Corp’s, Parent’s or Merger Sub’s intentional and material breach of the Merger Agreement or fraud, FNF has guaranteed the due and punctual payment when due of 2.63% of the amount of such order or settlement.

In no event will FNF’s aggregate liability under the FNF Limited Guaranty to the Company exceed (x) $48,300,000 less (y) any amounts paid by FNF pursuant to an order or settlement in connection with the FNF Information Delivery Letter (as defined below).

GSO Limited Guaranty

In connection with the Merger Agreement, certain GSO Capital Partners LP funds (the “GSO Guarantors”) have agreed to provide a limited guaranty in favor of the Company (the “GSO Limited Guaranty”), pursuant to which, in the event (a) of the termination of the Merger Agreement in accordance with its terms and (b)(i) the Company has obtained a final, non-appealable order of damages owing by CF Corp, Parent or Merger Sub as a result of such party’s intentional and material breach of the Merger Agreement or fraud in an amount in excess of $1.085 billion or (ii) there is a settlement (by written agreement of the parties to the Merger Agreement) resolving any action brought as a result of CF Corp’s, Parent’s or Merger Sub’s intentional and material breach of the Merger Agreement or fraud in an amount in excess of $1.085 billion, each GSO Guarantor has guaranteed the due and punctual payment when due of its pro rata percentage (twenty percent (20%) in the aggregate) of the amount by which the amount of such order or settlement exceeds $1.085 billion.

In no event will a GSO Guarantor’s aggregate liability under the GSO Limited Guaranty to the Company exceed its pro rata percentage of twenty percent (20%) of $750 million.

Fee Reimbursement Letter

In connection with the Merger Agreement, CF Corp entered into a letter agreement with Messrs. Chu and Foley (the “Fee Reimbursement Letter”), pursuant to which Messrs. Chu and Foley, on the terms and subject to the conditions described therein, have agreed, in the event of the termination of the Merger Agreement in accordance with its terms, to jointly and severally promptly reimburse, or cause to be reimbursed, the Company for all of its reasonable out-of-pocket legal fees and expenses in connection with litigation giving rise to:

•	a final, non-appealable order of damages owing by CF Corp, Parent or Merger Sub as a result of such parties’ intentional and material breach of the Merger Agreement or fraud; or

•	damages owing to CF Corp from a settlement (by written agreement of the parties to the Merger Agreement) resolving any action brought as a result of CF Corp’s, Parent’s or Merger Sub’s intentional and material breach of the Merger Agreement or fraud (the “Fee Reimbursement Commitment”).

The obligation of Messrs. Chu and Foley to act in accordance with the Fee Reimbursement Commitment will terminate automatically and immediately as of the earlier to occur of (i) the consummation of the Closing and (ii) the six-month anniversary of any termination of the Merger Agreement in accordance with its terms (unless CF Corp has made a claim under the Merger Agreement or the Fee Reimbursement Letter prior to such date, in which case the relevant date will be the date that such claim is finally satisfied or otherwise resolved).

Information Delivery Letters

In furtherance of the obligation of CF Corp to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to CF Corp, Parent and Merger Sub pursuant to the Merger Agreement, CF Corp obtained information delivery letters from: (i) BTO (the “BTO Information Delivery Letter”), (ii) Mr. Chu and CC Capital (the “Chu Information Delivery Letter) and (iii) Mr. Foley and FNF (together with the BTO Information Delivery Letter and the Chu Information Delivery Letter, the “Information Delivery Letters”) pursuant to which such counterparties agreed, among other things, on the terms and subject to the conditions set forth in the Information Delivery Letters, promptly to provide, or cause to be provided, all agreements, documents, instruments, affidavits, statements or information that may be required or requested by any governmental authority (including under New York Insurance Regulation 52) in connection with their review of the transactions contemplated by the Merger Agreement relating to such counterparties (including their directors, officers, employees, partners, members or shareholders) and all persons who are deemed or may be deemed to “control” any such counterparty within the meaning of applicable insurance laws, or their structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of their directors, officers, employees, partners, members or shareholders.

MARKET PRICE OF OUR STOCK

Shares of Company Common Stock are listed for trading on the NYSE under the symbol “FGL”. The following table sets forth, for the fiscal quarters indicated, on a per share basis, the high and low sale prices for Company Common Stock for the periods indicated as reported on the NYSE composite transactions reporting system.

	High	Low
Fiscal Year Ended September 30, 2015
First Quarter	$26.59	$20.12
Second Quarter	24.85	20.50
Third Quarter	24.24	20.53
Fourth Quarter	27.41	23.01
Fiscal Year Ended September 30, 2016
First Quarter	27.87	24.01
Second Quarter	26.55	23.99
Third Quarter	26.49	22.17
Fourth Quarter	24.29	21.42
Fiscal Year Ended September 30, 2017
First Quarter	24.25	21.10
Second Quarter	27.95	23.45

The closing price of the shares of Company Common Stock on the NYSE on May 23, 2017, the last full trading day prior to the announcement of the merger, was $28.70 per share. On [●], the most recent practicable date before this information statement was printed, the closing price for the shares of Company Common Stock on the NYSE was $[●] per share.

In connection with the merger, the Company agreed not to declare or pay any dividend or other distribution with respect to its capital stock, except for the Company’s regular quarterly cash dividend for its common stock consistent with past practice and not in excess of $0.065 per share.

Following the merger there will be no further market for Company Common Stock.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to Section 262 of the DGCL which is attached to this information statement as Annex D. Stockholders intending to exercise appraisal rights should carefully review Annex D in its entirety. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of these rights.

If you comply with the applicable statutory procedures of Section 262 of the DGCL, you may be entitled to appraisal rights under Section 262 of the DGCL. To exercise and perfect appraisal rights, a record holder of shares of Company Common Stock must follow precisely the statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder to perfect appraisal rights.

Section 262 of the DGCL is reprinted in its entirety as Annex D to this information statement. Set forth below is a summary description of Section 262 of the DGCL. The following is intended as a brief summary of the material provisions of statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which appears in Annex D to this information statement. All references in Section 262 and this summary to “stockholder” are to the record holder of the shares of Company Common Stock immediately prior to the Effective Time as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL may result in the loss of appraisal rights.

Under the DGCL, holders of shares of Company Common Stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware, or the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of those shares, together with interest but exclusive of any element of value arising from the accomplishment or expectation of the Merger.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, the corporation must notify each of its stockholders who was a stockholder on the record date (which may be fixed in advance by the corporation (not more than ten (10) days prior to the date of the notice), or if not fixed in advance, will either be the day before the notice is given (if sent prior to the Effective Time) or will be the date of the Effective Time (if sent following the Effective Time)) that appraisal rights are available, and must include in each such notice a copy of Section 262 of the DGCL. This information statement constitutes such notice to the holders of shares of Company Common Stock and Section 262 of the DGCL is attached to this information statement as Annex D. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex D carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

Holders of shares of Company Common Stock who desire to exercise their appraisal rights must deliver to the Company a written demand for appraisal of their shares of Company Common Stock no later than twenty (20) days after the date of mailing of the information statement (which includes the notice of written consent and appraisal rights), or [●] [●], 2017. A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Company Common Stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of Company Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares of Company Common Stock through the Effective Time. Accordingly, a stockholder who is the record holder of shares of Company Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time, will lose any right to appraisal in respect of such shares.

All written demands for appraisal of shares of Company Common Stock must be mailed or delivered to: Fidelity & Guaranty Life, 601 Locust Street, 14th Floor, Des Moines, Iowa 50309-3738, Attention: General Counsel. Only a holder of record of shares of Company Common Stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of shares of Company Common Stock (a) must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares, (b) should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name, and (c) must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. The demand cannot be made by the beneficial owner if he or she is not the record holder of the shares of Company Common Stock. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm, trust or other nominee, submit the required demand in respect of those shares of Company Common Stock. If you hold your shares of Company Common Stock through a bank, brokerage firm, trust or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm, trust or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. A person having a beneficial interest in shares held of record in the name of another person, such as a broker, bank, trust or other nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights in accordance with Section 262 of the DGCL.

If shares of Company Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by the fiduciary in that capacity. If the shares of Company Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm, trust or other nominee, who holds shares of Company Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company Common Stock as to which appraisal is sought. If you hold shares of Company Common Stock through a broker who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares of Company Common Stock must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Where no number of shares of Company Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Company Common Stock held in the name of the record owner.

Within ten (10) days after the Effective Time, the surviving corporation in the Merger must give written notice that the Merger has become effective to each of the Company stockholders who properly asserted appraisal rights under Section 262 of the DGCL. At any time within sixty (60) days after the Effective Time, any stockholder who has demanded an appraisal, but has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the consideration specified by the Merger Agreement for that stockholder’s shares of Company Common Stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the Effective Time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within sixty (60) days after the Effective Time, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of such stockholder’s shares as determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Within one hundred twenty (120) days after the Effective Time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company Common Stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition w be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders of shares of Company Common Stock should not assume that the surviving corporation will file a petition.

Accordingly, it is the obligation of the holders of shares of Company Common Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Company Common Stock within the time prescribed in Section 262 and the failure of a stockholder to file such a petition within the period specified in Section 262 could result in a loss of such stockholder’s appraisal rights. In addition, within 120 days after the Effective Time, any stockholder who has properly complied with the requirements of Section 262 of the DGCL will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Company Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Company Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within twenty (20) days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Company Common Stock and with whom agreements as to the value of their shares of Company Common Stock have not been reached by the surviving corporation. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Company Common Stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. After determination of the stockholders entitled to appraisal of their shares of Company Common Stock, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court of Chancery will determine the fair value of the shares of Company Common Stock, as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Company Common Stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the Merger, is not an opinion as to fair value under Section 262. Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, we do not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Merger Consideration. In determining “fair value,” the Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the parties participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company Common Stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares of Company Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company Common Stock, other than with respect to payment as of a record date prior to the Effective Time. If no petition for appraisal is filed within one hundred twenty (120) days after the Effective Time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares of Company Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest and less any required withholding taxes. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within one hundred twenty (120) days after the Effective Time. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 at any time within sixty (60) days after the Effective Time (or thereafter with the written approval of the Company) and accept the Merger Consideration, without interest and less any required withholding taxes, offered pursuant to the Merger Agreement. Once a petition for appraisal has been filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of the Company without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, that such restriction shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the appraisal proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration, without interest and less any required withholding taxes, within sixty (60) days after the Effective Time. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, the Company stockholders who may wish to dissent to the Merger and pursue appraisal rights should consult their legal and financial advisors.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other documents with the SEC. These reports contain additional information about the Company. Stockholders may read and copy any reports, statements or other information filed by the Company at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room. The Company’s SEC filings are made electronically available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “Investor Relations” section of the Company’s website at www.fglife.com. Our website address is being provided as an inactive textual reference only. The material located on such website is not a part of, or otherwise incorporated into, this information statement.

The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this information statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.

The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement and before the Effective Time. The Company also incorporates by reference in this information statement the following documents filed by it with the SEC under the Exchange Act:

Fidelity & Guaranty Life Filings:	Periods:
Annual Report on Form 10-K	Fiscal Year ended September 30, 2016
Quarterly Report on Form 10-Q	Quarterly period ended December 31, 2016
Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2017

The Company undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at Fidelity & Guaranty Life, Two Ruan Center, 601 Locust Street, 14th Floor, Des Moines, Iowa 50309, Attention: Investor Relations Department, Telephone: (515) 330-3307.

CF Corp, Parent and Merger Sub have supplied, and the Company has not independently verified, the information in this information statement relating to CF Corp, Parent and Merger Sub.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of our information statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this document if requested. Please direct your inquiry or request by mail or telephone to us at the above address and telephone number. If you want to receive separate copies of the information statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Stockholders should not rely on information that purports to be made by or on behalf of the Company other than that contained in or incorporated by reference in this information statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this information statement. This information statement is dated [●], 2017. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to this information statement.

Annex A-1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

CF CORPORATION,

FGL US HOLDINGS INC.,

FGL MERGER SUB INC.

and

FIDELITY & GUARANTY LIFE

Dated as of May 24, 2017

Section 9.11	Severability	76
Section 9.12	Trust Account Waiver	76
Section 9.13	CF Corp Undertaking	77

EXHIBITS

Exhibit A	Surviving Corporation Certificate of Incorporation
Exhibit B	Surviving Corporation By-laws
Exhibit C	Stockholder Written Consent

SCHEDULES

Schedule 7.01(d)	Governmental Consents

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (together with all annexes, letters, schedules and exhibits hereto, this “Agreement”), dated as of May 24, 2017, is by and among CF Corporation, a Cayman Islands exempted corporation (“CF Corp”), FGL US Holdings Inc., a Delaware corporation and wholly owned indirect subsidiary of CF Corp (“Parent”), FGL Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Fidelity & Guaranty Life, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and Merger Sub each has determined that it is advisable, fair to and in the best interests of its respective stockholders to effect a merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) shall be converted into the right to receive cash, as set forth herein, all upon the terms and subject to the conditions of this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its stockholders (the “Company Stockholders”) and (ii) adopted resolutions adopting and approving this Agreement, the Merger and the other transactions contemplated hereby, declaring its advisability and recommending the adoption by the Company Stockholders of this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, following the execution and delivery of this Agreement, and as a condition and material inducement to CF Corp’s, Parent’s and Merger Sub’s willingness to enter into this Agreement, a certain stockholder of the Company is executing and delivering to the Company and CF Corp an irrevocable written consent pursuant to which such holder shall approve and adopt this Agreement in accordance with Sections 228 and 251(c) of the DGCL;

WHEREAS, the Board of Directors of Merger Sub has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Merger Sub and its sole stockholder and (ii) adopted resolutions adopting and approving this Agreement, the Merger and the other transactions contemplated hereby, declaring its advisability and recommending the adoption by its sole stockholder of this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, the Board of Directors of each of CF Corp and Parent, and Parent, as the sole stockholder of Merger Sub, in each case has approved and adopted this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, CF Corp is delivering to the Company the Equity Commitment Letters whereby Blackstone Tactical Opportunities Fund II L.P. (the “Blackstone Fund”), GSO Capital Partners LP (the “GSO Fund”) and Fidelity National Financial, Inc. (“FNF”) have each committed to provide or cause to be provided to CF Corp a portion of the equity financing necessary to fund the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, CF Corp is delivering to the Company (i) a limited guaranty of the Blackstone Fund, dated as of the date hereof, in favor of the Company (the “Blackstone Fund Limited Guaranty”), whereby the Blackstone Fund has guaranteed certain obligations of CF Corp, Parent and Merger Sub under this Agreement, (ii) a limited guaranty of the GSO Guarantors, dated as of the date hereof, in favor of the Company (the “GSO Limited Guaranty”), whereby the GSO Guarantors have guaranteed certain obligations of CF Corp, Parent and Merger Sub under this Agreement, (iii) a limited guaranty of FNF, dated as of the date hereof, in favor of the Company (the “FNF Limited Guaranty”), whereby FNF has guaranteed certain obligations of CF Corp, Parent and Merger Sub under this Agreement and (iv) a limited guaranty of Chinh E. Chu and William P. Foley in favor of the Company (the “Fee Reimbursement Letter” and together with the Blackstone Fund Limited Guaranty, the GSO Limited Guaranty and the FNF Limited Guaranty, the “Limited Guaranties”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, CF Corp is delivering to the Company (i) a letter agreement, dated as of the date hereof, by and among the Blackstone Fund, CF Corp and the Company (the “Blackstone Information Letter Agreement”), (ii) a letter agreement, dated as of the date hereof, by and among FNF, William P. Foley, CF Corp and the Company (the “FNF Information Letter Agreement”) and (iii) a letter agreement, dated as of the date hereof, by and among CC Capital Management, LLC, Chinh E. Chu, CF Corp and the Company (together with the Blackstone Information Letter Agreement and the FNF Information Letter Agreement, the “Information Letter Agreements”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01 Defined Terms.

“Accommodation Filings” shall have the meaning set forth in Section 6.03(e).

“Action” shall mean any action, suit or proceeding by or before any Governmental Authority.

“Adverse Recommendation Change” shall have the meaning set forth in Section 6.06(b).

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that Leucadia National Corporation and Fortress Investment Group LLC and their respective Affiliates, other than HRG Group, Inc. and its controlled Affiliates, shall not constitute “Affiliates” of the Company.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Financing” shall have the meaning set forth in Section 6.10(c).

“Annual Financial Statements” shall have the meaning set forth in Section 6.10(a).

“Appraisal Shares” shall mean Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies with, the provisions of Section 262 of the DGCL.

“Benefit Plan” shall have the meaning set forth in Section 4.17(a).

“Blackstone Fund” shall have the meaning set forth in the Recitals.

“Blackstone Fund Limited Guaranty” shall have the meaning set forth in the Recitals.

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“Blackstone Information Letter Agreement” shall have the meaning set forth in the Recitals.

“Book-Entry Share” shall mean each entry in the books of the Company (or its transfer agent) representing uncertificated Shares.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York or Bermuda are authorized or obligated by Law or executive order to be closed.

“Certificate” shall mean each certificate representing one or more Shares or, in the case of uncertificated Shares, each Book-Entry Share.

“Certificate of Merger” shall mean the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.

“CF Corp” shall have the meaning set forth in the Preamble.

“CF Corp Balance Sheet” shall mean the balance sheet of CF Corp as of December 31, 2016 and the footnotes thereto set forth in CF Corp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

“CF Corp Class A Shares” shall have the meaning set forth in Section 5.03(a).

“CF Corp Class B Shares” shall have the meaning set forth in Section 5.03(a).

“CF Corp Disclosure Letter” shall mean the CF Corp Disclosure Letter dated the date hereof and delivered by CF Corp to the Company prior to the execution of this Agreement.

“CF Corp Financial Statements” shall mean all of the financial statements of CF Corp included in the CF Corp Reports.

“CF Corp Material Adverse Effect” shall mean a failure of, or a material impairment of, or material delay in, the ability of CF Corp and its Subsidiaries to perform their obligations under this Agreement.

“CF Corp Ordinary Shares” shall have the meaning set forth in Section 5.03(a).

“CF Corp Permits” shall mean all Permits necessary for the lawful conduct of the businesses of CF Corp and its Subsidiaries (but not including the Company or the Company Insurance Entities).

“CF Corp Preferred Shares” shall have the meaning set forth in Section 5.03(a).

“CF Corp Proxy Statement” shall mean a definitive proxy statement, including the related preliminary proxy statement, and any amendment or supplement thereto, relating to the Merger and this Agreement and the CF Corp Shareholder Proposals to be mailed to the CF Corp Shareholders in connection with the CF Corp Shareholders Meeting.

“CF Corp Reports” shall mean all forms, reports, statements, information, registration statements and other documents (as supplemented and amended since the time of filing) filed or required to be filed by CF Corp with the SEC.

“CF Corp Required Vote” shall mean the affirmative vote of the holders of a majority of the CF Corp Ordinary Shares voted at the CF Corp Shareholders Meeting to approve the CF Corp Shareholder Proposals.

“CF Corp Shareholder Proposals” shall have the meaning set forth in Section 6.05(b).

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“CF Corp Shareholder Redemption” shall have the meaning set forth in Section 6.05(b).

“CF Corp Shareholders” shall mean the shareholders of CF Corp.

“CF Corp Shareholders Meeting” shall mean a meeting of the CF Corp Shareholders to be called to consider the CF Corp Shareholder Proposals, including giving effect to any adjournment or postponement thereof.

“CF Corp Shares” shall have the meaning set forth in Section 5.03(a).

“Change in Circumstance” shall mean any material event or development or material change in circumstance with respect to the Company or its Subsidiaries that was not known to the Company Board of Directors prior to the date hereof; provided, that for the avoidance of doubt the receipt or publication of a Takeover Proposal shall not constitute a Change in Circumstance.

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Date” shall have the meaning set forth in Section 2.02.

“Code” shall mean the Internal Revenue Code of 1986.

“Committed Lenders” shall have the meaning set forth in Section 5.13(a).

“Company” shall have the meaning set forth in the Preamble.

“Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

“Company Balance Sheet” shall mean the consolidated balance sheet of the Company as of September 30, 2016 and the footnotes thereto set forth in the Company 10-K.

“Company Board of Directors” shall have the meaning set forth in the Recitals.

“Company By-laws” shall mean the Second Amended and Restated By-laws of the Company as amended and restated and as in effect as of the date hereof.

“Company Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company as amended and restated and as in effect as of the date hereof.

“Company Common Stock” shall have the meaning set forth in the Recitals.

“Company Disclosure Letter” shall mean the Company Disclosure Letter dated the date hereof and delivered by the Company to CF Corp prior to the execution of this Agreement.

“Company Employee” shall have the meaning set forth in Section 6.13(a).

“Company Equity Plan” shall mean the 2013 Stock Incentive Plan and any other plan or award agreement pursuant to which outstanding Company Stock Options, Company Performance RSUs and Company Restricted Stock Rights have been granted.

“Company Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of August 26, 2014 (as amended, restated, supplemented or otherwise modified from time to time), by and among Fidelity & Guaranty Life Holdings, Royal Bank of Canada, as administrative agent, and the lenders party thereto, including any successor credit agreement having terms substantially similar to the terms of such Credit Agreement, as such terms may be amended or otherwise modified in accordance with the terms of this Agreement.

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“Company Existing Credit Documents” shall mean, collectively, (a) the Company Existing Credit Agreement and (b) the Loan Documents (as defined in the Company Existing Credit Agreement).

“Company Existing Indenture” shall mean the Indenture, dated as of March 27, 2013 (as amended, supplemented or otherwise modified from time to time, including pursuant to the First Supplemental Indenture, dated as of March 27, 2013) by and among Fidelity & Guaranty Life Holdings, as issuer, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

“Company Existing Notes” means the 6.375% Senior Notes of the Company due March 27, 2021 issued under the Company Existing Indenture.

“Company Existing Notes Payoff Amount” means an amount sufficient to pay the redemption price of the Company Existing Notes, together with accrued interest thereon, on the Closing Date pursuant to Section 5.6 of the Company Existing Indenture.

“Company Financial Statements” shall mean all of the financial statements of the Company and its Subsidiaries included in the Company Reports.

“Company Insurance Entities” shall have the meaning set forth in Section 4.11(a).

“Company Material Adverse Effect” shall mean a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change, event, effect or circumstance that results from changes affecting the life insurance and annuity industry, or the United States economy, or from changes affecting worldwide economic or capital market conditions, (b) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (but not the underlying cause thereof), or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or any change in the price or trading volume of the Company Common Stock, in and of itself (but not the underlying cause thereof), (c) any change, event, effect or circumstance arising out of the announcement of this Agreement and the transactions contemplated hereby or the pendency of the Merger or the identity of the parties to this Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, agents, policyholders, partners or employees of the Company and its Subsidiaries, (d) any actions taken or omitted to be taken in connection with this Agreement (including pursuant to Section 6.03) to obtain any consent, approval, authorization or waiver under applicable Law in connection with the Merger and the other transactions contemplated by this Agreement, (e) any changes in global or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or changes due to any pandemic, natural disaster or other act of nature, (f) the entering into and performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, or any action taken or omitted to be taken by the Company at the request or with the prior consent of CF Corp, Parent or Merger Sub, (g) the effects of any breach, violation or non-performance of any provision of this Agreement by CF Corp, Parent or any of their Affiliates, (h) changes in or adoption of any applicable Laws or regulations or applicable accounting regulations or principles or interpretations thereof (including, changes in GAAP or in SAP prescribed or permitted by the applicable insurance regulatory authority and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board), (i) any pending, initiated or threatened Action against the Company, any of its Affiliates or any of their respective directors or officers arising out of this Agreement or the transactions contemplated hereby, (j) changes in the value of the Investment Assets, (k) any change or development in the credit, financial strength or other rating of the Company, any of its Subsidiaries or its outstanding debt (but not the underlying cause thereof, unless the underlying cause thereof arises directly or indirectly from the proposed funding of the Merger Consideration or

10

the proposed refinancing of any outstanding indebtedness of the Company or any of its Subsidiaries, in which case it shall not be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect), or (l) any item set forth in the Company Disclosure Letter; except with respect to clauses (a), (e) or (h), to the extent that such change, event or effect is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate.

“Company Performance RSU” shall mean a performance restricted stock unit granted pursuant to a Company Equity Plan that vests on the basis of time and the achievement of performance targets and pursuant to which the holder has a right to receive shares of Company Common Stock or cash after the vesting or lapse of restrictions applicable to such performance restricted stock unit.

“Company Permits” shall mean all Permits necessary for the lawful conduct of the businesses of the Company and its Subsidiaries.

“Company Proxy Statement” shall mean a definitive proxy statement, including the related preliminary proxy statement, and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Stockholders in connection with the Company Stockholders Meeting, in the event the Stockholder Written Consent is not delivered to CF Corp and CF Corp does not terminate this Agreement in accordance with Section 8.01(c).

“Company Related Parties” means the Company, its Affiliates and their respective stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives; it being understood that the Equity Providers, William P. Foley, Chinh E. Chu, CF Corp, Parent and Merger Sub, together with their respective Affiliates, shall not be Company Related Parties for any purposes hereunder.

“Company Reports” shall mean all forms, reports, statements, information, registration statements and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since September 30, 2016 through the date hereof.

“Company Required Vote” shall mean the affirmative vote of the holders of at least a majority of the outstanding Shares in favor of adoption of this Agreement.

“Company Restricted Stock Right” shall mean a share of Company Common Stock granted pursuant to a Company Equity Plan that vests solely on the basis of time.

“Company SAP Statements” shall have the meaning set forth in Section 4.11(a).

“Company Stock Option” shall mean each option to purchase shares of Company Common Stock granted pursuant to a Company Equity Plan.

“Company Stock Rights” shall mean any options, warrants, calls, redemption rights, preemptive rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.

“Company Stockholders” shall have the meaning set forth in the Recitals.

“Company Stockholders Meeting” shall mean a meeting of the Company Stockholders to be called to consider the Merger, including giving effect to any adjournment or postponement thereof.

“Company Termination Fee” shall be $50,000,000.

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“Confidentiality Agreement” shall mean the Confidentiality and Non-Disclosure Agreement between the Company and Blackstone Tactical Opportunities Advisors L.L.C. dated March 14, 2017.

“Consent Solicitation” shall have the meaning set forth in Section 6.10(d)(i).

“Consent Solicitation Documents” shall have the meaning set forth in Section 6.10(d)(i).

“Continuing Obligations” means obligations that survive the termination of the Company Existing Credit Documents and repayment of Indebtedness thereunder for which no claim has been asserted and which is not then due and owing.

“Contract” shall have the meaning set forth in Section 4.05(a).

“control” shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“Debt Commitment Letter” shall have the meaning set forth in Section 5.13(a).

“Debt Disclosed Conditions” shall have the meaning set forth in Section 5.13(e).

“Debt Documents” means, collectively, the definitive agreements with respect to the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.

“Debt Financing Sources” means the agents, arrangers, lenders and other Persons (including the Committed Lenders) that have committed to provide or have otherwise entered into agreements in connection with the Debt Financing, any high-yield bonds being issued in lieu of any portion of the Debt Financing or any Alternative Financing in connection with the transactions contemplated hereby pursuant to the Debt Commitment Letter, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns; it being understood that the Equity Providers, William P. Foley, Chinh E. Chu, CF Corp, Parent and Merger Sub, together with their respective Affiliates, shall not be Debt Financing Sources for any purposes hereunder.

“Debt Tender Offer” shall have the meaning set forth in Section 6.10(d)(ii).

“Debt Tender Offer Documents” shall have the meaning set forth in Section 6.10(d)(ii).

“Delaware Courts” shall have the meaning set forth in Section 9.07.

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“DGCL” shall have the meaning set forth in the Recitals.

“Disclosed Conditions” shall have the meaning set forth in Section 5.10(e).

“Effective Time” shall mean the effective time of the Merger, which shall be the time the Certificate of Merger is duly filed with and accepted by the Delaware Secretary, or such later time as agreed by the parties hereto and specified in such Certificate of Merger.

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“Environmental Laws” shall mean any Laws governing pollution or the protection of human health or the environment.

“Equity Commitment Letters” shall have the meaning set forth in Section 5.10(a).

“Equity Financing” shall have the meaning set forth in Section 5.10(a).

“Equity Providers” shall have the meaning set forth in Section 5.10(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Fund” shall have the meaning set forth in Section 3.01.

“Fee Letter” shall have the meaning set forth in Section 5.13(a).

“Fee Reimbursement Letter” shall have the meaning set forth in the Recitals.

“Fidelity & Guaranty Life Holdings” shall mean Fidelity & Guaranty Life Holdings, Inc., a Delaware corporation.

“FNF” shall have the meaning set forth in the Recitals.

“FNF Information Letter Agreement” shall have the meaning set forth in the Recitals.

“FNF Limited Guaranty” shall have the meaning set forth in the Recitals.

“Forward Purchase Agreements” shall have the meaning set forth in Section 5.11(a).

“Forward Purchasers” shall have the meaning set forth in Section 5.11(a).

“FP Disclosed Conditions” shall have the meaning set forth in Section 5.11(e).

“FP Financing” shall have the meaning set forth in Section 5.11(a).

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” shall mean any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“GSO Fund” shall have the meaning set forth in the Recitals.

“GSO Guarantors” means, collectively, GSO Capital Opportunities Fund III LP, GSO COF III Co-Investment Fund LP, GSO Credit Alpha Fund LP, GSO Aiguille des Grands Montets Fund II LP, GSO Churchill Partners II LP, GSO Credit-A Partners LP and GSO Harrington Credit Alpha Fund (Cayman) L.P.

“GSO Limited Guaranty” shall have the meaning set forth in the Recitals.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” shall have the meaning set forth in Section 6.01(h).

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“Indemnified Parties” shall have the meaning set forth in Section 6.14(a).

“Indemnitees” shall have the meaning set forth in Section 6.10(b).

“Information Letter Agreements” shall have the meaning set forth in the Recitals.

“Information Statement” shall mean a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act, and any amendment or supplement thereto, relating to the Stockholder Written Consent, the Merger and this Agreement.

“Insurance Contract” shall mean any insurance policy or contract, or any annuity contract or certificate, whether or not registered under the Securities Act, in each case, together with all policies, binders, slips, certificates, participation agreements, applications, supplements, endorsements, riders and ancillary agreements in connection therewith that are issued by the Company Insurance Entities prior to the Closing.

“Insurance Laws” shall have the meaning set forth in Section 4.11(a).

“Intellectual Property Rights” shall mean trademarks, service marks, trade names and trade dress, whether registered or unregistered, and all applications for registrations thereof, and all goodwill associated with or symbolized by any of the foregoing; internet domain names; patents, including pending applications, provisional applications, continuations, divisionals, reissues, and reexaminations thereof and therefor; and copyrights, whether registered or unregistered, and all applications for registration thereof.

“Interim Financial Statements” shall have the meaning set forth in Section 6.10(a).

“Investment Assets” shall have the meaning set forth in Section 4.14(a).

“Investment Guidelines” shall have the meaning set forth in Section 4.14(a).

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean, with respect to (a) the Company as it relates to any fact or other matter, the actual knowledge of the natural Persons set forth in Section 1.01 of the Company Disclosure Letter of such fact or matter as of the date hereof and (b) CF Corp as it relates to any fact or other matter, the actual knowledge of the natural Persons set forth in Section 1.01 of the CF Corp Disclosure Letter of such fact or matter as of the date hereof.

“Law” shall mean any national, regional or local law, statute, ordinance, regulation, judgment, decree, injunction or other legally binding obligation imposed by or on behalf of a Governmental Authority.

“Lead Arrangers” shall have the meaning set forth in Section 5.13(a).

“Letter of Transmittal” shall have the meaning set forth in Section 3.02(a).

“Lien” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or hypothecation.

“Limited Guaranties” shall have the meaning set forth in the Recitals.

“Material Contract” shall have the meaning set forth in Section 4.10(a).

“Maximum Premium” shall have the meaning set forth in Section 6.14(b).

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“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.04(a).

“Merger Sub” shall have the meaning set forth in the Preamble.

“New Debt Commitment Letter” shall have the meaning set forth in Section 6.10(c).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.06(b).

“Optional Redemption” shall have the meaning set forth in Section 6.10(d)(iv).

“Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Outside Actuarial Analysis” shall have the meaning set forth in Section 4.12(b).

“Outside Termination Date” shall have the meaning set forth in Section 8.01(h).

“Parent” shall have the meaning set forth in the Preamble.

“Paying Agent” shall mean a bank or trust company reasonably satisfactory to the Company that is organized and doing business under the Laws of the United States or any state thereof appointed by CF Corp to act as paying agent for payment of the Merger Consideration.

“Permit” shall mean any authorization, license, permit, certificate, approval or order of any Governmental Authority.

“Permitted Investments” shall have the meaning set forth in Section 3.01.

“Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or Governmental Authority.

“Prior Transaction Merger Agreement” shall mean the Agreement and Plan of Merger by and among Anbang Insurance Group Co., Ltd., AB Infinity Holding, Inc., AB, Inc. and the Company, dated as of November 8, 2015, as amended.

“Producers” shall mean the agents, general agents, sub-agents, brokers, wholesale brokers, independent contractors, consultants, affinity groups, insurance solicitors, producers or other Persons who sell the Insurance Contracts.

“Prospectus” shall have the meaning set forth in Section 9.12.

“Refinancing” shall have the meaning set forth in Section 5.13(f).

“Reinsurance Contracts” shall have the meaning set forth in Section 4.13.

“Representatives” shall mean directors, officers, employees, auditors, attorneys and financial advisors and other agents or advisors.

“Required Information” shall have the meaning set forth in Section 6.10(a).

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“Reserves” shall mean all reserves and other liabilities for claims, benefits, losses (including incurred but not reported losses and losses in the course of settlement), expenses and unearned premium arising under or in connection with an Insurance Contract issued by a Company Insurance Entity as required by SAP.

“Rule 14e-1” shall have the meaning set forth in Section 6.10(d)(ii).

“SAP” shall mean, as to any insurance or reinsurance company, the statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority of the jurisdiction in which it is domiciled.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Shares” shall have the meaning set forth in Section 2.04(a).

“Stockholder Written Consent” shall have the meaning set forth in Section 6.04(a).

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock, equity interests or general partnership interests of such corporation, partnership, limited liability company, joint venture or other legal entity, as the case may be.

“Subsidiary Cancellation Amount” shall have the meaning set forth in Section 2.07(d)(i).

“Subsidiary Stock Plan” shall mean the Fidelity & Guaranty Life Holdings Amended and Restated Stock Incentive Plan, dated November 7, 2013.

“Subsidiary Stock Rights” shall mean any options, warrants, calls, redemption rights, preemptive rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.

“Superior Proposal” shall mean any Takeover Proposal that if consummated would result in a Third Party (or the shareholders of any Third Party) owning, directly or indirectly, (a) 50% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity or (b) 50% or more (based on the fair market value thereof, as determined by the Company Board of Directors) of the assets of the Company and its Subsidiaries, taken as a whole, which, in either case, the Company Board of Directors determines (after consultation with its financial advisors and outside counsel), taking into account legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fee, expense reimbursement provisions, conditions to consummation and financing term), would be more favorable to the stockholders of the Company than the Merger.

“Supplemental Indenture” shall have the meaning set forth in Section 6.10(d)(i).

“Surviving Corporation” shall mean the corporation surviving the Merger.

“Takeover Proposal” shall mean any inquiry, proposal or offer from any Third Party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 15% or more of the outstanding shares of Company Common Stock or (ii) 15% or more (based on the fair market value thereof,

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as determined by the Company Board of Directors) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any Third Party owning, directly or indirectly, 15% or more of the outstanding shares of Company Common Stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any Third Party (or the shareholders of any Third Party) would own, directly or indirectly, 15% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by this Agreement.

“Takeover Proposal Documentation” shall mean any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Takeover Proposal (other than a confidentiality agreement referred to in Section 6.06(a)).

“Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, governmental fee or other like assessment or charge in the nature of a tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Authority.

“Tax Return” shall mean any return, report, information, filing, document or similar statement required to be filed with a Governmental Authority with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than CF Corp, Parent, Merger Sub or any Affiliates thereof.

“TIA” shall have the meaning set forth in Section 6.10(d)(ii).

“Topco” shall have the meaning set forth in Section 5.16(a).

“Trust Account” has the meaning given to such term in the Trust Agreement.

“Trust Agreement” shall mean the Investment Management Trust Agreement dated as of May 19, 2016, by and between CF Corp and the Trustee.

“Trustee” shall have the meaning set forth in Section 5.12(a).

“Voting Agreement” means the Voting Agreement, dated as of the date hereof, among the Company and the shareholders of CF Corp party thereto.

“WARN” shall have the meaning set forth in Section 6.13(g).

“Written Consent Delivery Period” shall have the meaning set forth in Section 6.04(a).

Section 1.02 Interpretation.

(a) As used in this Agreement, references to the following terms have the meanings indicated: (i) to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary; (ii) to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational

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document as amended, modified, supplemented or replaced from time to time; (iii) to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law including any successor to such section; (iv) to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate; (v) to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof; (vi) to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary; (vii) to the “date of this Agreement,” “the date hereof” and words of similar import refer to May 24, 2017; and (viii) to “this Agreement” includes the Exhibits and Schedules (including the Company Disclosure Letter and the CF Corp Disclosure Letter) to this Agreement.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c) Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party hereto having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.

(d) The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(e) References to a “party” hereto means CF Corp, Parent, Merger Sub or the Company and references to “parties” hereto means CF Corp, Parent, Merger Sub and the Company.

(f) References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(g) The parties hereto have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(h) No summary of this Agreement prepared by or on behalf of any party hereto shall affect the meaning or interpretation of this Agreement.

(i) All capitalized terms used without definition in the Exhibits and Schedules (including the Company Disclosure Letter and the CF Corp Disclosure Letter) to this Agreement shall have the meanings ascribed to such terms in this Agreement.

ARTICLE II

THE MERGER

Section 2.01 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation under the Laws of the State of Delaware.

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(b) The Merger shall have the effects set forth in Section 259 of the DGCL and other applicable Law. Accordingly, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests and franchises and shall be subject to all restrictions, disabilities, debts, duties and liabilities of the Company and Merger Sub.

Section 2.02 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time, on the date that is the second (2nd) Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article VII, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, unless another time, date or place is agreed to in writing by the parties. The actual time and date at which the Closing occurs are herein referred to as the “Closing Date.”

Section 2.03 Effective Time; Effect of the Merger. On the Closing Date and subject to the terms and conditions hereof, the Certificate of Merger shall be filed with the Delaware Secretary by CF Corp. The Merger shall become effective at the Effective Time. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

Section 2.04 Conversion of the Shares. At the Effective Time, by virtue of the Merger and without any action on the part of CF Corp, Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Except as provided in Section 2.04(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (the “Shares”) (excluding Appraisal Shares and Company Restricted Stock Rights) shall be canceled and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive, in cash, without interest, $31.10 (the “Merger Consideration”), upon surrender of the Certificate representing such Shares as provided in Article III, in the case of certificated Shares, and automatically, in the case of Book-Entry Shares. All Shares, when so converted, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a Certificate representing Shares or Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.

(b) Each Share that is owned by the Company as treasury stock or otherwise or by any Subsidiary of the Company and each Share owned by CF Corp, Parent, Merger Sub or any other Subsidiary of CF Corp immediately prior to the Effective Time shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.05 Organizational Documents.

(a) At the Effective Time, pursuant to the Merger, the certificate of incorporation of the Company shall be amended so as to read in its entirety as set forth on Exhibit A, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation. Thereafter, the certificate of incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Law (subject to Section 6.14).

(b) At the Effective Time, pursuant to the Merger, the by-laws of the Company shall be amended so as to read in their entirety as set forth on Exhibit B, and, as so amended, shall be the by-laws of the Surviving Corporation. Thereafter, the by-laws of the Surviving Corporation may be amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by Law (subject to Section 6.14).

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Section 2.06 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation and the officers of the Company shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the certificate of incorporation and by-laws of the Surviving Corporation.

Section 2.07 Treatment of Company Stock Options, Company Performance RSUs, Company Restricted Stock Rights and Cash-Settled Awards.

(a) Company Stock Options. At the Effective Time, each Company Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount, if any, equal to the product of (i) the total number of Shares underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option. Each Company Stock Option issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall thereafter be immediately canceled, and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 2.07(a). In the event the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled without any payment in respect thereof.

(b) Company Performance RSUs. At the Effective Time, each Company Performance RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount equal to the product of (i) the number of shares of Company Common Stock subject to such Company Performance RSU multiplied by (ii) the Merger Consideration; provided, that for purposes of clause (i), the number of shares of Company Common Stock in respect of such Company Performance RSU immediately prior to the Effective Time shall be deemed to be the target number of shares of Company Common Stock subject to such Company Performance RSU. Each Company Performance RSU issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall thereafter be immediately canceled, and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 2.07(b).

(c) Company Restricted Stock Rights. At the Effective Time, each Company Restricted Stock Right that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount equal to the product of (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Right multiplied by (ii) the Merger Consideration. Each Company Restricted Stock Right issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall thereafter be immediately canceled, and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 2.07(c).

(d) Cash-Settled Awards.

(i) Fidelity & Guaranty Life Holdings Stock Options. At the Effective Time, any stock option under the Subsidiary Stock Plan that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount equal to the product of (A) the number of shares of Fidelity & Guaranty Life Holdings common stock underlying such stock option multiplied by (B) the excess, if any, of $176.32 (the “Subsidiary Cancellation Amount”) over the exercise price per share of Fidelity & Guaranty Life Holdings common stock underlying such stock option. Each Fidelity & Guaranty Life Holdings stock option issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall thereafter be immediately canceled, the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 2.07(d)(i). In the event the exercise price of any stock option under the Subsidiary Stock Plan is equal to or greater than the

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Subsidiary Cancellation Amount, such stock option under the Subsidiary Stock Plan shall be cancelled without any payment in respect thereof.

(ii) Fidelity & Guaranty Life Holdings Restricted Stock Units. At the Effective Time, any restricted stock unit under the Subsidiary Stock Plan that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount equal to the product of (A) the number of shares of Fidelity & Guaranty Life Holdings common stock subject to such restricted stock units multiplied by (B) the Subsidiary Cancellation Amount. Each Fidelity & Guaranty Life Holdings restricted stock unit issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall thereafter be immediately canceled, and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 2.07(d)(ii).

(iii) Fidelity & Guaranty Life Holdings Dividend Equivalents. At the Effective Time, each dividend equivalent under the Fidelity & Guaranty Life Holdings 2012 Dividend Equivalent Plan that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount equal to the applicable amount accrued with respect thereto. Each Fidelity & Guaranty Life Holdings dividend equivalent issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall thereafter be immediately canceled, and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 2.07(d)(iii).

(e) Payment. Except as otherwise required under the terms of the applicable award agreement or as necessary to avoid the imposition of any additional Taxes or penalties with respect to awards under the Company Equity Plans and the cash-settled awards described in Section 2.07(d) pursuant to Section 409A of the Code, Parent shall, or shall cause the Surviving Corporation to, pay in cash through its payroll systems all amounts payable pursuant to this Section 2.07 as promptly as practicable following the Effective Time, but in no event later than the later of (i) the third (3rd) Business Day following the Effective Time and (ii) the end of the Company’s first payroll period following the Effective Time; provided, that any such amounts shall be paid without interest.

(f) Required Actions. As promptly as reasonably practicable following the date hereof, the Company shall, or shall cause one of its Subsidiaries, as applicable, to (i) take all actions as may be necessary to implement the provisions of this Section 2.07, and (ii) if requested by Parent, take all actions as may be necessary to terminate the Company Equity Plan and/or the Subsidiary Stock Plan, effective as of and conditioned upon the occurrence of the Effective Time.

(g) No Other Payments. Other than with respect to those Company Stock Rights and Subsidiary Stock Rights set forth in Section 4.03(b) of the Company Disclosure Letter and Section 4.03(c) of the Company Disclosure Letter, respectively, there will be no other payments with respect to any Company Stock Options, Company Performance RSUs and Company Restricted Stock Rights or any stock option, restricted stock unit or dividend equivalent under the Subsidiary Stock Plan pursuant to clauses (a) through (d) of this Section 2.07.

Section 2.08 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, any Appraisal Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 2.04(a), but instead at the Effective Time the holders of Appraisal Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.04(a), without interest or any other payments. The Company shall serve

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prompt notice to CF Corp of any demands for appraisal of any of the Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and CF Corp shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of CF Corp (which consent shall not be unreasonably withheld, conditioned or delayed), or as otherwise required under the DGCL, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 2.09 Adjustments to Prevent Dilution. Subject to the restrictions contained in Section 6.01, in the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change.

ARTICLE III

EXCHANGE OF CERTIFICATES

Section 3.01 Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement (in form and substance reasonably satisfactory to the Company) with the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this Article III, in the case of certificated Shares, and automatically, in the case of Book-Entry Shares. Immediately prior to the Effective Time, Parent shall deposit with the Paying Agent cash in the aggregate amount required to pay the Merger Consideration in respect of the Shares (such cash amount being referred to herein as the “Exchange Fund”). The Exchange Fund shall be used solely for purposes of paying the Merger Consideration in accordance with this Article III and shall not be used to satisfy any other obligation of the Company or any of its Subsidiaries. Pending distribution of the Exchange Fund in accordance with this Article III, Parent may direct the Paying Agent to invest such cash; provided, that (a) no such investment or losses thereon shall affect the Merger Consideration payable to the Company Stockholders and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the Company Stockholders in the amount of any such losses and (b) such investments (i) shall be obligations of or guaranteed by the United States of America, commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $500,000,000 (collectively “Permitted Investments”) or money market funds that are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to this Article III. Any income from investment of the Exchange Fund will be payable solely to Parent. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

Section 3.02 Exchange Procedures.

(a) As promptly as practicable and in any event within two (2) Business Days after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 2.04 (i) a letter of transmittal (a “Letter of Transmittal”) that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 3.06) and (B) shall be in such form and have such other provisions as the Surviving Corporation may specify, subject to the Company’s reasonable approval (to be sought prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration.

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(b) Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and executed, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to Section 2.04 and (ii) the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 3.02, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.

(c) Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable and in any event within three (3) Business Days after the Effective Time, the Merger Consideration to which such holder is entitled to receive pursuant to this Article III.

(d) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

Section 3.03 No Further Ownership Rights. All Merger Consideration paid upon the surrender for exchange of the Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III, subject to applicable Law in the case of Appraisal Shares.

Section 3.04 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Stockholders on the date twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Stockholder is entitled under this Article III shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto.

Section 3.05 No Liability. None of CF Corp, Parent, the Surviving Corporation or Merger Sub or any of their respective Representatives shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Shares two years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law or Order, become the property of Parent free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.06 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Corporation, the posting by such

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Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration.

Section 3.07 Withholding of Tax. Notwithstanding anything to the contrary in this Agreement, Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares, Appraisal Shares, Company Stock Options, Company Performance RSUs, Company Restricted Stock Rights or cash-settled awards described in Section 2.07(d), such amounts as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation, any Affiliate thereof, or the Paying Agent are paid over to the applicable Governmental Authority in accordance with applicable Law or Order, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation, any Affiliate thereof, or the Paying Agent, as the case may be.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company and publicly available prior to the date of this Agreement (but excluding any forward-looking disclosure set forth in any sections titled “Risk Factors” or “forward-looking statements” (or similarly captioned section) or in any other section to the extent the disclosure is a forward-looking statement or predictive, cautionary or forward-looking in nature), or set forth in the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the Company Disclosure Letter to the extent reasonably relevant to such Section or subsection), the Company represents and warrants to each of the other parties hereto as follows:

Section 4.01 Organization and Good Standing; Organizational Documents.

(a) Each of the Company and its Subsidiaries (i) is a corporation or other legal entity, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, except where any failure to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (ii) has full corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(b) The copies of the Company Certificate of Incorporation and Company By-laws that are incorporated by reference into the Company 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company By-laws.

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Section 4.02 Authority for Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including the approval of the Company Board of Directors), and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of capital stock of the Company, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than, with respect to the consummation of the Merger and the adoption of this Agreement, the Company Required Vote). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by CF Corp, Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (b) the exercise by courts of equity powers. As of the date of this Agreement, the Company Board of Directors has (i) approved, and declared advisable, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (ii) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its stockholders, (iii) directed that this Agreement be submitted to the Company Stockholders for adoption and (iv) recommended that the Company Stockholders adopt this Agreement and the transactions contemplated hereby, including the Merger, at the Company Stockholders Meeting, if required to be held pursuant to the terms of this Agreement. The only vote of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Company Required Vote.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock. As of May 5, 2017, 58,992,572 shares of Company Common Stock are issued and outstanding of which (i) 108,480 shares are Company Restricted Stock Rights, as set forth in Section 4.03(b), and (ii) 568,847 shares are held in the Company’s treasury, no shares of preferred stock are issued and outstanding and no shares of Company Common Stock or preferred stock are held by a Subsidiary of the Company. All outstanding Shares are, and any additional shares of Company Common Stock issued by the Company after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth in this Section 4.03(a) and for changes after the date hereof resulting from the vesting of awards granted pursuant to the Company Equity Plans outstanding on the date hereof, there are no outstanding shares of capital stock of or other voting securities or ownership interests in the Company.

(b) As of May 5, 2017, (i) 364,865 Company Stock Options are outstanding, (ii) 487,404 Company Performance RSUs are outstanding, (iii) 108,480 Company Restricted Stock Rights are outstanding and (iv) 1,090,260 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the Company Equity Plans. Section 4.03(b) of the Company Disclosure Letter sets forth a true and complete list (which shall be updated not later than five (5) days prior to the Effective Time) of each outstanding award granted pursuant to the Company Equity Plans, including, as applicable, the holder, date of grant, vesting schedule and number of shares of Company Common Stock subject thereto (assuming target level performance). Except as set forth in this Section 4.03(b), as of the date hereof, there are no Company Stock Rights.

(c) As of May 5, 2017, (i) 73,572 Fidelity & Guaranty Life Holdings stock options are outstanding, (ii) no Fidelity & Guaranty Life Holdings restricted stock units are outstanding, (iii) no Fidelity & Guaranty Life Holdings dividend equivalents are outstanding and (iv) no shares of Fidelity & Guaranty Life Holdings common

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stock are authorized and reserved for future issuance pursuant to the Subsidiary Stock Plans. Section 4.03(c) of the Company Disclosure Letter sets forth a true and complete list (which shall be updated not later than five (5) days prior to the Effective Time) of each outstanding award granted pursuant to the Subsidiary Stock Plan or the Fidelity & Guaranty Life Holdings 2012 Dividend Equivalent Plan, as applicable, including, as applicable, the holder, date of grant, exercise price, vesting schedule and number of shares of Fidelity & Guaranty Life Holdings common stock subject thereto. Except as set forth in this Section 4.03(c), there are no Subsidiary Stock Rights.

(d) There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or Company Stock Rights or to pay any dividend or make any other distribution in respect thereof. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

(e) As of the date hereof, neither the Company nor any of its Subsidiaries has provided any guarantee with respect to material indebtedness of another Person, other than the Company or any wholly-owned Subsidiary of the Company.

Section 4.04 Company Subsidiaries. A true and complete list of all the Subsidiaries of the Company as of the date hereof is set forth in Exhibit 21.1 to the Company 10-K. The Company or one of its wholly owned Subsidiaries is the owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Liens. There are no outstanding Subsidiary Stock Rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any Subsidiary of the Company or any Subsidiary Stock Rights or to pay any dividend or make any other distribution in respect thereof.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the approval of this Agreement by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company By-laws, or the equivalent charter documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 4.05(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 5.04(b), conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or authorization (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of the Company or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

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(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization, waiver or permit of, or filing with or notification to, or registration or qualification with, any Governmental Authority, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, (ii) the HSR Act, (iii) the New York Stock Exchange or Nasdaq, (iv) filing and recordation of the Certificate of Merger, as required by the DGCL, (v) the consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 4.05(b) of the Company Disclosure Letter and (vi) such other consents, approvals, authorizations, waivers, permits, filings and notifications that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

Section 4.06 Compliance. The Company and its Subsidiaries hold, and at all times since June 30, 2016 have held, all Company Permits material to the conduct of their respective businesses and are, and since June 30, 2016 have been, in compliance with the terms of such material Company Permits. All such material Company Permits are in full force and effect in all material respects. The business of the Company and its Subsidiaries is not being, and at all times since June 30, 2016 has not been, conducted in material violation of any Law or Order. Since June 30, 2016 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notification or, to the Knowledge of the Company, oral notification from any Governmental Authority of any material violation of Law applicable to the Company or any of its Subsidiaries or by which any of their businesses, operations, properties or assets are bound.

Section 4.07 Litigation.

(a) As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or their respective directors or officers in their capacities as such, that, if determined adversely, would reasonably be likely to have a Company Material Adverse Effect.

(b) As of the date hereof, there is no Order outstanding against the Company or any of its Subsidiaries or their respective businesses that would reasonably be likely to have a Company Material Adverse Effect. Since June 30, 2016, neither the Company nor any of its Subsidiaries has been advised in writing by any Governmental Authority that it is considering issuing any Order that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

Section 4.08 Company Reports; Financial Statements.

(a) The Company has filed all Company Reports required to be filed with the SEC. As of their respective filing date or, if amended, as of the date of that last such amendment, each Company Report has complied with the applicable requirements of the Securities Act and the Exchange Act, as applicable, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. None of the Company Reports contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(b) The Company has made available (including via the SEC’s EDGAR system, as applicable) to CF Corp all of the Company Financial Statements. The Company Financial Statements fairly present, in conformity in all material respects with GAAP, in each case, consistently applied for the periods involved, the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the respective periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

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(c) There are no liabilities of the Company or any of its Subsidiaries, whether fixed, contingent or otherwise, other than liabilities (i) disclosed and provided for in the Company Balance Sheet or in the balance sheets included in the Company Reports filed prior to the date of this Agreement, (ii) incurred in the ordinary course of business since June 30, 2016, (iii) incurred on behalf of the Company in connection with the transactions contemplated by this Agreement or (iv) which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(d) The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) reasonably designed to ensure that information required to be disclosed by the Company in reports that its files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports.

(e) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (i) that receipts and expenditures are made in accordance with management’s authorization, (ii) that transactions are recorded as necessary to permit the preparation of financial statements for external purposes in accordance with GAAP and (iii) regarding prevention and timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

(f) The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board of Directors, (i)  all “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii)  any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For the purposes of this Section 4.08(f), the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Appendix A of Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(g) Since June 30, 2016, (i) neither the Company nor any of its Subsidiaries has received any material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any credible complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board of Directors or any committee thereof or to any director or officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.

(h) There are no “off balance sheet arrangements” as defined in Item 303 of Regulation S-K under the Securities Act, to which the Company or any of its Subsidiaries is a party.

Section 4.09 Absence of Certain Changes or Events. Except as contemplated by, or as disclosed in, this Agreement: (a) since September 30, 2016 through the date hereof, the Company and its Subsidiaries have conducted their businesses in the ordinary course in all material respects; and (b) since September 30, 2016, no Company Material Adverse Effect has occurred.

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Section 4.10 Contracts.

(a) Except for this Agreement, as of the date hereof, none of the Company or any of its Subsidiaries is a party to or bound by: (i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (in each case, other than a Benefit Plan); (ii) any Contract containing covenants binding upon the Company or any of its Subsidiaries that materially restricts the ability of the Company or any of its Subsidiaries to compete in any business or in any geographic area that is material to the Company and its Subsidiaries, taken as a whole, as of the date hereof; (iii) any Contract with respect to a material joint venture or material partnership agreement; (iv) any Contract which provides for any guarantee of third party obligations, other than any guarantees by the Company of its Subsidiaries’ obligations or guarantees by the Subsidiaries of the Company of the Company’s obligations; or (v) any Contract which provides for material payments to be made by the Company or any of its Subsidiaries upon a change in control thereof (other than a Benefit Plan), except in the case of clauses (i) through (v) for any (A) such Contract that may be canceled without material penalty by the Company or any of its Subsidiaries upon notice of one hundred and twenty (120) days or less and (B) information technology Contract. Each such Contract described in clauses (i) through (v) is referred to herein as a “Material Contract.”

(b) Each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. There is no default under any Material Contract by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

Section 4.11 Insurance Reports.

(a) A true and complete list as of the date hereof of all the Subsidiaries through which the Company conducts its material insurance operations (collectively, the “Company Insurance Entities”) is set forth in Section 4.11 of the Company Disclosure Letter. Since June 30, 2016, each of the Company Insurance Entities has filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively, the “Company SAP Statements”), except for such failures to file which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The financial statements included in the Company SAP Statements fairly present, in conformity in all material respects with SAP, in each case, consistently applied for the periods involved, the statutory financial position of the relevant Company Insurance Entity at the respective dates thereof and the results of operations of such Company Insurance Entity for the respective periods indicated, and no material deficiency has been asserted by any Governmental Authority with respect to any Company SAP Statements that has not been resolved prior to the date hereof. Except as indicated therein, all assets that are reflected as admitted assets on the Company SAP Statements comply with all applicable federal, state and local statutes and regulations regulating the business and products of insurance and all applicable orders and directives of insurance regulatory authorities (collectively, the “Insurance Laws”) with respect to admitted assets, as applicable, except for such failures to comply that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(b) The Reserves reported in the Company SAP Statements (i) were determined in accordance with generally accepted actuarial standards consistently applied throughout the specified period and (ii) are fairly stated in accordance with sound actuarial principles and applicable SAP, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The Company does not make

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any representation or warranty in this Section 4.11(b) or in any other provision of this Agreement to the effect that the Reserves will be sufficient or adequate for the purposes for which they were established or that such Reserves may not develop adversely or, subject to Section 4.13, that the reinsurance recoverables taken into account in determining the amount of the Reserves will be collectible.

Section 4.12 Insurance Business.

(a) All policies, binders, slips, certificates, guaranteed insurance contracts, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary documents in connection therewith) that are issued by a Company Insurance Entity, and any and all marketing materials are, to the extent required under applicable Insurance Laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable Laws, have been filed with and not objected to by such authority within the period provided for objection, except that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(b) A true and complete copy of the actuarial report referenced in Section 4.12(b) of the Company Disclosure Letter has been made available to CF Corp (the “Outside Actuarial Analysis”). To the Knowledge of the Company, the information and data furnished by the Company or any Company Insurance Entity to its outside actuary and used in the preparation of the Outside Actuarial Analysis were accurate in all material respects for the periods covered in the Outside Actuarial Analysis.

(c) Except to the extent prohibited by applicable Law, the Company has made available to CF Corp true and complete copies of (i) any material reports on financial examination (including draft reports where final reports are not yet available) and (ii) any material reports on market conduct examination (including draft reports where final reports are not yet available), in the case of each of (i) and (ii) delivered by any insurance regulatory authority in respect of any Company Insurance Entity since June 30, 2016 through the date hereof.

(d) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, since June 30, 2016, to the Knowledge of the Company, (i) each Producer, at the time such Producer sold or produced any Insurance Contract, was duly and appropriately appointed by a Company Insurance Entity, in compliance with applicable Law, to act as a Producer for a Company Insurance Entity and was duly and appropriately licensed as a Producer (for the type of business sold or produced by such Producer on behalf of a Company Insurance Entity), in each jurisdiction in which such Producer was required to be so licensed and no such Producer violated any term or provision of applicable Law relating to the sale or production of any Insurance Contract, (ii) no Producer has breached the terms of any agency or broker contract with a Company Insurance Entity or violated any Law or policy of a Company Insurance Entity in the solicitation, negotiation, writing, sale or production of business for any Company Insurance Entity and (iii) no Producer has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of applicable Law in connection with such Producer’s actions in his, her or its capacity as a Producer for a Company Insurance Entity or any enforcement or disciplinary proceeding alleging any such violation.

Section 4.13 Reinsurance. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (a) each Company Insurance Entity has appropriately taken credit in its Company SAP Statements pursuant to Insurance Laws for all reinsurance, coinsurance or excess insurance ceded pursuant to any reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance or similar arrangements (the “Reinsurance Contracts”) to which it is a party, (b) none of the applicable Company Insurance Entities or, to the Knowledge of the Company, any counterparty to any Reinsurance Contract is (with or without notice or lapse of time or both) in default or breach under the terms of such Reinsurance Contract, (c) none of the Company Insurance Entities or, to the Knowledge of the Company, any reinsurer under any Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and the financial condition of any

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such reinsurer is not impaired to the extent that a default thereunder is reasonably anticipated and (d) no written notice of intended cancellation has been received by any Company Insurance Entity from any such reinsurer, and there are no disputes under any Reinsurance Contract.

Section 4.14 Investment Assets.

(a) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) each of the investment assets owned by a Company Insurance Entity (the “Investment Assets”) complied in all respects with the investment policies and guidelines as in effect at the time such Investment Asset was acquired by the applicable Company Insurance Entity (the “Investment Guidelines”) and (ii) the Company and each of its Subsidiaries has good and marketable title in and to all of the Investment Assets it purports to own, free and clear of all Liens.

(b) As of the date hereof, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets and (ii) there are no material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which the Company or any of its Subsidiaries may be subject upon or after the Closing.

Section 4.15 Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company and each of its Subsidiaries:

(i) have timely filed or caused to be filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by such entities with the appropriate Governmental Authority in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are complete and correct;

(ii) have timely paid or caused to be paid all Taxes due and payable other than Taxes being contested in good faith and for which adequate reserves in accordance with GAAP have been established on the most recent Company Financial Statements; and

(iii) have complied with all applicable Tax Laws with respect to the withholding of Taxes.

(b) There are no pending audits with respect to any material Tax Returns of the Company or any of its Subsidiaries and no waivers of statutes of limitations in respect of material Taxes have been given or requested by the Company or any of its Subsidiaries that are currently outstanding.

(c) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, no Liens for Taxes have been filed against the Company or any of its Subsidiaries, except for Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves in accordance with GAAP have been established on the most recent Company Financial Statements.

(d) With respect to all taxable periods in which the applicable statute of limitations has not expired, no material unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed in writing against the Company or any of its Subsidiaries.

(e) Since April 6, 2011 through the date hereof, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

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(f) There are no agreements relating to the allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party, other than agreements with the Company or any of its Subsidiaries and other than agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business, the primary purpose of which does not relate to Taxes.

(g) Neither the Company nor any of its Subsidiaries is required to include any material amounts in income, or exclude any material item of deduction, after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business, (iii) election under Section 108(i) of the Code or (iv) adjustment pursuant to Section 481(a) or Section 807 of the Code with respect to a change in accounting method that occurred before the date hereof.

(h) Neither the Company nor any of its Subsidiaries has entered into a closing agreement or other similar agreement with a Governmental Authority relating to Taxes of the Company or any of its Subsidiaries with respect to a taxable period for which the statute of limitations is still open.

(i) Neither the Company nor any of its Subsidiaries has any material liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated, consolidated, combined or unitary group for Tax purposes under state, local or foreign Law (other than a group the common parent of which is the Company or any Subsidiary), or has any material liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor. None of Company Insurance Entities is included in any affiliated, consolidated, combined or unitary group for Tax purposes (other than a group the common parent of which is one of the Company Insurance Entities).

(j) Within the two-year period ending on the Closing Date, neither the Company nor any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(k) Each of the Company Insurance Entities is and has been a life insurance company under Section 816(a) of the Code and subject to United States federal income taxation under Section 801 of the Code. None of the Company Insurance Entities has a “policyholders surplus account” within the meaning of Section 815 of the Code which has a positive balance.

(l) Notwithstanding any other representation or warranty in this Article IV, the representations and warranties in this Section 4.15 and in Section 4.17 constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to Taxes.

Section 4.16 Related Party Transactions. Since June 30, 2016 through the date hereof, there has been no transaction, or series of related transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 4.17 Employee Benefit Plans.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of (i) each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries would reasonably be likely to have any material liability; and (ii) each other material employee benefit plan, program or arrangement, including any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance

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compensation plan, or employment or consulting agreement, for the benefit of any current or former employee or director of the Company or any of its Subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that the Company or any of its Subsidiaries presently sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries would reasonably be likely to have any material liability (each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, the Company has made available to CF Corp a true and complete copy of such Benefit Plan, including any amendments thereto, and a true and complete copy of the following items (in each case, only if applicable) (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (v) the most recently received IRS determination letter.

(c) Neither the Company nor any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code maintains, contributes to or sponsors (or has in the past six (6) years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA or an employee benefit plan that is subject to Section 302 or Title IV Plan of ERISA or Section 412 of the Code.

(d) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) each Benefit Plan has been operated and administered in accordance with its terms and applicable Law, including but not limited to ERISA and the Code, (ii) as of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, as applicable, or otherwise involving any such Benefit Plan (other than routine claims for benefits), (iii) with respect to each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) each such Benefit Plan has been determined to be so qualified and has received a favorable determination or opinion letter from the IRS with respect to its qualification, (B) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code, and (C) no event has occurred that would reasonably be likely to result in disqualification or adversely affect such exemption and (iv) no Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable Law.

(e) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former officer or employee of the Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such officer or employee and (ii) no amounts payable under the Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

Section 4.18 Labor Relations. None of the Company or any of its Subsidiaries is a party to or bound by any collective bargaining agreement. Since June 30, 2016 through the date hereof, there has been no strike or lockout affecting the Company or any of its Subsidiaries.

Section 4.19 Intellectual Property. Section 4.19 of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all patents and patent applications, trademark registrations and applications, copyright registrations and applications and domain name registrations, in each case which are owned by the Company or a Subsidiary of the Company as of the date hereof. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns, or is licensed or otherwise has the right to use, all Intellectual Property Rights that are used in

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and material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person, and, as of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing that the Company or any of its Subsidiaries is infringing the Intellectual Property Rights of any Person, except for such infringements, misappropriations, violations and claims that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing any Intellectual Property Rights owned by the Company or a Subsidiary of the Company in a manner that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

Section 4.20 Insurance Coverage. The Company and its Subsidiaries maintain policies of insurance in such amounts and against such risks as the Company believes to be commercially reasonable. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, all such insurance policies are in full force and effect and neither the Company nor any of its Subsidiaries is in breach or default under any such insurance policy.

Section 4.21 Real Property. Section 4.21 of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each lease and/or sublease to which the Company or any of its Subsidiaries is a party. Other than the leases and/or subleases set forth in Section 4.21 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns or holds any interest in any real property.

Section 4.22 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (a) neither the Company nor any Subsidiary has received written notice from any Governmental Authority or other Person alleging that the Company or any Subsidiary is in violation of any applicable Environmental Law and (b) the Company and its Subsidiaries are in compliance with applicable Environmental Laws.

Section 4.23 Proxy or Information Statement. The Company Proxy Statement or the Information Statement, as applicable, will, if and when filed with the SEC and at the time it is mailed to the Company Stockholders comply as to form in all material respects with the applicable requirements of the Exchange Act. None of the information provided by the Company to be included in the Company Proxy Statement, the CF Corp Proxy Statement or the Information Statement, as applicable, at the date it is first mailed to the Company Stockholders or the CF Corp Shareholders, and at the time of the Company Stockholders Meeting and/or the CF Corp Shareholders Meeting, as applicable, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its Subsidiaries shall occur which is required to be described in the Company Proxy Statement, the CF Corp Proxy Statement or the Information Statement, as applicable, such event shall be so described, and an amendment or supplement shall be filed with the SEC and, if required by Law, disseminated to the Company Stockholders and the CF Corp Shareholders. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by CF Corp, Parent or Merger Sub that is contained or incorporated by reference in any of the foregoing documents.

Section 4.24 Takeover Statutes. Assuming the accuracy of the representations and warranties of CF Corp, Parent and Merger Sub contained in Section 5.18, the Company Board of Directors has taken or shall have taken all action prior to the Closing, to ensure that no restrictions included in any “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation (including Section 203 of the DGCL) enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated hereby.

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Section 4.25 Termination of Prior Transaction. The Company has terminated the Prior Transaction Merger Agreement in accordance with its terms and, to the Knowledge of the Company, has no material further liabilities or obligations thereunder.

Section 4.26 Financial Advisor Opinion. Each of Credit Suisse Securities (USA) LLC and Rothschild Inc. has delivered to the Company Board of Directors its opinion to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders (other than CF Corp, Parent and their respective Affiliates and FS Holdco II Ltd.) of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 4.27 Brokers. No broker, finder or investment banker (other than Credit Suisse Securities (USA) LLC, Jefferies LLC and Rothschild Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees.

Section 4.28 No Other Representation or Warranty. Except for the representations and warranties expressly contained in this Article IV, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided to CF Corp, Parent, Merger Sub or their Representatives or Affiliates in connection with the transactions contemplated hereby. Neither the Company nor any other Person will have or be subject to any liability to CF Corp, Parent, Merger Sub or any other Person resulting from the distribution to CF Corp, Merger Sub or their respective Representatives or Affiliates, or CF Corp’s, Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or any other material made available to CF Corp, Parent, Merger Sub or their Representatives or Affiliates in certain “data rooms” or management presentations in connection with CF Corp’s, Parent’s and Merger Sub’s consideration and review of the transactions contemplated hereby, unless any such information is expressly included in a representation or warranty contained in this Article IV. Except for the representations and warranties contained in Article V, the Company acknowledges that none of CF Corp, Parent, Merger Sub or any Person on behalf of CF Corp, Parent or Merger Sub makes any other express or implied representation or warranty with respect to CF Corp, Parent or Merger Sub or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CF CORP, PARENT AND MERGER SUB

Except as set forth in the CF Corp Disclosure Letter (it being understood that any information set forth in one section or subsection of the CF Corp Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the CF Corp Disclosure Letter to the extent reasonably relevant to such Section or subsection), CF Corp, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.01 Organization and Good Standing. Each of CF Corp and its Subsidiaries, including Parent and Merger Sub, (i) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, except where any failure to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be likely to have a CF Corp Material Adverse Effect, (ii) has full corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not,

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individually or in the aggregate, reasonably be likely to have a CF Corp Material Adverse Effect, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a CF Corp Material Adverse Effect.

Section 5.02 Authority for Agreement. Each of CF Corp, Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by CF Corp, Parent and Merger Sub of this Agreement, and the consummation by CF Corp, Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of CF Corp, Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of CF Corp, Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than solely the CF Corp Required Vote). This Agreement has been duly executed and delivered by CF Corp, Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of CF Corp, Parent and Merger Sub enforceable against CF Corp, Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against CF Corp, Parent or Merger Sub by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (b) the exercise by courts of equity powers.

Section 5.03 Capitalization.

(a) The authorized capital stock of CF Corp consists of 400,000 shares of Class A ordinary shares, par value $0.0001 per share (“CF Corp Class A Shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (“CF Corp Class B Shares” and, together with the CF Corp Class A Shares, the “CF Corp Ordinary Shares”) and 1,000,000 preferred shares, par value $0.0001 per share (the “CF Corp Preferred Shares” and, together with the CF Corp Ordinary shares, the “CF Corp Shares”). As of the date hereof, 69,000,000 CF Corp Class A Shares, 15,000,000 CF Corp Class B Shares and no CF Corp Preferred Shares are issued and outstanding. All outstanding CF Corp Shares are, and any additional CF Corp Shares issued by CF Corp after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth in this Section 5.03(a), there are no outstanding shares of capital stock of or other voting securities or ownership interests in CF Corp.

(b) As of the date hereof, 50,300,000 warrants, each entitling the holder thereof to purchase one CF Corp Class A Share at a price of $11.50, are issued and outstanding.

Section 5.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by CF Corp, Parent and Merger Sub do not, and the performance of this Agreement by CF Corp, Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not (subject to receipt of the CF Corp Required Vote), (i) conflict with or violate the certificate of incorporation, by-laws or the equivalent charter documents of CF Corp, Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 5.04(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 4.05(b), conflict with or violate any Law applicable to CF Corp or its Subsidiaries or by which any property or asset of CF Corp or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach

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of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which CF Corp or any of its Subsidiaries is entitled under, any Contract to which CF Corp or any of its Subsidiaries is a party or by which CF Corp or any of its Subsidiaries, or any property or asset of CF Corp or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of CF Corp or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be likely to have a CF Corp Material Adverse Effect.

(b) The execution and delivery of this Agreement by CF Corp, Parent and Merger Sub do not, and the performance of this Agreement by CF Corp, Parent and Merger Sub will not, require any action, consent, approval, authorization, waiver or permit of, or filing with or notification to, or registration or qualification with, any Governmental Authority, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, (ii) the HSR Act, (iii) the New York Stock Exchange or Nasdaq, (iv) filing and recordation of the Certificate of Merger, as required by the DGCL, (v) the consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 5.04(b) of the CF Corp Disclosure Letter and (vi) such other consents, approvals, authorizations, waivers, permits, filings and notifications that would not, individually or in the aggregate, reasonably be likely to have a CF Corp Material Adverse Effect.

Section 5.05 Compliance. CF Corp and its Subsidiaries, including Merger Sub, hold all CF Corp Permits and are in compliance with the terms of such CF Corp Permits, except where the failure to hold or be in compliance with such CF Corp Permits would not, individually or in the aggregate, reasonably be likely to have a CF Corp Material Adverse Effect. The business of CF Corp and its Subsidiaries, including Merger Sub, is not being conducted in violation of any Law or Order, except for violations that would not, individually or in the aggregate, reasonably be likely to have a CF Corp Material Adverse Effect. No investigation or review by any Governmental Authority with respect to CF Corp or any of its Subsidiaries or their respective business is pending or, to the Knowledge of CF Corp, threatened in writing that would, individually or in the aggregate, reasonably be likely to have a CF Corp Material Adverse Effect.

Section 5.06 Litigation.

(a) As of the date hereof, there is no Action pending or, to the Knowledge of CF Corp, threatened in writing against CF Corp or any of its Subsidiaries, including Merger Sub, that, if determined adversely, would, individually or in the aggregate, reasonably be likely to have a CF Corp Material Adverse Effect.

(b) As of the date hereof, there is no Order outstanding against CF Corp or any of its Subsidiaries, including Merger Sub, or their respective businesses that would, individually or in the aggregate, reasonably be likely to have a CF Corp Material Adverse Effect.

Section 5.07 No Regulatory Impediments.

(a) CF Corp has no reason to believe that any facts or circumstances related to its or its Affiliates’ identity, financial condition, jurisdiction of domicile or regulatory status will impair or delay its ability to promptly obtain the consents, approvals, authorizations and waivers set forth in Section 5.04(b).

(b) Since December 31, 2016, no CF Corp Material Adverse Effect has occurred.

Section 5.08 CF Corp Reports; Financial Statements.

(a) CF Corp has filed all CF Corp Reports required to be filed with the SEC. As of their respective filing date or, if amended, as of the date of that last such amendment, each CF Corp Report has complied with the

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applicable requirements of the Securities Act and the Exchange Act, as applicable, except as would not, individually or in the aggregate, reasonably be likely to have a CF Corp Material Adverse Effect. None of the CF Corp Reports contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(b) CF Corp has made available (including via the SEC’s EDGAR system, as applicable) to the Company all of the CF Corp Financial Statements. The CF Corp Financial Statements fairly present, in conformity in all material respects with GAAP, in each case, consistently applied for the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of CF Corp at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the respective periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

(c) There are no liabilities of CF Corp or any of its Subsidiaries, whether fixed, contingent or otherwise, other than liabilities (i) disclosed and provided for in the CF Corp Balance Sheet or in the balance sheets included in the CF Corp Reports filed prior to the date of this Agreement, (ii) incurred in the ordinary course of business since June 30, 2016, (iii) incurred on behalf of CF Corp in connection with the transactions contemplated by this Agreement or (iv) which would not, individually or in the aggregate, reasonably be likely to have a CF Corp Material Adverse Effect.

(d) CF Corp maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) reasonably designed to ensure that information required to be disclosed by CF Corp in reports that its files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the management of CF Corp as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the CF Corp Reports.

(e) CF Corp maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (i) that receipts and expenditures are made in accordance with management’s authorization, (ii) that transactions are recorded as necessary to permit the preparation of financial statements for external purposes in accordance with GAAP and (iii) regarding prevention and timely detection of the unauthorized acquisition, use or disposition of CF Corp’s assets that could have a material effect on the financial statements.

(f) Since June 30, 2016, (i) neither CF Corp nor any of its Subsidiaries has received any material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of CF Corp or any of its Subsidiaries or their respective internal accounting controls, including any credible complaint, allegation, assertion or claim that CF Corp or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CF Corp or any of its Subsidiaries, whether or not employed by CF Corp or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by CF Corp or any of its Subsidiaries or their respective officers, directors, employees or agents to CF Corp’s Board of Directors or any committee thereof or to any director or officer of CF Corp pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.

(g) There are no “off balance sheet arrangements” as defined in Item 303 of Regulation S-K under the Securities Act, to which CF Corp is a party.

Section 5.09 Financial Capability. The aggregate proceeds from the Equity Financing, together with the amounts to be contributed to CF Corp from the Trust Account and the proceeds of the FP Financing, constitute

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all of the financing required for the consummation of the transactions contemplated by this Agreement and are sufficient to permit CF Corp to fund the Merger Consideration set forth in Article II and any other amounts payable by CF Corp, Parent, Merger Sub, the Surviving Corporation or any of their respective Subsidiaries in connection with this Agreement and the transactions contemplated hereby.

Section 5.10 Equity Financing.

(a) CF Corp has delivered to the Company true, correct and complete copies of the fully executed equity commitment letters from each of the Blackstone Fund, GSO Fund and FNF (collectively, the “Equity Providers”), dated as of the date hereof (including all exhibits, schedules, annexes and amendments thereto as of the date of this Agreement, the “Equity Commitment Letters”) pursuant to which each of the Equity Providers has committed, subject to the terms and conditions therein, to provide equity financing to Parent in the amounts set forth therein for purpose of funding the transactions contemplated hereby (the “Equity Financing”). The Equity Commitment Letters provide, and will continue to provide, that the Company is a third party beneficiary thereof.

(b) The Equity Commitment Letters are in full force and effect and are legal, valid and binding obligations of CF Corp and the Equity Providers, enforceable in accordance with their respective terms. As of the date of this Agreement, the Equity Commitment Letters have not been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification is contemplated.

(c) As of the date of this Agreement, neither CF Corp nor any Equity Provider has committed any breach of any of its covenants or other obligations set forth in, or is in default under, the Equity Commitment Letters, and to the Knowledge of CF Corp, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be likely to (i) constitute or result in a breach or default on the part of any Person under the Equity Commitment Letters, (ii) constitute or result in a failure by CF Corp or the Equity Providers to satisfy a condition precedent to or other contingency to be satisfied by CF Corp or the Equity Providers set forth in the Equity Commitment Letters, (iii) make any of the statements by CF Corp or the Equity Providers set forth in the Equity Commitment Letters inaccurate in any material respect or (iv) subject to the satisfaction (or waiver by CF Corp, CF Corp and Merger Sub) of the conditions set forth in Section 7.01 and Section 7.02, otherwise result in any portion of the Equity Financing not being available.

(d) As of the date of this Agreement, none of CF Corp, Parent or Merger Sub has received any notice or other communication from the Equity Providers with respect to (i) any actual or potential breach or default on the part of CF Corp or the Equity Providers, (ii) any actual or potential failure by CF Corp or the Equity Providers to satisfy any condition precedent or other contingency to be satisfied by CF Corp or the Equity Providers set forth in the Equity Commitment Letters or (iii) any intention of the Equity Providers to terminate the Equity Commitment Letters or to not provide all or any portion of the Equity Financing. As of the date hereof, subject to the satisfaction (or waiver by CF Corp, Parent and Merger Sub) of the conditions set forth in Section 7.01 and Section 7.02, CF Corp, Parent and Merger Sub (A) have no reason to believe CF Corp will not be able to satisfy on a timely basis each term and condition to be satisfied by CF Corp relating to the closing or funding of the Equity Financing, (B) know of no fact, occurrence, circumstance or condition that would reasonably be likely to (1) cause the Equity Commitment Letters to terminate, to be withdrawn, modified, repudiated or rescinded or to be or become ineffective, (2) cause any of the terms or conditions to be satisfied by CF Corp relating to the closing or funding of any portion of the Equity Financing not to be met or complied with, or (3) otherwise cause the full amount (or any portion) of the funds contemplated to be available under the Equity Commitment Letters to not be available to CF Corp, Parent and Merger Sub on a timely basis (and in any event as of the Closing) and (C) know of no potential impediment to the funding of any of the payment obligations of CF Corp, Parent or Merger Sub under this Agreement.

(e) There are no, and there will not be any, conditions precedent or other contingencies related to the obligation of any party to the Equity Commitment Letters to fund or invest, as applicable, the full amount (or any

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portion) of the Equity Financing, other than as expressly set forth in the Equity Commitment Letters as in effect on the date hereof (the “Disclosed Conditions”). Other than the Disclosed Conditions, neither the Equity Providers nor any other Person has any right to impose, and none of the Equity Providers, CF Corp, Parent, Merger Sub, the Company or any Subsidiary obligor have any obligation to accept, any condition precedent to any funding of the Equity Financing nor any reduction to the aggregate amount available under the Equity Commitment Letters (nor any term or condition which would have the effect of reducing the aggregate amount available under the Equity Commitment Letters). There are no side letters and (except for the Equity Commitment Letters) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Equity Providers or any other Person relating to the Equity Financing or the Equity Commitment Letters that, in each case, could permit the Equity Providers to reduce their commitments with respect to the Equity Financing. Other than as set forth in the Equity Commitment Letters, there are no conditions precedent relating to the funding of the full amount of the Equity Financing that would reasonably be likely to, (i) impair the validity of the Equity Commitment Letters, (ii) reduce the aggregate amount of the Equity Financing, (iii) prevent or delay the consummation of the transactions contemplated hereby, (iv) cause the Equity Commitment Letters to be ineffective, or (v) otherwise result in the Equity Financing not being available on a timely basis in order to consummate the transactions contemplated hereby.

Section 5.11 Forward Purchase Agreements.

(a) CF Corp has delivered to the Company true, correct and complete copies of the fully executed forward purchase agreements between CF Corp, solely for the purposes of Section 6 thereof, CF Capital Growth, LLC, and each of the counterparties parties thereto (collectively, the “Forward Purchasers”) (including all exhibits, schedules, annexes and amendments thereto as of the date of this Agreement, the “Forward Purchase Agreements”) pursuant to which each of the Forward Purchasers has committed, subject to the terms and conditions therein, to provide equity financing to CF Corp in the amounts set forth therein for purpose of funding the transactions contemplated hereby (the “FP Financing”).

(b) The Forward Purchase Agreements are in full force and effect and are legal, valid and binding obligations of CF Corp and the Forward Purchasers, enforceable in accordance with their respective terms. As of the date of this Agreement, the Forward Purchase Agreements have not been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification is contemplated.

(c) As of the date of this Agreement, neither CF Corp nor the Forward Purchasers has committed any breach of any of its covenants or other obligations set forth in, or is in default under, the Forward Purchase Agreements, and to Knowledge of CF Corp no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be likely to (i) constitute or result in a breach or default on the part of any Person under the Forward Purchase Agreements, (ii) constitute or result in a failure by CF Corp or the Forward Purchasers to satisfy a condition precedent to or other contingency to be satisfied by CF Corp or the Forward Purchasers set forth in the Forward Purchase Agreements, (iii) make any of the statements by CF Corp or the Forward Purchasers set forth in the Forward Purchase Agreements inaccurate in any material respect or (iv) subject to the satisfaction (or waiver by CF Corp, Parent and Merger Sub) of the conditions set forth in Section 7.01 and Section 7.02 of this Agreement and the FP Disclosed Conditions, otherwise result in any portion of the FP Financing not being available.

(d) As of the date of this Agreement, none of CF Corp, Parent or Merger Sub has received any notice or other communication from the Forward Purchasers with respect to (i) any actual or potential breach or default on the part of CF Corp or the Forward Purchasers, (ii) any actual or potential failure by CF Corp or the Forward Purchasers to satisfy any condition precedent or other contingency to be satisfied by CF Corp or the Forward Purchasers set forth in the Forward Purchase Agreements or (iii) any intention of the Forward Purchasers to terminate the Forward Purchase Agreements or to not provide all or any portion of the FP Financing. As of the date hereof, subject to the satisfaction (or waiver by CF Corp, Parent and Merger Sub) of the conditions set forth

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in Section 7.01 and Section 7.02 of this Agreement and the FP Disclosed Conditions, CF Corp, Parent and Merger Sub (A) have no reason to believe CF Corp will not be able to satisfy on a timely basis each term and condition to be satisfied by CF Corp relating to the closing or funding of the FP Financing, (B) know of no fact, occurrence, circumstance or condition that would reasonably be likely to (1) cause the Forward Purchase Agreements to terminate, to be withdrawn, modified, repudiated or rescinded or to be or become ineffective, (2) cause any of the terms or conditions to be satisfied by CF Corp relating to the closing or funding of any portion of the FP Financing not to be met or complied with, or (3) otherwise cause the full amount (or any portion) of the funds contemplated to be available under the Forward Purchase Agreements to not be available to CF Corp, Parent and Merger Sub on a timely basis (and in any event as of the Closing) and (C) know of no potential impediment to the funding of any of the payment obligations of CF Corp, Parent or Merger Sub under this Agreement.

(e) There are no, and there will not be any, conditions precedent or other contingencies related to the obligation of any party to the Forward Purchase Agreements to fund or invest, as applicable, the full amount (or any portion) of the FP Financing, other than as expressly set forth in the Forward Purchase Agreements as in effect on the date hereof (the “FP Disclosed Conditions”). Other than the FP Disclosed Conditions, neither the Forward Purchasers nor any other Person has any right to impose, and none of the Forward Purchasers, CF Corp, Parent, Merger Sub, the Company or any Subsidiary obligor have any obligation to accept, any condition precedent to any funding of the FP Financing nor any reduction to the aggregate amount available under the Forward Purchase Agreements (nor any term or condition which would have the effect of reducing the aggregate amount available under the Forward Purchase Agreements). There are no side letters and (except for the Forward Purchase Agreements) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Forward Purchasers or any other Person relating to the FP Financing or the Forward Purchase Agreements that, in each case, could permit the Forward Purchasers to reduce their commitments with respect to the FP Financing. Other than as set forth in the Forward Purchase Agreements, there are no conditions precedent relating to the funding of the full amount of the FP Financing that would reasonably be likely to, (i) impair the validity of the Forward Purchase Agreements, (ii) reduce the aggregate amount of the FP Financing, (iii) prevent or delay the consummation of the transactions contemplated hereby, (iv) cause the Forward Purchase Agreements to be ineffective, or (v) otherwise result in the FP Financing not being available on a timely basis in order to consummate the transactions contemplated hereby.

Section 5.12 Trust Account.

(a) CF Corp has delivered to the Company a true, correct and complete copy of the fully executed Trust Agreement. As of the date of this Agreement, CF Corp has at least $690,000,000 in the Trust Account, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Trust Agreement.

(b) The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of CF Corp and the Trustee, enforceable in accordance with its terms. As of the date of this Agreement, the Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated.

(c) There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the CF Corp Reports to be inaccurate in any material respect or (ii) entitle any Person (other than shareholders of CF Corp holding CF Corp Shares sold in CF Corp’s initial public offering who shall have elected to redeem their CF Corp Shares pursuant to CF Corp’s Amended and Restated Articles of Association) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account and (B) to redeem CF Corp Shares in accordance with the provisions of CF Corp’s Amended and Restated Articles of Association.

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(d) There is no Action pending or, to the Knowledge of CF Corp, threatened in writing with respect to the Trust Account.

Section 5.13 Debt Financing.

(a) Parent has delivered to the Company true, correct and complete copies of a fully executed debt commitment letter, dated as of May 24, 2017 (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and as amended from time to time after the date hereof in compliance with Section 6.10(b), the “Debt Commitment Letter”) from the lenders party thereto (collectively, the “Committed Lenders”) and the arrangers party thereto (collectively, the “Lead Arrangers”), pursuant to which the Committed Lenders have committed, subject to the terms and conditions set forth therein, to provide to CF Corp the Debt Financing in cash in the aggregate amount set forth in the Debt Commitment Letter. A true, correct and complete copy of the fee letter related to the Debt Commitment Letter has been provided to the Company, except that the existence and/or amount of fees, flex provisions, pricing terms, pricing caps and other commercially sensitive numbers specified therein have been redacted; provided, however, that in no event shall any terms relating to conditions precedent to the funding of the Debt Financing be redacted (such fee letter, the “Fee Letter”).

(b) The Debt Commitment Letter is in full force and effect and is a legal, valid and binding obligation of CF Corp and, to the Knowledge of CF Corp, each other party thereto, enforceable in accordance with its terms. As of the date hereof, none of the commitments contained in the Debt Commitment Letter have been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification is contemplated, except as permitted by Section 6.10 hereof.

(c) As of the date hereof, neither CF Corp nor, to the Knowledge of CF Corp, any other counterparty thereto, has committed any breach of any of its covenants or other obligations set forth in, or is in default under, the Debt Commitment Letter, and to the Knowledge of CF Corp, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be likely to (i) constitute or result in a breach or default on the part of any Person under the Debt Commitment Letter, (ii) constitute or result in a failure to satisfy a condition precedent to or other contingency to be satisfied set forth in the Debt Commitment Letter, (iii) make any of the statements set forth in the Debt Commitment Letter inaccurate in any material respect or (iv) subject to the satisfaction (or waiver by CF Corp, Parent and Merger Sub) of the conditions set forth in Section 7.01 and Section 7.02, otherwise result in any portion of the Debt Financing not being available.

(d) As of the date hereof, none of CF Corp, Parent or Merger Sub has received any notice or other communication from any party to the Debt Commitment Letter with respect to (i) any actual or threatened breach or default on the part of CF Corp or any other party to the Debt Commitment Letter, (ii) any actual or threatened failure to satisfy any condition precedent to the availability of the Debt Financing pursuant to the terms of the Debt Commitment Letter or (iii) any intention of such party to terminate the Debt Commitment Letter or to not provide all or any portion of amount committed to be provided by such party pursuant to the terms of the Debt Financing. As of the date hereof, subject to the satisfaction (or waiver by CF Corp, Parent and Merger Sub) of the conditions set forth in Section 7.01 and Section 7.02, CF Corp, Parent and Merger Sub (both before and after giving effect to any “market flex” provisions contained in the Debt Commitment Letter): (A) have no reason to believe CF Corp, Parent, Merger Sub or any of their respective Affiliates will not be able to satisfy on a timely basis each term and condition to be satisfied by any of them relating to the closing or funding of the Debt Financing, (B) know of no fact, occurrence, circumstance or condition that would reasonably be likely to (1) cause the Debt Commitment Letter to terminate, to be withdrawn, modified, repudiated or rescinded or to be or become ineffective, (2) cause any of the terms or conditions to be satisfied by CF Corp, Parent, Merger Sub or any of their respective Affiliates relating to the closing or funding of any portion of the Debt Financing not to be met or complied with, or (3) otherwise cause the full amount (or any portion) of the funds contemplated to be available under the Debt Commitment Letter to not be available to CF Corp, Parent and Merger Sub on a timely basis (and in any event as of the Closing) and (C) know of no potential impediment to the funding of any of the

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payment obligations of CF Corp, Parent or Merger Sub under this Agreement. CF Corp, Parent and/or Merger Sub have fully paid any and all commitment fees or other fees or deposits required by the Debt Commitment Letter to be paid on or before the date hereof, and CF Corp, Parent or Merger Sub will pay when due all other commitment or other fees arising under the Debt Commitment Letter as and when they become payable.

(e) There are no, and there will not be any, conditions precedent or other contingencies related to the Debt Financing as contemplated by the Debt Commitment Letter other than as expressly set forth in the Debt Commitment Letter or the Fee Letter (the “Debt Disclosed Conditions”). Other than the Debt Disclosed Conditions, no Debt Financing Source nor any other Person has any right to impose, and none of the Equity Providers, CF Corp, Parent, Merger Sub, the Company or any Subsidiary obligor have any obligation to accept, any condition precedent to any funding of the Debt Financing nor any reduction to the aggregate amount available under the Debt Commitment Letter (nor any term or condition which would have the effect of reducing the aggregate amount available under the Debt Commitment Letter). Other than the Debt Commitment Letter and the Fee Letter, neither CF Corp nor any of its Affiliates has entered into any agreement, side letter or other contractual arrangement (in each case, whether oral or written), relating to the Debt Financing, other than (i) as set forth in the Debt Commitment Letters and the Fee Letter, (ii) customary administrative agent engagement letters or non-disclosure agreements which do not impact the conditionality of the Debt Financing or (iii) those that would not be reasonably expected to adversely affect the availability of any portion of the Debt Financing and which do not impact the conditionality of the Debt Financing. Other than as set forth in the Debt Commitment Letter or the Fee Letter, there are no conditions precedent relating to the funding of the full amount of the Debt Financing that would reasonably be likely to, (i) impair the validity of the Debt Commitment Letter, (ii) reduce the aggregate amount of the Debt Financing, (iii) prevent or delay the consummation of the transactions contemplated hereby, (iv) cause the Debt Commitment Letter to be ineffective, or (v) otherwise result in the Debt Financing not being available on a timely basis in order to consummate the transactions contemplated hereby.

(f) The aggregate proceeds from the Debt Financing constitute all of the financing required to (i) repay, redeem and/or refinance all outstanding amounts under the Company Existing Indenture and the Company Existing Credit Agreement (assuming all such amounts were required to be repaid or redeemed) and (ii) pay all fees, costs and expenses to be paid by CF Corp, Parent, Merger Sub or the Surviving Corporation relating to the Debt Financing (clauses (i) and (ii) are collectively referred to herein as the “Refinancing”).

Section 5.14 Limited Guaranties. CF Corp has delivered to the Company true, correct and complete copies of the fully executed Limited Guaranties. Each of the Limited Guaranties is in full force and effect and is a legal, valid and binding obligation of the parties thereto, enforceable in accordance with their respective terms.

Section 5.15 Information Letter Agreements. CF Corp has delivered to the Company true, correct and complete copies of the fully executed Information Letter Agreements. The Information Letter Agreements are in full force and effect and are legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms.

Section 5.16 Interim Operations.

(a) CF Bermuda Holdings Limited, a Bermuda exempted company (“Topco”), is a wholly owned direct subsidiary of CF Corp. Parent is a wholly owned direct subsidiary of Topco and Merger Sub is a wholly owned direct subsidiary of Parent. Topco, Parent and Merger Sub were formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and have, and immediately prior to the Effective Time will have, engaged in no business or incurred any liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

(b) CF Corp has not engaged in any business activity, other than (i) as described in the CF Corp Reports and (ii) in connection with the evaluation, negotiation and consummation of the transactions contemplated hereby.

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Section 5.17 Ownership of Shares. Neither CF Corp nor any of its Subsidiaries, including Merger Sub, beneficially owns (within the meaning of Section 13 of the Exchange Act), or will prior to the Closing Date beneficially own, any shares of Company Common Stock, or is a party, or will prior to the Closing Date become a party, to any Contract (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

Section 5.18 Vote/Approval Required.

(a) No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Agreement or the Merger or the transactions contemplated hereby.

(b) The CF Corp Required Vote is the only vote of the holders of any class of CF Corp’s capital stock necessary to approve the transactions contemplated by this Agreement.

Section 5.19 Proxy or Information Statement. The CF Corp Proxy Statement will, when filed with the SEC and at the time it is mailed to the CF Corp Shareholders comply as to form in all material respects with the applicable requirements of the Exchange Act. None of the information provided by CF Corp to be included in the Company Proxy Statement, the CF Corp Proxy Statement or the Information Statement, as applicable, at the date it is first mailed to the CF Corp Shareholders or the Company Stockholders, and at the time of the CF Corp Shareholders Meeting or the Company Stockholders Meeting, as applicable, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to CF Corp shall occur which is required to be described in the Company Proxy Statement, the CF Corp Proxy Statement or the Information Statement, as applicable, such event shall be so described, and an amendment or supplement shall be filed with the SEC and, if required by Law, disseminated to the CF Corp Shareholders and Company Stockholders. Notwithstanding the foregoing, CF Corp makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.

Section 5.20 CF Corp Nasdaq Listing. The issued and outstanding CF Corp Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no Action or investigation pending or, to the Knowledge of CF Corp, threatened against CF Corp by Nasdaq or the SEC with respect to any intention by such entity to deregister the CF Corp Class A Shares or prohibit or terminate the listing of CF Corp Class A Shares on Nasdaq. CF Corp has taken no action designed to terminate the registration of CF Corp Class A Shares under the Exchange Act.

Section 5.21 Brokers. No broker, finder or investment banker (other than Lazard Frères & Co. LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of CF Corp, Parent or Merger Sub or any of their respective directors, officers or employees.

Section 5.22 No Other Representation or Warranty. Except for the representations and warranties expressly contained in this Article V, none of CF Corp, Parent or Merger Sub nor any other Person on behalf of CF Corp, Parent or Merger Sub makes any express or implied representation or warranty with respect to CF Corp, Parent or Merger Sub or their respective Subsidiaries or their respective businesses or with respect to any other information provided to the Company or its Representatives or Affiliates in connection with the transactions contemplated hereby. Except for the representations and warranties contained in Article IV, each of CF Corp, Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other

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information provided or made available to CF Corp, Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement until the Closing or earlier termination of this Agreement, except as otherwise expressly contemplated or permitted by this Agreement, as set forth in Section 6.01 of the Company Disclosure Letter, as required by applicable Law or Order, or with the prior written consent of CF Corp (which consent shall not be unreasonably withheld, delayed or conditioned), (x) the Company shall and shall cause each of its Subsidiaries to conduct their respective businesses and operations in the ordinary course of business in all material respects consistent with past practices, (y) subject to the limitations, restrictions and prohibitions set forth in clauses (a) through (w) of this Section 6.01, the Company shall use its reasonable best efforts to preserve intact its business organization and, its assets, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, reinsurers, agents, service providers and others having business dealings with it, and (z) the Company shall not and shall cause each of its Subsidiaries not to:

(a) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its Subsidiaries’ capital stock, other than (i) any dividends or distributions by a Subsidiary of the Company to the Company or to any other Subsidiary of the Company or (ii) quarterly cash dividends paid by the Company on the Company Common Stock not in excess of $0.065 per share, per quarter, with record and payment dates generally consistent with the timing of record and payment dates in the most recent comparable prior year fiscal quarter prior to the date of this Agreement;

(b) adjust, split, combine, subdivide or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its Subsidiaries;

(c) repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any Company Stock Rights;

(d) issue, deliver, offer, grant or sell any shares of its capital stock, Company Stock Rights or Subsidiary Stock Rights, other than the issuance of shares of Company Common Stock upon the vesting or exercise of Company Stock Options, Company Performance RSUs or Company Restricted Stock Rights outstanding as of the date hereof in accordance with the terms thereof;

(e) amend the Company Certificate of Incorporation or Company By-laws or equivalent organizational documents of the Company’s Subsidiaries;

(f) purchase an equity interest in, or a portion of the assets of, any Person or any division or business thereof or merge, combine, amalgamate or consolidate with any Person, in each case, other than (i) any such action solely between or among the Company and its wholly-owned Subsidiaries or solely between or among two or more wholly-owned Subsidiaries of the Company, (ii) in the ordinary course of business consistent with past practice with consideration not to exceed $2,000,000 individually or in the aggregate or (iii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines in effect as of the date hereof;

(g) sell, lease, license, allow to lapse, abandon, mortgage, encumber or otherwise dispose of, discontinue, abandon or fail to maintain any of its properties or assets (including capital stock of any Subsidiary of the

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Company) that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than the sale or other disposition or any lease or license of assets (other than the capital stock of any Subsidiary of the Company) (i) solely between or among the Company and its wholly-owned Subsidiaries or solely between or among two or more wholly-owned Subsidiaries of the Company or (ii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines as in effect as of the date of this Agreement;

(h) incur, create or assume any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), other than (i) guarantees by the Company of permitted Indebtedness of its wholly-owned Subsidiaries or guarantees by the wholly-owned Subsidiaries of the Company of permitted Indebtedness of the Company, (ii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines as in effect as of the date of this Agreement or (iii) borrowings under the Company Existing Credit Agreement; provided that the Company shall consult with CF Corp before making any such borrowings under the Company Existing Credit Agreement in excess of $25,000,000;

(i) make any loans, advance or capital contributions to, or investments in, any Person, other than (i) the Company or any of its wholly-owned Subsidiaries, or (ii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines as in effect as of the date of this Agreement;

(j) settle, commence or discharge any material Action made or pending against the Company or any of its Subsidiaries, or any of their respective directors or officers in their capacities as such, other than the settlement of Actions that would not reasonably be expected to prohibit or materially restrict the Company and its Subsidiaries from operating their business in substantially the same manner as operated on the date of this Agreement or require the waiver or release of any material rights or claims;

(k) cancel any material Indebtedness or waive any material benefits, claims or rights in connection therewith, in each case, other than in the ordinary course of business consistent with past practice;

(l) make any material change (i) in any accounting methods, principles or practices (including such methods, principles or practices relating to the estimation of Reserves), (ii) to the Investment Guidelines of the Company Insurance Entities as in effect as of the date of this Agreement, or (iii) to any of the actuarial, underwriting, claims administration or reinsurance policies, practices or principles of any Company Insurance Entity, in each case, except as required by GAAP or SAP;

(m) conduct any material revaluation of any asset, including any material writing-off of accounts receivable or reinsurance recoverables, other than as required by GAAP or SAP;

(n) except as required by a Benefit Plan as of the date hereof, grant any increases in the compensation or benefits of any of its directors, officers or employees;

(o) except as required by a Benefit Plan as of the date hereof, (i) make any grant of, or increase in, any severance or enter into any agreements or understandings concerning any type of compensation (whether present, deferred, or contingent) that is based on or otherwise relates to any acquisition, merger, consolidation, sale, or other disposition of all or substantially all of the assets of the Company payable to any director, officer or employee, (ii) accelerate the time of payment or vesting of, or the lapsing of any restrictions with respect to, or fund or otherwise secure the payment of, any compensation or material benefits under any Benefit Plan, or (iii) establish, adopt, enter into, amend or terminate any material Benefit Plan (or any plan, program, agreement, or arrangement that would constitute a material Benefit Plan if in effect on the date hereof);

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(p) make or change any material Tax election, settle or compromise any material Tax liability, change its method of accounting, file any material amended Tax Return, fail to file any material Tax Return when due, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to join any affiliated, consolidated, combined or unitary group for Tax purposes;

(q) enter into or amend or modify in any material respect, terminate, cancel or extend any Material Contract or enter into any contract or agreement that if in effect as of the date hereof would be a Material Contract or Reinsurance Contract, other than in the ordinary course of business consistent with past practice;

(r) enter into or amend in any significant manner any contract, agreement or commitment with any former or present director or officer of the Company or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404(a) of Regulation S-K under the Securities Act, other than as would not be adverse to the Company and its Subsidiaries;

(s) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization with respect to the Company or any of its Subsidiaries;

(t) (i) enter into any new line of business or (ii) change in any material respect any material products or any material operating or enterprise risk management policies, in each case, except as required by Law or by policies imposed, or requests made, by a Governmental Authority;

(u) enter into any agreement or commitment with any insurance regulatory authority other than in the ordinary course of business consistent with past practice;

(v) enter into (i) any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets or (ii) any material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which the Company or any of its Subsidiaries may be subject upon or after the Closing, in each case, other than as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect; or

(w) agree to take any of the actions described in this Section 6.01.

Section 6.02 Access to Information and Employees; Confidentiality.

(a) From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, afford the Representatives of CF Corp, Parent and Merger Sub, upon not less than two (2) days’ prior written notice, which shall be directed to the Company’s General Counsel, reasonable access during normal business hours to the officers, agents, properties, offices and other facilities, books and records of the Company. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be obligated to provide any such access or information to the extent that doing so (i) would be reasonably likely to cause a waiver of an attorney-client privilege or loss of attorney work product protection, (ii) would constitute a violation of any applicable Law, (iii) would violate any Contract to which the Company or any of its Subsidiaries is a party or bound or (iv) would interfere unreasonably with the business or operations of the Company or its Subsidiaries or would otherwise result in significant interference with the prompt and timely discharge by their respective employees of their normal duties.

(b) Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, CF Corp, Parent and Merger Sub shall hold, and shall cause their respective Representatives to hold, all information received, directly or indirectly, from the Company or its Representatives in confidence in accordance with the Confidentiality Agreement. The Confidentiality Agreement shall survive any termination of this Agreement.

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Section 6.03 Reasonable Best Efforts to Consummate Merger; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of CF Corp, Parent, Merger Sub and the Company agrees to use, and shall cause their respective Subsidiaries to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) obtaining all necessary, proper or advisable actions or nonactions, consents, approvals, authorizations, waivers or qualifications from Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain a consent, approval, authorization, waiver or exemption from any Governmental Authority (including under Insurance Laws and the HSR Act) and (ii) executing and delivering any additional agreements, documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Without limiting the foregoing, CF Corp, Parent and Merger Sub shall use, and shall cause their respective Subsidiaries to use, reasonable best efforts to take any and all actions necessary to avoid each and every impediment under any applicable Law that may be asserted by, or Order that may be entered by, any Governmental Authority with respect to this Agreement, the Merger or any other transaction contemplated hereby so as to enable the Closing to occur as promptly as practicable, including using reasonable best efforts to take all actions requested by any Governmental Authority, or otherwise necessary, proper or appropriate to (i) obtain all consents, approvals, authorizations or waivers of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and secure the expiration or termination of any applicable waiting period under the HSR Act, (ii) resolve any objections that may be asserted by any Governmental Authority with respect to the Merger or any other transaction contemplated hereby and (iii) prevent the entry of, and have vacated, lifted, reversed or overturned, any Order that would prevent, prohibit, restrict or delay the consummation of the Merger or any other transaction contemplated hereby.

(c) CF Corp shall not, and shall cause its respective Subsidiaries not to, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, consents, approvals, authorizations or waivers of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and secure the expiration or termination of any applicable waiting period under the HSR Act; (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) otherwise impair or delay the ability of CF Corp, Parent and Merger Sub to perform their material obligations under this Agreement.

(d) In furtherance and without limiting the foregoing, (i) CF Corp shall file, or cause to be filed, a “Form A” Acquisition of Control Statement with all required applicants, together with all exhibits, affidavits and certificates, with the Insurance Commissioner of the State of Iowa, as attached to Section 6.03(d)(i) of the CF Corp Disclosure Letter, within two (2) Business Days of the date hereof; provided, however, that CF Corp shall have ten (10) Business Days from the date hereof to submit to the Insurance Commissioner of the State of Iowa required business plan and projections, a modified coinsurance agreement, required biographical affidavits and required financial statements of natural persons, (ii) CF Corp shall file, or cause to be filed, a Section 1506 filing with all required applicants, together with all exhibits, affidavits and certificates, with the Superintendent of Financial Services of the State of New York, as attached to Section 6.03(d)(ii) of the CF Corp Disclosure Letter, within two (2) Business Days of the date hereof; provided, however, that CF Corp shall have ten (10) Business Days from the date hereof to submit to the Superintendent of Financial Services of the State of New York required business plans and projections, required biographical affidavits and required financial statements of

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natural persons, (iii) each of CF Corp and the Company shall file a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Merger and the other transactions contemplated hereby and requesting early termination of the waiting period under the HSR Act, within ten (10) Business Days of the date hereof, (iv) CF Corp shall file, or cause to be filed, any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable Laws with all required applicants, within ten (10) Business Days of the date hereof, (v) CF Corp shall make a filing with the Vermont Department of Financial Regulation as may be required by Vermont Insurance Regulation C-81-2 Section 14, within ten (10) Business Days of the date hereof, and (vi) the parties shall take, make or refrain from any other actions or nonactions, consents, approvals, authorizations, waivers, qualifications, registrations, filings and notices of, with or to Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement, within ten (10) Business Days of the date hereof. All filing fees payable in connection with the foregoing shall be borne by CF Corp. CF Corp agrees promptly to provide, or cause to be provided, all agreements, documents, instruments, affidavits, statements or information that may be required or requested by any Governmental Authority (including under New York Insurance Regulation 52) relating to CF Corp (including any of its directors, officers, employees, partners, members or shareholders) and all Persons who are deemed or may be deemed to “control” CF Corp within the meaning of applicable Insurance Laws, or its or their structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members or shareholders.

(e) Upon the written request of CF Corp, the Company shall, and shall cause its Subsidiaries, to provide reasonable cooperation and assistance to CF Corp and its counsel, at CF Corp’s sole cost and expense, in the preparation of, and, at the direction of CF Corp, the filing of any application, consent, approval, authorization, waiver or exemption set forth on Section 6.03(e) of the CF Corp Disclosure Letter in connection with actions proposed to be taken or agreements proposed to be entered into by the Company on or following the Closing Date (the “Accommodation Filings”). CF Corp agrees to any modifications to the transactions or matters contemplated by the Accommodation Filings that may be required or requested by any Governmental Authority. Except for the transactions and matters set forth in Section 6.03(e) of the CF Corp Disclosure Letter, CF Corp and its Affiliates shall not at any time prior to the Closing, in connection with the transactions contemplated by this Agreement, file any application with or request for non-disapproval by any Governmental Authority with respect to any inter-affiliate transaction between any Company Insurance Entity, on the one hand, and CF Corp or any of its Affiliates, on the other hand, that would require approval or non-disapproval under applicable Law. Each of CF Corp, Parent and Merger Sub acknowledges and agrees that the effectiveness of the Accommodation Filings is not a condition to the Closing, including to the extent the transactions or matters contemplated thereby are included in any of the consents, approvals, authorizations or filings set forth in Schedule 7.01(d).

(f) Each of the Company, CF Corp, Parent and Merger Sub agrees that it shall consult with one another with respect to the obtaining of all consents, approvals, authorizations, waivers or exemptions of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each of the Company, CF Corp, Parent and Merger Sub shall keep the others apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations, waivers or exemptions. CF Corp, Parent and the Company shall have the right to review in advance, subject to redaction of personally identifiable information, and, to the extent practicable, and subject to any restrictions under applicable Law each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority or any Third Party in connection with the transactions contemplated by this Agreement and each party agrees to in good faith consider and reasonably accept comments of the other parties thereon. CF Corp and the Company shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable Laws and subject to redaction of personally identifiable information.

(g) CF Corp, Parent, Merger Sub and the Company shall promptly (and in no event later than twenty-four (24) hours after receipt) advise each other upon receiving any communication from any Governmental Authority

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whose consent, approval, authorization, waiver or exemption is required for consummation of the transactions contemplated by this Agreement, including promptly furnishing each other copies of any written or electronic communications, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent, approval, authorization, waiver or exemption will not be obtained or that the receipt of any such consent, approval, authorization, waiver or exemption will be materially delayed or conditioned.

(h) None of CF Corp, Parent, Merger Sub and the Company shall, and shall cause their respective Affiliates not to, permit any of their respective directors, officers, employees, partners, members, shareholders or any other Representatives to participate in any live or telephonic meeting (other than non-substantive scheduling or administrative calls) with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by applicable Law and by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting.

(i) Notwithstanding anything in this Agreement to the contrary, in no event shall the Company or its Affiliates be required to agree to take or enter into any action which would be required to be taken in the event that the Closing does not occur.

(j) CF Corp’s or Parent’s breach of any of its obligations in this Section 6.03 that results in a failure of the Closing to occur shall constitute an intentional and material breach of this Agreement.

Section 6.04 Stockholder Consent; Information Statement; Proxy Statement.

(a) Immediately after the execution of this Agreement, the Company shall, in accordance with the DGCL, take all actions necessary to seek and obtain the Company Required Vote by irrevocable written consent of FS Holdco II Ltd. in the form attached hereto as Exhibit C (the “Stockholder Written Consent”). As promptly as practicable after receipt of the Stockholder Written Consent, the Company shall deliver to CF Corp a copy (including by facsimile or other electronic image scan transmission) of the executed Stockholder Written Consent. If the Stockholder Written Consent is not executed and delivered to CF Corp within forty-eight (48) hours after the execution of this Agreement (the “Written Consent Delivery Period”), CF Corp shall have the right to terminate this Agreement as set forth in Section 8.01(c). In connection with the Stockholder Written Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, the Company Certificate of Incorporation and the Company By-laws, the Exchange Act, including Regulation 14C and Schedule 14C promulgated thereunder, and the rules and regulations of the New York Stock Exchange.

(b) In the event the Stockholder Written Consent is delivered to CF Corp, as promptly as practicable thereafter, the Company shall, in consultation with CF Corp, prepare, and the Company shall file with the SEC, an Information Statement (including therein a notice of appraisal rights in accordance with Section 262(d) of the DGCL). The Company shall notify CF Corp promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Information Statement or for additional information and shall consult with CF Corp regarding, and supply CF Corp with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Information Statement. Prior to filing or mailing any proposed amendment of or supplement to the Information Statement, the Company shall provide CF Corp a reasonable opportunity to review and comment on such document. If any information relating to the Company or CF Corp, or any of their respective Affiliates, should be discovered by the Company or CF Corp which should be set forth in an amendment or supplement to the Information Statement, so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties,

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the Company shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, disseminate to the stockholders of the Company such amendment or supplement. The Company shall use reasonable best efforts to have the Information Statement cleared by the SEC as promptly as practicable and shall thereafter file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and thereafter the Company shall promptly mail to the Company Stockholders the Information Statement.

(c) As promptly as practicable after the date hereof, CF Corp shall, in consultation with the Company, prepare, and CF Corp shall file with the SEC, preliminary proxy materials which shall constitute the CF Corp Proxy Statement. CF Corp shall notify the Company promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the CF Corp Proxy Statement or for additional information and shall consult with the Company regarding, and supply the Company with copies of, all correspondence between CF Corp or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the CF Corp Proxy Statement. Prior to filing or mailing any proposed amendment of or supplement to the CF Corp Proxy Statement, CF Corp shall provide the Company with a reasonable opportunity to review and comment on such document. If, at any time prior to the CF Corp Shareholders Meeting, any information relating to the Company or CF Corp, or any of their respective Affiliates, should be discovered by the Company or CF Corp which should be set forth in an amendment or supplement to the CF Corp Proxy Statement, so that the CF Corp Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, CF Corp shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, disseminate to the CF Corp Shareholders such amendment or supplement. CF Corp shall use reasonable best efforts to have the CF Corp Proxy Statement cleared by the SEC as promptly as practicable and thereafter CF Corp shall promptly mail to the CF Corp Shareholders the CF Corp Proxy Statement and all other proxy materials for the CF Corp Shareholders Meeting.

(d) In the event the Stockholder Written Consent is not delivered to CF Corp and CF Corp does not terminate this Agreement in accordance with Section 8.01(c), then as promptly as practicable after the expiration of the Written Consent Delivery Period, the Company shall prepare and file with the SEC preliminary proxy materials which shall constitute the Company Proxy Statement. The Company shall notify the CF Corp promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Company Proxy Statement or for additional information and shall consult with the CF Corp regarding, and supply the CF Corp with copies of, all correspondence between itself or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Company Proxy Statement. Prior to filing or mailing any proposed amendment of or supplement to the Company Proxy Statement, the Company shall provide CF Corp with a reasonable opportunity to review and comment on such document. If, at any time prior to the Company Stockholders Meeting, any information relating to the Company or CF Corp, or any of their respective Affiliates, should be discovered by the Company or CF Corp which should be set forth in an amendment or supplement to the Company Proxy Statement, so that the Company Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, the Company shall promptly file an appropriate amendment or supplement describing such information promptly with the SEC and, to the extent required by Law, disseminate to the Company Stockholders such amendment or supplement. The Company shall use reasonable best efforts to have the Company Proxy Statement cleared by the SEC as promptly as practicable and thereafter the Company shall promptly mail to the Company Stockholders the Company Proxy Statement and all other proxy materials for the Company Stockholders Meeting.

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(e) The Company and CF Corp shall make any necessary filings with respect to the Merger under the Exchange Act and shall provide reasonable cooperation to the other in connection therewith. In furtherance of the foregoing, the Company shall use commercially reasonable efforts to cooperate and provide to CF Corp information reasonably necessary in order to prepare the CF Corp Proxy Statement, including any amendment thereto. The Company shall use commercially reasonable efforts to provide CF Corp with reasonable access to the appropriate officers and employees of the Company and its Subsidiaries during normal business hours and upon reasonable advance notice to the Company in connection with the drafting of the CF Corp Proxy Statement and in responding in a timely manner to comments on the CF Corp Proxy Statement from the SEC. The Company shall use commercially reasonable efforts to assist CF Corp in obtaining any consents from the Company’s accounting advisors on customary terms consistent with such advisor’s past practice and shall use commercially reasonable efforts to make available the senior officers of the Company for a reasonable number of meetings, including management and other presentations and “road show” appearances, in each case on a reasonable and customary basis and upon reasonable advance notice to the Company. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall be required to (i) take any action that would unreasonably interfere with the normal business and operations of the Company or any of its Subsidiaries, (ii) take any action that would cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability or (iii) provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries. CF Corp shall promptly reimburse the Company for any out-of-pocket costs and expenses incurred by the Company and its Subsidiaries in connection with any cooperation contemplated by this Section 6.04(e).

Section 6.05 Stockholders Meetings.

(a) Company Stockholders Meeting. In the event the Stockholder Written Consent is not delivered to CF Corp and CF Corp does not terminate this Agreement in accordance with Section 8.01(c), the Company, acting through the Company Board of Directors, shall take all actions in accordance with applicable Law, the Company Certificate of Incorporation, the Company By-laws and the rules of the New York Stock Exchange to duly call, give notice of, convene and promptly hold the Company Stockholders Meeting for the purpose of considering and voting upon the adoption of this Agreement. Subject to Section 6.06, to the extent permitted by applicable Law, (i) the Company Board of Directors shall recommend adoption of this Agreement and approval of the Merger by the Company Stockholders and include such recommendation in the Company Proxy Statement and (ii) neither the Company Board of Directors nor any committee thereof shall withdraw or modify, or publicly propose or resolve to withdraw or modify in a manner adverse to CF Corp, the recommendation of the Company Board of Directors that the Company Stockholders vote in favor of the adoption of this Agreement and approval of the Merger. Unless this Agreement has been duly terminated in accordance with the terms herein, the Company shall, subject to the right of the Company Board of Directors to modify its recommendation in a manner adverse to CF Corp under circumstances as specified in Section 6.06, take all lawful action to solicit from the Company Stockholders proxies in favor of the proposal to adopt this Agreement and approve the Merger and shall take all other action reasonably necessary or advisable to secure the vote or consent of the Company Stockholders that are required by the rules of the New York Stock Exchange and the DGCL. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with CF Corp, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Company Proxy Statement is provided to the Company Stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Company Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

(b) CF Corp Shareholders Meeting. CF Corp, acting through its Board of Directors, shall take all actions in accordance with applicable Law, CF Corp’s Amended and Restated Articles of Association and the rules of Nasdaq to duly call, give notice of, convene and promptly hold the CF Corp Shareholders meeting for the purpose of considering and voting upon (i) the adoption of this Agreement and (ii) all shareholder approvals

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required by the rules of Nasdaq with respect to the issuance of CF Corp Shares in connection with the transactions contemplated hereby (together, the “CF Corp Shareholder Proposals”) and to provide the holders of CF Corp Class A Shares with the opportunity to redeem such CF Corp Class A Shares in accordance with CF Corp’s Amended and Restated Articles of Association (the “CF Corp Shareholder Redemption”). To the extent permitted by applicable Law, (i) CF Corp’s Board of Directors shall recommend adoption of this Agreement and approval of CF Corp Shareholder Proposals and include such recommendation in the CF Corp Proxy Statement, and (ii) neither CF Corp’s Board of Directors nor any committee thereof shall withdraw or modify, or publicly propose or resolve to withdraw or modify in a manner adverse to the Company, the recommendation of CF Corp’s Board of Directors that the CF Corp Shareholders vote in favor of the CF Corp Shareholder Proposals. Unless this Agreement has been duly terminated in accordance with the terms herein, CF Corp shall take all lawful action to solicit from the CF Corp Shareholders proxies in favor of the proposal to adopt this Agreement and approve the CF Corp Shareholder Proposals and shall take all other action reasonably necessary or advisable to secure the vote or consent of the CF Corp Shareholders that are required by the rules of Nasdaq and the Cayman Island Companies Law (2013 Revision). Notwithstanding anything to the contrary contained in this Agreement, CF Corp, after consultation the Company, may adjourn or postpone the CF Corp Shareholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the CF Corp Proxy Statement is provided to the CF Corp Shareholders or, if as of the time for which the CF Corp Shareholders Meeting is originally scheduled (as set forth in the CF Corp Proxy Statement), there are insufficient shares of CF Corp Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the CF Corp Shareholders Meeting. CF Corp hereby acknowledges that, pursuant to the Voting Agreement, each of the shareholders of CF Corp party thereto has irrevocably granted to and appointed the Company and any designee of the Company as such shareholder’s proxy to vote all of the CF Corp Shares held by such shareholder at the CF Corp Shareholders Meeting, solely on the matters and in the manner specified in the Voting Agreement. CF Corp further hereby acknowledges and agrees that during the term of the Voting Agreement, it shall recognize the grant of any such proxy and the exercise thereof by the Company or one of its designees in accordance with the terms thereof at the CF Corp Shareholders Meeting. CF Corp shall use its commercially reasonable efforts to cause CF Shareholders that hold CF Corp Shares as of the record date for the CF Corp Shareholders Meeting and are not a party to the Voting Agreement to deliver to the Company a duly authorized and executed joinder to the Voting Agreement.

Section 6.06 No Solicitation of Transactions.

(a) The Company agrees that (i) it and its directors and officers shall not, (ii) its Subsidiaries and its Subsidiaries’ directors and officers shall not and (iii) it shall use reasonable best efforts to ensure that its and its Subsidiaries’ other Representatives shall not, directly or indirectly, (A) solicit, initiate or knowingly encourage any inquiries regarding or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal, (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to, any Takeover Proposal, (C) enter into any agreement or agreement in principle requiring, directly or indirectly, the Company to abandon, terminate or fail to consummate the transactions contemplated hereby, or (D) publicly propose or agree to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and direct its Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted prior to the date of this Agreement with respect to any Takeover Proposal. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, in response to a bona fide written Takeover Proposal received after the date hereof that did not result from a material breach of this Section 6.06, if the Company Board of Directors determines after consultation with its financial advisors and outside counsel, that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, the Company may (and may authorize and permit its Subsidiaries and Representatives to), subject to compliance with Section 6.06(c), (1) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement containing provisions (including standstill provisions) not less restrictive with respect to the Person making such Takeover Proposal than those set forth in the Confidentiality Agreement are to CF Corp, provided that all such

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information has previously been provided to CF Corp or is provided to CF Corp prior to or substantially concurrently with the time it is provided to such Person, and (2) participate in discussions and negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal, if and only to the extent that in connection with the foregoing clauses (1) and (2) the Company Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under Delaware Law.

(b) Neither the Company Board of Directors nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to CF Corp), or publicly propose to withdraw or withhold (or modify in a manner adverse to CF Corp), the approval, recommendation or declaration of advisability by the Company Board of Directors or any such committee of this Agreement or the Merger or (B) recommend or endorse the approval or adoption of, or approve or adopt, or publicly propose to recommend, endorse, approve or adopt, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”; it being understood that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed to be an Adverse Recommendation Change) or (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any Takeover Proposal Documentation. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, the Company Board of Directors may, if, after consultation with its financial advisors and outside counsel, it determines that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law, (1) make an Adverse Recommendation Change or (2) cause or permit the Company to terminate this Agreement in order to enter into an agreement regarding a Superior Proposal if and only if (I) the Company has complied in all material respects with this Section 6.06 and shall have given CF Corp written notice at least four (4) Business Days prior to taking such action (a “Notice of Superior Proposal”), that the Company Board of Directors intends to take such action in response to a Superior Proposal and specifying the reasons therefor, including the most current version of any proposed agreement or, if there is no such proposed written agreement, a reasonably detailed summary of the material terms and conditions of any such Superior Proposal and the identity of the Person making such Superior Proposal and (II) during such four (4) Business Day period, if requested by CF Corp, the Company and its Representatives shall engage in good faith negotiations with CF Corp and its Representatives to amend this Agreement in such a manner that any Takeover Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal taking into account any changes to the financial terms and other material terms of this Agreement proposed by CF Corp in writing to the Company following the Notice of Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with this Section 6.06(b), except that reference to the four (4) Business Day period shall be deemed a reference to a new two (2) Business Day period).

(c) In addition to the obligations of the Company set forth in Section 6.06(a) and Section 6.06(b), the Company shall as promptly as practicable advise CF Corp of the receipt of any Takeover Proposal after the date of this Agreement, the material terms and conditions of any such Takeover Proposal and the identity of the Person making any such Takeover Proposal. The Company shall, subject to the fiduciary duties of the Company Board of Directors under applicable Law, keep CF Corp reasonably informed of any material developments with respect to any such Takeover Proposal (including any material changes thereto).

(d) Prior to obtaining the Company Required Vote, the Company Board of Directors may make an Adverse Recommendation Change in response to a Change in Circumstance, if and only if (i) the Company Board of Directors determines in good faith, after consultation with the Company’s outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, (ii) the Company shall have given CF Corp written notice at least four (4) Business Days prior to making any such Adverse Recommendation Change, (iii) during such four (4) Business Day period, if requested by CF Corp, the Company and its Representatives shall engage in good faith negotiations with CF Corp and its Representatives to amend this Agreement and (iv) after considering any proposed revisions to this Agreement made by CF Corp in writing during such four

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(4) Business Day period, if any, after consultation with its outside counsel, the Company Board of Directors shall have determined, in good faith, that the failure to make the Adverse Recommendation Change in response to such Change in Circumstance would be inconsistent with its fiduciary duties under applicable Law.

(e) Nothing contained in this Section 6.06 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board of Directors determines (after consultation with its outside counsel) that failure to do so would be inconsistent with its obligations under applicable Law, it being understood, however, that this clause (ii) shall not be deemed to permit the Company Board of Directors to make an Adverse Recommendation Change or take any of the actions referred to in clause (ii) of Section 6.06(b) except, in each case, to the extent permitted by Section 6.06(b).

Section 6.07 Equity Financing.

(a) CF Corp and its Subsidiaries acknowledge that they shall be, subject to the satisfaction of the conditions set forth in Section 7.01 and Section 7.02, fully responsible for obtaining the Equity Financing and each shall take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to obtain the Equity Financing, including taking all actions necessary to (i) maintain in effect the Equity Commitment Letters, (ii) satisfy on a timely basis all conditions in such Equity Commitment Letters that are within CF Corp’s and its Subsidiaries’ control, (iii) subject to satisfaction of the conditions in the Equity Commitment Letters, consummate the Equity Financing at the Closing and (iv) fully enforce its rights under the Equity Commitment Letters (including through litigation). Any breach of the Equity Commitment Letters by CF Corp shall be deemed a breach by CF Corp of this Section 6.07. Prior to the Closing, CF Corp shall not agree to, or permit, any amendment or modification of, or waiver under, the Equity Commitment Letters without the prior written consent of the Company.

(b) CF Corp shall give the Company prompt (and in any event within two (2) Business Days) notice (i) of any breach or default, or threatened breach or default, related to the Equity Financing of which CF Corp becomes aware, (ii) of the receipt or delivery of any notice or other communication, in each case from any Person with respect to any actual or potential breach of any provisions of the Equity Commitment Letters by CF Corp, or any default, termination or repudiation by any party to the Equity Commitment Letters and (iii) if at any time for any reason CF Corp believes that it will not be able to obtain all or any portion of the Equity Financing on the terms and conditions, in the manner or from the sources, contemplated by the Equity Commitment Letters. CF Corp shall promptly provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

(c) CF Corp and its Subsidiaries acknowledge and agree that the obtaining of the Equity Financing is not a condition to the Closing.

Section 6.08 Forward Purchase Agreements.

(a) CF Corp and its Subsidiaries acknowledge that they shall be, subject to the satisfaction of the conditions set forth in Section 7.01 and Section 7.02, fully responsible for obtaining the FP Financing and each shall take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to obtain the FP Financing, including taking all actions necessary to (i) maintain in effect the Forward Purchase Agreements, (ii) satisfy on a timely basis all conditions in such Forward Purchase Agreements that are within CF Corp’s and its Subsidiaries’ control, (iii) subject to satisfaction of the conditions in the Forward Purchase Agreements, consummate the FP Financing at the Closing and (iv) fully enforce its rights under the Forward Purchase Agreements (including through litigation). Any breach of the Forward Purchase Agreements by CF Corp shall be deemed a breach by CF Corp of this Section 6.08. Prior to the Closing, CF Corp shall not agree to, or permit, any amendment or modification of, or waiver under, the Forward Purchase Agreements without the prior written consent of the Company.

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(b) CF Corp shall give the Company prompt (and in any event within two (2) Business Days) notice (i) of any breach or default, or threatened breach or default, related to the FP Financing of which CF Corp, Parent or Merger Sub becomes aware, (ii) of the receipt or delivery of any notice or other communication, in each case from any Person with respect to any actual or potential breach of any provisions of the Forward Purchase Agreements by CF Corp, Parent or Merger Sub or any default, termination or repudiation by any party to the Forward Purchase Agreements and (iii) if at any time for any reason CF Corp believes that it will not be able to obtain all or any portion of the FP Financing on the terms and conditions, in the manner or from the sources, contemplated by the Forward Purchase Agreements. CF Corp shall promptly provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

(c) CF Corp and its Subsidiaries acknowledge and agree that the obtaining of the FP Financing is not a condition to the Closing.

Section 6.09 Trust Account. Upon the satisfaction of the conditions set forth in Section 7.01 and Section 7.02 and provision of notice thereof to the Trustee (which notice CF Corp shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, CF Corp (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use reasonable best efforts to cause the Trustee to (A) pay as and when due all amounts payable to shareholders of CF Corp holding CF Corp Shares sold in CF Corp’s initial public offering who shall have previously validly elected to redeem their CF Corp Shares pursuant to CF Corp’s Amended and Restated Articles of Association and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein. Prior to the Closing, CF Corp shall not agree to, or permit, any amendment or modification of, or waiver under, the Trust Agreement without the prior written consent of the Company.

Section 6.10 Debt Financing.

(a) Subject to Section 6.10(b) and the remaining provisions of this Section 6.10(a), prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause any of their respective directors, officers, employees, managers, consultants, accountants or other agents or representatives to use their reasonable efforts to, at CF Corp’s sole expense, reasonably cooperate with CF Corp as necessary in connection with the arrangement and obtaining of the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing, as may be reasonably requested by CF Corp, including: (i) (A) furnishing CF Corp, the Committed Lenders and the Lead Arrangers as promptly as practicable with (x) audited consolidated balance sheets of the Company and its Subsidiaries as of the end of the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, statements of income, cash flow and members’ equity of the Company and its Subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, together with all related notes and schedules thereto (the “Annual Financial Statements”) and (y) unaudited consolidated balance sheets and related statements of comprehensive income (loss), cash flow and changes in shareholders’ equity of the Company and its Subsidiaries prepared in accordance with GAAP for any subsequent interim period ended at least 45 (forty-five) days prior to the Closing Date and for the comparable period of the prior fiscal year, together with all related notes and schedules thereto (the “Interim Financial Statements”), in the case of each of clauses (x) and (y), prepared in accordance with GAAP and in compliance with Regulation S-X (other than Rules 3-03(e), 3-09, 3-10 and 3-16 of Regulation S-X and segment reporting and disclosure (including without limitation any required by Regulation S-K Item 101(b) and FASB Accounting Standards Codification Topic 280)), (B) furnishing CF Corp, the Committed Lenders and the Lead Arrangers as promptly as practicable with financial statements and all other financial information about the Company and its Subsidiaries reasonably necessary to allow CF Corp to prepare pro forma financial statements (including for the most recent four fiscal quarter period ended at least 45 (forty-five) days prior to the Closing Date) prepared in accordance with GAAP, which need not be prepared in

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compliance with Regulation S-X or include adjustments for purchase accounting to the extent not customary in private placements pursuant to Rule 144A promulgated under the Securities Act, financial data, business and other information regarding the Company of the type that would be required by Regulation S-X (including Item 3-05 thereof, but excluding Rules 3-03(e), 3-09, 3-10 and 3-16 of Regulation S-X) and Regulation S-K (other than Item 402 of Regulation S-K), in each case to the extent the same is of the type and form customarily included in, and subject to other exceptions that are customary for, an offering memorandum for private placements of non-convertible high-yield bonds under Rule 144A promulgated under the Securities Act, or otherwise necessary to receive from the independent auditors of the Company (and any other auditor (other than any auditor of CF Corp or its Affiliates) to the extent financial statements audited or reviewed by such auditor are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort) with respect to the financial information of the Company (on customary terms and consistent with the accountants’ customary practice) to be included in such offering memorandum and which, with respect to the Interim Financial Statements, shall have been reviewed by the independent auditors of the Company as provided in AU 722 and (C) using commercially reasonable efforts to cause to be furnished consents of auditors of the Company for use of their unqualified audit reports in any materials relating to the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing (the drafts of customary comfort letters referred to in clause (vii) below and all information specified in this clause (i), together with any replacements or restatements thereof, and supplements thereto (the “Required Information”)); provided that such information shall not include, and CF Corp and/or Parent shall be solely responsible for, the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information; provided, further, that the Company and its Affiliates shall not be required to provide any audited, unaudited or other financial statements except for the Annual Financial Statements and the Interim Financial Statements, (ii) the Company’s and its Subsidiaries’ management teams, with appropriate seniority and expertise, assisting in preparation for and participate in a reasonable number of, during normal business hours, at reasonable locations and upon reasonable advance notice, management and other meetings, lender presentations, due diligence sessions, drafting sessions, road shows and rating agency presentations in connection with the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing, (iii) assisting CF Corp, the Committed Lenders and the Lead Arrangers with the preparation of materials for customary offering documents, lender presentations, high-yield roadshow presentations or memoranda, private placement memoranda, syndication memoranda, bank information memoranda and similar documents and rating agency presentations required in connection with the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing (provided that the Company’s obligation to provide information for such materials shall be limited to information about the Company and its Subsidiaries), including (w) business and financial projections with respect to the Company and its Subsidiaries reasonably requested by CF Corp, (x) records, data or other information with respect to the Company and its Subsidiaries necessary to support any statistical information or claims relating to the Company appearing in the aforementioned materials and (y) information to assist in the preparation of pro forma financial statements, subject to the limitation described above, (iv) permitting the Committed Lenders and the Lead Arrangers, to the extent practicable, to benefit from the existing lending relationships of the Company and its Subsidiaries, (v) providing customary authorization letters to the Committed Lenders and the Lead Arrangers authorizing the distribution of information to prospective lenders (including customary 10b-5 and material non-public information representations), (vi) at the request of CF Corp, disclosing, subject to customary confidentiality provisions, certain information (by posting such information on Debtdomain, IntraLinks, Syndtrak Online or similar electronic means) identified by CF Corp relating to the Company for purposes of permitting such information to be included in marketing materials or memoranda for the Debt Financing or any high yield bonds being issued in lieu of any portion of the Debt Financing to be provided to potential investors who do not wish to receive material non-public information with respect to the Company and its Subsidiaries or any of their respective securities, (vii) furnishing CF Corp, the Committed Lenders and the Lead Arrangers with drafts of customary comfort letters on customary terms and consistent with the accountants’ customary practice that the independent auditors of the Company (and any other auditor (other than of CF Corp or any of its Affiliates) to the extent financial statements audited or reviewed by such auditor are or would be included in such offering memorandum) are prepared to deliver upon “pricing” of any high-yield bonds being issued in lieu of all or a

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portion of the Debt Financing, (viii) promptly, and in any event no later than three Business Days prior to the Closing, providing all documentation and information that any lender, provider or arranger of any Debt Financing or trustee for the high-yield bonds has reasonably requested at least ten (10) Business Days prior to the Closing Date in connection with such Debt Financing or high-yield bonds under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, (ix) facilitating the execution and delivery at the Closing of definitive documents related to the Debt Financing, including any credit agreements, indentures, notes, guarantees, pledge and security documents, hedging arrangements, other definitive financing documents and other certificates or documents and back-up therefor and for legal opinions as may be reasonably requested by CF Corp, the Committed Lenders or the Lead Arrangers, including by requesting that the appropriate members of the governing bodies of the Company, each of its Subsidiaries and the appropriate officers of the Company and each of its Subsidiaries be available to CF Corp and its counsel to sign resolutions, certificates and Debt Documents (in each case to be held in escrow pending the Closing) in connection with the authorization of the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing and the Debt Documents and the execution and delivery of the Debt Documents in anticipation of the Closing (provided that all such authorization, execution and delivery shall be deemed to become effective only if and when the Closing occurs and shall be based on authorizations (including appointment of directors and authorized officers) provided by, and derived exclusively from the authority of, CF Corp as the controlling equityholder of the Surviving Corporation as constituted after giving effect to the Closing), (x) using commercially reasonable efforts to cooperate with CF Corp and CF Corp’s efforts to obtain corporate and facilities ratings, (xi) (A) to the extent requested by Parent, CF Corp or Merger Sub after consultation with the Company or (B) in the event the Company Existing Credit Documents have not been modified to provide that consummation of the Merger and the other transactions contemplated by this Agreement will not constitute or result in a “change of control” or “default” thereunder prior to the fifth (5th) Business Day preceding the Effective Time, delivery of notices and certificates in respect of prepayment and commitment termination within the time periods required by the applicable Company Existing Credit Documents, and obtaining customary payoff letters to be delivered at Closing to allow for the payoff, discharge and termination in full (other than Continuing Obligations) on the Closing Date of all Indebtedness under the Company Existing Credit Documents, and (xii) furnishing to CF Corp’s legal counsel a certificate of the chief financial officer of the Company with respect to the financial condition and business of the Company upon which CF Corp’s legal counsel may rely in concluding that the Company is not an “investment company” as defined under the Investment Company Act of 1940, as amended; provided, in each case in clauses (i) through (xii) above, that (w) none of the Company or any of its Subsidiaries, nor any of their respective directors, officers, employees, managers, consultants, accountants or other agents or representatives, in their capacity as such, shall be required to incur any liability whatsoever in connection with, the Debt Financing (except that the Company and its Subsidiaries may incur such liabilities only to the extent such liabilities become effective after the Effective Time), (x) nothing in this Section 6.10 shall require cooperation to the extent that it would (A) cause any condition to Closing set forth in Article VII to not be satisfied or otherwise cause any breach of this Agreement, (B) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any Law, or result in, or could reasonably be expected to result in, the contravention in any material respect of, or result in a violation or breach in any material respect of, or default under, any agreement to which it is a party, (C) unreasonably interfere with the ongoing operations of the Company and the Subsidiaries of the Company and (D) cause any representation and warranty to be breached in this Agreement, (y) except as contemplated in clause (ix) above, the governing bodies of the Company and its Subsidiaries shall not be required prior to the Effective Time to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing is obtained (provided that the Company shall cooperate with CF Corp to appoint CF Corp’s designees to the governing bodies of the Company, its Subsidiaries immediately upon the Closing for purposes of approving resolutions contemplated in clause (ix) above) and (z) none of the Company nor any of its Subsidiaries shall be required to execute any Debt Documents (except (1) the authorization letters set forth in clause (v) above and (2) the representation letters required by the Company’s auditors in connection with the delivery of “comfort letters” set forth in clause (vii) above, (2) the prepayment, termination and redemption notices set forth in clause (xi),

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(3) any certificate of the chief financial officer of the Company reasonably requested by CF Corp’s counsel and which may in good faith be delivered by such officer in connection with the delivery of any legal opinions such counsel may be required to deliver (including the certificate set forth in clause (xi) above) and (4) as otherwise set forth in clause (viii) above) prior to the Closing, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing; provided, further, that, in each case of clauses (i) through (xii) above, none of the Company or any of its Subsidiaries shall be required to (A) enter into any binding agreement or commitment in connection with the Debt Financing (or any Alternative Financing) that is not conditioned on the occurrence of the Effective Time and does not terminate without liability to the Company or any of the Subsidiaries of the Company upon termination of this Agreement, (B) pay any commitment or other similar fee, (C) provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, (D) prepare separate financial statements for any Subsidiary of the Company or change any fiscal period or provide financial or other information regarding the Company and its Subsidiaries (other than the financial statements described in clause (i) above) that is not in the possession of the Company or any of its Subsidiaries or (E) issue any offering or information document or provide any legal opinion or other opinion of counsel or any solvency certificate. The Company shall, upon the reasonable written request of CF Corp, use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its Subsidiaries to, supplement the Required Information on a reasonably current basis to the extent that any such Required Information, to the knowledge of the Company, when taken as a whole and in light of the circumstances under which such statements were made, contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading. The Company and its counsel shall be given reasonable opportunity to review and comment upon any private placement memoranda, bank information memoranda or similar documents, or any materials for rating agencies, that include information about the Company or any of its Subsidiaries prepared in connection with the Debt Financing or any high yield bonds being issued in lieu of any portion of the Debt Financing, and CF Corp and Parent shall include in such memoranda, documents and other materials, comments reasonably proposed by the Company.

(b) CF Corp, Parent and Merger Sub acknowledge and agree that the Company and its Affiliates and its and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, any financing that CF Corp, Parent and Merger Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.10. CF Corp, Parent and Merger Sub shall, on a joint and several basis, indemnify, defend and hold harmless the Company and its Affiliates, and their respective pre-Closing directors, officers, employees, managers, consultants, accountants or other agents or representatives, in their capacity as such (collectively, the “Indemnitees”), from and against any and all liabilities, losses, damages, claims, costs, expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation), interest, awards, judgments and penalties suffered or incurred, directly or indirectly, by any of the Indemnitees in connection with the arrangement of the Debt Financing or any high yield bonds being issued in lieu of any portion of the Debt Financing (or any Alternative Financing), any refinancing of indebtedness contemplated by this Agreement, any Consent Solicitation, Debt Tender Offer, Change of Control Offer (as defined in the Company Existing Indenture) or Optional Redemption as described in clauses (d)(i) through (d)(iv) below and/or any information utilized in connection therewith or the Company’s cooperation with respect thereto and any misuse of the logos, names or trademarks of the Company or its Subsidiaries, except to the extent that any of the foregoing arises from (x) the bad faith, gross negligence or willful misconduct of any Indemnitee, in each case as determined by a court of competent jurisdiction in a final and non-appealable decision or (y) any Required Information provided by any of the Indemnitees, taken as a whole, containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and in respect of which the Company has not provided supplemental Required Information as promptly as practicable upon discovery of such misstatement or omission in accordance with the last sentence of Section 6.10(a). CF Corp shall promptly, upon reasonable request by the Company, reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or its Subsidiaries and their respective officers, employees and other representatives in

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connection with the cooperation and assistance contemplated by this Section 6.10 (including, to the extent incurred at the request or consent of CF Corp, professional fees and expenses of accountants, legal counsel and other advisors). Subject to CF Corp’s indemnification obligations under this Section 6.10(b), the Company hereby consents to the use of all of its and its Subsidiaries’ corporate logos, names and trademarks in connection with the Debt Financing or any high-yield bonds being issued in lieu of any portion of the Debt Financing, provided that such logos, names and trademarks are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective products, services, offerings or intellectual property rights. CF Corp, Parent and Merger Sub expressly acknowledge and agree that the Indemnitees shall be third party beneficiaries of this Section 6.10(b) and the provisions of this Section 6.10(b) shall be enforceable by each Indemnitee and the heirs and representatives of such Persons and shall be binding on all successors and assigns of CF Corp, Parent, Merger Sub, the Company and the Surviving Corporation. This Section 6.10(b) shall survive the consummation of the Merger and the Effective Time and any termination of this Agreement, and is intended to benefit, and may be enforced by, the Indemnitees and their respective heirs, executors, estates, personal representatives, successors and assigns, and shall be binding on all successors and assigns of CF Corp and Parent.

(c) CF Corp, Parent and Merger Sub each hereby agrees to use, and agrees to cause their Affiliates to use, their respective commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things reasonably necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions, taken as a whole (including flex provisions) not materially less favorable to CF Corp, Parent and Merger Sub than those described in the Debt Commitment Letter, including using its commercially reasonable efforts to (i) comply in all material respects with and maintain in effect the Debt Commitment Letter (subject to the penultimate sentence of this Section 6.10(c)), (ii) satisfy, or cause their Representatives to satisfy (or obtain a waiver of) on a timely basis all conditions applicable to CF Corp, Parent, Merger Sub or their Affiliates set forth in the Debt Commitment Letter (including by consummating the financing pursuant to the terms of the Equity Commitment Letter and by effecting the Equity Contribution (as defined in the Debt Commitment Letter) in no less than the amount set forth in paragraph (b)(1) or Exhibit A to the Debt Commitment Letter and by paying any commitment, engagement or placement or other fees that become due and payable under or with respect to the Debt Commitment Letter), (iii) negotiate and enter into the Debt Documents (and maintain in effect and comply in all material respects with the terms thereof) on terms and conditions no less favorable to CF Corp, Parent and Merger Sub than those contemplated by the Debt Commitment Letter (including any related “market flex” provisions), which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing; provided, however, that, without limiting the foregoing, in no event shall any of the Debt Documents, other than as set forth in the penultimate sentence of this paragraph, without the prior written consent of the Company: (A) reduce the aggregate amount of the Debt Financing provided for in the Debt Commitment Letter (including by changing the amount of fees or original issue discount contemplated by the Debt Commitment Letter); (B) expand the conditions or other contingencies to the receipt or funding of the Debt Financing beyond those expressly set forth in the Debt Commitment Letter, amend or modify any of such conditions or other contingencies in a manner adverse to CF Corp, Parent, Merger Sub or their Affiliates (including by making any such conditions or other contingencies less likely to be satisfied) or impose any new or additional condition or other contingency to the receipt or funding of the Debt Financing; (C) contain terms (other than those terms expressly set forth in the Debt Commitment Letter) that would reasonably be expected to (1) prevent or delay the consummation of the transactions contemplated hereby or the date on which the Debt Financing would be obtained, or (2) make the funding of Debt Financing less likely to occur; (D) adversely impact in any material respect the ability of CF Corp, Parent, Merger Sub or their Affiliates to enforce its rights against the Debt Financing Sources; or (E) impose additional material obligations on the Company and its Subsidiaries and Affiliates, (iv) accept (and comply with) to the fullest extent all “market flex” provisions contemplated by the Debt Commitment Letter, (v) cause the Debt Financing Sources, the Equity Providers or any other Persons providing Debt Financing to fund its portion of the Debt Financing at the time the Closing is required to occur pursuant to the terms and conditions hereof and (vi) furnish the Company drafts of the Debt Documents (when available promptly following receipt thereof) and a reasonable time in advance of providing drafts to any third party, and the

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comments of the Company shall be considered in good faith and thereafter complete, correct and executed copies of the Debt Documents promptly upon their execution. CF Corp, Parent and Merger Sub shall give the Company prompt written notice (I) of any breach, default or threatened breach by any party to the Debt Commitment Letter of which CF Corp, Parent, Merger Sub or any of their Representatives or Affiliates becomes aware or any termination or threatened termination thereto, (II) if and when CF Corp, Parent or Merger Sub becomes aware that any portion of the Debt Financing may not be available to consummate the Refinancing, including the receipt of any written notice or other written communication from any Person with respect to any (A) actual or potential breach, default, termination or repudiation by any party to any Debt Commitment Letter or other Debt Document or (B) dispute or disagreement between or among any parties to any Debt Commitment Letter or other Debt Document (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or Debt Documents), (III) of any termination of the Debt Commitment Letter or (IV) if at any time for any reason CF Corp or Parent believes that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources, contemplated by any of the Debt Commitment Letters or Debt Documents or will be unable to obtain Alternative Financing. If any portion of the Debt Financing becomes or could reasonably be expected to become unavailable on the terms and conditions (including any related “market flex” terms) contemplated in the Debt Commitment Letter or from the sources contemplated in the Debt Commitment Letter (other than as a result of the Company’s breach of any provision of this Agreement, or the Company’s failure to satisfy the conditions set forth in Article VII) or the Debt Commitment Letter or the Debt Documents shall be withdrawn, repudiated, terminated or rescinded for any reason, CF Corp shall, as promptly as reasonably practicable following the occurrence of such event, without limiting the obligations of CF Corp set forth in the second succeeding sentence, use all commercially reasonable efforts to arrange or obtain alternative financing for any such portion from the same or alternative sources, which may include one or more of a senior secured debt financing, an offering and sale of notes, or any other financing or offer and sale of other debt securities, or any combination thereof (the “Alternative Financing”) in an amount sufficient to consummate the Refinancing (or replace any unavailable portion of the Debt Financing) and to obtain a new financing commitment letter (including any associated engagement letter and related fee letter) with respect to such Alternative Financing (collectively, the “New Debt Commitment Letter”), copies of which shall be promptly provided to the Company but in any event no later than three Business Days prior to the execution thereof. Notwithstanding the foregoing, no New Debt Commitment Letter may expand the conditions precedent or contingencies to the funding of the Debt Financing on the Closing Date as set forth in the Debt Commitment Letters in effect on the date hereof or otherwise include terms (including any “flex” provisions) that would reasonably be expected to make the likelihood that such Debt Financing would be funded less likely. In the event CF Corp, Parent, Merger Sub or any of their respective Affiliates enters into any Alternative Financing, (A) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include the New Debt Commitment Letter, (B) any reference in this Agreement to the “Debt Financing” shall be deemed to include such Alternative Financing and (C) all references to the Committed Lenders and the Lead Arrangers shall include the persons providing or arranging such Alternative Financing. CF Corp, Parent and Merger Sub shall (1) enforce their rights (and the rights of any of their Affiliates) under the Debt Commitment Letter and (2) other than as set forth in the third preceding sentence, not permit or agree to permit, without the prior written consent of the Company, any material amendment or modification to be made to, or any material waiver of any provision or remedy under, the Debt Commitment Letter (it being understood that the exercise of any “market flex” provisions contained in the Fee Letter shall be deemed not to be an amendment, modification or waiver), in any such case if such amendment, modification or waiver would reasonably be expected to (w) impose new or additional conditions, or otherwise modify or expand any of the conditions, to the receipt of the Debt Financing, (x) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount) thereunder, (y) make it less likely that the Debt Financing would be funded (including by making the conditions to obtaining the Debt Financing less likely to occur) or otherwise prevent or delay or impair in any material respect the ability or likelihood of CF Corp, Parent or Merger Sub to timely consummate the Refinancing and (z) adversely impact the ability of CF Corp, Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter; provided, that CF Corp may amend, supplement or modify the Debt Commitment Letter to add lead arrangers, bookrunners, syndication agents or similar entities (which additional lead arrangers, bookrunners, syndication agents or similar entities may also become

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Committed Lenders). Each of CF Corp, Parent and Merger Sub acknowledges and agrees that the obtaining of the Debt Financing, or any Alternative Financing, is not a condition to the consummation of the transactions to be consummated at the Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing or any Alternative Financing, subject to fulfillment of the conditions set forth in Article VII.

(d) Between the date of this Agreement and the Effective Time, as soon as promptly as practicable after receipt of any written request by CF Corp to do so, in consultation with CF Corp and at CF Corp’s sole expense, the Company shall use its commercially reasonable efforts to:

(i) (A) commence a consent solicitation to amend, eliminate or waive certain sections of the Company Existing Indenture as specified by CF Corp (a “Consent Solicitation”), with respect to all of the outstanding Company Existing Notes on such terms and conditions, including with respect to consent fees (which shall be paid by CF Corp), that are proposed by CF Corp; provided that CF Corp shall consult with the Company and afford the Company a reasonable opportunity to review the necessary consent solicitation statement, supplemental indenture and other related documents in connection with such Consent Solicitation (the “Consent Solicitation Documents”); (B) provide and use its commercially reasonable efforts to cause its respective Representatives to provide all cooperation reasonably requested by CF Corp in connection with the Consent Solicitation including appointing a solicitation agent reasonably selected by CF Corp; (C) waive any of the conditions to the Consent Solicitation as may be reasonably requested by CF Corp (other than the condition that any proposed amendments set forth therein shall not become operative unless and until the Closing has occurred), so long as such waivers would not cause the Consent Solicitation to violate applicable Law, and shall not, without the prior written consent of CF Corp, waive any condition to the Consent Solicitation or make any change, amendment or modification to the terms and conditions of any Consent Solicitation other than as directed by CF Corp or as required by applicable Law; and (D) promptly following the expiration of a Consent Solicitation, assuming the requisite consent from the holders of the Company Existing Notes (including from persons holding proxies from such holders) has been received, cause an appropriate supplemental indenture (the “Supplemental Indenture”) to become effective providing for the amendments of the Company Existing Indenture contemplated in the Consent Solicitation Documents; provided, that notwithstanding the fact that a Supplemental Indenture may become effective earlier, the proposed amendments set forth therein shall not become operative unless and until the Effective Time has occurred. The form and substance of the Supplemental Indenture shall be reasonably satisfactory to CF Corp;

(ii) (A) commence an offer to purchase, as specified by CF Corp, with respect to all of the outstanding Company Existing Notes, on such terms and conditions, including pricing terms, that are proposed, from time to time, by CF Corp and reasonably acceptable to the Company (“Debt Tender Offer”), and CF Corp shall assist the Company in connection therewith; provided that the party primarily responsible for drafting the necessary offer to purchase, related letter of transmittal, supplemental indenture and other related documents in connection with such Debt Tender Offer (the “Debt Tender Offer Documents”) shall afford such other party a reasonable opportunity to review the Debt Tender Offer Documents and the material terms and conditions of the Debt Tender Offer. The terms and conditions specified by CF Corp for the Debt Tender Offer shall be in compliance in all material respects with the Company Existing Indenture, the Company Existing Credit Documents or any applicable Law. The closing of a Debt Tender Offer, if any, shall be expressly conditioned on the occurrence of the Closing, and in accordance with the terms of the Debt Tender Offer, the Company shall accept for purchase and purchase the Company Existing Notes properly tendered and not properly withdrawn in the Debt Tender Offer (provided that such purchase price shall be paid by CF Corp; provided, further that the proposed amendments set forth in any Debt Tender Offer Document may not become effective unless and until the Closing has occurred); (B) provide and use its commercially reasonable efforts to cause its respective Representatives to provide all cooperation reasonably requested by CF Corp in connection with the Debt Tender Offer, including appointing a dealer manager reasonably selected by CF Corp. The Debt Tender Offer shall comply with the requirements of Rule 14e-1 promulgated under the Exchange Act (“Rule 14e-1”), the Trust Indenture Act of 1939, as amended (the “TIA”), if applicable, and any other applicable Law, it being understood that the Company

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shall not be required to take any action that, in the good faith judgment of the Company and after consultation with Company counsel, does not comply with Rule 14e-1, the TIA, if applicable, or other applicable Law; and (C) waive any of the conditions to a Debt Tender Offer as may be reasonably requested by CF Corp (other than the conditions that a Debt Tender Offer is conditioned on the Effective Time occurring), so long as such waivers would not cause a Debt Tender Offer to violate the Exchange Act, the TIA or other applicable Law, and shall not, without the prior written consent of CF Corp, waive any condition to a Debt Tender Offer or make any change, amendment or modification to the terms and conditions of a Debt Tender Offer (including any extension thereof) other than as directed by CF Corp or as required by applicable Law;

(iii) deliver a notice to each holder of the Company Existing Notes, in accordance with Section 3.9(b) of the Company Existing Indenture, with respect to a Change of Control Offer for the repurchase, on and subject to the occurrence of a Change of Control Payment Date (as defined in the Company Existing Indenture), to be mutually agreed by CF Corp and the Company, of all of the Company Existing Notes then outstanding and otherwise comply with the Company Existing Indenture with respect to such Change of Control Offer; and/or

(iv) effect (1) the redemption of the Company Existing Notes (the “Optional Redemption”), (2) the satisfaction and discharge of the Company Existing Indenture pursuant to Article VIII thereof and (3) the release of all obligations in respect of the Company Existing Notes subject to the payment of the Company Existing Notes Payoff Amount, including (A) delivery of an Officer’s Certificate (as defined in the Company Existing Indenture) in respect of the notice of redemption pursuant to Section 5.3 of the Company Existing Indenture in accordance with the terms of the Company Existing Indenture, (B) delivery of a notice of redemption pursuant to Sections 5.5 and 5.2(b) of the Company Existing Indenture in accordance with the terms of the Company Existing Indenture, which may be conditioned upon the occurrence of the Effective Time, and (C) delivery to CF Corp of a schedule setting forth the Company Existing Notes Payoff Amount (it being understood that (x) any such redemption, satisfaction and discharge shall not occur prior to the Effective Time, (y) the Company’s or CF Corp’s counsel will provide customary legal opinions required in connection with such redemption, satisfaction and discharge and (z) the Company and its Subsidiaries shall have no funding obligations in connection with such redemption, satisfaction and discharge);

(v) provided, in each case in clauses (i) through (iv) above, that (x) none of the Company or any of its Subsidiaries, nor any of their respective directors, officers, employees, managers, consultants, accountants or other agents or representatives, in their capacity as such, shall be required to incur any liability whatsoever in connection with, the Consent Solicitation, Debt Tender Offer, Change of Control Offer or Optional Redemption (except that the Company and its Subsidiaries may incur such liabilities only to the extent such liabilities become effective after the Effective Time), (y) nothing in this Section 6.10(d) shall require cooperation to the extent that it would (A) cause any condition to Closing set forth in Article VII to not be satisfied or otherwise cause any breach of this Agreement, (B) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any Law, or result in, or could reasonably be expected to result in, the contravention in any material respect of, or result in a violation or breach in any material respect of, or default under, any agreement, (C) unreasonably interfere with the ongoing operations of the Company and the Subsidiaries of the Company, (D) require the Company or any of its Subsidiaries to issue or purchase any securities during any “blackout periods” imposed by the Company or any of its Subsidiaries and (E) cause any representation and warranty to be breached, and (z) none of the Company or any of its Subsidiaries shall be required to (A) enter into any binding agreement or commitment in connection with the Consent Solicitation, Debt Tender Offer, Change of Control Offer or Optional Redemption that is not conditioned on the occurrence of the Effective Time and does not terminate without liability to the Company or any of the Subsidiaries of the Company upon termination of this Agreement, (B) pay any fee, (C) provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, (D) prepare separate financial statements for any Subsidiary of the Company or change any fiscal period or provide financial or other information regarding the Company and its Subsidiaries that is not in the possession of the Company or any of its Subsidiaries or (E) issue any offering or information document or provide any legal opinion or other opinion of

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counsel or any solvency certificate (other than any offering or information document that would be customarily delivered in connection with the transactions referenced in clauses (i) and (ii) above).

Each of CF Corp, Parent and Merger Sub acknowledges and agrees that the consummation of any of the Consent Solicitation, Debt Tender Offer, Change of Control Offer or Optional Redemption is not a condition to the consummation of the transactions to be consummated at the Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the consummation of the Consent Solicitation, Debt Tender Offer, Change of Control Offer or Optional Redemption, subject to fulfillment of the conditions set forth in Article VII.

Section 6.11 Public Announcements. The Company and CF Corp shall agree on a press release announcing the entering into of this Agreement and the transactions contemplated hereby. Thereafter, the Company and CF Corp shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling of a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement (a) as may be required by Law or Order, the applicable rules of the New York Stock Exchange or any listing agreement with the New York Stock Exchange or (b) to enforce its rights and remedies under this Agreement or, in the case of the Company, the Equity Commitment Letters, the Limited Guaranties, the Information Letter Agreements or the Forward Purchase Agreements.

Section 6.12 Resignation of Directors. At the Closing, the Company shall deliver to CF Corp evidence reasonably satisfactory to CF Corp of the resignation or removal of all directors of the Company and its Subsidiaries specified by CF Corp in writing reasonably in advance of the Closing and in any event at least five (5) Business Days prior to Closing, in each case effective at the Effective Time.

Section 6.13 Employee Matters.

(a) For a period of no less than twelve (12) months following the Closing Date, CF Corp shall provide to each employee of the Company and its Subsidiaries who is an employee of the Company or a Subsidiary at the Closing Date (each such employee, a “Company Employee”), (i) base salary, annual incentive bonus opportunities and long-term incentive opportunities that are, in each case, no less than the base salary, target bonus opportunities and long-term incentive opportunities applicable to each such Company Employee immediately prior to the Closing Date and (ii) employee benefits that are no less favorable, in the aggregate, than those employee benefits provided to Company Employees immediately prior to the Closing Date.

(b) CF Corp shall provide each Company Employee who incurs a termination of employment during the twelve (12) month period following the Closing Date with severance payments and severance benefits that are no less favorable than the severance payments and severance benefits to which such employees would have been entitled with respect to such termination under the severance policies of the Company as in effect immediately prior to the Closing Date.

(c) From and after the Closing Date, CF Corp shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under the Benefit Plans in accordance with their terms as in effect immediately prior to the Closing Date.

(d) CF Corp shall, or shall cause the Surviving Corporation or CF Corp’s or the Surviving Corporation’s Subsidiaries, as applicable, to give Company Employees full credit for Company Employees’ service with the Company and its Subsidiaries for purposes of eligibility, vesting and determination of the level of benefits (including, for purposes of vacation and severance), but not for purposes of benefit accruals under a defined

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benefit pension plan, under any benefit plans made generally available to officers or employees or any class or level of officers or employees maintained by CF Corp, the Surviving Corporation or any of their respective Subsidiaries in which a Company Employee participates to the same extent recognized by the Company immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(e) CF Corp shall, or shall cause the Surviving Corporation or CF Corp’s or the Surviving Corporation’s Subsidiaries, as applicable, to (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of CF Corp or any Subsidiary of CF Corp that provides health benefits in which Company Employees may be eligible to participate following the Closing Date, other than any limitations that were in effect with respect to such employees as of the Closing Date under the analogous Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of CF Corp, the Surviving Corporation or any of their respective Subsidiaries in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Closing Date.

(f) Effective as of the Closing, CF Corp and its Affiliates (including the Surviving Corporation) shall be solely responsible for any and all obligations arising under the Consolidated Omnibus Budget Reconciliation Act of 1985 with respect to each individual who is an “M&A qualified beneficiary” (as defined in Treasury Regulation Section 54.4980B-9) in connection with the transactions contemplated by this Agreement.

(g) CF Corp shall cause the Surviving Corporation and its Subsidiaries, for a period commencing at the Closing Date and ending ninety (90) days thereafter, to not effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local law, “WARN”) affecting in whole or in part any site of employment, facility, operating unit or Company Employee, without complying with all provisions of WARN.

(h) This Section 6.13 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement and nothing in this Section 6.13 or any other provision of this Agreement or any other related Contract, express or implied: (i) shall be construed to establish, amend, or modify any Benefit Plan or any other benefit plan, program, agreement or arrangement; (ii) except as expressly provided by Section 6.13(b), shall alter or limit the ability of the Company or any of its Subsidiaries, or CF Corp or any of its Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement; or (iii) is intended to or shall confer upon any current or former employee of the Company or its Subsidiaries or any other person any right to employment or continued employment or service for any period of time by reason of this Agreement or any other related agreement, or any right to a particular term or condition of employment.

Section 6.14 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless all past and present directors and officers of the Company and its Subsidiaries (the “Indemnified Parties”) for acts or omissions occurring at or prior to the Effective Time (including the declaration of the extraordinary dividend as contemplated by Section 6.20) to the fullest extent permitted by the DGCL or provided under the Company Certificate of Incorporation and the Company By-laws in effect on the date hereof. CF Corp shall guarantee such performance by the Surviving Corporation.

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(b) From the Effective Time and for a period of six (6) years thereafter, CF Corp and the Surviving Corporation shall use reasonable best efforts to maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been made available or delivered to CF Corp) with terms, conditions, retentions and levels of coverage at least as favorable as those of such current insurance coverage; provided, however, that in no event will CF Corp or the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance (the “Maximum Premium”), which Maximum Premium is set forth in Section 6.14(b) of the Company Disclosure Letter; and provided, further, that, if the annual premiums for such insurance coverage exceed the Maximum Premium, CF Corp and the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided, further, however, that at the Company’s option in lieu of the foregoing insurance coverage, the Company may purchase, prior to the Effective Time, six (6) year “tail” insurance coverage that provides coverage identical in all material respects to the coverage described above, provided that the Company does not pay more than the Maximum Premium.

(c) CF Corp and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Further, the certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company Certificate of Incorporation and Company By-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the DGCL during such period.

(d) This Section 6.14 shall survive the consummation of the Merger, is intended to benefit, and shall be enforceable by each Indemnified Party and their respective successors, heirs and representatives, shall be binding on all successors and assigns of CF Corp and the Surviving Corporation and shall not be amended without the prior written consent of the applicable Indemnified Party (including his or her successors, heirs and representatives).

(e) In the event that the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in Section 6.13 and this Section 6.14. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.14.

(f) The rights of the Indemnified Parties under this Section 6.14 shall be in addition to, and not in substitute for, any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws, and CF Corp shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.

Section 6.15 Section 16 Matters. Prior to the Effective Time, the Company shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange

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Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of the Company.

Section 6.16 No Control of the Other Party’s Business. Nothing contained in this Agreement shall give CF Corp, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct CF Corp’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and CF Corp shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.17 Stockholder Litigation. The Company shall promptly advise CF Corp orally and in writing of any Action brought by any stockholder of the Company against the Company or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep CF Corp reasonably informed regarding any such litigation. The Company shall give CF Corp the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, shall give due consideration to CF Corp’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of CF Corp, such consent not to be unreasonably withheld, delayed or conditioned. CF Corp shall promptly advise the Company orally and in writing of any Action brought by any stockholder of CF Corp against CF Corp or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep the Company reasonably informed regarding any such litigation.

Section 6.18 Tax Matters. Any and all existing Tax sharing agreements of the Company and its Subsidiaries (other than agreements solely between the Company and any of its Subsidiaries) shall be terminated as of the Closing Date. After the Closing Date, neither the Company nor its Subsidiaries shall have any further rights or liabilities thereunder and any amounts payable to the Company or any of its Subsidiaries for any period prior to the Closing Date shall be paid to the Company or any of its applicable Subsidiaries at or prior to the Closing. Notwithstanding the foregoing, from the date of this Agreement until the Closing, the Company shall not and shall not permit any of its Subsidiaries to make any payment pursuant to any Tax sharing agreement (other than agreements solely between the Company and any of its Subsidiaries), except pursuant to the terms of any Tax sharing agreement set forth in Section 6.18 of the Company Disclosure Letter.

Section 6.19 Bermuda Reinsurer. At least thirty (30) days prior to the Closing, CF Corp shall (a) organize a Bermuda exempted company as a direct or indirect wholly owned Subsidiary of CF Corp and (b) cause such entity to obtain all necessary Permits, including to operate as a Bermuda Class B reinsurance company. On the Closing Date, CF Corp shall cause its Subsidiary to contribute capital to such entity such that its company action level risk-based capital, calculated as if it were an Iowa life insurance company, is not less than 400%. The covenants set forth in clauses (f), (g) and (h) of Section 6.03 shall apply to the obtaining of all such Permits mutatis mutandis.

Section 6.20 Extraordinary Dividend. Upon the written request of CF Corp, the Company shall take, or cause to be taken, all actions reasonably necessary for Fidelity & Guaranty Life Insurance Company to declare and pay to Fidelity & Guaranty Life Holdings that extraordinary dividend that is subject to an Accommodation Filing in the amount (if any) approved by the Insurance Commissioner of the State of Iowa, at Closing.

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ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Required Vote shall have been obtained and if obtained by Stockholder Written Consent, the Information Statement shall have been cleared by the SEC and mailed to the Company Stockholders (in accordance with Regulation 14C of the Exchange Act) at least twenty (20) days prior to the Closing.

(b) CF Corp Shareholder Approval. The CF Corp Required Vote shall have been obtained.

(c) No Order. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued or enforced that is in effect and that prevents or prohibits consummation of the Merger.

(d) Governmental Consents. The consents, approvals, authorizations or filings set forth in Schedule 7.01(d) shall have been made or obtained and shall be in full force and effect. The applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

Section 7.02 Additional Conditions to Obligations of CF Corp, Parent and Merger Sub. The obligations of CF Corp, Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Article IV shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Company Material Adverse Effect” (other than with respect to Section 4.09(b)). CF Corp shall have received a certificate signed by an officer of the Company on its behalf to the foregoing effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. CF Corp shall have received a certificate signed by an officer of the Company on its behalf to the foregoing effect.

Section 7.03 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger on the Closing Date is also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of CF Corp, Parent and Merger Sub contained in Article V shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a CF Corp Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “CF Corp Material Adverse Effect” (other than with respect to Section 5.07(b)). The Company shall have received a certificate signed by an officer of CF Corp on its behalf to the foregoing effect.

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(b) Agreements and Covenants. CF Corp, Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time. The Company shall have received a certificate signed by an officer of CF Corp on its behalf to the foregoing effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated and the Merger (and the other transactions contemplated hereby) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote or the CF Corp Required Vote has been obtained):

(a) by the mutual written consent of the Company and CF Corp, which consent shall have been approved by the action of their respective boards of directors;

(b) by CF Corp or the Company, if any Governmental Authority shall have issued an Order, or there exists any Law, in each case, permanently preventing or prohibiting the Merger, and such Order shall have become final and nonappealable or such Law is in effect; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have complied with its obligations under this Agreement to use reasonable best efforts to remove such Order;

(c) by CF Corp, if the Stockholder Written Consent representing the Company Required Vote has not been executed and delivered to CF Corp prior to the expiration of the Written Consent Delivery Period;

(d) by CF Corp or the Company, if at the Company Stockholders Meeting, the Company Required Vote shall not have been obtained;

(e) by CF Corp or the Company, if, at the CF Corp Shareholders Meeting, the CF Corp Required Vote shall not have been obtained.

(f) by the Company, in accordance with Section 6.06(b);

(g) by CF Corp, if (i) the Company Board of Directors shall have made an Adverse Recommendation Change, (ii) the Company Board of Directors shall have recommended to the Company Stockholders that they approve or accept a Superior Proposal or (iii) the Company shall have entered into, or publicly announced its intention to enter into, any Takeover Proposal Documentation with respect to a Superior Proposal;

(h) by CF Corp or the Company, if the Merger shall not have been consummated prior to January 24, 2018 (as such date may be extended pursuant to the proviso below or pursuant to Section 9.09, the “Outside Termination Date”); provided, that the right to terminate this Agreement under this Section 8.01(h) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date; provided, further, that, if on a date that would have been the Outside Termination Date the conditions set forth in Section 7.01(d) are the only conditions in Article VII (other than those conditions that by their nature are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date, either the Company or CF Corp may unilaterally extend the Outside Termination Date by up to two (2) months, in which case the Outside Termination Date shall be deemed for all purposes to be such later date;

(i) by CF Corp, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement (other than a breach by the Company of the representation and warranty

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contained in Section 4.09(b)) that would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) if continuing on the Closing Date, and (ii) such breach shall not have been cured (or is not capable of being cured) before the Outside Termination Date; provided, that CF Corp shall not have the right to terminate this Agreement pursuant to this Section 8.01(i) if CF Corp, Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(j) by the Company, if (i) there has been a breach by CF Corp, Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) if continuing on the Closing Date and (ii) such breach shall not have been cured (or is not capable of being cured) before the Outside Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(j) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(k) by the Company, if (i) all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) and (ii) the Closing shall not have occurred on or prior to the second (2nd) Business Day after the satisfaction or waiver of said conditions set forth in Section 7.01 and Section 7.02 (other than by reason of the failure of the Company to fulfill any material obligation under this Agreement).

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than clause (a) hereof) shall give written notice of such termination to the other party in accordance with Section 9.02, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 8.02 Fees and Expenses.

(a) Expense Allocation. Except as otherwise specified in Section 6.03 and this Section 8.02, all costs and expenses (including fees and expenses payable to Representatives) incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

(b) Company Termination Fee.

(i) If this Agreement is terminated by the Company pursuant to Section 8.01(f) or by CF Corp pursuant to Section 8.01(c) or Section 8.01(g), the Company shall concurrently with such termination, pay CF Corp, as liquidated damages and not as a penalty and as the sole and exclusive remedy of CF Corp, Parent and Merger Sub against the Company and its Subsidiaries and any of their respective Affiliates, stockholders or Representatives for any loss or damage suffered as a result of the failure of the Merger to be consummated, the Company Termination Fee by wire transfer of immediately available funds.

(ii) If this Agreement is terminated by either CF Corp or the Company pursuant to Section 8.01(d) or by CF Corp pursuant to Section 8.01(i) and (A) at any time after the date hereof and prior to the Company Stockholders Meeting or the breach giving rise to CF Corp’s right to terminate under Section 8.01(i), respectively, a Takeover Proposal shall have been publicly announced or publicly made known to the Company Board of Directors or the stockholders of the Company or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and such Takeover Proposal or such intent has not been publicly withdrawn or repudiated by such Person prior to the Company Stockholders Meeting or the breach, respectively, and (B) within twelve (12) months after such termination, the Company either consummates such Takeover Proposal or enters into a definitive agreement to consummate such Takeover Proposal and the Company thereafter consummates such Takeover Proposal (whether or not within such twelve (12) month period), then the Company shall upon the earliest of the

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consummation of such Takeover Proposal or the entry into such definitive agreement with respect thereto, pay CF Corp, as liquidated damages and not as a penalty and as the sole and exclusive remedy of CF Corp, Parent and Merger Sub against the Company and its Subsidiaries and any of their respective Affiliates, stockholders or Representatives for any loss or damage suffered as a result of the failure of the Merger to be consummated, the Company Termination Fee by wire transfer of immediately available funds; provided, that for the purposes of this Section 8.02(b)(ii), all references in the term Takeover Proposal to “15% or more” shall be deemed to be references to “more than 50%.”

(c) The parties acknowledge that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated hereby and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.02, the Company shall also pay any costs and expenses (including reasonable legal fees and expenses) incurred by CF Corp in connection with an Action to enforce this Agreement that results in an Order for such amount against the Company. Any amount not paid when due pursuant to this Section 8.02 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. The parties agree and understand that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

Section 8.03 Effect of Termination. In the event of termination of this Agreement by either the Company or CF Corp as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of CF Corp, Parent and Merger Sub or the Company, except that (a) the provisions of Section 6.02(b), Section 8.02, this Section 8.03 and Article IX shall survive termination and (b) nothing herein shall relieve any party from liability for any intentional and material breach of this Agreement (it being acknowledged and agreed by the parties hereto that the failure to close the Merger by any party that was otherwise obligated to do so under the terms of this Agreement shall be deemed to be an intentional and material breach of this Agreement) or for fraud; provided, that the provisions of Section 8.02(b) providing for the Company Termination Fee shall constitute an exclusive remedy with respect to the circumstances set forth therein.

Section 8.04 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Company Required Vote has been obtained and prior to the filing of the Certificate of Merger with the Delaware Secretary; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall change the amount or the form of the Merger Consideration to be delivered to the Company Stockholders or alter or change any other terms or conditions of this Agreement if such change would materially and adversely affect the Company or the Company Stockholders. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 8.05 Extension; Waiver. At any time prior to the Effective Time, each of the Company, CF Corp, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of Section 8.04, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.06 Non-Recourse. Notwithstanding anything to the contrary contained herein, (i) no Company Related Party shall have any rights or claims against any Debt Financing Source with respect to this Agreement or the Debt Financing, and no Debt Financing Source shall have any rights or claims against any Company Related Party with respect to this Agreement or the Debt Financing, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Merger, the foregoing will not limit the rights of the

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parties to the Debt Financing under the Debt Financing Commitment and (ii) no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants or agreements contained herein that by their terms apply to or are to be performed in whole or in part after the Effective Time and (b) this Article IX.

Section 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any Section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by email notice to the applicable contact person) to the parties or sent by facsimile (providing proof of transmission and confirmation of transmission by email notice to the applicable contact person) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

if to CF Corp, to:

CF Corporation

1701 Village Center Circle

Las Vegas, Nevada 89134

Facsimile:         212-588-8713

Email:               newton@cc.capital

Attention:         Douglas Newton

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Facsimile:         212-909-6836

Email:               nfpotter@debevoise.com

Attention:         Nicholas F. Potter, Esq.

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Facsimile:         212-294-4700

Email:               jrubinstein@winston.com

Attention:         Joel L. Rubinstein, Esq.

if to Parent or Merger Sub, to:

c/o CF Corporation

1701 Village Center Circle

Las Vegas, Nevada 89134

Facsimile:         212-588-8713

Email:               newton@cc.capital

Attention:         Douglas Newton

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with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Facsimile:         212-909-6836

Email:               nfpotter@debevoise.com

Attention:         Nicholas F. Potter, Esq.

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Facsimile:         212-294-4700

Email:               jrubinstein@winston.com

Attention:         Joel L. Rubinstein, Esq.

if to the Company, to

Fidelity & Guaranty Life

601 Locust Street, 14th Floor

Des Moines, IA 50309-3738

Email:               Eric.Marhoun@fglife.com

Attention:         General Counsel & Secretary

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Facsimile:         212-735-2000

Email:               Todd.Freed@skadden.com

Attention:         Todd E. Freed, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Facsimile:         202-393-5760

Email:               Chris.Ulery@skadden.com

Attention:         Christopher J. Ulery, Esq.

Section 9.03 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile or other electronic transmission) to the other parties.

Section 9.04 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement, the Equity Commitment Letters, the Limited Guaranties, the Information Letter Agreements and the Forward Purchase Agreements (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) are not intended to and do not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (i) the Persons intended to benefit from the provisions of Section 6.14, each of whom shall have the right to enforce such provisions directly, (ii) the right of the Company on behalf of its security holders to pursue damages in the event of CF Corp’s, Parent’s or Merger Sub’s breach of this Agreement (a claim with respect to which shall be enforceable only by the Company, in its sole and absolute discretion, on behalf of the Company Stockholders), (iii) the right of the Company Stockholders to receive the Merger

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Consideration and the holders of Company Stock Rights, Fidelity & Guaranty Life Holdings stock options, Fidelity & Guaranty Life Holdings restricted stock units and Fidelity & Guaranty Life Holdings dividend equivalents to receive the payments to which they have the right to receive pursuant to Section 2.07 after the Closing (a claim with respect to which may not be made unless and until the Effective Time shall have occurred) and (iv) the Debt Financing Sources shall be express third party beneficiaries under Sections 8.03, 8.06, 9.01, 9.04, 9.06, 9.07 and 9.08, and each of such Sections shall expressly inure to the benefit of the Debt Financing Sources and the Debt Financing Sources shall be entitled to rely and enforce the rights expressly provided to them in the provisions of such Sections. The representations, warranties, covenants and agreements in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties and may, in certain instances, be qualified, limited or changed by confidential disclosure letters. Any inaccuracies in such representations or warranties or failure to perform or breach of such covenants or agreements are subject to waiver by the parties in accordance with Section 8.05 without notice or liability to any other Person. In some instances, the representations, warranties, covenants and agreements in this Agreement may represent an allocation among the parties of risk associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations, warranties, covenants and agreements in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.06 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction; provided that any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source with respect to this Agreement, the Debt Financing or the Debt Commitment Letter, or any dispute arising out of the Debt Financing or the performance thereof shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of Law of any jurisdiction other than the State of New York.

Section 9.07 Consent to Jurisdiction. Each of the parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties consents

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and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 9.02 or in any other manner permitted by applicable Law; provided that, notwithstanding the foregoing, each of the parties hereto hereby (i) agrees that it will not bring or support any Action, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources with respect to this Agreement or the Debt Financing, including but not limited to any dispute arising out of or with respect to the Debt Financing Commitment or any other letter or agreement with respect to the Debt Financing or the performance thereof, in any forum other than exclusively in any State or Federal court sitting in the Borough of Manhattan in the City of New York, (ii) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in City of New York, Borough of Manhattan, and any appellate court from any thereof, as to any action or proceeding with respect to the Debt Commitment Letter or the Fee Letter and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding with respect to the Debt Commitment Letter or the Fee Letter in any court in which such venue may be laid in accordance with clause (ii) of this proviso, (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses set forth above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

Section 9.08 Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9.08. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.09 Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting a bond or other undertaking, the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party hereto will allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties hereto further agree that (a) by seeking any remedy provided for in this Section 9.09, a party hereto shall not in any respect waive its right to seek any other form of relief that may be

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available to such party hereto under this Agreement and (b) nothing contained in this Section 9.09 shall require any party hereto to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 9.09 before exercising any other right under this Agreement. If, prior to the Outside Termination Date, any party hereto brings any Action in accordance with this Agreement to enforce specifically the performance of the terms and provisions hereof against any other party, the Outside Termination Date shall be automatically extended (i) for the period during which such Action is pending, plus ten (10) Business Days or (ii) by such other time period established by the court presiding over such action on good cause shown, as the case may be.

Section 9.10 Exclusions from Representations and Warranties. Except as expressly set forth in Section 4.11(b), notwithstanding anything to the contrary in this Agreement or any other agreement, document or instrument delivered or to be delivered in connection herewith, each of CF Corp, Parent and Merger Sub acknowledges and agrees that the Company and its Subsidiaries make no representations or warranties with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument to be delivered in connection herewith is intended or shall be construed to be a representation or warranty, express or implied, of the Company or any of its Subsidiaries, for any purposes of this Agreement or any other agreement, document or instrument to be delivered in connection herewith or therewith, in respect of (a) the adequacy or sufficiency of reserves, (b) the effect of the adequacy or sufficiency of reserves on any line item, asset, liability or equity amount on any financial or other document, (c) whether or not reserves were determined in accordance with any actuarial, statutory, regulatory or other standard or (d) the collectability of any amounts under any Reinsurance Contract. Furthermore, each of CF Corp, Parent and Merger Sub acknowledges, understands and agrees that no fact, condition, development or issue relating to the adequacy or sufficiency of reserves may be used, directly or indirectly, to demonstrate or support the breach or violation of any representation, warranty, covenant or agreement of or by the Company or its Subsidiaries contained in this Agreement or any other agreement, document or instrument delivered or to be delivered in connection herewith.

Section 9.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by the Delaware Courts or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.12 Trust Account Waiver. The Company acknowledges that CF Corp is a blank check company with the powers and privileges to effect a Business Combination (as defined in CF Corp’s Amended and Restated Articles of Association). The Company further acknowledges that, as described in the prospectus dated May 19, 2016 (the “Prospectus”) available at www.sec.gov, substantially all of CF Corp’s assets consist of the cash proceeds of CF Corp’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of CF Corp, certain of its public shareholders and the underwriters of CF Corp’s initial public offering. The Company acknowledges that it has been advised by CF Corp that, except with respect to interest earned on the funds held in the Trust Account that may be released to CF Corp to pay its income taxes, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if CF Corp completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; and (ii) if CF Corp fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to CF Corp in limited amounts to permit CF Corp to pay the costs and expenses of its liquidation and dissolution, and then to CF Corp’s public shareholders. For and in consideration of CF Corp entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or

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arising out of, this Agreement and any negotiations, contracts or agreements with CF Corp; provided that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against CF Corp for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for CF Corp to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account to the Company Stockholders in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect CF Corp’s ability to fulfill its obligation to effectuate the CF Corp Shareholder Redemption, or for fraud to the extent such a claim for fraud cannot be waived under applicable Law, and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against CF Corp’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account upon completion of a Business Combination (except such amounts that are payable to shareholders of CF Corp holding CF Corp Shares sold in CF Corp’s initial public offering who shall have previously elected to redeem their CF Corp Shares pursuant to CF Corp’s Amended and Restated Articles of Association) and any assets that have been purchased or acquired with any such funds).

Section 9.13 CF Corp Undertaking. CF Corp hereby fully, irrevocably and unconditionally guarantees the full, complete and timely performance of all agreements, covenants and obligations of its Subsidiaries, when performance of the same shall be required in accordance with the terms of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CF CORPORATION

By:	/s/ Chinh Chu
Name: Chinh Chu
Title: Co-Executive Chairman

FGL US HOLDINGS INC.

By:	/s/ Menes O. Chee
Name: Menes O. Chee
Title: President and Secretary

FGL MERGER SUB INC.

By:	/s/ Menes O. Chee
Name: Menes O. Chee
Title: President and Secretary

FIDELITY & GUARANTY LIFE

By:	/s/ Christopher J. Littlefield
Name: Christopher J. Littlefield
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SCHEDULE 7.01(D)

GOVERNMENTAL CONSENT

1.	Form A filing with and approval from the Iowa Insurance Division for the acquisition of control of Fidelity & Guaranty Life Insurance Company, as may be required by Iowa Insurance Code Section 521A.3 and related regulations.

2.	Section 1506 filing with and approval from the New York Department of Financial Services for the acquisition of control of Fidelity & Guaranty Life Insurance Company of New York, as may be required by New York Insurance Law Section 1506 and related regulations.

3.	Filing with and approval from the Vermont Department of Financial Regulation for the acquisition of control of Raven Reinsurance Company, as may be required by Vermont Insurance Regulation C-81-2 Section 14.

Annex A-2

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT, dated as of June 30, 2017 (this “Amendment”), amends the Agreement and Plan of Merger, dated as of May 24, 2017 (the “Agreement”), by and among CF Corporation, a Cayman Islands exempted corporation (“CF Corp”), FGL US Holdings Inc., a Delaware corporation and wholly owned indirect subsidiary of CF Corp (“Parent”), FGL Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of Parent, and Fidelity & Guaranty Life, a Delaware corporation.

RECITALS:

WHEREAS, the parties to the Agreement desire to amend the Agreement in accordance with Section 8.04 of the Agreement and as set forth herein; and

WHEREAS, the respective board of directors of each of the parties to the Agreement has authorized and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and in reliance upon the representations, warranties, conditions, agreements and covenants contained herein, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1. Definitions. All capitalized terms used but not defined in this Amendment shall have the meaning assigned to such terms in the Agreement and the interpretation provisions set forth in Section 1.02 of the Agreement shall also apply to this Amendment.

2. Amendment. The first sentence of Section 2.07(b) of the Agreement is hereby amended and restated in its entirety as follows:

“At the Effective Time, each Company Performance RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount equal to the product of (i) the number of shares of Company Common Stock subject to such Company Performance RSU multiplied by (ii) the Merger Consideration; provided, that for purposes of clause (i), the number of shares of Company Common Stock subject to such Company Performance RSU immediately prior to the Effective Time shall be deemed to be (x) the actual number of shares of Company Common Stock earned with respect to any full plan year of employment completed by the holder of such Company Performance RSU in the applicable performance period, as determined, in consultation with CF Corp, by the Board or a committee thereof, plus (y) the target number of shares of Company Common Stock subject to any incomplete or remaining plan year in the applicable performance period.”

3. Miscellaneous

(a) Except as expressly amended and/or superseded by this Amendment, the Agreement remains and shall remain in full force and effect. This Amendment shall not constitute an amendment or waiver of any provision of the Agreement, except as expressly set forth herein. Upon the execution and delivery hereof, the Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Agreement. This Amendment and the Agreement shall each henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Agreement. If and to the extent there are any inconsistencies between the Agreement and this Amendment with respect to the matters set forth herein, the terms of this Amendment shall control. References in the Agreement to the Agreement shall be deemed to mean the Agreement as amended by this Amendment.

(b) This Amendment, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relating to this Amendment or the negotiation, execution or performance of this Amendment (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Amendment) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

(c) Each of the parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action arising out of or relating to this Amendment, including the negotiation, execution or performance of this Amendment and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Amendment or the negotiation, execution or performance of this Amendment in the Delaware Courts, including any objection based on its place of incorporation or domicile, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 9.02 of the Agreement or in any other manner permitted by applicable Law.

(d) Neither this Amendment nor any of the rights, interests or obligations under this Amendment shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Amendment will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(e) Section 9.02, Section 9.03, Section 9.04 (it being understood and agreed that nothing in this Section 3(e) shall invalidate, modify or otherwise affect any consent or waiver granted by any of the parties hereto in connection with the Agreement), Section 9.08, Section 9.09, Section 9.10, Section 9.11 Section 9.12 and Section 9.13 of the Agreement are each hereby incorporated by reference mutatis mutandis.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CF CORPORATION

By:	/s/ Chinh E. Chu
Name: Chinh E. Chu
Title: Co-Executive Chairman

FGL US HOLDINGS INC.

By:	/s/ Menes O. Chee
Name: Menes O. Chee
Title: President and Secretary

FGL MERGER SUB INC.

By:	/s/ Menes O. Chee
Name: Menes O. Chee
Title: President and Secretary

FIDELITY & GUARANTY LIFE

By:	/s/ Eric Marhoun
Name: Eric Marhoun
Title: EVP, General Counsel & Secretary

[Signature Page to Amendment to Agreement and Plan of Merger]

Annex B

May 23, 2017

Board of Directors

Fidelity & Guaranty Life

Two Ruan Center

601 Locust Street, 14th Floor

Des Moines, LA 50309

Members of the Board:

You have asked us to advise you with respect to the fairness to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of Fidelity & Guaranty Life (the “Company”), other than FS Holdco II Ltd. (“FS Holdco”), a wholly owned subsidiary of HRG Group, Inc. (“HRG”) (or any other affiliate of HRG that may hold shares of Company Common Stock), and CF Corporation (the “Acquiror”) and its affiliates (collectively, the “Excluded Persons”), from a financial point of view, of the Consideration (as defined below) to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger to be dated May 24, 2017 (the “Merger Agreement”), by and among the Company, the Acquiror, FGL US Holdings Inc., a wholly owned subsidiary of the Acquiror (the “Parent”) and FGL Merger Sub Inc., a wholly owned subsidiary of the Parent (the “Merger Sub”). The Merger Agreement provides for, among other things, the merger (the “Merger”) of the Company with the Merger Sub pursuant to which the Company will survive the Merger and become a wholly owned subsidiary of the Acquiror and each outstanding share of Company Common Stock will be converted into the right to receive $31.10 in cash, without interest (the “Consideration”).

In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including (i) financial forecasts prepared and provided to us by management of the Company with respect to the future financial performance of the Company (the “Management Projections”) and (ii) the actuarial appraisals prepared by a third party firm retained by the Company (the “Third Party Appraisals”), and have met with the Company’s management to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have assumed and relied on such information being complete and accurate in all material respects. With respect to the Management Projections, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals other than the Third Party Appraisals. With respect to the Third Party Appraisals, we are not actuaries and, accordingly, our services did not include any actuarial determinations or evaluations by us or an attempt by us to evaluate actuarial assumptions. We express no opinion as to any matters relating to the reserves of the Company, including, without limitation, the adequacy of such reserves, and we have assumed, with your consent and without independent verification, that such reserves are appropriate. With respect to the future statutory profits from new and in-force business of the Company, we also have assumed, with your consent and without independent verification, that such actuarial evaluations are appropriate.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock (other than the Excluded Persons) of the Consideration to be received by such stockholders in the Merger pursuant to the terms of the Merger Agreement and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Without limiting the foregoing, our opinion does not address the fairness of the amount or nature of, or any other aspect relating to, the consideration to be received by FS Holdco or any of its affiliates in the Merger. We understand that HRG or its affiliates may receive certain tax benefits resulting from a tax election to be made at the election of FS Holdco following the closing of the Merger, and with your consent our opinion does not address the value of those tax benefits relative to the Consideration. Furthermore, no opinion, counsel or interpretation is intended regarding matters that require legal, regulatory, accounting, tax, executive compensation or other similar professional advice. It is assumed that such opinions, counsel, interpretations or advice have been or will be obtained from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

We also understand that concurrently with the execution of the Merger Agreement, HRG or one of its affiliates is entering into an agreement to sell another business to the Acquiror. Our financial advisory services are being provided solely to the Company in connection with the Merger and we express no view or opinion on such other transaction or any aspect thereof.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the merits of the Merger as compared to alternative transactions or strategies that may be available to the Company nor does it address the Company’s underlying decision to proceed with the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Company has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided and in the future we may provide, investment banking and other financial advice and services to the Company and its affiliates, for which we and our affiliates have received, and would expect to receive, compensation, including, among others, having acted as a financial advisor to the Company in connection with the Company’s previously proposed acquisition by Anbang Insurance Group Co., Ltd. and its affiliates in November 2015, which was terminated in April 2017. We and our affiliates in the past have provided and in the future may provide services to HRG and certain of its affiliates unrelated to the proposed Merger, for which services we and our affiliates have received, and would expect to receive, compensation, including, among others, having acted as (i) a bookrunner in connection with HRG’s 7.875% senior secured notes due 2019 in May 2015 and in April 2015, (ii) a bookrunner in connection with HRG’s 7.750% senior unsecured notes due 2022 in May 2015, (iii) a bookrunner in connection with HRG’s subsidiary Spectrum Brands, Inc.’s (“Spectrum”) 4.00% senior unsecured euro denominated notes due 2026 in September 2016, (iv) a joint lead arranger in connection with Spectrum’s syndicate loan in June 2015, (v) an arranger in connection with Spectrum’s term loans and revolving credit facility in June 2015, (vi) a bookrunner in connection with Spectrum’s 5.750% senior notes due 2025 in May 2015, (vii) a bookrunner in connection with Spectrum’s common stock offering in May 2015, (viii) an arranger in connection with Spectrum’s bridge loan in May 2015 and (ix) an advisor in connection with Spectrum’s acquisition of Armored Auto Group in May 2015. We and our affiliates in the past have provided and in the future may provide financial advice and services to the Acquiror and certain investment partners of the Acquiror, including The Blackstone Group L.P. (“Blackstone”), Fidelity National Financial, Inc. and CC Capital Management LLC, and their respective affiliates unrelated to the proposed Merger, for which we and our affiliates have received, and would expect to receive, compensation, including, among other things, having acted as (i) an arranger of acquisition financing and financial advisor in connection with Blackstone’s acquisition of Aon Plc’s technology-enabled benefits and human resources platform in May 2017, (ii) an administrative agent in connection with Gates Global Inc.’s, a portfolio company of Blackstone, first lien term loan and senior unsecured notes in April 2017, (iii) a financial advisor in connection with the sale of AlliedBarton Security Services, a previous portfolio company of Blackstone, to Wendel SE in February 2017, (iv) a joint bookrunner in connection with a common stock offering of Invitation Homes Inc., a portfolio company of Blackstone, in February 2017, (v) an administrative agent in connection with Blackstone’s and Arclight Capital Partners LLC’s acquisition of power plants from American Electric Power Co. in January 2017, (vi) a participant in Blackstone’s margin loan on the shares of one of its publicly traded affiliates in December 2016, (vii) an administrative agent in connection with JDA Software Group, Inc.’s, a portfolio company of Blackstone, bridge loan in October 2016, (viii) a bookrunner in connection with Vivint, Inc.’s 7.875% senior secured notes due 2022 in May 2016, (ix) an administrative agent in connection with Performance Food Group Co.’s (“Performance Food”), a portfolio company of Blackstone, 5.500% senior notes due 2024 in May 2016, (x) a lead arranger in connection with Performance Food’s follow-on equity offering in May 2016, (xi) a bookrunner in connection with PBF Energy Inc.’s, a portfolio company of Blackstone, follow-on equity offering in October 2015, (xii) a lead underwriter in connection with Performance Food’s common stock offering in September 2015, (xiii) a lead bookrunner in connection with DJO Finance LLC’s, a portfolio company of Blackstone, 8.125% second lien notes due 2021 in April 2015 and (xiv) an agent or arranger in connection with other financing activities to other portfolio companies of Blackstone. Additionally, we acted as an underwriter in connection with the initial public offering and certain private capital raising activities of the Acquiror in May 2016, for which we received compensation. In connection therewith, and upon consummation of the Merger, we expect to receive additional deferred compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock (other than the Excluded Persons) in the Merger pursuant to the terms of the Merger Agreement is fair, from a financial point of view, to such stockholders.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

/s/ Credit Suisse Securities (USA) LLC

Annex C

May 23, 2017 Board of Directors Fidelity & Guaranty Life Two Ruan Center 601 Locust Street, 14th Floor Des Moines, Iowa 50309

Members of the Board of Directors:

We understand that CF Corporation, FGL US Holdings Inc., a wholly-owned subsidiary of CF Corporation (“Parent”), FGL Merger Sub Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), and Fidelity & Guaranty Life (the “Company”) propose to enter into an Agreement and Plan of Merger (the “Agreement”) which provides, among other things, for the merger of Merger Sub with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of Parent and an indirect wholly-owned subsidiary of CF Corporation (the “Transaction”), and that, in connection with the Transaction, each issued and outstanding share of the Company’s common stock, par value $0.01 per share (the “Company Shares”), other than Appraisal Shares and Company Restricted Stock Rights (as such terms are defined in the Agreement), shares that are owned by the Company as treasury stock or otherwise or by any subsidiary of the Company and shares that are owned by CF Corporation, Parent, Merger Sub or any other subsidiary of CF Corporation, will be cancelled and converted into the right to receive $31.10 in cash (the “Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

The board of directors of the Company (the “Board”) has requested our opinion as to whether the Merger Consideration payable to the holders of Company Shares, other than FS Holdco II Ltd., a wholly owned subsidiary of HRG Group, Inc., and CF Corporation (and its Transaction equity funding sources) and their respective affiliates (collectively, the “Excluded Persons”), in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

In arriving at our opinion set forth below, we have, among other things: (i) reviewed a draft of the Agreement dated May 23, 2017; (ii) reviewed certain publicly available business and financial information that we deemed to be generally relevant concerning the Company and the industry in which it operates, including certain publicly available research analyst reports and the reported price and historical trading activity for the Company Shares; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed generally relevant and the consideration received in such transactions; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other public companies we deemed generally relevant, including data related to public market trading levels and implied trading multiples; (v) reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (the “Forecasts”); (vi) reviewed the actuarial appraisal prepared by a third party firm retained by the Company (the “Third Party Appraisal”); and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion. In addition, we have held discussions with certain members of the management of the Company regarding the Transaction, the past and current business operations and financial condition and prospects of the Company, the Forecasts and certain other matters we believed necessary or appropriate to our inquiry.

In arriving at our opinion, we have, with your consent, relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to us by the Company and its associates, affiliates and advisors, or otherwise reviewed by or for us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities of the Company (including, without limitation, real property owned by the Company or to which the Company holds a leasehold interest), nor have any such valuations or appraisals been provided to us other than the Third Party Appraisal, and we do not express any opinion as to the value of such

Board of Directors

Fidelity & Guaranty Life

May 23, 2017

assets or liabilities. With respect to the Third Party Appraisal, we are not actuaries and, accordingly, our services did not include any actuarial determinations or evaluations by us or any attempt by us to evaluate any actuarial assumptions. We express no opinion as to any matters relating to the reserves of the Company, including, without limitation, the adequacy of such reserves, and we have assumed, with your consent and without independent verification, that such reserves are appropriate. We have not evaluated the solvency or fair value of the Company or CF Corporation under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or the facilities of the Company or CF Corporation. At the direction of the management of the Company, we have used and relied upon the Forecasts for purposes of our opinion. In relying on the Forecasts, we have assumed, at the direction of the Company, that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Company’s management as to the expected future results of operations and financial condition of the Company. Without limitation of the foregoing, with respect to the future statutory profits from new and in-force business of the Company included in the Forecasts, we also have assumed, with your consent and without independent verification, that such actuarial evaluations are appropriate. We express no view as to the reasonableness of the Forecasts and the assumptions on which they are based.

We have assumed that the transactions contemplated by the Agreement will be consummated as contemplated in the Agreement without any waiver or amendment of any terms or conditions, including, among other things, that the parties will comply with all material terms of the Agreement and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Transaction, no material delays, limitations, conditions or restrictions will be imposed. For purposes of rendering this opinion, we have assumed that there has not occurred any material change in the assets, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements and other information, financial or otherwise, relating to the Company made available to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We do not express any opinion as to any tax or other consequences that may result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters. We have relied as to all legal, tax and regulatory matters relevant to rendering our opinion upon the assessments made by the Company and its other advisors with respect to such issues. In arriving at our opinion, we have not taken into account any litigation, regulatory or other proceeding that is pending or may be brought against the Company or any of its affiliates. In addition, we have relied upon and assumed, without independent verification , that the final form of the Agreement will not differ in any material respect from the draft of the Agreement reviewed by us.

Our opinion is necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they exist and can be evaluated on, and the information made available to us as of, the date hereof and the conditions and prospects, financial and otherwise, of the Company as they were reflected in the information provided to us and as they were represented to us in discussions with the management of the Company. We are expressing no opinion herein as to the price at which the Company Shares will trade at any future time. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Shares of the Merger Consideration payable to such holders in the Transaction pursuant to the Agreement and we express no opinion as to any underlying decisions which the Company may make to engage in the Transaction or any alternative transaction. We do not express any opinion, nor have we been asked by the Board to express any opinion, as to the relative merits of the Transaction as compared to any alternative transaction, including any alternative transaction that the Board has considered and elected not to pursue. We were not requested to solicit, and did not solicit, interest from other parties with respect to a Transaction. We have not been asked to, nor do we, offer any opinion as to the terms, other than the Merger Consideration to the extent expressly set forth herein, of the Transaction, the Agreement or any other agreement entered into in connection with the Transaction.

Board of Directors

Fidelity & Guaranty Life

May 23, 2017

We and our affiliates are engaged in a wide range of financial advisory and investment banking activities. In addition, in the ordinary course of their asset management, merchant banking and other business activities, our affiliates may trade in the securities of the Company, CF Corporation and any of their respective affiliates, for their own accounts or for the accounts of their affiliates and customers, and may at any time hold a long or short position in such securities. We are acting as financial advisor to the Company with respect to the Transaction and will receive a fee from the Company for our services, a portion of which is payable upon delivery of this opinion. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us against certain liabilities that may arise out of our engagement. We and our affiliates may in the future provide financial services to the Company, CF Corporation and/or their respective affiliates in the ordinary course of our businesses from time to time and may receive fees for the rendering of such services. As previously disclosed to you, during the two year period prior to the date hereof, we and our affiliates provided certain investment banking services to the Blackstone Group L.P. (or its affiliates) whose affiliate we understand will be providing equity funding to CF Corporation in connection with the Transaction, and an investor in the Company’s majority stockholder, in each case for which we and our affiliates received compensation.

This opinion is provided for the benefit of the Board in connection with and for the purpose of its evaluation of the Transaction. This opinion should not be construed as creating any fiduciary duty on our part to any party. This opinion does not constitute a recommendation to the Board as to whether to approve the Transaction or a recommendation as to whether or not any holder of Company Shares should vote or otherwise act with respect to the Transaction or any other matter. In addition, the Board has not asked us to address, and this opinion does not address, (i) the fairness to, or any other consideration of, the holders of any class of securities (other than holders of Company Shares and then only to the extent expressly set forth herein) or creditors or other constituencies of the Company or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of CF Corporation, the Company, or any class of such persons, whether relative to the Merger Consideration pursuant to the Agreement or otherwise.

This opinion is given and speaks only as of the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion. This opinion has been approved by the Global Advisory Commitment Committee of Rothschild Inc.

On the basis of and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration payable to the holders of Company Shares (other than Excluded Persons) in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Rothschild Inc.
ROTHSCHILD INC.

Annex D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the

Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Credits

56 Laws 1967, ch. 50; 56 Laws 1967, ch. 186, § 24; 57 Laws 1969, ch. 148, §§ 27-29; 59 Laws 1973, ch. 106, § 12; 60 Laws 1976, ch. 371, §§ 3-12; 63 Laws 1981, ch. 25, § 14; 63 Laws 1981, ch. 152, §§ 1, 2; 64 Laws 1983, ch. 112, §§ 46-54; 66 Laws 1987, ch. 136, §§ 30-32; 66 Laws 1988, ch. 352, § 9; 67 Laws 1990, ch. 376,

§§ 19, 20; 68 Laws 1992, ch. 337, §§ 3, 4; 69 Laws 1993, ch. 61, § 10; 69 Laws 1994, ch. 262, §§ 1-9; 70 Laws 1995, ch. 79, § 16, eff. July 1, 1995; 70 Laws 1995, ch. 186, § 1; 70 Laws 1996, ch. 299, §§ 2, 3, eff. Feb. 1, 1996; 70 Laws 1996, ch. 349, § 22, eff. July 1, 1996; 71 Laws 1997, ch. 120, § 15, eff. July 1, 1997; 71 Laws 1998, ch. 339, §§ 49 to 52, eff. July 1, 1998; 73 Laws 2001, ch. 82, § 21, eff. July 1, 2001; 76 Laws 2007, ch. 145, §§ 11-16, eff. July 17, 2007; 77 Laws 2009, ch. 14, §§ 12, 13, eff. Aug. 1, 2009; 77 Laws 2010, ch. 253, §§ 47-50, eff. Aug. 1, 2010; 77 Laws 2010, ch. 290, §§ 16, 17, eff. Aug. 1, 2010; 79 Laws 2013, ch. 72, §§ 10, 11, eff. Aug. 1, 2013; 79 Laws 2013, ch. 122, §§ 6, 7, eff. Aug. 1, 2013; 80 Laws 2016, ch. 265, §§ 8 to 11, eff. Aug. 1, 2016.

Codifications: 8 Del.C. 1953, § 262